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Filed pursuant to Rule 424(b)(4)
Registration No. 333-115209

        7,612,500 Shares of Common Stock

This is the initial public offering of our common stock. No public market currently exists for our common stock. A selling shareholder is selling all of the shares of our common stock in this offering not including the shares subject to the over-allotment option described below. We will not receive any proceeds from the sale of the shares by the selling shareholder. The initial public offering price is $18.50 per share.

The Offering	Per Share	Total

Public Offering Price Underwriting Discount Proceeds to Selling Shareholder Nasdaq National Market Symbol:	$ $ $	18.50 0.37 18.13	$ $ $	140,831,250 2,816,625 138,014,625 MORN	OpenIPO®: The method of distribution being used by the underwriters in this offering differs somewhat from that traditionally employed in firm commitment underwritten public offerings. In particular, the public offering price and allocation of shares will be determined primarily by an auction process conducted by the underwriters and other securities dealers participating in this offering. The minimum size for any bid in the auction is 100 shares. A more detailed description of this process, known as an OpenIPO, is included in "Underwriting" beginning on page 105.

We have granted the underwriters the right to purchase up to 1,141,875 additional shares from us within 30 days after the date of this prospectus to cover any over-allotments. The underwriters expect to deliver shares of common stock to purchasers on May 6, 2005.

This offering involves a high degree of risk. You should purchase shares only if you can afford a complete loss of your investment. See "Risk Factors" beginning on page 9.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 2, 2005

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    Table of Contents

Prospectus Summary	2

Risk Factors	9

Forward-Looking Statements	19

Notice to Investors	19

Use of Proceeds	20

Dividend Policy	20

Capitalization	21

Dilution	22

Selected Historical Financial Data	23

Management's Discussion and Analysis of Financial Condition and Results of Operations	26

Business	53

Management	80

Certain Relationships and Related Party Transactions	94

Principal Shareholders	96

Selling Shareholder	98

Description of Capital Stock	99

Shares Eligible for Future Sale	103

Underwriting	105

Legal Matters	115

Experts	115

Where You Can Find More Information	115

Index to Financial Statements	F-1

Appendix: Road Show Presentation—The Morningstar Story	A-1

     Prospectus Summary

              This summary highlights selected information contained elsewhere in this prospectus. This summary may not contain all the information that you should consider before investing in our common stock. You should carefully read the entire prospectus, including "Risk Factors" and our Consolidated Financial Statements and related notes included elsewhere in this prospectus, before making an investment decision.

    Overview

              We are a leading provider of independent investment research in the United States and in major international markets. Our mission is to create great products that help investors reach their financial goals. We offer an extensive line of Internet, software, and print-based products for individual investors, financial advisors, and institutional clients. We provide data on more than 125,000 investment offerings, including more than 55,000 mutual funds and similar vehicles. Morningstar serves more than 4 million individual investors, 140,000 financial advisors, and 500 institutional clients and has operations in 16 countries around the world.

Our business operations are divided into three segments:

•
Individual, which focuses on products for individual investors;

•
Advisor, which focuses on products for financial advisors; and

•
Institutional, which focuses on products for institutional clients, including banks, brokerage firms, insurance companies, mutual fund companies, and retirement plan providers and sponsors.

In all three of our business segments, we believe our work helps individual investors reach their financial goals. Financial advisors use our research and tools to help them and their clients make better investment decisions. Similarly, institutions often make our information and advice available to individual investors who use their products and services.

We believe Morningstar is one of the most recognized and trusted names in the investment industry and our position as an industry leader results from our high-quality products and services, our strong market position in key market segments, our expertise in investment research, our history of product innovation, and recognition of our brand.

From 2000 through 2004, our revenue increased by a compound annual growth rate of 24.4%, largely because of strong internally generated growth. During this period, our lowest annual growth rate was 20.2% in 2002, and our highest annual growth rate was 28.8% in 2004. In 2004, revenue was $179.7 million, an increase of 28.8% over 2003. Our net income (loss), however, has fluctuated significantly during this period, ranging from a net loss of $28.6 million in 2000 to net income of $8.8 million in 2004.

    Competitive Strengths

              We believe our company has the following competitive strengths:

•
Strong reputation and brand. We believe Morningstar has built a trusted name among individual investors, financial advisors, and institutions, because of our independence and the high quality of our products and services.

•
Investor focus. We have a history of investor advocacy and design our products to help investors make well-informed investment decisions.

•
Depth, breadth, and accuracy of data. We maintain what we believe is one of the largest, most accurate, and most complete databases in our industry, with data on more than 125,000 investment offerings.

•
Innovative, proprietary research tools. We have developed a number of proprietary research and analytical tools that support our fundamental approach to investing, including the Morningstar Rating, which helped popularize the concept of risk-adjusted returns among the general investing public, and the Morningstar Style Box, which classifies investment offerings based on their underlying size and investment style.

•
Expertise in research, technology, and design. We have built a flexible technology platform that allows our products to work together across a full range of investment databases, delivery formats, and market segments. We develop most of our software and technology tools ourselves, which enables us to leverage our expertise and tailor our products to the needs of our customers.

•
Large and loyal customer base. Our individual investor Web sites have more than 4 million registered users worldwide, and our print publications reach more than 80,000 additional individuals. We also reach more than 140,000 financial advisors and work with approximately 500 institutional clients. We sell many of our products through annual subscriptions and multi-year contracts. In 2004, existing contracts and license and subscription renewals accounted for 74.6% of our revenue.

•
Diversified revenue base and broad reach within multiple segments. We offer a range of products in each of our business segments, and our revenue base is diversified by segment. In 2004, our largest product, Principia, accounted for 16.3% of revenue, and our largest client accounted for less than 3% of revenue.

•
Entrepreneurial culture and experienced management team. Our philosophy is that people can and will do their best work when they have the freedom and tools to make their own decisions. Joe Mansueto, our chairman and chief executive officer, founded Morningstar more than 20 years ago. Our executive officers have an average tenure with Morningstar of more than 12 years.

    Growth Strategies

              Our mission is to create great products that help investors reach their financial goals. This mission guides our operations, in the United States and internationally, and our product offerings, whether designed for individual investors, financial advisors, or institutions. In keeping with this mission, we are pursuing four growth strategies:

•
Enhance our position in each of our three market segments by building on the strength of existing products;

•
Expand the range of services we offer individual investors, financial advisors, and institutional clients;

•
Continue to expand our international operations; and

•
Seek growth through strategic acquisitions.

    Challenges and Risks

              Our business is subject to challenges and risks that are more fully described in "Risk Factors" beginning on page 9. We incurred net losses in 2003 and in the fourth quarter of 2004. As of December 31, 2004, we had an accumulated deficit of $81.7 million. We operate in a highly competitive market and our business depends on our ability to maintain and increase the number of subscriptions and license agreements we have with our clients. Demand for our products may be adversely impacted by increases in availability of free or low-cost investment information, changes in market and economic conditions, a downturn in the mutual fund industry generally or any perception that our ratings, research, or recommendations are not impartial or not accurate.

In addition, upon completion of this offering, Joe Mansueto, our chairman and chief executive officer, will beneficially own approximately 78.0% of our common stock and accordingly will be able to control the outcome of substantially all matters submitted to our shareholders for approval. This concentration of ownership may prevent a change in control, impede a business combination involving us, or result in actions that those who purchase the shares in this offering may oppose. You should carefully consider the information contained in "Risk Factors" before you decide to invest in our common stock.

    Company Information

              We were incorporated in Illinois on May 16, 1984. Our principal executive offices are located at 225 West Wacker Drive, Chicago, Illinois 60606. Our telephone number at that location is (312) 696-6000. Our corporate Web site address is http://global.morningstar.com. The information contained on this Web site should not be considered part of this prospectus.

We have operations in numerous international markets, primarily through wholly owned or majority-owned subsidiaries. In the United States, a portion of our business is conducted through subsidiaries registered with the Securities and Exchange Commission (SEC) as investment advisors or broker-dealers. See "Business—Government Regulation."

"Morningstar" and the Morningstar logo are registered marks of Morningstar in the United States and in certain other jurisdictions. The following are also trademarks or service marks of our company:

Morningstar® Advisor WorkstationSM	Morningstar® Mutual FundsTM
Morningstar.com®	Morningstar® Ownership ZoneSM
Morningstar® DirectSM	Morningstar® Principia®
Morningstar® FundInvestorTM	Morningstar RatingTM
Morningstar® IndexesSM	Morningstar® Retirement ManagerSM
Morningstar® Investment GuidesTM	Morningstar® Stewardship GradeSM
Morningstar® Investment ProfilesTM	Morningstar® StockInvestorTM
Morningstar® Licensed DataSM	Morningstar Style BoxTM
Morningstar® Managed PortfoliosSM	Portfolio X-Ray®

    The Offering

    Common Stock Offered by the Selling Shareholder

              7,612,500 shares

    Common Stock Outstanding After This Offering

              The number of shares of common stock to be outstanding after this offering will be 38,446,614. This number excludes options to acquire 10,951,931 shares of common stock that were outstanding as of December 31, 2004, 7,772,577 of which were exercisable at a weighted average exercise price of $9.81 per share and 3,179,354 of which were not exercisable and had a weighted average exercise price of $12.43 per share. This number also excludes options to acquire 969,184 shares of common stock that we granted on May 2, 2005 at an initial exercise price equal to the initial public offering price. Options to acquire an additional 130,816 shares of common stock have been approved for grant in 2005. An additional 2,906,304 shares of common stock are reserved for issuance under our Stock Incentive Plan.

Unless otherwise indicated, all information in this prospectus assumes no exercise by the underwriters of their over-allotment option.

    Use of Proceeds

              We will not receive any proceeds from the sale of the shares by the selling shareholder. We intend to use any net proceeds to us from the exercise of the underwriters' over-allotment option for general corporate purposes, including working capital. We may also use a portion of any net proceeds to acquire, invest in, or establish joint ventures with respect to businesses, products, or technologies that complement or expand our existing business. We do not, however, have any present arrangements, understandings, or agreements with respect to any acquisitions, investments, or joint ventures. See "Use of Proceeds" on page 20.

    Listing

              Our common stock has been approved for quotation on the Nasdaq National Market (NASDAQ) under the symbol "MORN."

    Summary Historical Financial Data

              The following table is a summary of our consolidated financial data for the periods presented. This summary financial data should be read in conjunction with "Selected Historical Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and our Consolidated Financial Statements and related notes included elsewhere in this prospectus. We have derived our Consolidated Statements of Operations Data and Other Consolidated Financial Data for the years ended December 31, 2002, 2003, and 2004 from our audited Consolidated Financial Statements. Historical results do not necessarily indicate the results you should expect for future periods.

	Year Ended December 31

Consolidated Statements of Operations Data (in thousands except per share amounts)	2002	2003	2004
Revenue	$109,619	$139,496	$179,658
Operating expense:
Cost of goods sold	39,035	43,521	54,709
Development	11,881	14,663	16,167
Sales and marketing	24,992	30,798	36,034
General and administrative	36,504	54,145	46,788
Depreciation and amortization	5,547	7,123	8,225

Total operating expense	117,959	150,250	161,923

Operating income (loss)	(8,340)	(10,754)	17,735
Non-operating income, net	4,463	1,110	1,805

Income (loss) before income taxes, equity in net income of unconsolidated entities, minority interest in net loss of consolidated entities, and extraordinary gain	(3,877)	(9,644)	19,540
Income tax expense (benefit)	(311)	2,950	11,574
Equity in net income of unconsolidated entities	750	697	843
Minority interest in net loss of consolidated entities	178	—	—

Income (loss) before extraordinary gain	(2,638)	(11,897)	8,809
Extraordinary gain—acquisition	3,084	—	—

Net income (loss)	$446	$(11,897)	$8,809

Basic income (loss) per share:
Income (loss) before extraordinary gain	$(0.07)	$(0.31)	$0.23
Extraordinary gain—acquisition	0.08	—	—

Basic income (loss) per share	$0.01	$(0.31)	$0.23

Weighted average common shares outstanding—basic	38,345	38,382	38,418
Diluted income (loss) per share:
Income (loss) before extraordinary gain	$(0.17)	$(0.31)	$0.21
Extraordinary gain—acquisition	0.08	—	—

Diluted income (loss) per share	$(0.09)	$(0.31)	$0.21

Weighted average common shares outstanding—diluted	40,361	38,382	41,858

	Year Ended December 31

Other Consolidated Financial Data ($000)	2002	2003	2004
Stock-based compensation expense (income) under the liability method	$(3,283)	$17,796	$8,963
Stock-based compensation expense under the equity method	10,575	11,233	7,760

Total stock-based compensation expense (1)	$7,292	$29,029	$16,723

Operating income (loss) before stock-based compensation expense (2)	$(1,048)	$18,275	$34,458
Sales tax expense (3)	$2,837	$3,079	$—
Cash provided by (used for) investing activities	$1,435	$(20,481)	$(20,828)
Cash used for financing activities	$(1,952)	$(26)	$(6,367)
Cash provided by operating activities	$16,542	$29,705	$32,862
Capital expenditures	(5,989)	(8,607)	(7,730)

Free cash flow (4)	$10,553	$21,098	$25,132

The As Adjusted column in the following table reflects the reclassification of stock options accounted for as liabilities in accordance with Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, to shareholders' equity upon completion of this offering.

	As of December 31, 2004

Consolidated Balance Sheet Data ($000)	Actual	As Adjusted
Cash, cash equivalents, and investments (5)	$95,463	$95,463
Working capital (6)	$16,902	$16,902
Total assets	$213,361	$213,361
Long-term liabilities (7)	$30,128	$6,185
Total shareholders' equity (8)	$64,381	$104,198

(1)
We have adopted SFAS No. 123, Accounting for Stock-Based Compensation, in all periods presented. SFAS No. 123 (Revised 2004), Share-Based Payment, requires all public companies to measure compensation cost for all share-based payments (including employee stock options) at fair value effective for interim or annual periods beginning after June 15, 2005. We are in the process of reviewing the impact of SFAS No. 123 (Revised 2004), Share-Based Payment, on our current practice of voluntarily recognizing stock-based compensation expense.

The total expense for stock-based compensation is distributed with other employee compensation costs in the appropriate expense categories of our Consolidated Statements of Operations. In accordance with SFAS No. 123, Accounting for Stock-Based Compensation, we use two accounting methods. For options granted under plans that may require us to settle the options in cash, we use the liability method. Under this method we record a liability for a vested option equal to the difference between the option exercise price and the fair value of the shares of common stock underlying the option at the end of the reporting period. If this fair value increases over the reporting period, we record an expense and, if it decreases, we record income.

  For options granted under plans that do not require us to settle the options in cash, we use the equity method. Under this method we calculate expense based on fair value calculated using a Black-Scholes model at the time of grant and record expense as the options vest. In each year, our aggregate stock-based compensation expense reflects the impact of options granted in prior years and the current year. Following completion of this offering, we will no longer be required to settle any options for cash and anticipate that all of our options will be accounted for under the equity method of SFAS No. 123, Accounting for Stock-Based Compensation. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Stock-Based Compensation."

(2)
"Operating income (loss) before stock-based compensation expense" is defined as operating income (loss) before the effect of our stock-based compensation expense. Information concerning our stock-based compensation expense is described in note (1) above. We expect stock-based compensation expense to be a recurring cost. We have presented operating income (loss) before stock-based compensation expense solely as a supplemental disclosure to help our investors better understand the performance of our business, to enhance comparison of our performance from period to period, and to allow better comparison of our performance with that of our competitors. We use operating income (loss) before stock-based compensation expense to evaluate the performance of our business. Operating income (loss) before stock-based compensation expense should not be considered an alternative to any measure of performance as promulgated under U.S. generally accepted accounting principles (GAAP) (such as operating income (loss)), nor should this data be considered an indicator of our overall financial performance or liquidity. Also, the calculation of operating income (loss) before stock-based compensation expense used by us may not be comparable to similarly titled measures reported by other companies. The table below includes a reconciliation from our operating income (loss) to operating income (loss) before stock-based compensation expense:

	Year Ended December 31

($000)	2002	2003	2004
Operating income (loss)	$(8,340)	$(10,754)	$17,735
Add back: stock-based compensation expense	7,292	29,029	16,723

Operating income (loss) before stock-based compensation expense	$(1,048)	$18,275	$34,458

(3)
During 2003, we participated in voluntary disclosure or similar programs related to state sales tax. Through these programs, we identified sales tax amounts due for prior years and negotiated or are in discussions with local tax authorities to settle these amounts. We have recorded expense in the years to which these sales tax amounts apply. The estimated amounts of sales tax expense recorded in 2002 and 2003 were not materially different from actual sales tax expense for those periods based on the most current information available and negotiations of sales tax expense for those periods. We do not expect to record any expense related to these programs after 2003.

(4)
"Free cash flow" is defined as cash provided by operating activities less capital expenditures. We have presented free cash flow solely as a supplemental disclosure to help our investors better understand how much cash is available after we spend money to operate our business. We use free cash flow to evaluate the performance of our business. This table includes a reconciliation from cash provided by operating activities to free cash flow. Free cash flow should not be considered an alternative to any measure of performance as promulgated under GAAP (such as cash provided by (used for) operating, investing, and financing activities), nor should this data be considered an indicator of our overall financial performance or liquidity. Also, the free cash flow definition used by us may not be comparable to similarly titled measures reported by other companies.

(5)
Includes $59,493 of cash and cash equivalents and $35,970 of investments as of December 31, 2004. Investments consisted of $20,383 in corporate bonds, $11,567 in government obligations, $2,850 in certificates of deposit, and $1,170 in other investments as of December 31, 2004.

(6)
We frequently collect cash in advance of providing services or fulfilling subscriptions for our customers. These amounts, which are recorded as current liabilities on our Consolidated Balance Sheets and classified as deferred revenue, totaled $63,363 as of December 31, 2004.

(7)
Actual long-term liabilities include $23,943 related to stock options accounted for as long-term liabilities in accordance with SFAS No. 123, Accounting for Stock-Based Compensation, which will be reclassified to shareholders' equity upon completion of this offering.

(8)
As Adjusted total shareholders' equity reflects the reclassification of stock options accounted for as $15,874 of current liabilities and $23,943 of long-term liabilities in accordance with SFAS No. 123, Accounting for Stock-Based Compensation, to shareholders' equity upon completion of this offering.

     Risk Factors

              You should carefully consider the risks described below and all of the other information included in this prospectus before deciding whether to invest in our common stock. If any of the following risks actually occur, our business, financial condition, or operating results could suffer. In this case, the trading price of our common stock could decline, and you may lose all or part of your investment.

              Risks Related to Our Business

    Intense competition could reduce our share of the investment research market and hurt our financial performance.

              We operate in a highly competitive market, with many investment research providers competing for business from individual investors, financial advisors, and institutional clients. We compete with many different types of companies that vary in size, product scope, and media focus, including:

•
large and well-established distributors of financial information, including Thomson Corporation, through its Thomson Financial Services division, The McGraw-Hill Companies, through its Standard & Poor's division, and Lipper, a division of Reuters;

•
traditional media publishers and distributors, such as The Wall Street Journal, Money, and CNBC;

•
online services or Web sites focused on business, finance, and investing, such as The Motley Fool and SmartMoney.com;

•
providers of terminal-based financial news and data, such as Reuters News Service and Dow Jones Newswires;

•
providers of advice for 401(k) and other retirement plan sponsors and participants, such as Financial Engines and Ibbotson Associates; and

•
web "portal" companies, such as Yahoo! and America Online, a division of Time Warner.

Many of our competitors have larger customer bases and significantly greater resources than we do. This may allow our competitors to respond more quickly to new technologies and changes in market demand, to devote greater resources to developing and promoting their services, and to make more attractive offers to potential subscribers and strategic partners. Industry consolidation may also lead to more intense competition. Increased competition could result in price reductions, reduced gross margins, or loss of market share, any of which could hurt our business, operating results, or financial condition.

    We have an accumulated deficit, incurred net losses in 2003 and in the fourth quarter of 2004, and may incur net losses in the future.

              As of December 31, 2004, we had an accumulated deficit of $81.7 million. We incurred a net loss of $11.9 million in 2003, partly because of stock-based compensation expense of $29.0 million. We also incurred a net loss of $1.1 million in the fourth quarter of 2004, partly because of stock-based compensation expense of $8.0 million. We may incur net losses in the future.

    The availability of free or low-cost investment information could lead to lower demand for our products and adversely affect our financial results.

              Investment research and information relating to publicly traded companies and mutual funds is widely available for little or no cost from various sources, including the Internet and public libraries. Investors can also access information directly from publicly traded companies and mutual funds. The EDGAR database available through the SEC Web site provides real-time access to SEC filings, including annual, semi-annual, and quarterly reports. Many brokerage firms also provide financial and investment research to their clients. The widespread availability of free or low-cost investment information may make it difficult for us to maintain or increase the prices we charge for our publications and services and could lead to a lower demand for our products. A loss of a significant number of customers would adversely affect our financial results.

    Certain products have historically made up a large percentage of our revenue base.
    Our business could suffer if sales of these products decline.

              In 2004, Principia, Morningstar Licensed Data, Morningstar.com, and Advisor Workstation accounted for approximately 16.3%, 15.1%, 11.5%, and 10.8%, respectively, of our revenue. We believe that sales of these products will continue to have a material impact on our revenue for the foreseeable future. If we experience a significant decline in sales of any of these products for any reason, it would have a material adverse impact on our revenue and could harm our business.

    Our future success depends on our ability to retain our executive officers.

              Our future success depends on the continued service of our executive officers (including Joe Mansueto, our chairman and chief executive officer). The loss of one or more of our executive officers could hurt our business, operating results, or financial condition. We do not carry any life insurance on our executive officers. Because we do not have employment agreements or non-compete agreements with U.S.-based executive officers, they may leave us and work for our competitors or start their own competing businesses.

    Our future success depends on our ability to recruit and retain qualified employees.

              Our success and future growth depend on our ability to recruit and retain qualified analysts, programmers, designers, sales and marketing experts, customer support representatives, and finance and accounting personnel. We experience competition for analysts and other qualified employees from financial institutions and financial services organizations. These organizations generally have greater resources than we do and therefore may be able to offer significantly higher compensation packages to potential employees. Competition for these employees is intense, and we may not be able to retain our existing employees or be able to recruit and retain other highly qualified personnel in the future.

    If we do not maintain and increase the number of subscriptions and license agreements, our operating results could suffer.

              A substantial portion of our revenue is generated from subscriptions and license agreements. In 2004, "walk-in" revenue, which we define as revenue from licenses or subscriptions that were in place at the beginning of the year, accounted for 51.9% of our revenue, and renewal revenue, which we define as revenue from renewals of licenses or subscriptions, accounted for 22.7% of our revenue. In general, our subscriptions are paid in advance, but may be canceled by the customer at any time. We may be obligated to refund a portion of prepaid subscription fees when a customer cancels. Cancellations may have a negative impact on our revenue and cash position. Our license agreements, which typically do not allow for cancellation, have terms ranging from one to three years. As of January 1, 2005, we had subscriptions and license agreements in place that were expected to generate $129.5 million of revenue in 2005. In 2003 and 2004, cancellations reduced "walk-in" revenue by between 3% and 4%. Our future success depends on our maintaining (through renewals) and increasing (through new subscriptions and license agreements) the number of customers who pay for our research and investment services. Further, if the market for our services develops more slowly than we expect, or declines, and the number of customers who pay for our services does not increase, or declines, our business, operating results, or financial condition could suffer.

    Our reputation and business may be harmed by possible conflicts of interest.

              We offer products and services to our institutional clients, which include banks, brokerage firms, insurance companies, mutual fund companies, and retirement plan providers and sponsors. Our institutional business generated revenue of $59.7 million, or 42.8% of our consolidated revenue, in 2003 and revenue of $78.4 million, or 43.6% of our consolidated revenue, in 2004. We also provide ratings, analyst research, and investment recommendations on mutual funds and other investment products offered and securities issued by our institutional clients. The fact that our institutional clients pay us for certain products and services may create the perception that our ratings, research, and recommendations are not impartial. The perception that we may be subject to a conflict of interest may undermine the confidence of our customers and potential customers in our reputation as a provider of independent research. Any such loss of confidence or damage to our reputation could hurt our business.

    We could be subject to fines, penalties, or other sanctions as a result of an investigation by the Securities and Exchange Commission related to incorrect total return data that we published with respect to a mutual fund.

              The Securities and Exchange Commission (SEC) is conducting an investigation related to incorrect total return data that we published with respect to a single mutual fund, the Rock Canyon Top Flight Fund. On May 24, 2004, we received a "Wells Notice" from the Division of Enforcement of the SEC indicating that it intended to recommend that the SEC take legal action against us alleging that we violated U.S. securities laws. We have cooperated fully with the staff of the SEC in its investigation and engaged in settlement discussions with the staff regarding this matter. Such discussions have concluded, however, and we were not able to reach agreement on the terms of a settlement. See "Legal Proceedings" for additional information. We cannot predict whether such discussions will resume or the scope, timing, or outcome of the investigation, which may include the institution of administrative, civil injunctive, or criminal proceedings, the imposition of fines and penalties, and other remedies and sanctions, any of which could lead to an adverse impact on our stock price, the inability to attract or retain key employees, and the loss of customers. We also cannot predict what impact, if any, these matters may have on our business, operating results, or financial condition. We have not established any reserves relating to this matter.

    We could face liability for the information we publish, including information based on data we obtain from other parties.

              We may be subjected to claims for securities law violations, defamation (including libel and slander), negligence, or other claims relating to the information we publish. For example, investors may take legal action against us if they rely on a factual error in our published information, or a company may claim that we have made a defamatory statement about it or its employees. We could also be subjected to claims based upon the content that is accessible from our Web site through links to other Web sites. We rely on a variety of outside parties as the original sources for information that is incorporated into our published data. These sources include securities exchanges, fund companies, and transfer agents. Accordingly, in addition to possible exposure for publishing incorrect information that results directly from our own errors, we could face liability based on inaccurate data furnished to us by others. Defending claims based on the information we publish could be expensive and time-consuming and could adversely impact our business, operating results, and financial condition. We are not currently subject to any litigation of this type.

    We could be subject to fines, penalties, or other sanctions as a result of an investigation by the New York Attorney General's Office and examinations by the SEC related to the investment consulting services Morningstar Associates, LLC provides to retirement plan providers, including fund lineup recommendations for retirement plan sponsors.

              On December 13, 2004, Morningstar Associates, LLC, a wholly owned subsidiary of Morningstar, Inc., received a request in the form of a subpoena from the New York Attorney General's office, seeking information and documents from Morningstar Associates related to an investigation the New York Attorney General's office is conducting. While the subpoena is very broad, it specifically asks for information and documents about the investment consulting services Morningstar Associates offers to retirement plan providers, including fund lineup recommendations for retirement plan sponsors. On December 16, 2004, shortly after the New York Attorney General's office issued the subpoena, the SEC notified Morningstar Associates and Morningstar Investment Services, Inc. that it had begun an examination. In February 2005, the SEC issued a request for the voluntary production of documents to Morningstar Associates. The request is similar in scope to the subpoena. Although we believe the focus of the investigations being conducted by the New York Attorney General's office and the SEC is on Morningstar Associates, it is possible that information and documents pertaining to Morningstar Investment Services may also be examined. See "Legal Proceedings" for additional information. We cannot predict the scope, timing, or outcome of the investigation or examination, which may include the institution of administrative, civil injunctive, or criminal proceedings, the imposition of fines and penalties, and other remedies and sanctions, any of which could lead to an adverse impact on our stock price, the inability to attract or retain key employees, and the loss of customers. We also cannot predict what impact, if any, these matters may have on our business, operating results, or financial condition. We have not established any reserves relating to these matters.

    We could face liability as a result of a proceeding brought by Mr. Graham Rich, a former managing director, chief executive officer, and beneficial shareholder of Morningstar Research Pty Limited, and two companies controlled by Mr. Rich.

              In March 2002, Mr. Graham Rich, a former managing director, chief executive officer, and beneficial shareholder of Morningstar Research Pty Limited (Morningstar Australia), and two companies controlled by Mr. Rich, named us and several of our employees in a proceeding brought in the Equity Division of the Supreme Court of New South Wales, Australia. In the proceeding, Mr. Rich and his affiliates are pursuing monetary damages in the amount of Australian $25 million and equitable remedies, including an order setting aside our purchase of certain of Mr. Rich's shares in Morningstar Australia. Mr. Rich is also seeking leave of the court to begin a proceeding in the name of Morningstar Australia against Morningstar and its nominee directors. A hearing on this application occurred on April 4, 2005 and judgment was reserved. In February 2004, we offered to settle all claims for Australian $1.25 million, which at that time approximated U.S. $942,000, and we recorded a reserve in this amount for these claims in the fourth quarter of 2003. See "Legal Proceedings" for additional information. While we are vigorously contesting the claims against us, this proceeding is not yet in the documentary discovery stage and its likely outcome cannot be determined at this time. We cannot predict what impact, if any, this matter may have on our business, operating results, or financial condition.

    Many of our business ventures are relatively new. Our new ventures (including any products yet to be launched) may not be successful.

              A key aspect of our growth strategy is to expand our investment research capabilities and introduce new products and services. In 2002, 2003, and 2004 our development expense represented 10.8%, 10.5%, and 9.0%, respectively, of our revenue. We expect that development expense will continue to represent a meaningful percentage of our revenue in the future. A viable market for our new product offerings may not exist and may not develop, and our offerings may not be well received by potential customers. In addition, certain of our existing businesses, including our retirement advice and asset management operations, have limited operating histories and are not currently profitable. If these businesses do not develop, they could have an adverse impact on our business, operating results, or financial condition.

    Changes in market and economic conditions could lower demand for our products and services.

              We provide our products and services to individual investors, financial advisors, and institutional clients. Consequently, our performance may be affected by conditions in the financial and securities markets. For example, in the event that the U.S. or international financial markets suffer a downturn that results in a significant decline in investor activity, demand for our products and services may decline, and our revenue and profitability levels could be adversely affected. The financial markets and many businesses operating in the financial services industry are highly volatile and are affected by factors such as U.S. and foreign economic conditions and general trends in business and finance that are beyond our control.

    Our results could suffer if the mutual fund industry experiences a downturn or a slowdown in growth.

              A significant portion of our revenue is generated from products and services related to mutual funds. The mutual fund industry has experienced substantial growth over the past 20 years. Mutual fund assets may not continue to expand in the future. Scandals in the mutual fund industry in recent years regarding late trading, market timing, and advisory fees could cause a decline in investor interest in mutual funds. If the mutual fund industry experiences a downturn or a slower growth rate than in the past, it could negatively impact the demand for our products.

    Our international operations are expanding and involve special challenges that we may not be able to meet.

              Over the past three years, our international operations have generated an increasing amount of revenue, expanding from $13.9 million in 2002 to $20.1 million in 2003 to $25.4 million in 2004. There are certain risks inherent in doing business in some jurisdictions internationally, including the following:

•
difficulties in penetrating new markets due to established and entrenched competitors;

•
difficulties in developing products and services that are tailored to the needs of local customers;

•
difficulties in staffing, managing, and integrating foreign operations;

•
lack of local acceptance or knowledge of our products and services;

•
lack of recognition of our brand;

•
difficulties or delays in translating products and related documentation into foreign languages;

•
instability of international economies and governments;

•
changes in laws and policies affecting trade and investment;

•
exposure to varying legal standards, including intellectual property protection laws, in other jurisdictions; and

•
foreign currency exchange rates and exchange controls.

These risks could hamper our ability to expand successfully internationally, which may adversely affect our financial performance and ability to grow.

    Changes in laws applicable to our investment advisory operations, compliance failures, or regulatory action could adversely affect our business.

              Our investment advisory operations are relatively new and a growing part of our overall business. The securities laws and other laws that govern our activities as a registered investment advisor are complex. The activities of our investment advisory operations are primarily subject to provisions of the Investment Advisers Act of 1940 (Advisers Act) and the Employee Retirement and Investment Security Act of 1974 (ERISA). In addition, our investment management business is conducted through a broker-dealer registered under the Securities Exchange Act of 1934 (Exchange Act) and is subject to the rules of the National Association of Securities Dealers, Inc. (NASD). It is difficult to predict the future impact of the broad and expanding legislative and regulatory requirements affecting our business. The laws, rules, and regulations applicable to our business may change in the future and we may not be able to comply with any such changes. If we fail to comply with any applicable law, rule, or regulation, we could be fined, sanctioned, or barred from providing investment advisory services in the future, which could materially adversely affect our business, operating results, or financial condition.

    Our investment advisory operations may subject us to liability for any losses that result from a breach of our fiduciary duties.

              Our investment advisory operations involve fiduciary obligations that require us to act in the best interests of our clients. We may face liabilities for actual or claimed breaches of our fiduciary duties. We may not be able to prevent clients from taking legal action against us for an actual or claimed breach of a fiduciary duty. Because we currently provide investment advisory services on substantial assets, we could face substantial liability to our clients if we breach our fiduciary duties. In addition, we may face other legal liabilities based on the quality and outcome of our investment advisory recommendations, even in the absence of an actual or claimed breach of fiduciary duty.

    Our failure to successfully integrate any future acquisitions, investments, or joint ventures could strain our managerial, operational, and financial resources.

              We expect to continue to acquire or invest in businesses, joint ventures, customer lists, products, services, or technologies that complement or expand our existing business. Acquisitions, investments, and joint ventures involve a number of risks, including the diversion of management's attention from day-to-day operations.

They could also result in dilution from equity securities issued, the incurrence of significant debt or other liabilities, or the loss of key employees. We may fail to successfully complete any acquisitions, investments, or joint ventures or fail to generate enough revenue from any acquired businesses, customer lists, products, services, or technologies to offset the associated costs. We do not have any present arrangements, understandings, or agreements with respect to any acquisitions, investments, or joint ventures.

    Failure to protect our intellectual property rights could harm our brand-building efforts and ability to compete effectively.

              The steps we have taken to protect our intellectual property may not be adequate to safeguard our proprietary information. Further, effective trademark, copyright, and trade secret protection may not be available in every country in which we offer our services. Our continued ability to market one or more of our products under their current names could be adversely affected in those jurisdictions where another person registers, or has a pre-existing registration on, one or more of them. Failure to adequately protect our intellectual property could harm our brand, devalue our proprietary content, and affect our ability to compete in the marketplace.

    We could face liability related to our storage of personal information about our users.

              Customers routinely input personal investment and financial information, including portfolio holdings and credit card information, on our Web sites. We could be subject to liability if we were to inappropriately disclose any user's personal information or if third parties were able to penetrate our network security or otherwise misappropriate any user's name, address, portfolio holdings, or credit card information. Any such disclosure or breach could subject us to claims for unauthorized purchases with credit card information, impersonation, or other similar fraud claims, or claims for other misuses of personal information, such as unauthorized marketing or unauthorized access to personal portfolio information.

    A prolonged outage of our database and network facilities could result in reduced revenue and the loss of customers.

              The success of our business depends upon our ability to deliver time-sensitive, up-to-date data and information. We rely on our computer equipment, database storage facilities, and other office equipment, which are located primarily in our Chicago headquarters or elsewhere in the Chicago area. Our operations and those of our suppliers and customers are vulnerable to interruption by fire, earthquake, power loss, telecommunications failure, terrorist attacks, wars, Internet failures, computer viruses, and other events beyond our control, including disasters affecting Chicago. Although we maintain an off-site back-up facility for our database and network facilities, that facility may be subject to the same interruptions as may affect our headquarters. We do not currently have the capability to switch over all of our systems to a back-up facility immediately. In the event of a significant database or network facility outage, our business could experience some or complete disruption until we could fully implement our back-up systems. Any losses, service disruption, or damages incurred by us could have a material adverse effect on our business, operating results, or financial condition.

    Our business relies heavily on electronic delivery systems and the Internet. Any failures or disruptions could result in reduced revenue and the loss of customers.

              Many of our products and services depend heavily on our electronic delivery systems and the Internet. Our ability to deliver information using the Internet may be impaired due to infrastructure failures, service outages at third-party Internet providers, or increased government regulation. If disruptions, failures, or slowdowns of our electronic delivery systems or the Internet occur, our ability to distribute our products and services effectively and to serve our customers may be impaired.

              Risks Related to the Auction Process for This Offering

    Potential investors should not expect to sell our shares for a profit shortly after our common stock begins trading.

              The selling shareholder and we will determine the initial public offering price for the shares sold in this offering through an auction conducted by the underwriters. We believe that the auction process will reveal a clearing price for the shares of our common stock offered in this offering. The clearing price is the highest price at which all of the shares offered (including the shares subject to the underwriters' over-allotment option) may be sold to potential investors. Although the underwriters, the selling shareholder, and we may elect to set the initial public offering price below the auction clearing price, the public offering price may be at or near the clearing price. If there is little to no demand for our shares at or above the initial public offering price once trading begins, the price of our shares would decline following the initial public offering. If your objective is to make a short-term profit by selling the shares you purchase in the offering shortly after trading begins, you should not submit a bid in the auction.

    Some bids made at or above the initial public offering price may not receive an allocation of shares.

              The underwriters may require that bidders confirm their bids before the auction for the initial public offering closes. If a bidder is requested to confirm a bid and fails to do so within a required time frame, that bid will be rejected and will not receive an allocation of shares even if the bid is at or above the initial public offering price. Further, if the auction process leads to a pro rata reduction in allocated shares and a rounding down of share allocations pursuant to the rules of the auction, a bidder may not receive any shares in the offering despite having bid at or above the initial public offering price. In addition, we, in consultation with the underwriters, may determine, in our sole discretion, that some bids that are at or above the initial public offering price are manipulative of or disruptive to the bidding process, not creditworthy, or otherwise not in our best interest, in which case such bids may be rejected or reduced. For example, in previous transactions for other issuers in which the auction process was used, the underwriters have rejected or reduced bids when the underwriters, in their sole discretion, deemed the bids not creditworthy or had reason to question the bidder's intent or means to fund its bid. In the absence of other information, the underwriters or a participating dealer may assess a bidder's creditworthiness based solely on the bidder's history with the underwriter or participating dealer. The underwriters have also rejected or reduced bids that they deemed, in their sole discretion, to be potentially manipulative or disruptive or because the bidder had a history of alleged securities law violations. Other conditions for valid bids, including eligibility and account funding requirements of participating dealers, may vary. As a result of these varying requirements, a bidder may have its bid rejected by the underwriters or a participating dealer while another bidder's identical bid is accepted.

    Potential investors may receive a full allocation of the shares they bid for if their bids are successful and should not bid for more shares than they are prepared to purchase.

              If the initial public offering price is at or near the clearing price for the shares offered in this offering, the number of shares represented by successful bids will equal or nearly equal the number of shares offered by this prospectus. Successful bidders may therefore be allocated all or nearly all of the shares that they bid for in the auction. Therefore, we caution investors against submitting a bid that does not accurately represent the number of shares of our common stock that they are willing and prepared to purchase.

              Other Risks Related to This Offering

    Control by a principal shareholder could adversely affect our other shareholders.

              Upon completion of this offering, Joe Mansueto, our chairman and chief executive officer, will beneficially own approximately 78.0% of our outstanding common stock, or approximately 75.8% of our outstanding common stock if the underwriters' over-allotment option is exercised in full. As a result, he will have the ability to control substantially all matters submitted to our shareholders for approval, including the election and removal of directors and any merger, consolidation, or sale of our assets. He will also have the ability to control our management and affairs. This concentration of ownership may delay or prevent a change in control; impede a merger, consolidation, takeover, or other business combination involving us; discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us; or result in actions that may be opposed by other shareholders, including those who purchase shares in this offering.

Moreover, because of Joe Mansueto's substantial ownership, we are a "controlled company" for purposes of the NASDAQ Marketplace Rules. This means that, if in the future we elect to be treated as a controlled company under the NASDAQ Marketplace Rules, we will not be required by NASDAQ to have a majority of independent directors or to maintain compensation and nominating and corporate governance committees composed entirely of independent directors to continue to list our shares on NASDAQ.

    Fluctuations in our operating results may negatively impact our stock price.

              We believe our business has relatively large fixed costs and low variable costs, which magnify the impact of revenue fluctuations on our operating results. As a result, a decline in our revenue may lead to a relatively larger impact on operating results. A substantial portion of our operating expense is related to personnel costs, marketing programs, and corporate overhead, none of which can be adjusted quickly. Our operating expense levels are based on our expectations for future revenue. If actual revenue is below management's expectations, or if our expenses increase before revenues do, both gross margins and operating results would be materially and adversely affected. Because of these fluctuations, it is possible that our operating results or other operating metrics may fail to meet the expectations of outside stock analysts and investors. If this happens, the market price of our common stock is likely to decline.

    The future sale of shares of our common stock may negatively affect our stock price.

              If our shareholders sell substantial amounts of our common stock in the public market following this offering, the market price of our common stock could fall. We and the holders of substantially all of our shares of common stock have agreed not to sell, directly or indirectly, any common stock without the prior written consent of WR Hambrecht + Co for a period of 180 days from the date of this prospectus (or up to approximately 30 days longer in certain circumstances). However, WR Hambrecht + Co may, in its sole discretion and at any time or from time to time, without notice, release all or any portion of the securities subject to the lock-up agreements. The market price of our common stock could fall if a major shareholder sells substantial amounts of our common stock. After this offering, we will have 38,446,614 shares of common stock outstanding. Of these shares, all of the shares being offered pursuant to this prospectus are expected to be freely tradable. Sales of substantial amounts of common stock (including shares issued in connection with future acquisitions that may be issued with registration rights) may adversely affect the prevailing market price for our common stock and could impair our ability to obtain additional capital by offering equity securities.

    You will incur immediate and substantial dilution and may experience further dilution.

              The initial public offering price of our common stock is substantially higher than the net tangible book value per share of the outstanding common stock. If you purchase common stock in this offering, you will incur immediate and substantial dilution in the net tangible book value per share of the common stock from the price you pay for the stock. New investors will experience immediate dilution of $16.21 per share based on our initial public offering price of $18.50 per share. In addition, as of December 31, 2004, there were options to acquire 10,951,931 shares of common stock outstanding, 7,772,577 of which were exercisable at a weighted average exercise price of $9.81 per share and 3,179,354 of which were not exercisable and had a weighted average exercise price of $12.43 per share. On May 2, 2005, we granted options to acquire 969,184 shares of common stock at an initial exercise price equal to the initial public offering price. Options to acquire an additional 130,816 shares of common stock have been approved for grant in 2005. An additional 2,906,304 shares of common stock are reserved for issuance under our Stock Incentive Plan. To the extent that option holders exercise outstanding options to purchase common stock, there may be further dilution. We may raise additional funds through future sales of our common stock. Any such financing may result in additional dilution to our shareholders.

     Forward-Looking Statements

              This prospectus, including the sections titled "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business," contains forward-looking statements. These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as "may," "could," "expect," "intend," "plan," "seek," "anticipate," "believe," "estimate," "predict," "potential," or "continue" or the negative of these terms or other comparable terminology. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, and other factors that are, in some cases, beyond our control and that could materially affect actual results, levels of activity, performance, or achievements.

If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what we projected. Any forward-looking statement you read in this prospectus reflects our current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to our operations, results of operations, growth strategies, and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

    Notice to Investors

              You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

     Use of Proceeds

              We will not receive any proceeds from the sale of the shares by the selling shareholder. If the underwriters exercise their over-allotment option in full, we estimate that the net proceeds to us from this offering will be approximately $18.2 million, based on our initial public offering price of $18.50 per share, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use any net proceeds to us from the exercise of the underwriters' over-allotment option for general corporate purposes, including working capital. We do not have more specific plans for any net proceeds to us from this offering. We may seek to acquire, invest in, or establish joint ventures with respect to businesses, products, services, or technologies that complement or expand our existing business, and we may use a portion of any net proceeds for such acquisitions, investments, or joint ventures. We do not, however, have any present arrangements, understandings, or agreements with respect to any such acquisitions, investments, or joint ventures. Pending use for the corporate operating purposes described above, we intend to invest any net proceeds to us in direct or guaranteed obligations of the United States government or cash.

    Dividend Policy

              We have not declared or paid cash dividends on our common stock over the past three years. We currently do not intend to pay any cash dividends on our common stock. Rather, we currently plan to retain any future earnings for funding our growth. Future dividends, if any, will be determined by our board of directors. Because we currently do not intend to pay any dividends, there is a risk that you will not experience a return on your investment unless you sell your shares of common stock at a price higher than the price you paid for the shares.

     Capitalization

              The following table sets forth our cash, cash equivalents, and investments and our capitalization as of December 31, 2004:

•
on an Actual basis; and

•
on an As Adjusted basis to reflect the reclassification of stock options accounted for as liabilities in accordance with SFAS No. 123, Accounting for Stock-Based Compensation, to shareholders' equity upon completion of this offering.

You should read this table together with "Management's Discussion and Analysis of Financial Condition and Results of Operations," as well as our Consolidated Financial Statements and related notes included elsewhere in this prospectus.

	As of December 31, 2004

Capitalization ($000)	Actual	As Adjusted
Cash, cash equivalents, and investments (1)	$95,463	$95,463

Long-term liabilities (2)	$30,128	$6,185
Shareholders' equity:
Common stock, no par value, 200,000,000 shares authorized, of which 38,446,614 shares were outstanding at December 31, 2004	4	4
Treasury stock	(3,280)	(3,280)
Additional paid-in capital (3)	148,144	187,961
Accumulated deficit	(81,725)	(81,725)
Accumulated other comprehensive income	1,238	1,238

Total shareholders' equity (4)	64,381	104,198

Total capitalization	$94,509	$110,383

(1)
Includes $59,493 of cash and cash equivalents and $35,970 of investments as of December 31, 2004. Investments consisted of $20,383 in corporate bonds, $11,567 in government obligations, $2,850 in certificates of deposit, and $1,170 in other investments as of December 31, 2004.

(2)
Actual long-term liabilities include $23,943 related to stock options accounted for as long-term liabilities in accordance with SFAS No. 123, Accounting for Stock-Based Compensation, which will be reclassified to shareholders' equity upon completion of this offering.

(3)
As Adjusted additional paid-in capital reflects the reclassification of stock options accounted for as $15,874 of current liabilities and $23,943 of long-term liabilities in accordance with SFAS No. 123, Accounting for Stock-Based Compensation, to shareholders' equity upon completion of this offering.

(4)
As Adjusted total shareholders' equity reflects the reclassification of stock options accounted for as $15,874 of current liabilities and $23,943 of long-term liabilities in accordance with SFAS No. 123, Accounting for Stock-Based Compensation, to shareholders' equity upon completion of this offering.

     Dilution

              Our net tangible book value as of December 31, 2004 was approximately $48.4 million, or $1.26 per share, based on the number of shares of common stock outstanding as of December 31, 2004. Net tangible book value per share is equal to the amount of our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding as of December 31, 2004. Upon completion of this offering, stock options accounted for as $15.9 million of current liabilities and $23.9 million of long-term liabilities in accordance with SFAS No. 123, Accounting for Stock-Based Compensation, will be reclassified to shareholders' equity. Assuming the reclassification had occurred as of December 31, 2004, our as adjusted net tangible book value would have been approximately $88.2 million, or $2.29 per share. This change in net tangible book value per share represents an immediate increase of $1.03 per share to existing shareholders and immediate dilution of $16.21 per share to new investors, based on our initial public offering price of $18.50 per share. The following table illustrates this per share dilution:

Initial public offering price per share		$18.50
Net tangible book value per share before this offering	$1.26
Increase in net tangible book value per share to existing shareholders	1.03

As adjusted net tangible book value per share after this offering		$2.29

Dilution per share to new investors		$16.21

The following table summarizes the differences between existing shareholders and new investors with respect to the number of shares of common stock purchased from the selling shareholder, the total consideration paid, or to be paid, and the average price per share paid before deducting the underwriting discounts and commissions.

	Purchased	Total Consideration

Existing Shareholders and New Investors (in thousands except per share amounts)	Number	Amount	Average Price Per Share
Existing shareholders	38,447	$92,516	$2.41
New investors	7,613	140,831	18.50

The discussion and table above assume no exercise of any stock options outstanding as of December 31, 2004. As of December 31, 2004, there were options to acquire 10,951,931 shares of common stock outstanding, 7,772,577 of which were exercisable at a weighted average exercise price of $9.81 per share and 3,179,354 of which were not exercisable and had a weighted average exercise price of $12.43 per share. On May 2, 2005, we granted options to acquire 969,184 shares of common stock at an initial exercise price equal to the initial public offering price. Options to acquire an additional 130,816 shares of common stock have been approved for grant in 2005. An additional 2,906,304 shares of common stock are reserved for issuance under our Stock Incentive Plan.

     Selected Historical Financial Data

              The selected historical financial data shown below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our Consolidated Financial Statements and related notes included elsewhere in this prospectus. We have derived our Consolidated Statements of Operations Data and Other Consolidated Financial Data for the years ended December 31, 2002, 2003, and 2004 and Consolidated Balance Sheet Data as of December 31, 2003 and 2004 from our audited Consolidated Financial Statements included elsewhere in this prospectus. The Consolidated Statements of Operations Data and Other Consolidated Financial Data for the years ended December 31, 2000 and 2001 and Consolidated Balance Sheet Data as of December 31, 2000, 2001, and 2002 were derived from our audited Consolidated Financial Statements that are not included in this prospectus. Historical results do not necessarily indicate the results you should expect for future periods.

	Year Ended December 31

Consolidated Statements of Operations Data (in thousands except per share amounts)	2000	2001	2002	2003	2004
Revenue	$74,973	$91,230	$109,619	$139,496	$179,658
Operating expense	137,047	107,621	117,959	150,250	161,923

Operating income (loss)	(62,074)	(16,391)	(8,340)	(10,754)	17,735
Non-operating income, net	20,728	676	4,463	1,110	1,805

Income (loss) before income taxes, equity in net income of unconsolidated entities, minority interest in net loss of consolidated entities, and extraordinary gain	(41,346)	(15,715)	(3,877)	(9,644)	19,540
Income tax expense (benefit)	(10,511)	(5,276)	(311)	2,950	11,574
Equity in net income of unconsolidated entities	1,142	359	750	697	843
Minority interest in net loss of consolidated entities	1,055	785	178	—	—

Income (loss) before extraordinary gain	(28,638)	(9,295)	(2,638)	(11,897)	8,809
Extraordinary gain—acquisition	—	—	3,084	—	—

Net income (loss)	$(28,638)	$(9,295)	$446	$(11,897)	$8,809

Basic income (loss) per share:
Income (loss) before extraordinary gain	$(0.75)	$(0.24)	$(0.07)	$(0.31)	$0.23
Extraordinary gain—acquisition	—	—	0.08	—	—

Basic income (loss) per share	$(0.75)	$(0.24)	$0.01	$(0.31)	$0.23

Weighted average common shares outstanding—basic	38,389	38,298	38,345	38,382	38,418
Diluted income (loss) per share:
Income (loss) before extraordinary gain	$(0.75)	$(0.32)	$(0.17)	$(0.31)	$0.21
Extraordinary gain—acquisition	—	—	0.08	—	—

Diluted income (loss) per share	$(0.75)	$(0.32)	$(0.09)	$(0.31)	$0.21

Weighted average common shares outstanding—diluted	38,389	41,364	40,361	38,382	41,858

	Year Ended December 31

Other Consolidated Financial Data ($000)	2000	2001	2002	2003	2004
Stock-based compensation expense (income) under the liability method	$11,455	$(3,336)	$(3,283)	$17,796	$8,963
Stock-based compensation expense under the equity method	4,396	9,003	10,575	11,233	7,760

Total stock-based compensation expense (1)	$15,851	$5,667	$7,292	$29,029	$16,723

Operating income (loss) before stock-based compensation expense (2)	$(46,223)	$(10,724)	$(1,048)	$18,275	$34,458
Sales tax expense (3)	$807	$2,294	$2,837	$3,079	$—
Cash provided by (used for) investing activities	$(20,215)	$3,128	$1,435	$(20,481)	$(20,828)
Cash provided by (used for) financing activities	$97,146	$(1,049)	$(1,952)	$(26)	$(6,367)
Cash provided by (used for) operating activities	$(36,169)	$(5,183)	$16,542	$29,705	$32,862
Capital expenditures	(11,072)	(5,932)	(5,989)	(8,607)	(7,730)

Free cash flow (4)	$(47,241)	$(11,115)	$10,553	$21,098	$25,132

	As of December 31

Consolidated Balance Sheet Data ($000)	2000	2001	2002	2003	2004
Cash, cash equivalents, and investments	$59,454	$47,650	$64,796	$76,158	$95,463
Working capital (deficit) (5)	10,793	1,165	10,005	(5,206)	16,902
Total assets	133,890	128,735	152,781	180,265	213,361
Long-term liabilities (6)	30,484	26,315	21,243	25,486	30,128
Total shareholders' equity	38,048	35,970	48,132	44,821	64,381

(1)
We have adopted SFAS No. 123, Accounting for Stock-Based Compensation, in all periods presented. SFAS No. 123 (Revised 2004), Share-Based Payment, requires all public companies to measure compensation cost for all share-based payments (including employee stock options) at fair value effective for interim or annual periods beginning after June 15, 2005. We are in the process of reviewing the impact of SFAS No. 123 (Revised 2004), Share-Based Payment, on our current practice of voluntarily recognizing stock-based compensation expense.

  The total expense for stock-based compensation is distributed with other employee compensation costs in the appropriate expense categories of our Consolidated Statements of Operations. In accordance with SFAS No. 123, Accounting for Stock-Based Compensation, we use two accounting methods. For options granted under plans that may require us to settle the options in cash we use the liability method. Under this method we record a liability for a vested option equal to the difference between the option exercise price and the fair value of the shares of common stock underlying the option at the end of the reporting period. If this fair value increases over the reporting period, we record an expense and, if it decreases, we record income.

  For options granted under plans that do not require us to settle the options in cash, we use the equity method. Under this method we calculate expense based on fair value calculated using a Black-Scholes model at the time of grant and record expense as the options vest. In each year, our aggregate stock-based compensation expense reflects the impact of options granted in prior years. Following completion of this offering, we will no longer be required to settle any options for cash and anticipate that all of our options will be accounted for under the equity method of SFAS No. 123, Accounting for Stock-Based Compensation. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Stock-Based Compensation."

(2)
"Operating income (loss) before stock-based compensation expense" is defined as operating income (loss) before the effect of our stock-based compensation expense. Information concerning our stock-based compensation expense is described in note (1) above. We expect stock-based compensation expense to be a recurring cost. We have presented operating income (loss) before stock-based compensation expense solely as a supplemental disclosure to help our investors better understand the performance of our business, to enhance comparison of our performance from period to period, and to allow better comparison of our performance with that of our competitors. We use operating income (loss) before stock-based compensation expense to evaluate the performance of our business. Operating income (loss) before stock-based compensation should not be considered an alternative to any measure of performance as promulgated under GAAP (such as operating income (loss)), nor should this data be considered an indicator of our overall financial performance or liquidity. Also, the calculation of operating income (loss) before stock-based compensation expense used by us may not be comparable to similarly titled measures reported by other companies. The table below includes a reconciliation from our operating income (loss) to operating income (loss) before stock-based compensation expense:

	Year Ended December 31

($000)	2000	2001	2002	2003	2004
Operating income (loss)	$(62,074)	$(16,391)	$(8,340)	$(10,754)	$17,735
Add back: Stock-based compensation expense	15,851	5,667	7,292	29,029	16,723

Operating income (loss) before stock-based compensation expense	$(46,223)	$(10,724)	$(1,048)	$18,275	$34,458

(3)
During 2003, we participated in voluntary disclosure or similar programs related to state sales tax. Through these programs, we identified sales tax amounts due for prior years and negotiated or are in discussions with local tax authorities to settle these amounts. We have recorded expense in the four years to which the sales tax amounts apply. The estimated amounts of sales tax expense recorded in 2000, 2001, 2002, and 2003 were not materially different from actual sales tax expense for those periods based on the most current information available and negotiations of sales tax expense for those periods. We do not expect to record any expense related to these programs after 2003.

(4)
"Free cash flow" is defined as cash provided by (used for) operating activities less capital expenditures. We have presented free cash flow solely as a supplemental disclosure to help our investors better understand how much cash is available after we spend money to operate our business. We use free cash flow to evaluate the performance of our business. This table includes a reconciliation from cash provided by (used for) operating activities to free cash flow. Free cash flow should not be considered an alternative to any measure of performance as promulgated under GAAP (such as cash provided by (used for) operating, investing, and financing activities), nor should this data be considered an indicator of our overall financial performance or liquidity. Also, the free cash flow definition used by us may not be comparable to similarly titled measures reported by other companies.

(5)
We frequently collect cash in advance of providing services or fulfilling subscriptions for our customers. These amounts, which are recorded as current liabilities on our Consolidated Balance Sheets and classified as deferred revenue, totaled $63,363 as of December 31, 2004.

(6)
Includes $23,943 related to stock options accounted for as long-term liabilities as of December 31, 2004 in accordance with SFAS No. 123, Accounting for Stock-Based Compensation, which will be reclassified to shareholders' equity upon completion of this offering.

     Management's Discussion and Analysis of Financial Condition and Results of Operations

              The following discussion should be read in conjunction with our Consolidated Financial Statements and related notes included elsewhere in this prospectus. It contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in or implied by these forward-looking statements as a result of various factors, including those discussed below and elsewhere in this prospectus, particularly under the heading "Risk Factors."

    What We Do

              Our mission is to create great products that help investors reach their financial goals. We offer an extensive line of Internet, software, and print-based products for individual investors, financial advisors, and institutional clients. Our core business is providing independent research and analysis on individual stocks and mutual funds; we also provide information on variable annuities, closed-end funds, exchange-traded funds, separate accounts, hedge funds, and Section 529 college savings plans.

    Our Company Values

              We have established a set of principles that guide our company and that we expect our employees to follow:

•
Investors come first. We believe that Morningstar's strength comes largely from the faith that investors place in us. Our independence, integrity, and advocacy for investors' interests are the foundation of our company. We strive to help investors achieve better results;

•
Great products. We believe that Morningstar's products must exceed our customers' expectations and raise the standard over other existing products. To do this, our products must be not only innovative, but reliable and of the highest quality. They must be marked by exemplary content, design, and usability;

•
Entrepreneurial spirit. We believe that companies should grow, but never grow old. The entrepreneurial spirit inspires independent thought, agile decision-making, and an acceptance of creative and unconventional solutions to business challenges;

•
Uncompromising ethics. We require our employees to adhere to high ethical standards, regardless of the impact on our business. We believe that high ethical standards should be pursued for their own sake, and we expect every Morningstar employee to treat our customers and their fellow employees as we would wish to be treated ourselves;

•
Great people. We believe that every person who works at Morningstar contributes to our success. We want to attract talented, hard-working, enthusiastic people, so we create an environment that encourages employees to learn throughout their careers, allows them to advance based on merit, and rewards them for helping Morningstar thrive; and

•
Financial success. We believe that great products create value for our customers. This creates demand for our products and, in turn, generates financial success. Financial success strengthens our company and helps us continue to raise our standards and set more challenging goals.

    How We Manage Our Business

              We strive to manage Morningstar to maximize our long-term results, while staying focused on our mission of helping investors and adhering to our company values. We invest significantly in new product development and in enhancing our current offerings. It typically takes many years to recoup these investments, but we believe they are critical to building long-term value for our shareholders. We plan to continue this practice as a publicly held company.

We do not make public financial forecasts for our business. We are uneasy with management forecasts because they are, by their nature, subjective and could have an effect on a company's stock price. We prefer to avoid this potential conflict and let our results speak for themselves. We also want to avoid creating any incentive within our company to alter behavior to "make the numbers."

We will strive to communicate with candor and tell you the unvarnished truth about our business. You'll notice, for example, that we voluntarily chose to expense stock options in our financial statements. Although our results would have looked substantially better without this election, we believe it is the right thing to do. We'll also strive to communicate equally with all shareholders, without special treatment for large shareholders or research analysts.

    How We're Organized

              We emphasize a decentralized approach to running our business to empower our managers and to create a culture of responsibility and accountability. Our decentralized business structure includes three global business segments: Individual, Advisor, and Institutional. In all three of these segments, we believe our work helps individual investors make better investment decisions. Early in our history, our product lineup emphasized products for individual investors. As a result, the Individual segment contributed a majority of our revenue. In the early 1990s, our Advisor segment became a more important part of our business. More recently, we've begun serving more investors through our Institutional segment, which in terms of revenue became the largest of our three segments in 2003 and 2004.

    How We Evaluate Our Business

              When our analysts evaluate a stock, they focus on assessing the company's estimated intrinsic value—the value of the company's future cash flows, discounted to their worth in today's dollars. Our approach to evaluating our own business works the same way. Our goal is to increase the intrinsic value of our business over time, which we believe is the best way to create value for our shareholders.

We provide three specific measures that can help you generate your own assessment of how our intrinsic value has changed over time:

•
Revenue;

•
Operating income (loss); and

•
Free cash flow.

We define free cash flow as cash provided by (used for) operating activities less capital expenditures. We have presented free cash flow solely as a supplemental disclosure to help you better understand how much cash is available after we spend money to operate our business. Our management uses free cash flow to evaluate the performance of our business. Free cash flow should not be considered an alternative to any measure of performance as promulgated under GAAP (such as cash provided by (used for) operating, investing, and financing activities), nor should this data be considered an indicator of our overall financial performance or liquidity. Also, the free cash flow definition used by us may not be comparable to similarly titled measures reported by other companies.

    Key Business Characteristics

              We believe our business has the following characteristics:

    Recurring Revenue

              We have historically generated significant recurring revenue because many of our products are sold through subscriptions or license agreements. These subscriptions and licenses generally come up for renewal after one- to three-year terms. Many of our Advisor and Institutional customer agreements span multiple years. At the beginning of the year, we generally have subscriptions and license agreements in place for a meaningful percentage of our total revenue for that year. We think of this as our "walk-in" revenue. For example, as of January 1, 2005, we had agreements in place that were expected to generate $129.5 million of revenue in 2005. In 2003 and 2004, cancellations subsequently reduced this revenue by between 3% and 4%. We can also estimate renewal revenue in a given year by applying historical renewal rates to the amount of revenue that will come up for renewal. A relatively smaller portion of our revenue typically comes from new sales completed during the year.

We separate our annual revenue into three categories, defined as follows:

•
New revenue, which we define as revenue from selling additional products to current customers or from selling to new customers;

•
Renewal revenue, which we define as revenue from renewals of subscriptions or licenses; and

•
"Walk-in" revenue, which we define as revenue from licenses or subscriptions that were in place at the beginning of the year.

The following graph shows the revenue from each of these three categories for the past three years.

    Significant Operating Leverage

              Our business has relatively high fixed costs because of the investments required to create proprietary databases and content. We strive to leverage these fixed costs by selling a wide variety of products and services to multiple investor segments, through multiple media, and in many geographical markets. We believe that while the fixed costs of our business are relatively high, the variable cost of adding customers is considerably lower, particularly as our products and services focus more on Internet-based platforms. Historically, we have made substantial investments in building our databases and content that have adversely affected our short-term operating results. More recently, our free cash flow has improved because we've been able to increase revenue without a significant corresponding increase in expenses (excluding costs associated with stock-based compensation).

    Deferred Revenue

              We frequently collect cash in advance of providing services or fulfilling subscriptions for our customers. As a result, we can use some of that cash to fund our operations and invest in new product development. Although we may need to issue refunds for the unused portion of the subscription if a customer cancels, we generally have used deferred revenue to fund many of our other activities. These deferred revenue amounts shown on our balance sheet totaled $55.6 million and $63.4 million as of December 31, 2003 and 2004, respectively.

    How Our Business Works: Revenue and Operating Expenses

              We earn revenue by selling a variety of investment-related products and services. Many of our offerings, such as our newsletters, Principia software, and Premium service on Morningstar.com, are sold via subscriptions. These subscriptions are mainly offered for a one-year term. We also sell advertising on our Web sites. A variety of our products are sold through license agreements, including Advisor Workstation, Morningstar Direct (formerly Morningstar DataLab), Morningstar Retirement Manager, and Licensed Data. Our license agreements typically range from one to three years. For some of our other institutional services, mainly Investment Consulting, our fees are generally based on the scope of work and the level of service we provide. Finally, we collect fees relating to our Morningstar Managed Portfolios and managed retirement account services, which are calculated as a percentage of total assets under management.

We break our expenses into cost of goods sold, development, sales and marketing, general and administrative, and depreciation and amortization, as described below. We include stock-based compensation expense, as appropriate, in each of these categories.

•
Cost of goods sold. This category includes the compensation expense for employees who produce the products we deliver to our customers. For example, this category covers the cost of production teams and analysts who write investment research reports. Cost of goods sold also includes other expenses such as postage, printing, and CD-ROM replication.

•
Development. This category includes costs associated with enhancing our products on an ongoing basis. Development costs mainly include compensation costs for programmers, designers, and other employees who develop new products and make ongoing improvements to existing products. In some cases, we capitalize the compensation costs associated with certain development projects as required by GAAP. This reduces the expense that we would otherwise show here. We amortize these capitalized costs over the estimated economic life of the software, which is generally three years.

•
Sales and marketing. This category includes salaries, benefits, and commissions for our sales teams, product managers, and other marketing professionals. We also include the cost of advertising, direct mail campaigns, and other marketing programs to promote our products.

•
General and administrative. This category consists mainly of compensation costs for each segment's management team, as well as human resources, finance, and support employees for each segment. The category also includes corporate overhead, including senior management, corporate systems, accounting, legal, and facilities expenses.

•
Depreciation and amortization. Our capital expenditures consist mainly of computers, leasehold improvements, and capitalized product development costs related to certain software development projects. We recognize depreciation and amortization costs for these items over their appropriate lives, generally ranging from three to seven years. For more information about our policies on depreciation, amortization, and capitalized software development, see "—Application of Critical Accounting Policies and Estimates."

    Joint Ventures and Minority Interests

              We consolidate the results of our international operations, other than our ventures in Japan, Korea, Denmark, and Sweden. We used the equity method of accounting for Morningstar Asia (our subsidiary in China) until October 1, 2002, when we acquired the remaining 60.1% from our joint venture partners. We began consolidating the operations of Morningstar Asia into our financial statements at that time. Our operations in Japan, Korea, Denmark, and Sweden are accounted for using the equity method. The book value of these operations is shown on our balance sheet as investments in unconsolidated entities.

In June 2000, Morningstar Japan became a publicly traded company on the Osaka Stock Exchange "Hercules Market." Its ticker is 4765. The total market value of Morningstar Japan was $89.7 million and $103.4 million as of December 31, 2003 and 2004, respectively. We own approximately a 35% stake in Morningstar Japan.

    Stock-Based Compensation

              We have historically granted options to our employees as a significant component of overall compensation. We believe that granting options encourages our employees to think like owners and gives them an incentive to help build our long-term value.

We use SFAS No. 123, Accounting for Stock-Based Compensation, to account for our stock option grants. SFAS No. 123 (Revised 2004), Share-Based Payment, requires all public companies to measure compensation cost for all stock-based payments (including employee stock options) at fair value effective for interim or annual periods beginning after June 15, 2005. We are in the process of reviewing the impact of the provisions of SFAS No. 123 (Revised 2004), Share-Based Payment, on our current practice of voluntarily recognizing stock-based compensation expense.

In accordance with SFAS No. 123, Accounting for Stock-Based Compensation, we use the following two accounting methods:

•
For options granted under plans that may require us to settle the options in cash, we use the liability method. Under this method, we record a liability for vested options equal to the difference between the option exercise price and the fair value per share of the common stock underlying the option. As of December 31, 2004, most of our options outstanding under these plans were fully vested. We calculate the expense for these options based on changes in the fair value per share of our stock, and we record this change by adjusting the amount of the liability at the end of each reporting period. If, as occurred in 2003 and in 2004, the fair value per share of our common stock increases, we record an expense reflecting the increased liability. If, as occurred in 2002, the fair value per share of our common stock decreases, the liability declines and we record income.

•
For options outstanding under plans that do not require us to settle the options in cash, we use the equity method. We calculate the expense under this method based on the Black-Scholes value of the option at the time of the grant. We record this expense in equal amounts as the options vest, typically over four years. This method requires that we make several estimates, including the volatility of our stock price and the expected life of the option. In making these estimates, we have used historical data as well as management judgment to arrive at the data inputs. The impact of forfeitures is reflected as the forfeitures occur.

The aggregate expense under the two methods is distributed with other employee compensation costs among various expense categories of our Consolidated Statements of Operations. In each year, this expense includes the impact of options granted in prior years and the current year. For example, the expense recorded in 2004 under the equity method reflects the cost of options that were granted between 2000 and 2004; the expense recorded in 2004 under the liability method reflects the expense associated with option vesting and the change in the fair value per share of our common stock for all options granted under the liability method.

In 2000, we granted an unusually large number of options that vested ratably over four years and are accounted for under the equity method. The expense associated with these options in 2002, 2003, and 2004 was $6.6 million, $6.5 million, and $2.5 million, respectively. During 2005, we expect that our expense under the equity method for all options granted between 2001 and 2004 will be approximately $6.9 million.

Upon completion of this offering, we will no longer be required to settle any options in cash. We will record a final expense for options previously accounted for under the liability method by marking them to our initial public offering price. At our initial public offering price of $18.50 per share, this will result in an additional expense of $2.8 million in 2005. After being marked to the initial public offering price, these options will not have any further impact on our stock-based compensation expense. In the future, we anticipate that all of our options will be accounted for under the equity method. Following completion of this offering, we expect that our stock-based compensation expense will not be subject to the same level of fluctuation experienced in recent years because we will no longer record expense under the liability method. However, if our stock price increases, our expense under the equity method may also increase, even if we grant fewer options than we have granted in recent years.

In our Consolidated Statements of Operations we recognized stock-based compensation expense (income) under the liability and equity methods as follows:

	Year Ended December 31

Stock-Based Compensation Expense Methods ($000)	2002	2003	2004
Stock-based compensation expense (income) under the liability method	$(3,283)	$17,796	$8,963
Stock-based compensation expense under the equity method	10,575	11,233	7,760

Total	$7,292	$29,029	$16,723

In 2003 and 2004, the increase in our stock-based compensation expense calculated under the liability method resulted from an increase in the fair value per share of our common stock.

We recorded stock-based compensation expense (income) in the following expense categories of our Consolidated Statements of Operations:

	Year Ended December 31

Distribution of Stock-Based Compensation Expense (Income) ($000)	2002	2003	2004
Cost of goods sold	$(89)	$3,091	$2,143
Development	(59)	2,090	1,020
Sales and marketing	(64)	2,107	1,184
General and administrative	7,504	21,741	12,376

Total	$7,292	$29,029	$16,723

Stock-based compensation expense is not allocated among our segments and, therefore, is not reflected in our segment results.

    Consolidated Business Results
    2004 vs. 2003

	Year Ended December 31

Key Metrics ($000)	2003	2004	% Change
Revenue	$139,496	$179,658	28.8%
Operating income (loss)	(10,754)	17,735	NMF
Operating margin (%)	NMF	9.9%	NMF
Stock-based compensation expense	29,029	16,723	(42.4)%
Cash used for investing activities	(20,481)	(20,828)	1.7%
Cash used for financing activities	(26)	(6,367)	NMF
Cash provided by operating activities	$29,705	$32,862	10.6%
Capital expenditures	(8,607)	(7,730)	(10.2)%

Free cash flow	$21,098	$25,132	19.1%

NMF—Not meaningful

    Consolidated Revenue

              In 2004, our revenue increased $40.2 million, or 28.8%, to $179.7 million from $139.5 million in 2003, reflecting strong demand for the products and services in each of our business segments. Price adjustments had minimal impact on revenue growth. Revenue in our Individual segment increased $11.6 million; revenue in our Advisor segment increased $11.7 million; and revenue in our Institutional segment increased $18.7 million. The consolidated revenue increase was driven mainly by our independent equity research associated with the Global Analyst Research Settlements; Morningstar.com Premium service; Internet advertising sales; Morningstar Advisor Workstation; Morningstar Managed Portfolios; Morningstar Retirement Manager (primarily resulting from the acquisition of mPower); Licensed Data; Morningstar Direct; and Investment Consulting. The revenue increase in these products and services was partially offset by lower revenue from some of our more mature products such as Reprints, Morningstar Mutual Funds, and Morningstar FundInvestor.

The following table summarizes our top five revenue-generating products:

Top Five Products (Segment) 2003	Revenue ($000)	% Revenue	Top Five Products (Segment) 2004	Revenue ($000)	% Revenue
Principia (Advisor)	$28,856	20.7%	Principia (Advisor)	$29,231	16.3%
Licensed Data (Institutional)	22,453	16.1	Licensed Data (Institutional)	27,203	15.1
Morningstar.com (Individual)	16,312	11.7	Morningstar.com (Individual)	20,670	11.5
Advisor Workstation (Advisor)	10,799	7.7	Advisor Workstation (Advisor)	19,464	10.8
Licensed Tools and Content (Institutional)	9,222	6.6	Investment Consulting (Institutional)	13,853	7.7

Revenue from international operations increased $5.3 million, or 26.3%, to $25.4 million in 2004 compared with $20.1 million in 2003. Currency translations contributed $1.9 million; excluding the impact of currency translations, our international revenue increased approximately 17%. Revenue from mPower.com, Inc. (mPower), which we acquired in July 2003, was $4.6 million in 2004, or approximately $2.5 million more than the revenue we recognized from this business during the six months following the acquisition in 2003. Excluding the impact of currency translations and the mPower revenue in the first six months of 2004, our revenue increased approximately 26% in 2004.

    Consolidated Operating Income

              Operating income increased $28.5 million to $17.7 million in 2004 from an operating loss of $10.8 million in 2003, reflecting the impact of our operating leverage (the relatively low level of variable cost of adding new customers) and lower stock-based compensation expense impacting all expense categories. The revenue increase of $40.2 million was partially offset by operating expense growth of approximately $11.7 million.

Cost of goods sold increased $11.2 million, or 25.7%, to $54.7 million in 2004 from $43.5 million in 2003. The increase in cost of goods sold mainly reflects higher compensation costs relating to expanded staffing across all of our business segments, higher incentive compensation driven by financial performance that exceeded internal estimates, and incentive compensation for our analyst team. These increases were partially offset by a reduction in stock-based compensation expense. As a percentage of revenue, cost of goods sold was 30.5% in 2004, compared with 31.2% in 2003.

Development expense increased $1.5 million, or 10.3%, to $16.2 million in 2004 from $14.7 million in 2003. The increase mainly stems from higher compensation expense (including incentive compensation) and a reduction in capitalized labor, partially offset by lower stock-based compensation expense. Capitalized labor in 2004 primarily relates to ongoing development of products such as Morningstar Direct, Morningstar Retirement Manager, and Morningstar Advisor Workstation. As a percentage of revenue, development expense was 9.0% in 2004, compared with 10.5% in 2003.

Sales and marketing costs increased $5.2 million, or 17.0%, to $36.0 million in 2004 from $30.8 million in 2003, largely because of higher compensation expense (including sales commissions and incentive compensation) primarily for our Advisor and Institutional businesses and increased marketing expense for our Individual business. These increases were partially offset by a reduction in stock-based compensation expense. As a percentage of revenue, sales and marketing expense was 20.1% in 2004, compared with 22.1% in 2003.

General and administrative expense decreased $7.3 million, or 13.6%, to $46.8 million in 2004 from $54.1 million in 2003. A $9.3 million reduction in stock-based compensation expense and lower sales tax expense in 2004 were partially offset by an increase in incentive compensation expense and corporate overhead. As a percentage of revenue, general and administrative expense was 26.0% in 2004, compared with 38.8% in 2003.

Stock-based compensation expense decreased $12.3 million, or 42.4%, to $16.7 million in 2004 from $29.0 million in 2003. The decrease reflects the fact that certain stock options granted in previous years are now fully vested and as a result no longer require recording additional expense. In addition, the $2.80 per share increase in the fair value of our common stock in 2004 was lower than the $6.13 per share increase in the fair value of our common stock in 2003.

Consolidated bonus expense increased $8.4 million, or 66.7%, to $21.0 million in 2004 from $12.6 million in 2003, primarily because of financial performance that exceeded internal estimates. The increase in 2004 also reflects accruals for a special bonus established for our analyst team. Bonus expense is reflected in each of the appropriate expense categories.

Depreciation and amortization costs increased $1.1 million, or 15.5%, to $8.2 million in 2004 from $7.1 million in 2003. This increase was mainly driven by depreciation and amortization expense for computer equipment, leasehold improvements, and capitalized product development costs.

    Consolidated Free Cash Flow

              We generated approximately $25.2 million in free cash flow in 2004, reflecting cash provided by operating activities of $32.9 million and capital expenditures of $7.7 million. Free cash flow increased by approximately $4.1 million from $21.1 million in 2003, due to a $3.2 million improvement in cash provided by operating activities and a $0.9 million reduction in capital expenditures.

The increase in cash provided by operations in 2004 reflects an improvement in our net income adjusted for non-cash items, partially offset by higher working capital. The working capital increase primarily reflects a $10.9 million increase in receivables from clients as a result of additional billings, offset by a $7.0 million increase in deferred revenue and a $3.8 million increase in income taxes payable.

    Segment Business Results—Individual
    2004 vs. 2003

              Our Individual segment provides products and services for the individual investor. The largest product in this segment is paid Premium service for our Web site, Morningstar.com. We also generate revenue from selling advertising on Morningstar.com. We offer various print publications on stocks and mutual funds, including our monthly newsletters, Morningstar FundInvestor and Morningstar StockInvestor, and our twice-monthly publication, Morningstar Mutual Funds. Analysts in this business segment also produce independent research on stocks and mutual funds. All of our Individual revenue is currently generated in the United States.

Revenue we generate from providing independent equity research associated with the Global Analyst Research Settlements, as discussed in "Business—Industry Overview," is included in our Individual segment. We expect that this new independent equity research business will have a material effect on the revenue, expense, and operating income of the Individual segment in the future. Under the terms of these settlements, which were made to resolve allegations of undue influence of investment banking interests on securities research, 12 leading Wall Street investment banks agreed to allocate approximately $450 million to pay for independent research. This amount will be paid through the engagement of numerous research providers under annual contracts over a five-year period. Each firm involved in the settlements is required to provide research from at least three providers of independent research that do not have ties to investment banking interests. We have entered into agreements with five major investment banks to provide independent equity research. Under the terms of the settlements, these agreements, as well as the agreements entered into by all other research providers, expire in the second and third quarters of 2005. While we are confident in the quality and value of our equity research, we cannot guarantee that we will retain the business under our current agreements. We are pursuing opportunities to sell our stock research to firms that entered into agreements with other providers. Additionally, we are marketing our equity research to additional financial services and brokerage firms not involved in the settlements.

	Year Ended December 31

Key Metrics ($000)	2003	2004	% Change
Revenue	$35,406	$46,996	32.7%
Operating income	$7,391	$7,825	5.9%
Operating margin (%)	20.9%	16.7%	NMF

NMF—Not meaningful

Revenue for the Individual segment increased $11.6 million in 2004 compared with 2003. The main contributors to revenue growth were revenue relating to the Global Analyst Research Settlements and Morningstar.com, partially offset by lower revenue from some of our more mature products such as Reprints, Morningstar Mutual Funds, and Morningstar FundInvestor. Subscriptions for Morningstar.com Premium service increased to 131,035 as of December 31, 2004, compared with 114,140 as of December 31, 2003.

Operating income for the Individual segment increased $0.4 million, or 5.9%, in 2004 compared with 2003. The revenue increase of $11.6 million exceeded the increase in operating expense of $11.2 million. Expense related to the expansion of our stock research capabilities, including the hiring of additional stock analysts, preceded revenue from the services we are providing under the Global Analyst Research Settlements. Cost of goods sold accounted for most of the expense increase and was driven by higher compensation costs, including special incentive compensation for our analyst team. Sales and marketing expense increased primarily as a result of marketing efforts for Morningstar.com Premium service. General and administrative costs increased due to higher corporate overhead. Depreciation and amortization costs increased slightly, reflecting refurbishment costs and network equipment additions.

    Segment Business Results—Advisor
    2004 vs. 2003

              Our Advisor segment focuses on products and services for financial advisors. Our key products in this segment are Morningstar Advisor Workstation and Principia. Advisor Workstation is a Web-based investment planning system that provides financial advisors with a comprehensive set of tools for investment research, planning, and client presentations. Advisor Workstation is available in two editions: the Office Edition for independent financial advisors and the Enterprise Edition for financial advisors affiliated with larger firms. Principia is our CD-ROM-based investment research software. In addition, we offer Morningstar Managed Portfolios, a fee-based discretionary investment management program made up of mutual fund portfolios that financial advisors can use for their clients' taxable and tax-deferred accounts.

	Year Ended December 31

Key Metrics ($000)	2003	2004	% Change
Revenue	$49,161	$60,880	23.8%
Operating income	$9,521	$13,966	46.7%
Operating margin (%)	19.4%	22.9%	NMF

NMF—Not meaningful

Advisor Workstation and Morningstar Managed Portfolios made the largest contribution to the Advisor segment's revenue growth of $11.7 million in 2004. Principia revenue was relatively unchanged compared with 2003. The increase in Advisor Workstation revenue is mainly from sales of the Enterprise Edition. The number of licenses and subscriptions for Advisor Workstation and Principia combined increased to 130,895 as of December 31, 2004, compared with 100,851 as of December 31, 2003. The increase in revenue for Morningstar Managed Portfolios was driven by an increase in the amount of assets under management compared with 2003.

Operating income increased $4.5 million to $14.0 million in 2004, compared with $9.5 million in 2003. The $11.7 million increase in revenue was partially offset by approximately a $7.2 million increase in operating expense. Cost of goods sold increased primarily as a result of higher compensation-related expense, including higher incentive compensation expense associated with favorable segment performance. Development expense increased primarily due to higher incentive compensation expense. Sales and marketing expense increased primarily due to higher sales commissions expense for products such as Advisor Workstation. General and administrative costs increased primarily because of higher corporate overhead.

    Segment Business Results—Institutional
    2004 vs. 2003

              Our Institutional products focus on Web-based investment software and electronic data feeds. We also offer print products and consulting services. Key products in this segment are Licensed Data, Investment Consulting, Morningstar Direct, and Morningstar Retirement Manager. In 2004 the Institutional segment's revenue (including intersegment revenue) represented 43.6% of our consolidated revenue. We expect that the Institutional segment will continue to account for the largest portion of our consolidated revenue for the forseeable future.

	Year Ended December 31

Key Metrics	2003	2004	% Change
Revenue	$59,745	$78,402	31.2%
Operating income	$4,160	$13,667	228.5%
Operating margin (%)	7.0%	17.4%	NMF

NMF—Not meaningful

Revenue increased $18.7 million in 2004 compared with 2003, driven primarily by Investment Consulting, Licensed Data, Morningstar Direct, Licensed Tools and Content, and Morningstar Retirement Manager. The number of licenses and subscriptions for Morningstar Direct increased to 775 as of December 31, 2004, compared with 601 as of December 31, 2003. In 2004, we recognized a full year of revenue from the acquisition of mPower, compared with six months in 2003. We acquired mPower in July 2003.

Operating income increased $9.5 million in 2004 compared with 2003. The increase was primarily due to revenue growth of $18.7 million. Operating expense increased approximately $9.2 million, or 16.5%, primarily reflecting increases in cost of goods sold, sales and marketing expense, and general and administrative expense. The increase in these categories was mainly driven by compensation-related expense, including incentive compensation and sales commissions, increased operating expense in our international operations, primarily in Europe, and our acquisition of mPower.

    Consolidated Business Results
    2003 vs. 2002

	Year Ended December 31

Key Metrics ($000)	2002	2003	% Change
Revenue	$109,619	$139,496	27.3%
Operating loss	(8,340)	(10,754)	28.9
Operating margin (%)	NMF	NMF	NMF
Stock-based compensation expense	7,292	29,029	298.1
Cash provided by (used for) investing activities	1,435	(20,481)	NMF
Cash used for financing activities	(1,952)	(26)	(98.7)
Cash provided by operating activities	$16,542	$29,705	79.6%
Capital expenditures	(5,989)	(8,607)	43.7%

Free cash flow	$10,553	$21,098	99.9%

NMF—Not meaningful

    Consolidated Revenue

              Our revenue increased $29.9 million, or 27.3%, to $139.5 million in 2003 from $109.6 million in 2002, reflecting strong demand for the products and services in each of our business segments. Price adjustments had minimal impact on revenue growth. Revenue in our Individual segment increased $3.4 million; revenue in our Advisor segment increased $8.2 million; and revenue in our Institutional segment increased $18.9 million. The consolidated revenue increase was driven mainly by increased sales of Advisor Workstation, Morningstar Retirement Manager, Licensed Data, Morningstar.com, and Morningstar Direct, partially offset by lower revenue from some of our more mature products such as Morningstar FundInvestor and Morningstar Mutual Funds. Revenue from our largest-selling product, Principia, decreased less than 1% in 2003.

The following table summarizes our top five revenue-generating products:

Top Five Products (Segment) 2002	Revenue ($000)	% Revenue	Top Five Products (Segment) 2003	Revenue ($000)	% Revenue
Principia (Advisor)	$29,056	26.5%	Principia (Advisor)	$28,856	20.7%
Morningstar.com (Individual)	14,728	13.4	Licensed Data (Institutional)	22,453	16.1
Licensed Data (Institutional)	13,462	12.3	Morningstar.com (Individual)	16,312	11.7
Licensed Tools and Content (Institutional)	7,765	7.1	Advisor Workstation (Advisor)	10,799	7.7
Investment Profiles and Guides (Institutional)	5,828	5.3	Licensed Tools and Content (Institutional)	9,222	6.6

Our revenue from international operations increased $6.2 million, or 45.3%, to $20.1 million in 2003 from $13.9 million in 2002 and accounted for 14.4% of our 2003 consolidated revenue. Licensed Tools and Content, Licensed Data, and Advisor Workstation were the biggest drivers of this international revenue growth. Currency translations contributed $1.7 million, and the mPower acquisition added $2.1 million, to our 2003 revenue. Without the impact of currency translations and the mPower acquisition, our year-over-year revenue growth would have been approximately 24%.

    Consolidated Operating Loss

              Our operating loss increased $2.5 million, or 28.9%, to $10.8 million in 2003 from $8.3 million in 2002, reflecting an increase in operating expense of approximately $32.4 million, partially offset by the $29.9 million increase in revenue. The increase in operating expense was driven largely by stock-based compensation expense, which increased $21.7 million, or 298.1%, to $29.0 million in 2003, from $7.3 million in 2002. The majority of this increase, $21.1 million, was due to the impact of an increase in the fair value per share of our common stock on options expensed under the liability method. See "—Stock-Based Compensation."

Cost of goods sold increased $4.5 million, or 11.5%, to $43.5 million in 2003 from $39.0 million in 2002. The increase in cost of goods sold mainly reflects a $3.2 million increase in stock-based compensation expense, as well as a $1.3 million increase in other compensation related expenses, primarily due to increased headcount and an increase in bonus expense. As a percentage of revenue, cost of goods sold was 31.2% in 2003, compared with 35.6% in 2002.

Development expense increased $2.8 million, or 23.4%, to $14.7 million in 2003 from $11.9 million in 2002. This increase mainly reflects a $2.2 million increase in stock-based compensation expense and an increase in costs associated with continued development of products such as Morningstar Direct, Morningstar Retirement Manager, and Morningstar.com. As a percentage of revenue, development expense was 10.5% in 2003, compared with 10.8% in 2002.

Sales and marketing expense increased $5.8 million, or 23.2%, to $30.8 million in 2003 from $25.0 million in 2002, in part because of a $2.2 million increase in stock-based compensation expense. The remaining increase of $3.6 million in sales and marketing costs was due to higher commissions and larger sales teams for our institutional businesses. As a percentage of revenue, sales and marketing expense was 22.1% in 2003, compared with 22.8% in 2002.

General and administrative expense increased $17.6 million, or 48.3%, to $54.1 million in 2003 from $36.5 million in 2002. This change was mainly driven by a $14.2 million increase in stock-based compensation expense. We also recorded a $0.9 million reserve in conjunction with the Australian legal proceeding discussed in Note 15 of the Notes to our Consolidated Financial Statements. As a percentage of revenue, general and administrative expenses increased to 38.8% in 2003 from 33.3% in 2002.

Stock-based compensation expense increased $21.7 million to $29.0 million in 2003 from $7.3 million in 2002. The increase was primarily due to the impact of a $6.13 increase in the fair value per share of our common stock in 2003 on stock-based compensation expense under the liability method, compared with the impact of a $2.38 decline in the fair value per share of our common stock in 2002.

Our bonus expense increased $2.2 million, or 21.2%, to $12.6 million in 2003 from $10.4 million in 2002 primarily because of strong performance in our Institutional segment. Costs for bonuses are reflected in each of the appropriate expense categories.

Depreciation and amortization costs increased $1.6 million, or 28.4%, to $7.1 million in 2003 from $5.5 million in 2002. This increase was mainly driven by depreciation and amortization charges for computer equipment, leasehold improvements, and capitalized product development for Advisor Workstation. Depreciation and amortization expenses accounted for 5.1% of revenue in both 2002 and 2003.

    Consolidated Free Cash Flow

              We generated $21.1 million in free cash flow in 2003, reflecting cash provided by operating activities of $29.7 million and capital expenditures of $8.6 million. Our capital expenditures in 2003 largely reflect refurbishment costs for our main office space in Chicago, capitalized labor for software development, and purchases of computer equipment. Our free cash flow in 2003 increased $10.5 million from the previous year primarily due to a $13.2 million increase in cash provided by operating activities; this increase was partially offset by an increase in capital expenditures of approximately $2.7 million.

The increase in cash provided by operations in 2003 reflects our net loss adjusted for non-cash items, including $29.0 million of stock-based compensation expense, and a reduction of working capital. The decrease in working capital primarily reflects a $4.4 million increase in deferred revenue and a $3.7 million increase in accrued liabilities, partially offset by a $2.2 million increase in receivables from clients as a result of increased billings.

    Segment Business Results—Individual
    2003 vs. 2002

	Year Ended December 31

Key Metrics ($000)	2002	2003	% Change
Revenue	$31,998	$35,406	10.7%
Operating income	$4,342	$7,391	70.2%
Operating margin (%)	13.6%	20.9%	NMF

NMF—Not meaningful

              Revenue growth of $3.4 million for the Individual segment primarily reflects an increase in subscribers for the Morningstar.com Premium service, slightly offset by a decrease in revenue from Morningstar Mutual Funds. Subscriptions for the Morningstar.com Premium service increased to 114,140 as of December 31, 2003, compared with 103,700 as of December 31, 2002. Four products contributed approximately 85% of revenue for the Individual segment during 2003: Morningstar.com, Morningstar Mutual Funds, Morningstar StockInvestor, and Morningstar FundInvestor.

Operating income for the Individual segment showed improvement in 2003, as revenue growth far exceeded the increase in operating expenses. Cost of goods sold decreased due to lower compensation expense, slightly offset by increased fulfillment costs associated with higher numbers of subscribers. Development costs grew slightly, reflecting higher compensation expense. Sales and marketing expense increased due to marketing programs for Morningstar.com and Morningstar StockInvestor. General and administrative costs decreased slightly, mainly because of lower corporate overhead costs. Depreciation and amortization costs increased, reflecting refurbishment costs and network equipment additions. The improvement in operating margin to 20.9% in 2003 from 13.6% in 2002 is due primarily to the impact of our operating leverage (the relatively low level of variable cost of adding new customers). Most expense categories decreased as a percentage of revenue in 2003 compared with 2002.

    Segment Business Results—Advisor
    2003 vs. 2002

	Year Ended December 31

Key Metrics ($000)	2002	2003	% Change
Revenue	$40,972	$49,161	20.0%
Operating income (loss)	$(575)	$9,521	NMF
Operating margin (%)	NMF	19.4%	NMF

NMF—Not meaningful

The Advisor segment's revenue increased $8.2 million in 2003 compared with 2002. Advisor Workstation made the largest contribution to revenue growth in 2003. Both the Enterprise Edition and the Office Edition posted significant growth, primarily driven by an increase in the number of licenses. Morningstar Managed Portfolios also contributed to revenue growth due to an increase in the level of assets under management. Principia revenue was essentially unchanged as the number of subscriptions did not change significantly. The number of licenses and subscriptions for Advisor Workstation and Principia combined increased to 100,851 as of December 31, 2003, compared with 73,812 as of December 31, 2002.

The Advisor segment's operating results improved $10.1 million to operating income of $9.5 million in 2003 from an operating loss of $0.6 million in 2002. The improvement reflects an $8.2 million increase in revenue and a $1.9 million reduction in operating expense, primarily cost of goods sold. Production and fulfillment costs were lower because we switched to a less costly shipping vendor for Principia. Development costs also decreased due to lower new product development costs. For both sales and marketing and general and administrative costs, expense levels were approximately in line with the previous year.

    Segment Business Results—Institutional
    2003 vs. 2002

	Year Ended December 31

Key Metrics ($000)	2002	2003	% Change
Revenue	$40,825	$59,745	46.3%
Operating income (loss)	$(6,398)	$4,160	NMF
Operating margin (%)	NMF	7.0%	NMF

NMF—Not meaningful

              Revenue increased $18.9 million in 2003 compared with 2002 driven by Licensed Data and Investment Consulting. Morningstar Retirement Manager was another major contributor to growth, partly due to our acquisition of mPower in July 2003, which accounted for $2.1 million of our 2003 revenue. Morningstar Direct, which we introduced in 2001, also contributed to sales growth.

With the revenue increase far exceeding the increase in operating expense, Institutional segment operating income increased $10.6 million to $4.2 million in 2003 from an operating loss of $6.4 million in 2002. Operating expense increased approximately $8.3 million, or 17.7%.

Cost of goods sold increased because we hired more employees in Europe. Development cost also increased due to increased staffing. Sales and marketing cost increased due to an expansion of our sales force and higher commissions. General and administrative costs grew modestly.

Selected Quarterly Financial Data

	2003				2004

(in thousands except per share amounts)	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4
Revenue	$32,138	$34,315	$35,940	$37,103	$41,127	$43,244	$46,573	$48,714
Operating expense (1):
Cost of goods sold	10,744	10,657	10,826	11,294	12,266	14,908	13,858	13,677
Development	3,989	3,855	3,334	3,485	3,361	3,664	4,057	5,085
Sales and marketing	8,334	7,358	7,436	7,670	8,365	8,284	9,367	10,018
General and administrative	13,136	12,837	12,111	16,061	8,688	11,176	10,930	15,994
Depreciation and amortization	1,340	1,646	1,925	2,212	1,811	1,788	1,755	2,871

Total operating expense	37,543	36,353	35,632	40,722	34,491	39,820	39,967	47,645

Operating income (loss)	(5,405)	(2,038)	308	(3,619)	6,636	3,424	6,606	1,069
Non-operating income (expense):
Gain on sale of investment in unconsolidated entity	—	—	—	510	—	—	—	19
Interest income, net	59	115	62	43	224	210	260	517
Other income (expense), net	6	29	33	253	38	58	250	229

Non-operating income, net	65	144	95	806	262	268	510	765

Income (loss) before income taxes and equity in net income (loss) of unconsolidated entities	(5,340)	(1,894)	403	(2,813)	6,898	3,692	7,116	1,834
Income tax expense (benefit)	501	1,459	1,772	(782)	2,674	2,440	3,235	3,225
Equity in net income (loss) of unconsolidated entities	116	351	(47)	277	282	97	212	252

Net income (loss)	$(5,725)	$(3,002)	$(1,416)	$(1,754)	$4,506	$1,349	$4,093	$(1,139)

Basic income (loss) per share	$(0.15)	$(0.08)	$(0.04)	$(0.05)	$0.12	$0.04	$0.11	$(0.03)
Weighted average common shares outstanding—basic	38,366	38,373	38,391	38,395	38,395	38,397	38,438	38,442
Diluted income (loss) per share	$(0.15)	$(0.08)	$(0.04)	$(0.05)	$0.09	$0.03	$0.10	$(0.03)
Weighted average common shares outstanding—diluted	38,366	38,373	38,391	38,395	41,546	41,528	41,819	38,442
(1)
Includes stock-based compensation expense of:

	2003				2004

	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4
Cost of goods sold	$865	$826	$578	$822	$258	$526	$336	$1,023
Development	695	594	418	383	147	267	157	449
Sales and marketing	694	591	413	409	156	306	180	542
General and administrative	6,108	5,483	4,331	5,819	1,522	3,017	1,897	5,940

Total stock-based compensation expense	$8,362	$7,494	$5,740	$7,433	$2,083	$4,116	$2,570	$7,954

Stock-based compensation expense (income) under the liability method	$5,652	$4,688	$2,883	$4,573	$(424)	$2,381	$1,142	$5,864
Stock-based compensation expense under the equity method	2,710	2,806	2,857	2,860	2,507	1,735	1,428	2,090

Total stock-based compensation expense	$8,362	$7,494	$5,740	$7,433	$2,083	$4,116	$2,570	$7,954

    Sales Tax Expense

              During 2003, we participated in voluntary disclosure or similar programs related to state sales tax. Through these programs we identified sales tax amounts due for prior years and have negotiated or are in discussions with local tax authorities to settle these amounts. We have recorded expense in the four years in which the sales tax amounts apply, as follows:

	Year Ended December 31

($000)	2000	2001	2002	2003
Sales Tax Expense	$807	$2,294	$2,837	$3,079

We made cash payments in conjunction with these voluntary disclosure programs of $1.6 million in 2003 and $4.9 million in 2004. The remaining $2.5 million expected to be due in connection with state sales tax for periods ended on or before December 31, 2003 was recorded as an accrued liability as of December 31, 2004. We anticipate that this amount will be paid in 2005. We do not expect to record any expenses related to these programs after 2003. We have now put in place procedures to collect applicable sales tax from our customers.

    Non-Operating Income

              The following table presents the components of our non-operating income for the following periods:

	Year Ended December 31

Non-Operating Income ($000)	2002	2003	2004
Gain on sale of investment in unconsolidated subsidiary	$3,398	$510	$19
Interest income, net	1,042	279	1,211
Other income (expense), net	23	321	575

Non-operating income	$4,463	$1,110	$1,805

In 2002, we sold our investment in Techfi Corporation, a provider of portfolio management and accounting software, resulting in a pre-tax gain of $3.4 million. In 2003 and 2004, we also recorded pre-tax gains of $0.5 million and $19,000, respectively, related to this transaction when funds were released from escrow.

Net interest income primarily reflects interest from our investment portfolio. Net interest income increased $0.9 million in 2004 compared with 2003 due to an increase in invested cash balances. The $0.7 million decrease in interest income in 2003 compared with 2002 reflects lower returns on invested cash balances during the period. In 2002, 2003, and 2004, we paid interest expense of $0.2 million, $0.2 million, and less than $0.1 million, respectively, related to the note payable to Joe Mansueto, our chairman, chief executive officer, and controlling shareholder. This note was repaid in March 2004.

Other income (expense) primarily represents royalty income from Morningstar Japan, realized gains and losses on our investment portfolio, gains (losses) arising from sales of fixed assets, and foreign currency exchange gains and losses arising from the ordinary course of business in our international operations.

    Income Tax Expense (Benefit)

              In certain years prior to 2004, we generated net operating losses (NOLs). These losses created a future tax benefit, recorded on our balance sheet as a deferred tax asset, because we are allowed to use them to offset future taxable net income. Because of these NOLs, we paid nominal U.S. corporate income tax through 2003. We used all of these NOLs in 2004. Additionally, we acquired NOLs through our acquisition of mPower that we do not expect to have a material impact. We have recorded a valuation allowance related to a portion of our NOLs from the mPower acquisition as use of these NOLs is limited to approximately $0.2 million per year by the U.S. Internal Revenue Code. For more information, see Note 14 of the Notes to our Consolidated Financial Statements.

Our stock-based compensation expense related to non-qualified options generates a deferred tax asset. While we deduct this expense to calculate our operating income, it is not deductible for tax purposes until employees exercise their options. This timing difference creates an asset, which we may use over the remaining life of the outstanding options as the options are exercised.

The following table summarizes the components of our effective tax rate:

	Year Ended December 31

Income Tax Expense and Effective Tax Rates ($000)	2002	2003	2004
Income (loss) before income taxes, equity in net income of unconsolidated entities, minority interest in net loss of consolidated entities, and extraordinary gain	$(3,877)	$(9,644)	$19,540
Equity in net income of unconsolidated entities	750	697	843
Minority interest	178	—	—
Extraordinary gain—acquisition	3,084	—	—

Total	$135	$(8,947)	$20,383

Income tax expense (benefit)	$(311)	$2,950	$11,574
Effective income tax expense (benefit) rate	(232.9)%	33.0%	56.8%

In all periods, the income tax provision reflects the impact of expense related to incentive stock options for which no income tax benefit is recorded and the fact that we are not recording an income tax benefit related to losses recorded by certain of our non-U.S. operations. While the stock-based compensation expense related to incentive stock options and the losses of certain our non-U.S. operations lower our reported net income, these losses are excluded from the determination of taxable income, resulting in a higher recorded income tax expense. The net effect increases our income tax expense as a percentage of recorded pretax income. The foreign NOLs may become deductible in certain international tax jurisdictions to the extent these international operations become profitable.

    Extraordinary Gain

              In 2002, we recorded an extraordinary gain of $3.1 million related to our acquisition of an interest in Morningstar Asia. The fair value of Morningstar Asia's net assets exceeded the purchase price. For more information, see Note 6 of the Notes to our Consolidated Financial Statements.

    Liquidity and Capital Resources

              General.  We believe that our available cash balances and investments, along with any cash generated from operations, will be sufficient to meet our operating and cash needs for the foreseeable future. We invest our cash reserves in cash equivalents and investments consisting primarily of fixed-income securities. These investments have a weighted average maturity of six months, and no single security has a maturity greater than two years.

              Cash and cash equivalents.  As of December 31, 2004 we had cash and cash equivalents of $59.5 million, an increase of $6.0 million compared with December 31, 2003. The increase primarily reflects $32.9 million in cash provided by operations, partially offset by $20.8 million in cash used for investing activities and $6.4 million in cash used in financing activities. In addition to the $59.5 million of cash and cash equivalents at December 31, 2004, we had $36.0 million of investments, consisting primarily of fixed-income securities. In the first quarter of 2005, we made cash payments of approximately $18.0 million related to incentive compensation.

              Cash provided by (used for) operating activities.  Our main source of capital is cash generated from operating activities.

In 2004, cash flows generated by operating activities increased $3.2 million, or 10.6%, to $32.9 million compared with $29.7 million in 2003. The increase in cash provided by operations reflects an improvement in our net income adjusted for non-cash items, partially offset by an increase in working capital. The change in working capital primarily reflects a $10.9 million increase in receivables from clients as a result of increased billings, offset by a $7.0 million increase in deferred revenue and a $3.8 million increase in income tax payable.

In 2003, net cash provided by operating activities increased $13.2 million, or 79.6%, to $29.7 million compared with $16.5 million in 2002. The increase was primarily driven by improvement in our operating results adjusted for non-cash items and a reduction in working capital.

Because we frequently collect cash in advance of providing services or fulfilling subscriptions for our customers, we often have significant deferred revenue, which is shown as a liability on our balance sheet. This means that our working capital may at times be negative. As of December 31, 2004 and 2003, our deferred revenue was $63.4 million and $55.6 million, respectively.

              Cash used for investing activities.  Cash flows used for investing activities increased $0.3 million to $20.8 million in 2004 from $20.5 million in 2003. The improvement primarily reflects an increase in cash transferred to our portfolio of investments, partially offset by lower levels of cash used for acquisitions and cash used for capital expenditures.

In 2003, cash flows used for investing activities were $20.5 million compared with cash flows provided by investing activities of $1.4 million in 2002. The increase in cash flows used in investing activities is primarily because of increases in cash used for acquisitions, cash used for capital expenditures, and a reduction in proceeds from the sale of unconsolidated entities.

Purchases of investments, net of proceeds from the sale of investments, were $13.0 million, $1.6 million, and $1.0 million in 2004, 2003, and 2002, respectively. As of December 31, 2004 and 2003, our investments, consisting primarily of fixed-income securities, were $36.0 million and $22.6 million, respectively. The increase in the investment balance reflects the transfer of cash which we have determined exceeds our immediate operating needs into our investment portfolio.

Proceeds from the sale of investments in an unconsolidated entity were less than $0.1 million in 2004, $0.5 million in 2003, and $4.8 million in 2002. These proceeds relate to cash received upon the sale of our investment in Techfi Corporation and the subsequent release of funds from escrow.

Capital expenditures were $7.7 million, $8.6 million, and $6.0 million in 2004, 2003, and 2002, respectively. Capital expenditures are primarily for leasehold improvements, computer hardware, and capitalized product development costs. In 2005, we expect our capital expenditures to be approximately $8.0 million, which includes approximately $2.1 million for infrastructure and development capabilities in the United Kingdom and China.

In 2004, cash used for acquisitions was $0.2 million related to our purchase of the remaining 51% of Morningstar Norge AS (Morningstar Norway). In 2003, cash used for acquisitions was $10.8 million, related to our acquisitions of Morningstar Research Inc. (Morningstar Canada) and mPower. In 2002, cash provided by acquisitions was $3.5 million related to our acquisition of an interest in Morningstar Asia.

              Cash used for financing activities.  Cash used for financing activities consists primarily of payments of long-term debt and capital lease obligations and cash paid for purchases of our common stock.

In 2004, cash flows used for financing activities increased $6.4 million primarily reflecting the payments on debt in the first quarter of 2004. In 2003, cash flows used for financing activities decreased $1.9 million compared with 2002. The decrease primarily reflects a reduction in payments of long-term debt.

In 2004, 2003, and 2002, payments on long-term debt and capital lease obligations were $6.6 million, $0.2 million, and $2.1 million, respectively. In 2004, we repaid the promissory note payable to Joe Mansueto, our chairman, chief executive officer, and controlling shareholder. The obligation and related interest were paid in full in March 2004. See Note 9 of the Notes to our Consolidated Financial Statements and "Certain Relationships and Related Party Transactions—Transactions Involving Joe Mansueto." In 2002, cash used for payments on long-term debt and capital lease obligations relates to the repayment of loans to Morningstar Canada shareholders.

Under the 1993 Morningstar Stock Option Plan (the 1993 Plan), subject to certain conditions, holders of vested options are permitted to exercise their options and immediately resell to us the shares of common stock obtained from the exercise at a price equal to the fair market value of the shares, as determined by our board of directors. We have the right to pay this purchase price in equal installments over a period of five years, with the deferred purchase price accruing interest at a floating rate based on 13-week U.S. Treasury securities. As of December 31, 2004, we have recorded $1.0 million of deferred obligations relating to such repurchases. We expect to satisfy these obligations in full by 2008, with approximately $0.9 million coming due in the next 12 months.

Upon completion of this offering, holders of the options issued under our 1993 Option Plan and the 1999 Incentive Stock Option Plan will no longer have the right to require us to repurchase any shares obtained upon exercise of options and the liability associated with these options will be reclassified to shareholders' equity.

    Acquisitions

    Variable Annuity Research and Data Service

              In January 2005, we acquired Finetre Corporation's Variable Annuity Research and Data Service (VARDS) unit for $9.0 million in cash, subject to an adjustment for working capital. VARDS provides research and data on variable annuity products and is used by many firms that offer variable annuities. The service is also used by many brokerage firms for research, due diligence, and suitability determination. We believe this acquisition strengthens our investment database and should help provide investors with the information they need to make well-informed decisions when investing in variable annuities.

    Morningstar Norway

              In February 2004, we purchased the remaining 51% of Morningstar Norway that we did not previously own. The purchase price consisted of $0.2 million in cash and approximately $0.1 million of other consideration. Prior to this transaction, our investment in Morningstar Norway was accounted for by the equity method.

    mPower

              In July 2003, we acquired all of the outstanding stock of mPower. mPower contributed $2.1 million to our revenue in 2003. This transaction is accounted for as a "bargain purchase" because the purchase price was less than the total fair value of the assets acquired. Therefore, certain long-term assets were allocated values that were lower than their fair value at the date of acquisition. In Note 6 of the Notes to our Consolidated Financial Statements included elsewhere in this prospectus, we show our summary pro forma consolidated results as if we had owned mPower for the full year. Also included in this prospectus are mPower's consolidated financial statements for the years ended December 31, 2001 and 2002.

    Morningstar Canada

              In January 2003, we purchased the remaining half of Morningstar Canada that we did not previously own. We have always consolidated the results of Morningstar Canada for all periods presented in the financial statements because we have always controlled its day-to-day operations.

    Morningstar Asia

              In October 2002, we purchased the 60.1% of Morningstar Asia owned by Advanced Internet Visions Limited (a joint venture between Pacific Century Cyberworks Limited and Pacific Century Insurance Company Limited) and various entities affiliated with SOFTBANK Finance Corporation (Softbank), our partners in the joint venture created in April 2000. Through this transaction we obtained 100% ownership of Morningstar Asia. Because the purchase price was lower than the value of the net assets acquired, we recognized an extraordinary gain of $3.1 million in 2002. Following this increase of our ownership, we began consolidating the results of Morningstar Asia's operations in our own financial statements. The impact on our 2003 results was not significant.

    Application of Critical Accounting Policies and Estimates

              Our discussion and analysis of our financial condition and results of operations are based on our Consolidated Financial Statements, which have been prepared in accordance with GAAP. Our significant accounting policies are discussed in Note 2 of the Notes to our Consolidated Financial Statements. The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities (including the recoverability of tangible and intangible assets and disclosure of contingent assets and liabilities as of the date of the financial statements). Management estimates and assumptions also affect the reported amounts of revenue and expense during the reported period.

We evaluate our estimates on an ongoing basis. We base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances. The results of these assumptions form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could vary from the estimates and assumptions used in the preparation of our Consolidated Financial Statements. If actual amounts are ultimately different from previous estimates, the revisions are included in our results of operations for the period in which the actual amounts become known.

We believe the following critical accounting policies reflect the significant judgments and estimates used in the preparation of our Consolidated Financial Statements:

              Revenue Recognition.  Much of our revenue comes from the sale of subscriptions or licenses for printed publications and software. We recognize this revenue in equal amounts over the term of the subscription or license, which generally ranges from one to three years. We also provide analysis, consulting, retirement advice, and other services. We recognize this revenue when the service is provided or during the service obligation period defined in the contract. Deferred revenue is the amount paid in advance for subscriptions, licenses or services that has not yet been recognized as revenue. At December 31, 2004 and 2003 our deferred revenue was $63.4 million and $55.6 million, respectively. This deferred revenue is expected to be recognized in future periods as we fulfill our service obligations. The amount of deferred revenue may increase or decrease primarily based on the mix of contracted product and services, and the volume of new and renewal subscriptions. We believe that the estimate related to revenue recognition is a critical accounting estimate because to the extent that there are material differences between our determination of deferred revenue and actual results, our financial condition or results of operations may be affected.

              Computer Software and Development.  We capitalize certain costs associated with computer software and software development according to Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, and Statement of Financial Accounting Standards (SFAS) No. 86, Accounting for Costs of Computer Software to be Sold, Leased, or Otherwise Marketed. Product development costs consist primarily of the compensation costs associated with developing new Web-based products and certain enhancements of existing products. We also develop software that enables users to access information on our Web site through subscription services. We amortize these development costs on a straight-line basis over their estimated remaining economic life, which is generally three years.

In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, we review long-lived assets, such as property, equipment, and purchased intangibles subject to amortization for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. We measure recoverability of assets to be held and used by comparing the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, we recognize an impairment charge equal to the amount by which the carrying amount of the asset exceeds the fair value of the asset.

We believe that the estimate related to accounting for the impairment or disposal of long-lived assets is a critical accounting estimate because the assumptions used are highly susceptible to changes in the operating results and cash flows of our operations. Historically, the estimated amounts of undiscounted cash flows generated by the assets have not differed materially from the actual cash flows generated from those assets in subsequent periods. Additionally, we have not recorded an impairment of long-lived assets in 2002, 2003, and 2004. We had recorded net property equipment and capitalized software of $17.5 million and $17.6 million as of December 31, 2004 and 2003, respectively, which are subject to testing for impairment.

              Goodwill and Other Intangible Assets.  Goodwill and intangible assets with indefinite lives are not amortized. Instead, they are subject to an annual test for impairment based on a discounted cash flow model. The approach that we use to estimate the fair value of components of our segments is dependent on a number of factors, including estimates of future market growth and trends, forecasted revenue and costs, capital investments, appropriate discount rates, certain assumptions to allocate shared assets and liabilities, and other variables which can significantly affect the value of the intangible asset. We base our fair value estimates on assumptions we believe to be reasonable, but these assumptions are unpredictable and inherently uncertain. Actual future results may differ from those estimates. These assumptions are updated annually, at a minimum, to reflect information concerning components of our segments.

We believe that the accounting estimate related to goodwill and other intangible asset impairment is a critical accounting estimate because the assumptions used are highly susceptible to changes in the operating results and cash flows of components of our segments. Historically, the estimated results of our discounted cash flow models have not differed materially from the actual results of operations in subsequent periods. We have not recorded an impairment of goodwill or any other intangible asset in 2002, 2003, and 2004. We had recorded total goodwill and net intangible assets of $16.0 million, and $15.9 million as of December 31, 2004 and 2003, respectively, which are subject to testing for impairment.

              Stock-Based Compensation.  We have adopted SFAS No. 123, Accounting for Stock-Based Compensation, to account for stock option grants made to employees and non-employee directors. SFAS No. 123, (Revised 2004) Share-Based Payment, requires all public companies to measure compensation cost for all share-based payments (including employee stock options) at fair value effective for interim or annual periods beginning after June 15, 2005. We are in the process of reviewing the impact of the provisions of SFAS No. 123 (Revised 2004), Share-Based Payment, on our current practice of voluntarily recognizing stock-based compensation expense.

In accordance with SFAS No. 123, Accounting for Stock-Based Compensation, we use the following two accounting methods:

For options granted under plans that may require us to settle the options in cash, we use the liability method. The liability is valued using a fair value per share of our common stock. This method requires that we make several estimates concerning the future cash flows, including estimates of future market growth and trends, forecasted revenue and costs, capital investments, appropriate discount rates, certain assumptions to allocate shared assets and liabilities, and other variables. We base our fair value estimates on assumptions we believe to be reasonable, but that are unpredictable and inherently uncertain. Actual future results may differ from those estimates. In 2004 and 2003 we recorded stock-based compensation expense of $9.0 million and $17.8 million, respectively, based on the liability method, reflecting increases in the fair value per share of our common stock. In 2002 we recorded income from stock-based compensation of $3.3 million reflecting a decrease in the fair value per share of our common stock. A $1 change in the fair value per share of our common stock on December 31, 2004 would have resulted in a corresponding change of approximately $2.9 million in stock-based compensation expense in 2004 for options using the liability method.

For options outstanding under plans that do not require us to settle the options in cash, we use the equity method. We calculate the expense under this method based on the Black-Scholes value of the option at the time of the grant. We record this expense as the options vest, typically in equal amounts over four years. This method requires that we make several estimates, including the volatility of our stock price, and the expected life of the option. In making these estimates, we have used historical data as well as management judgment to arrive at the data inputs. In 2004, 2003, and 2002 the stock-based compensation expense recorded under the equity method was $7.8 million, $11.2 million, and $10.6 million, respectively. A 1% change in the Black-Scholes value would have resulted in a corresponding change of $0.1 million in stock-based compensation expense in 2004 for options accounted for using the equity method.

We believe that the accounting estimates related to stock-based compensation expense are critical accounting estimates because the assumptions used are highly susceptible to changes in our operating results and cash flows.

    Quantitative and Qualitative Disclosures about Market Risk

              We may be subject to risk from fluctuating interest rates. As of December 31, 2004, our portfolio of cash, cash equivalents, and investments had a weighted average maturity of less than six months, and no single investment in the portfolio had a maturity greater than two years. Our investment portfolio is actively managed and may suffer losses due to fluctuating interest rates, market prices, or adverse security selection. At December 31, 2004, our investments, consisting primarily of fixed-income securities, were $36.0 million. Based on our estimates, a 100 basis point change in interest rates would have increased or decreased the fair value of our investment portfolio by approximately $0.3 million.

As our non-U.S. revenue increases as a percentage of revenue, fluctuation in foreign currencies is an increasing potential risk. To date, we have not engaged in currency hedging, and we do not currently have any positions in derivative instruments to hedge our currency risk. Our results could suffer if certain foreign currencies decline relative to the U.S. dollar. In addition, because we use the local currency of our subsidiaries as the functional currency, we are affected by the translation of foreign currencies into U.S. dollars.

    Contractual Obligations

              The following table presents our known contractual obligations as of December 31, 2004 and the expected timing of cash payments related to these contractual obligations:

	Year Ending December 31

Contractual Obligations ($000)	2005	2006	2007	2008	2009	Thereafter	Total
Capital lease obligations	$18	$—	$—	$—	$—	$—	$18
Minimum commitments on non-cancelable lease obligations (1)	2,433	2,232	1,992	1,818	992	371	9,838
Obligations related to stock options (2)	900	107	39	2	—	—	1,048
Obligations related to previous purchases of common stock (2)	390	4	—	—	—	—	394

Total	$3,741	$2,343	$2,031	$1,820	$992	$371	$11,298

(1)
The non-cancelable lease obligations relate primarily to lease commitments on office space.

(2)
These obligations relate to stock option exercises and common stock purchases. See Note 12 of the Notes to our Consolidated Financial Statements.

In addition, we have an obligation to pay up to approximately $2.3 million under a deferred compensation agreement with Don Phillips, an executive officer, discussed in Note 11 of the Notes to our Consolidated Financial Statements. As of December 31, 2004, $2.0 million is classified as current and approximately $0.3 million is classified as long-term. We are required to make these payments as he exercises certain stock options granted to him under the 1999 Stock Option Plan. Because the timing of these payments is uncertain, we have not included this obligation in the above table.

There are no purchase commitments as of December 31, 2004 that we believe would have a significant impact on our Consolidated Balance Sheet or Consolidated Statement of Cash Flows.

    Recently Issued Financial Accounting Standards

              In December 2004, the FASB issued SFAS No. 123 (Revised 2004), Share-Based Payment, which requires all companies to measure compensation cost for all share-based payments (including employee stock options) at fair value. SFAS No. 123 (Revised 2004) is effective for public companies (except small business issuers as defined in SEC Regulation S-B) for interim or annual periods beginning after June 15, 2005. We are in the process of reviewing the impact of the provisions of SFAS No. 123 (Revised 2004), Share-Based Payment, on our current practice of voluntarily recognizing stock-based compensation expense.

     Business

    Industry Overview

              We operate in the economic and financial segment of the business information industry. With a total market size of approximately $16.8 billion in 2003, this segment represents the largest component of the business information market. A report published by Veronis Suhler Stevenson in July 2004 projects that spending on economic and financial data will increase by an average of 7.2% per year from 2003 to 2008, with industry sales reaching $23.7 billion by 2008.

We divide our market into three segments: individual investors; financial advisors; and institutions such as banks, insurance companies, mutual fund companies, brokerage firms, and retirement plan providers and sponsors. The individual investor market consists of approximately 84.3 million investors in the United States, according to the Equity Ownership in America report published by the Investment Company Institute (ICI) and the Securities Industry Association in 2002 (the EOA report), and an equal or greater number in major international markets. We estimate that there are approximately 285,000 financial advisors in the United States and an additional 410,000 in major international markets. In the institutional segment, we estimate that there are approximately 4,000 financial institutions in the United States, and an additional 5,000 in major international markets.

We believe a number of trends should support continued demand for economic and financial data. At the broadest level, the U.S. financial services industry has experienced significant growth over the past 30 years. Fueling this growth have been rising equity markets and a shift away from traditional bank savings accounts to investment-related assets, such as stocks, bonds, and mutual funds. The total value of assets in these securities, according to Federal Reserve data, increased from $765 billion (45% of total household liquid financial assets) in 1975 to $11.2 trillion (73% of total household liquid financial assets) in mid-2003.

Household ownership of equity securities has also increased dramatically, with 49.5% of U.S. households owning stocks or stock mutual funds as of December 2002 compared with 19.0% in 1983, according to the EOA report. Based on ICI data, total assets in U.S.-based mutual funds have grown from $370.7 billion in 1984 to $8.1 trillion as of December 2004, representing a compound annual growth rate of approximately 16.7%. Meanwhile, the total number of mutual funds (not including money-market funds or multiple share classes) has increased from 818 in 1984 to 7,101 as of December 2004. The total number of households investing in mutual funds has grown by a compound annual growth rate of 8.7% since 1984, reaching 53.9 million households as of June 2004, according to an October 2004 report by the ICI. We believe the increased participation of individual investors in the equity markets—both directly via stock ownership and indirectly via mutual funds—has led to a greater need for information about investing.

In the retirement market, millions of investors are now charged with planning for their own retirement, as more companies have shifted from traditional pension plans to self-directed retirement plans such as 401(k)s. As a result, many employers, as plan sponsors, have set up tax-advantaged retirement plans in which their employees may invest. Retirement plan providers—typically third party asset management companies or companies that offer administrative services—often supply investment offerings to these plans and their participants. Total assets in 401(k) plans have increased from $385 billion in 1990 to an estimated $1.9 trillion at the end of 2003, according to the ICI Mutual Fund Fact Book. Based on data released by the U.S. Census Bureau in March 2004, the total number of individuals in the prime retirement planning years of age 45 to 64 is projected to increase to 26.2% of the total U.S. population by 2010, from 22.1% in 2000. Meanwhile, the percentage of U.S. residents over the age of 65 is expected to increase from 12.4% of the total U.S. population (totaling approximately 35.0 million people) in 2000 to 13.0% of the total U.S. population by 2010 (totaling approximately 40.2 million people) and 16.3% of the total population by 2020 (totaling approximately 54.6 million people). As more investors approach retirement age, we believe the demand for information and advice on retirement planning and investing will increase.

In recent years, investable assets have also dramatically increased outside the United States. In many countries, government-sponsored pension funds are increasingly transferring responsibility for retirement benefits to the individual, leading to a growing need for investment information and advice. Approximately half of the world's investable assets are located outside the United States, and the portion of non-U.S. investable assets has been increasing. As of June 2004, non-U.S. mutual fund assets totaled approximately $6.8 trillion, according to ICI data. A total of 14 countries each had mutual fund assets of more than $100 billion as of June 2004. Major markets include France ($1.2 trillion), Luxembourg ($1.2 trillion), Australia ($531 billion), Italy ($450 billion), and the United Kingdom ($416 billion), according to ICI data. As barriers on global capital flows continue to fall, we believe that equity markets will expand over time, leading to a need for information and advice on investing by investors around the world.

We believe ongoing growth in the financial services industry both in the United States and elsewhere will continue to support demand for economic and financial information. Within this industry, we believe there are two primary trends that will impact demand for specific products and services:

•
Investors are overwhelmed with data and are looking for more interpretation and advice to help them make intelligent decisions. Although the amount of available information about investing has increased dramatically, we believe investors are interested not just in data, but also in insight and understanding. Based on a Wirthlin Worldwide poll prepared for the Securities Industry Association in November 2004 (the Wirthlin Worldwide Poll), 58% of investors feel they know just some or very few of the things necessary to make good investment decisions. While the universe of investors is significantly larger than it was 10 years ago, many investors learned firsthand the difficulties of investing on their own when equity valuations dropped beginning in early 2000.

  Currently, more than half of investors rely on the advice of a financial professional when making decisions about buying or selling a security. The percentage of investors who purchase stocks and stock mutual funds through full-service brokerage firms has increased from 44% and 33%, respectively, in 1999 to 47% and 45%, respectively, in 2002, according to the EOA report. The percentage of total sales of mutual funds (excluding money-market funds) made through third parties increased from 77% in 1990 to 87% in 2003, according to the ICI Mutual Fund Fact Book. We believe that the increased need for interpretation and advice will lead to an increase in demand for value-added information and tools in the financial advisor market, as well as demand for integrated portfolio solutions in the institutional market. While more investors now work with a financial professional as opposed to making decisions on their own, we believe that many of these investors seek out third-party sources of information to validate the advice they receive; and

•
Investors are looking for trusted, independent sources for investment help. While the demand for investment information and advice has increased, there's often a gap between this demand and the level of trust investors feel they can place in the companies and mutual funds they invest in. Many investors have expressed serious levels of concern about company management teams and accounting practices, according to the Wirthlin Worldwide Poll. The mutual fund industry has faced scrutiny following allegations of lapses in fiduciary duty by several major fund companies. As regulators and industry leaders work toward solutions to these problems, we believe that investors will continue to seek out trusted sources of independent research.

  In addition, investors and government regulators have been placing more emphasis on independent equity research. In 2003 and 2004, 12 leading Wall Street investment banks agreed to a $1.5 billion settlement (the Global Analyst Research Settlements) with the Securities and Exchange Commission, the New York Attorney General, and other securities regulators to resolve allegations of undue influence of investment banking interests on securities research. Approximately $450 million of the $1.5 billion in fines that the investment banks agreed to pay in the settlements has been designated for independent research over a period of five years, with such independent research to be provided by companies that don't have ties to investment banking interests.

    Business Overview

              We are a leading provider of independent investment research in the United States and in major international markets. Our mission is to create great products that help investors reach their financial goals. We offer an extensive line of Internet, software, and print-based products for individual investors, financial advisors, and institutional clients. As of December 31, 2004, we provided extensive data on more than 17,000 mutual fund share classes in the United States, 38,000 mutual funds and similar vehicles in international markets, 5,800 stocks, 4,700 separate accounts, 700 closed-end funds, 42,000 variable annuity/life subaccounts, 190 exchange-traded funds, 1,200 hedge funds, and 80 state-sponsored college savings plans (commonly known as Section 529 College Savings Plans). We serve more than 4 million individual investors, 140,000 financial advisors, and 500 institutional clients, with operations in 16 countries around the world. In addition to our U.S.-based products and services, we have local versions of our products designed for investors in Australia, Canada, Denmark, France, Holland, Germany, Italy, Japan, Korea, New Zealand, Norway, People's Republic of China (both Hong Kong and the mainland), Spain, Sweden, and the United Kingdom.

We believe our reputation for excellence stems from our innovative contributions to the investment industry over the past 20 years, particularly in bringing relevant investment information to a broad audience. We were among the first firms to:

•
provide information on mutual fund portfolio managers;

•
calculate the overall price/earnings and price/book ratios for fund portfolios;

•
perform fundamental analysis based on mutual funds' underlying holdings;

•
conduct in-depth interviews with mutual fund portfolio managers;

•
classify funds according to what they actually hold as opposed to their stated investment styles;

•
apply the concepts of margin of safety and economic moats to a broad universe of stocks; and

•
develop a stock rating system that incorporates margins of safety, business risk assessments, analyst-generated fair value estimates, and the stock's current market price.

Our data and proprietary analytical tools such as the Morningstar Rating, which brings both performance and risk together into one evaluation, and the Morningstar Style Box, which provides a visual summary of a fund's underlying investment style, have become important tools that millions of investors and advisors use in making investment decisions. We've also developed in-depth advice on security selection and portfolio building to meet the needs of investors looking for integrated portfolio solutions. These tools are employed by many investors because they offer a useful framework for comparing potential investments and making decisions.

We believe Morningstar is one of the most recognized and trusted names in the investment industry and our "investors come first" approach to our business has led to a reputation for independence and objectivity. We believe our position in the industry also results from high-quality products and services, a history of product innovation, and widespread recognition of our brand.

From 2000 to 2004, our revenue increased by a compound annual growth rate of 24.4% largely because of strong internally generated growth. During this period, our lowest annual growth rate was 20.2% in 2002, and our highest annual growth rate was 28.8% in 2004. In 2004 our revenue was $179.7 million, an increase of 28.8% over

2003. Our net income (loss), however, has fluctuated significantly during this period, ranging from a net loss of $28.6 million in 2000 to net income of $8.8 million in 2004. As of December 31, 2004, we had an accumulated deficit of $81.7 million.

Our business operations are divided into three segments:

•
Individual, which focuses on products for the individual investor;

•
Advisor, which focuses on products for financial advisors; and

•
Institutional, which focuses on products for institutional clients, including banks, brokerage firms, insurance companies, mutual fund companies, and retirement plan providers and sponsors.

For individual investors, our largest product is our U.S.-based Web site, Morningstar.com. Morningstar.com is a leader in broad-based, innovative investment research, and it consistently ranks among the best investment sites on the Web. Morningstar.com has consistently been highly rated by Barron's since the launch of its annual investment Web site review in 1997, which rates investment Web sites based on ease of use, depth and usefulness of data, quality of editorial content, tools and interactivity, and timeliness. In 2004, Barron's named our site "Best Mutual Fund Site" and "Best Portfolio Tracker." Our site has also been named by Forbes as "Best of the Web" for the fund selection category in each of the past five years. With approximately 3.6 million registered users and an additional 131,000 paid subscribers, we believe that Morningstar.com is one of the largest investment-related subscription services on the Internet. We also offer numerous investor Web sites in international markets, as well as a variety of print publications for individual investors. Our Web sites and individual investor publications reach more than 4 million investors worldwide. Our Individual business segment also offers independent equity research to individual investors. Our independent equity research is currently distributed to five major investment banks to meet the requirements for independent research under the Global Analyst Research Settlements.

For financial advisors, our largest products are Morningstar Advisor Workstation, a comprehensive, Web-based investment planning system, and Principia, a CD-ROM-based investment research product. We also offer Morningstar Managed Portfolios, an asset management service consisting of portfolios of mutual funds in which advisors can invest their clients' assets. We sell our advisor-related products both directly to independent financial advisors and through enterprise licenses, which allow financial advisors associated with the licensing enterprise to use our products. For example, we have enterprise license agreements in place with American Express and UBS, which allow their associated financial advisors to use Morningstar Advisor Workstation. According to a report published in June 2003 by the research-based consulting firm Tiburon Strategic Advisors, Morningstar was ranked as the leading provider of investment research and data, financial planning software, and asset allocation software among 1,476 independent financial advisors surveyed.

For institutional clients, our key products and services include Morningstar Direct (formerly Morningstar DataLab), a set of Web-based research tools that combines advanced performance and holdings-based analysis with access to our proprietary statistics; Licensed Data, a complete set of investment data spanning all eight of our core databases, available as an electronic data feed; Investment Consulting, which draws on our extensive industry knowledge to help clients create and maintain investment portfolios; and Morningstar Retirement Manager, a broad-based suite of services for retirement plan participants, including education, guidance, advice, and managed retirement accounts.

Business Model: Leveraging Fixed Investments

Fixed Investments:
Databases
Stocks
Mutual Funds
Variable Annuities
Closed-End Funds
Separate Accounts
Exchange-Traded Funds
Hedge Funds
529 Plans
Core Skills
Research
Technology
Design
Leveraged by:
Media
Print
Software
Internet and Services
Audience
Individuals
Advisors
Institutions
Geography
San Francisco
Chicago
Toronto
Oslo
Stockholm
Amsterdam
Copenhagen
London
Paris
Munich
Milan
Madrid
Seoul
Tokyo
Shenzhen
Hong Kong
Sydney
Auckland

We leverage our eight core investment databases by selling a wide variety of products via multiple media to three key investor segments around the world.

    History

              In the early 1980s, the mutual fund industry was experiencing dramatic growth. However, comprehensive information about fund performance was not readily available to individual investors. Most individuals—the very audience for whom mutual funds were created—lacked the tools they needed to track, analyze, and make intelligent decisions about mutual funds. Morningstar founder Joe Mansueto believed this fundamental information should be widely available and created our company in 1984 to provide individual investors with useful and informative mutual fund analysis and commentary.

In 1984, we published our first product, The Mutual Fund Sourcebook, a quarterly publication containing performance data, portfolio holdings, and other information on approximately 400 mutual funds. This product was a comprehensive collection of mutual fund data, priced to be affordable for individual investors.

In 1986, we launched Morningstar Mutual Funds, a biweekly publication that included in-depth data and analyst commentary on more than 700 mutual funds. This publication quickly became our largest product and drove our growth over the following several years. In 1991, we launched Morningstar Principia, one of the first software programs that financial advisors could use to analyze mutual funds. This CD-ROM-based software is currently our largest-selling product and was a leading source of our growth in the 1990s.

We launched Morningstar.com in 1997, the first of our major Internet-based platform products, with content on both stocks and mutual funds. We launched the Morningstar StockInvestor newsletter in 1998, and have continued to expand our stock coverage through Morningstar.com's Premium service since that time.

In 1998, we established a joint venture in Japan with Softbank, the first of numerous international ventures. To help accelerate development of our Internet-based products, Softbank invested $91 million in Morningstar in 1999, purchasing 20% of our then-outstanding shares. We established ventures in Australia and New Zealand in 1999, expanded into Canada in 1999, and created ventures in several Asian markets in 2000. We launched seven ventures in Europe in 2001.

In July 2003, we acquired mPower, a San Francisco-based investment advisory firm that specialized in serving retirement plans sponsored by large employers.

In early 2004, we began creating a hedge fund database to help make the hedge fund industry more transparent to investors. In July 2004, we began providing independent equity research to five major investment banks to meet the terms of the Global Analyst Research Settlements.

1984
- Joe Mansueto establishes Morningstar in his Chicago apartment

1985
- Morningstar Rating for mutual funds debuts

1986
- *Morningstar Mutual Funds* launches

1991
- CD-ROM-based Principia software for advisors launches
- Paul Rand designs a new logo for Morningstar

1992
- Morningstar creates the nine-square Morningstar Style Box
- *Morningstar FundInvestor* monthly newsletter debuts
- Revenue exceeds $10 million

1994
- I.D. (International Design) Magazine names *Morningstar Mutual Funds* binder best package of the year

1996
- Morningstar category system for mutual funds debuts

1997
- Morningstar.com launches

1998
- Tokyo-based Softbank and Morningstar establish a joint venture in Japan
- *Morningstar StockInvestor* monthly newsletter debuts

1999
- Morningstar offices open in Australia and New Zealand
- Softbank acquires 20% stake in Morningstar
- Morningstar expands operations into Canada
- Revenue exceeds $50 million

2000
- Morningstar launches online retirement advice
- Morningstar Europe, Morningstar Asia, and Morningstar Korea open
- Morningstar Japan completes initial public offering on NASDAQ-Japan

2001
- Morningstar Direct (formerly Morningstar DataLab) debuts
- Morningstar Advisor Workstation launches
- Morningstar Managed Portfolios launches
- Morningstar Rating for stocks debuts

2002
- Morningstar Indexes debut
- Morningstar.com surpasses 100,000 Premium members
- Revenue exceeds $100 million

2003
- Morningstar managed retirement accounts launch
- Style Box "Ownership Zones" debut
- Morningstar acquires mPower
- Morningstar Rating for separate accounts debuts

2004
- Morningstar begins creating a hedge fund database
- Morningstar Advisor Workstation Office Edition launches
- Morningstar begins providing independent equity research to five investment banks under Global Analyst Research Settlements

    Competitive Strengths

              We believe we have the following competitive strengths:

    Strong Reputation and Brand.

              We have built a trusted name among individual investors, financial advisors, and institutions. We believe that our reputation for quality and independence is a key reason why our clients feel comfortable choosing our products. Because we resell our content through many different platforms, our data and information appear in many outside sources, including many large media outlets and software providers. Our investment analysts are frequently quoted in various media for their opinions about investing in stocks and mutual funds, which also helps us reach a wider audience.

    Investor Focus.

              Because investors depend on our information to help them make well-informed investment decisions, we design our products to provide the pertinent facts. We also maintain an independent view. If we think an investment vehicle doesn't meet the needs of investors, we won't hesitate to express that opinion. We've advocated better disclosure practices for mutual funds and stocks, and we've contributed Congressional testimony and numerous speeches and articles addressing corporate governance issues in the mutual fund industry. We have a history of advocating clear disclosure of mutual fund manager names, complete and timely disclosure of mutual fund portfolio holdings, lower expenses and fees for mutual fund shareholders, and candid discussions of portfolio strategy and performance in mutual fund shareholder reports.

    Depth, Breadth, and Accuracy of Data.

              We maintain what we believe is one of the largest, most accurate, and most complete databases in the industry, with data on more than 125,000 investment offerings. As of December 31, 2004, we provided extensive data on more than 17,000 mutual fund share classes in the United States, 38,000 mutual funds and similar vehicles in international markets, 5,800 stocks, 4,700 separate accounts, 700 closed-end funds, 42,000 variable annuity/life subaccounts, 190 exchange-traded funds, 1,200 hedge funds, and 80 Section 529 College Savings Plans. Our historical performance data on mutual funds goes back to 1976. In addition to raw performance statistics, we also provide data on portfolio holdings for the mutual funds and other managed investment products in our database. We believe that this information helps investors look "under the hood" and better understand what drives a fund's performance, as well as how to use individual funds more intelligently within a portfolio.

    Innovative, Proprietary Research Tools.

              We have developed a number of proprietary research and analytical tools that support our fundamental approach to investing, which we believe give us an edge over our competitors. Examples include the Morningstar Rating, which helped popularize the concept of risk-adjusted returns among the general investing public; the Morningstar Style Box, which classifies investment offerings based on their underlying size and investment style; and the Morningstar Ownership Zone, a graphical tool that plots each stock in a fund's portfolio within the Morningstar Style Box. We have continued to innovate by developing a proprietary sector classification system for stocks, a tool for viewing the geographical exposure of a portfolio, a set of proprietary market indexes based on the Morningstar Style Box, and a set of comprehensive asset-allocation tools for the retirement planning market.

The Morningstar Rating

★ ★★ ★★★ ★★★★ ★★★★★

We provide Morningstar Ratings on mutual funds, stocks, separate accounts, closed-end funds, as well as variable annuity/life portfolios and subaccounts. For managed investment products, the Morningstar Rating brings performance and risk together into one evaluation, with the top 10% of rated offerings receiving 5 stars and the bottom 10% receiving 1 star. We believe that the Morningstar Rating is an industry standard for helping individual investors and financial advisors evaluate mutual funds.

The Morningstar Style Box

Value
Blend
Growth
Large
Mid
Small

We provide three levels of detail for the Morningstar Style Box: a basic grid illustrating the overall style of a stock or fund, a basic Ownership Zone illustrating the area of the Style Box in which most of the fund's holdings tend to fall, and a detailed Ownership Zone that plots precisely where the fund's holdings fall within the Style Box. For the hypothetical mutual fund shown here, the first illustration shows that the fund's overall style emphasizes large-capitalization stocks with a blend of value and growth characteristics.

The second illustration shows that most of the fund's investments fall into the large-capitalization range and that the fund puts slightly more emphasis on growth stocks than value-oriented stocks.

The third illustration shows the complete distribution of the fund's holdings. Because some individual holdings have extremely large market capitalizations, they land outside the traditional Style Box range.

    Expertise in Research, Technology, and Design.

              For more than 20 years, we've focused on building our expertise in three core skill areas of research, technology, and design. As of December 31, 2004, we employed 150 investment analysts in our U.S. and international operations. Our approach to analysis emphasizes fundamental research. We analyze mutual funds down to the individual security level, and use a consistent set of research tools across our eight core investment databases. For stocks, we focus on determining the underlying value of the business, instead of trying to predict short-term price movements or momentum.

Morningstar strives to rapidly adopt new technology that can improve the products we deliver to our customers. We have also built a flexible technology platform that allows our products to work together across a full range of investment databases, delivery formats, and market segments. We develop most of our own software and technology tools, enabling us to leverage our expertise and tailor our products to the needs of our customers. As of December 31, 2004, our technology team consisted of 161 programmers and 66 technology and infrastructure professionals.

Because we believe that making complex financial data accessible and easy to use empowers people to make more intelligent investment decisions, we view design as an integral part of the product development process. Our design team, which consisted of 29 designers as of December 31, 2004, has won several awards and recognitions over the past 20 years. Our designs for Morningstar FundInvestor and Morningstar StockInvestor received a certificate of excellence in the American Institute of Graphic Arts (AIGA) annual design competition in 2002. Morningstar was also nominated for a Corporate Achievement Award of the Smithsonian Cooper-Hewitt National Design Museum's National Design Awards program in both 2002 and 2004.

    Large and Loyal Customer Base.

              Our individual investor Web sites have more than 4 million registered users worldwide, and our print publications reach more than 80,000 additional individuals. In the Advisor market, we reach more than 140,000 financial advisors. We work with approximately 500 institutional clients, including banks, brokerage firms, insurance companies, mutual fund companies, and retirement plan providers and sponsors. We believe our work reaches millions of other investors who access Morningstar's data and analysis through their financial advisors or other channels, such as newspapers, magazines, or other investment Web sites.

We sell many of our products through annual subscriptions and multi-year contracts. As a result, a large percentage of our revenue base has historically consisted of recurring revenue. In 2004, existing contracts and license and subscription renewals accounted for 74.6% of our revenue. We believe that the widespread acceptance of our proprietary tools creates an incentive for clients to continue to renew our products and services. In addition, our data is often integrated in our clients' operations, which we believe creates an additional incentive for ongoing contract renewals. We also strive to retain customers by emphasizing high levels of product support, which entails both helping our customers use our products effectively and listening to customer feedback. We believe that this two-way communication helps build customer loyalty over time.

    Diversified Revenue Base and Broad Reach Within Multiple Segments.

              In 2004, our three segments each contributed significantly to our revenue, with Institutional, Advisor, and Individual accounting for revenue (before eliminations) of $78.4 million, $60.9 million, and $47.0 million, respectively. Our business also is broadly diversified by client, with our largest customer accounting for less than 3% of our revenue in 2004. We believe our broad product lineup and extensive reach across multiple investor segments enhance our appeal across our business segments. For example, widespread usage of our products by individual investors helps reinforce demand from financial advisors and institutional clients because their end users have a high level of familiarity with our proprietary tools.

    Entrepreneurial Culture and Experienced Management Team.

              Morningstar has built a strong entrepreneurial culture over the past 20 years. We believe that our ability to empower and motivate employees is a key competitive strength and one of the primary reasons for our history of internally generated growth. Our philosophy is that people can and will do their best work when they have the freedom and tools to make their own decisions. Our managers value trust and honest communication. We provide a dynamic, open environment that is governed by a set of values that stress investor advocacy, entrepreneurial spirit, and teamwork. We also emphasize innovation and reward people for delivering results. Our executive officers have an average tenure with Morningstar of more than 12 years.

    Growth Strategies

              Our mission is to create great products that help investors reach their financial goals. This mission guides our operations, in the United States and internationally, and our product offerings, whether designed for individual investors, financial advisors, or institutions. In keeping with this mission, we are pursuing four growth strategies:

    Enhance our position in each of our three market segments by building on the strength of existing products.

              We believe our existing products offer a strong base upon which to build our future growth. We offer integrated research and portfolio tools, allowing investors to use our proprietary information and advice across multiple security types. We believe that individual investors, financial advisors, and institutional clients increasingly want integrated solutions as opposed to having to use different research tools for different parts of their portfolios. To help meet this need, one of our key strategies is to focus our product offerings on four of our major Web-based investor platforms:

•
Morningstar.com for individual investors;

•
Morningstar Advisor Workstation for financial advisors;

•
Morningstar Direct for institutional investment research professionals; and

•
Morningstar Retirement Manager for the retirement market.

We believe we can achieve deeper penetration of our current audiences with each of these platforms, as well as extend their reach to new segments. With Morningstar.com, we're focusing on expanding beyond our core audience of mutual fund investors by adding more stock investors. With Advisor Workstation, we're adding functionality that will help us reach more advisors in the United States and globally. With Morningstar Direct, we're focusing on expanding usage to reach a broader audience. For the Retirement Manager platform, we're focusing on our managed account offering as more plan providers have been adopting managed accounts.

    Expand the range of services we offer investors, financial advisors, and institutional clients.

              We plan to expand our product offerings to better meet the needs of investors. We plan to introduce new databases for additional types of investment offerings, including hedge funds, various types of managed investment pools in international markets, and other widely used investment products. We also expect to continue expanding our product offerings in three primary areas:

•
Expand our stock-research capabilities. Our equity research builds on our approach to mutual fund analysis, which has historically focused on analyzing the individual stocks that make up each fund's portfolio. In 2004, we increased the number of stocks that include in-depth written analyst coverage from approximately 700 to 1,500. We plan to sell this research through multiple channels, including to several institutional clients to fulfill their obligations to purchase independent research under the terms of the Global Analyst Research Settlements. We have entered into agreements with five of the firms named in the Global Analyst Research Settlements to provide independent equity research to their customers. In addition, we are continuing to pursue additional opportunities to distribute our equity research in the United States and in major international markets. We also believe that investors' increasing awareness of the value of independent research will strengthen our business over the long term;

•
Selectively develop our investment management business, primarily through Morningstar Managed Portfolios and Morningstar Retirement Manager. Our investment management programs combine managed investment products—typically mutual funds—in portfolios designed to help investors and financial advisors meet their specific financial goals. Morningstar Managed Portfolios (which we introduced in 2001) is a fee-based discretionary investment management program distributed exclusively through financial advisors. Morningstar Retirement Manager (which we introduced in 2003) is offered to retirement plan participants through retirement plan providers and employers. To meet what we believe is a growing demand, Retirement Manager includes a managed account service designed for plan participants who choose to delegate management of their portfolios to Morningstar's investment professionals who select investment options (typically mutual funds) and make retirement planning choices for the participant; and

•
Develop a comprehensive hedge fund database. We have created a hedge fund database to help investors analyze this alternative asset class, with the goal of making the hedge fund industry more transparent to investors. Hedge funds worldwide now represent more than $1 trillion in investor assets, according to the June 2004 AFSR/Correct Net Hedge Fund Administrator survey. Offering data on hedge funds is a natural extension of our work on other managed investment vehicles. We introduced this hedge fund database in early 2005.

    Continue to expand our international brand presence, products, and services.

              Over the past three years, our international operations have generated an increasing amount of revenue, expanding from $13.9 million in 2002 to $20.1 million in 2003 to $25.4 million in 2004. We plan to continue expanding our international operations to meet the increasing demand for wide-ranging, independent investment insight by investors around the globe. Because approximately half of the world's investable assets are located outside of the United States, we believe there are significant opportunities for us in non-U.S. markets.

    Seek growth through strategic acquisitions.

              Historically, we have focused primarily on organic growth by developing and expanding our products and services. However, we have made, and may in the future consider making, selective acquisitions that promote our key business objectives. For example, in July 2003 we acquired mPower, which specialized in providing advisory services to retirement plans sponsored by large employers, and in January 2005 we acquired VARDS to enhance our variable annuity data. In reviewing potential acquisitions, we plan to focus on transactions that:

•
offer a good strategic fit with our mission of creating great products that help investors reach their financial goals;

•
help us build our proprietary investment databases, research capabilities, technical expertise, or customer base faster and more cost effectively than we could if we built them ourselves; and

•
offer a good cultural fit with our entrepreneurial spirit and brand leadership.

    Business Segments, Products and Services

              The table below shows our revenue by business segment for each of the past three years:

	For the Year Ended December 31

	2002		2003		2004

Revenue by Segment	$000%		$000%		$000%
Individual	$31,998	29.2%	$35,406	25.4%	$46,996	26.2%
Advisor	40,972	37.4	49,161	35.2	60,880	33.9
Institutional	40,825	37.2	59,745	42.8	78,402	43.6
Elimination of intersegment revenue	(4,176)	(3.8)	(4,816)	(3.4)	(6,620)	(3.7)

Consolidated revenue	$109,619	100.0%	$139,496	100.0%	$179,658	100.0%

    Individual

              Within the Individual business segment, our Web sites reach millions of individual investors both in the United States and abroad. As of December 31, 2004, Morningstar.com had approximately 3.6 million registered users in the United States, and our 18 international sites reach an additional 500,000 investors in 12 languages. Most of our products target either experienced investors who are engaged in the investing process or those who want to learn more about investing. Based on surveys of our customers, we believe our products reach a mix of "do-it-yourself" investors who want to take charge of their own investment decisions and investors who seek out third-party sources to validate the advice they receive from brokers or financial planners.

Our client base in this segment consists of more than 200,000 paying customers, with the majority consisting of Premium members of Morningstar.com. We also sell advertising space on Morningstar.com. We reach 80,000 subscribers through several investment newsletters designed for individual investors. In addition to this customer base, approximately 4,000 public and private libraries in the United States subscribe to our services. We also offer books and PDF reports on individual securities.

    Morningstar.com (Web site)

              As of December 31, 2004, our free membership services had more than 4 million registered users worldwide, and include exclusive Morningstar commentaries, proprietary portfolio tools, and educational content to help investors of all levels learn and improve their investment skills. We use our free content as a gateway into Premium membership, which includes access to written analyst reports on more than 1,500 stocks and 2,000 mutual funds, Analyst Picks and Pans, and Premium Stock and Fund Screeners. Morningstar.com also includes Portfolio X-Ray, which helps investors evaluate their portfolios at the individual security level, and a variety of other portfolio tools.

As of December 31, 2004, we had more than 131,000 paying customers on Morningstar.com in the United States. We charge $13.95 for a monthly subscription, $125 for an annual subscription, $209 for a two-year subscription, and $299 for a three-year subscription for Morningstar.com's Premium service.

    Morningstar Mutual Funds (publication)

              Morningstar Mutual Funds (commonly known as the "mutual fund binder"), features our signature one-page reports on approximately 1,600 mutual funds. These reports contain historical performance data, portfolio statistics, and proprietary measurement tools. Twice a month, subscribers receive updated reports for 160 of the covered funds, along with news, commentary, industry research, and summary performance data for all 1,600 funds. Subscribers can also access a Web-based version for the most current information. We charge $549 for a one-year subscription to Morningstar Mutual Funds.

    Morningstar FundInvestor (newsletter)

              Morningstar FundInvestor is a monthly newsletter that includes data on 500 of the most popular mutual funds, ideas on building better portfolios, proprietary research, model portfolios, and news on changes within the fund industry. We charge $89 for a one-year subscription to Morningstar FundInvestor.

    Morningstar StockInvestor (newsletter)

              Morningstar StockInvestor is a monthly newsletter that includes updates on our two model portfolios (a "Tortoise" portfolio designed for conservative investors and a "Hare" portfolio designed for more risk-tolerant investors), a "Red Flags" column that highlights stocks to avoid, and a watch list of "The Morningstar Bellwether 50," which features large-capitalization stocks investors may want to consider. Each issue also offers commentaries about how investors can improve their stock selection and learn from leading portfolio managers. We charge $99 for a one-year subscription to Morningstar StockInvestor.

In addition to the products mentioned above, we offer several other investment newsletters and a series of books, which are available directly from us and in bookstores.

    Independent Equity Research (Web-based service)

              As of December 31, 2004, we offered independent equity research on more than 1,500 companies. Our approach to stock analysis focuses on long-term fundamentals. Our analysts evaluate companies by assessing each company's competitive advantage, analyzing the level of business risk, and completing an in-depth projection of the company's future cash flows. For companies we cover, we create an analyst-generated fair value estimate, a Morningstar Rating for stocks, a rating for business risk, and an assessment of the economic moat (a concept designed to describe the degree of a company's competitive advantage versus its competitors). For the remaining companies, we offer quantitatively generated grades for growth, profitability, and financial health, as well as descriptive text that explains the company's business operations. We currently deliver independent equity research primarily to individual investors as part of our Premium service on Morningstar.com and through the Global Analyst Research Settlements. We significantly expanded the number of stocks covered by our analyst team in 2004.

    Advisor

              We believe our Web-based content and CD-ROM software is integrated into the daily operations and research processes of many financial advisors who use our research and tools to help individual investors reach their financial goals. We license our advisor products both directly to independent financial advisors and through enterprise agreements for financial advisors affiliated with larger firms. For example, our enterprise licensing agreements with American Express and UBS allow financial advisors associated with those companies to use Advisor Workstation. Most of our license agreements have terms ranging from one to three years. As of December 31, 2004 we had established relationships with more than 110,000 financial advisors in the United States and approximately 38,000 financial advisors in international markets.

    Morningstar Principia (software)

              Principia is a leading investment planning software for the financial advisor industry and currently has approximately 46,000 subscriptions. As of December 31, 2004, Principia featured modules that provide timely data on more than 17,000 mutual fund share classes, 5,800 stocks, 4,700 separate accounts, 700 closed-end funds, and 42,000 variable annuity/life subaccounts. Each module is available separately or together in a CD-ROM format and features searching, screening, and ranking tools. Principia allows advisors to create integrated portfolios for clients and offers three-page Portfolio Snapshot reports that provide a comprehensive picture of a portfolio. The Snapshot report shows overall style and sector weightings as well as the cumulative exposure to individual stocks. The Snapshot report is among those approved by the National Association of Securities Dealers for financial advisors to distribute and review with their clients. Principia prices generally range from approximately $615 per year for a subscription to one investment database to $2,695 for a subscription package spanning multiple investment universes. Pricing for enterprise licenses varies based on the number of users.

    Morningstar Advisor Workstation (Web-based product)

              Advisor Workstation, a Web-based investment planning product, provides financial advisors with a comprehensive set of tools for conducting their core business—including investment research, planning, and presentation tools. It also allows advisors to build and maintain a client portfolio database that can be fully integrated with the firm's back-office technology and resources. Moreover, it helps advisors create customized reports for any combination of variable annuity/life subaccounts, separate accounts, mutual funds, stocks, exchange-traded funds, closed-end funds, and individual stocks. As of December 31, 2004, more than 80,000 advisors licensed Advisor Workstation, which is available in two editions: the Office Edition for independent financial advisors and the Enterprise Edition for financial advisors affiliated with larger firms. We generally charge $5,000 per year for the Office Edition. Pricing for the Enterprise Edition varies primarily based on the number of users.

    Morningstar Managed Portfolios (service)

              Morningstar Managed Portfolios is a fee-based discretionary investment management program distributed exclusively through financial advisors. Our team of investment professionals selects portfolios of mutual funds, monitors the asset classes and funds chosen for each portfolio, and makes adjustments as needed.

We complement these services with online client-management functions such as risk profiling and access to client statements, transaction capabilities, and performance reports.

The Morningstar Managed Portfolios program was introduced in 2001 and had more than $935 million in assets under management as of December 31, 2004. We charge asset-based fees for Morningstar Managed Portfolios.

    Institutional

              Through our Institutional segment, as of December 31, 2004, we served approximately 500 clients, including banks, brokerage firms, insurance companies, mutual fund companies, and retirement plan sponsors and providers. We believe our institutional clients value our independence, breadth of information, and customized services; in addition, we believe our research, tools, and advice reach many individual investors through this channel. Across the Institutional segment, we've established relationships with many of the largest companies in the financial services industry, including American Express, Nationwide Financial, Prudential, MetLife, and Fidelity Investments. Approximately 22% of our institutional sales are to clients located outside of the United States—primarily in Australia, Canada, and various countries in Europe. We typically sell our institutional products based on a contract term of one to three years.

    Morningstar Direct (formerly Morningstar DataLab) (Web-based product)

              Morningstar Direct is an Internet-based research platform that provides in-depth performance and holdings-based analysis of investment data. This service is the exclusive source for the underlying details on our proprietary statistics. It is integrated across multiple investment types and includes mutual funds (global), variable annuity/life subaccounts, separate accounts, and hedge funds. Morningstar Direct allows investment professionals to conduct advanced performance comparisons and in-depth analyses of a portfolio's underlying investment style. Pricing for Morningstar Direct is based on the number of licenses purchased: $15,000 for the first user, $10,000 for the second user, and $7,500 for each additional user.

    Licensed Data (service)

              We believe our investment databases are among the most comprehensive in the industry. Nearly all of the information in our databases comes from primary sources and can be packaged as a stand-alone option or in combination with other information. We can deliver the information through up-to-date technologies for rapid transmission and ease of use. Our Licensed Data service offers an extensive set of data focusing on investment performance, operations, portfolio statistics, and fees and expenses. Pricing for Licensed Data is based on the number of funds or other securities covered, the amount of information provided for each security, and the level of distribution.

    Licensed Tools and Content (Web-based service)

              We offer an extensive set of online tools and editorial content for other investment Web sites to license. Our online tools and content can be customized to meet the needs of international audiences. We also offer a fully integrated set of tools and applications to provide portfolio answers and analysis in context.

    Investment Profiles & Guides (publications)

              Our Investment Profiles are single-page reports that combine key elements from our data, design, and editorial content to clearly present relevant information about an investment. They cover mutual funds, stocks, variable annuity/life subaccounts, separate accounts, custom funds, and Section 529 College Savings Plans.

Investment Profiles are designed for use when communicating with clients, as well as for employers to communicate with retirement plan participants. We also offer Investment Guides, which are a collection of Investment Profiles, summary information, and educational articles. Pricing for Investment Profiles and Investment Guides is based on the number of securities covered, the amount of information we provide, and the level of distribution.

    Morningstar Indexes (service)

              Based on the same methodology as the Morningstar Style Box, our 16 real-time indexes track the U.S. equity market by capitalization and investment style. They include a broad market index, three capitalization-based indexes, three composite style indexes, and nine indexes based on both investment style and market capitalization. The Morningstar Indexes cover approximately 97% of the U.S. equity market based on market capitalization. We charge licensing fees for the Morningstar Indexes, with fee levels generally customized by client. Barclays Global Investors is licensing our 16 style-based indexes and has introduced nine exchange-traded funds (ETFs) based on the Morningstar Indexes.

    Morningstar Retirement Manager (service)

              Morningstar Retirement Manager is a suite of services that helps retirement plan participants plan and invest for their retirements. It gives clear guidance explaining whether participants' suggested plans are on target to meet their retirement goals. As part of this service, we also offer specific suggestions for contribution rates, asset mix, investment style, and sector exposure to help participants maximize their retirement portfolios, as well as specific recommendations for funds to invest in. Morningstar Retirement Manager includes a managed account service designed for plan participants who choose to delegate management of their portfolio to Morningstar's investment professionals. We offer these services primarily through retirement plan providers—typically third party asset management companies or companies that offer administrative services. These providers often supply investment offerings to retirement plan sponsors and their participants. As of December 31, 2004, more than 11 million plan participants had access to our advice and guidance services through approximately 68,000 plan sponsors and 29 plan providers. We believe we have a broader reach in the retirement market than our competitors. Pricing for Morningstar Retirement Manager depends on the number of participants, as well as the level of service we provide.

    Investment Consulting (service)

              Our team of investment professionals works with institutions to improve their investment offerings and the level of service they provide to clients. Our consultants evaluate portfolios, recommend strategies, help set investment policies, design asset allocations, and monitor ongoing performance. Pricing for our consulting services is based on the scope of work and the level of service required.

    Marketing and Sales

              We promoted our print, software, and Web-based products and services with a staff of approximately 160 sales and marketing professionals as of December 31, 2004. Our marketing staff includes both product specialists and a corporate marketing group that manages company initiatives. As part of this group, we have several strategic account managers who oversee all aspects of our largest institutional client relationships. We also have a sales operations staff, which focuses on tracking revenue, forecasting sales, and other tasks to support our sales team. Across all three of our segments, we emphasize high levels of product support to help our customers use our products effectively and listen to customer feedback. Providing helpful, consistent product support is a core aspect of our sales and marketing strategy.

    Individual

              We promote our individual investor products primarily through traditional direct mail, e-mail, promotions on our 19 investor Web sites worldwide, public relations, and advertising on related Web sites. We had 32 sales and marketing professionals in our Individual segment as of December 31, 2004.

Our strategy is to increase the number of investors who sign up for Morningstar.com Premium membership by continuing to develop and promote Premium content such as analyst reports, Fund Analyst Picks and Pans, and value-added portfolio tools, which we will market to registered users and other investors. As a core marketing strategy for Morningstar.com, we purchase advertisements on third-party sites such as Yahoo! and Google based on certain investment-related key words that can bring interested investors to relevant content on Morningstar.com.

We believe that equity research is a key growth opportunity in the individual investor market. Our marketing strategy for this area is to emphasize our proprietary and independent approach to stock analysis, which focuses on bottom-up analysis of company fundamentals.

    Advisor

              Our products for advisors, which include Advisor Workstation, Principia, and Morningstar Managed Portfolios, are sold primarily through our sales force and direct mail, with promotional support from online and print advertising and conference exhibits. We also use the annual Morningstar Investment Conference to promote our offerings for advisors. As of December 31, 2004, we had 36 sales team members dedicated to selling Advisor-related products. We believe that there are substantial opportunities to increase Advisor Workstation sales by attracting additional brokerage firms and investment advisors to sign up as clients. We also expect to expand our offerings to financial advisors in international markets.

    Institutional

              We market our products for institutional clients, including Morningstar Direct, Licensed Data, Investment Consulting, and Morningstar Retirement Manager for the retirement market, almost exclusively through our sales team. As of December 31, 2004, we had 80 sales and marketing professionals in our Institutional segment. We provide marketing support for our sales team in the form of online and print advertising, direct mail, and conference exhibits. We also have data reselling agreements with third-party providers of investment tools and applications, allowing us to increase the distribution of our data with minimal additional cost.

    International Operations

              We conduct our business operations outside of the United States through a variety of subsidiaries and joint venture operating companies. We have wholly owned or majority-owned operating companies doing business in each of the following markets: Australia, Canada, France, Holland, Germany, Italy, New Zealand, Norway, People's Republic of China (both Hong Kong and the mainland), Spain, and the United Kingdom. See Note 15 of our Notes to Consolidated Financial Statements for information on a legal proceeding that may, if decided adversely to us, affect our ownership of our Australian and New Zealand subsidiaries.

In addition, we hold minority ownership positions in operating companies based in Denmark, Japan, Korea, and Sweden. Our ownership in these companies is either held directly by us or indirectly through separate foreign subsidiaries that we control. The joint venture in Japan, Morningstar Japan, is publicly traded under ticker 4765 on the Osaka Stock Exchange "Hercules Market." As of December 31, 2004, we held approximately a 35% stake in Morningstar Japan; our share had a market value of approximately $36.1 million.

To enable these companies to do business in their designated territories, we provide them with the rights to the Morningstar name and logo and with access to certain of our products and technology. Each company operating within a particular country is responsible for developing or obtaining (through third-party licensing arrangements) databases of securities information for that country and for creating new products or modifying our existing products to suit the needs of clients within that country.

    Competitive Landscape

              The economic and financial information market has been marked by increased consolidation over the past five years, with the strongest players generally gaining market share at the expense of smaller competitors. Our largest competitors are Standard & Poor's (a division of The McGraw-Hill Companies), Thomson Financial Services (a division of Thomson Corporation), and Lipper (a division of Reuters). These companies have financial resources that are significantly greater than ours. We also have a number of smaller competitors in one or more of our three business segments. Most of our competitors compete with individual products or segments of our business; we are not aware of any company that offers substantially similar product solutions in all three of our market segments.

We believe the most important competitive factors in our industry are brand and reputation, data quality and comprehensiveness, quality of investment analysis and analytics, design, reliability, product support capabilities, and price.

•
Individual. In our Individual business segment, we compete with the personal finance Web sites of Yahoo!, America Online, a division of Time Warner, Microsoft, MarketWatch, TheStreet.com, The Motley Fool, SmartMoney.com, Intuit, and The Wall Street Journal. Our print publications compete most directly with Value Line, The Motley Fool, Phillips Investment Resources (a division of Phillips International), KCI Communications, Horizon Publishing Company, and the Association of Mutual Fund Investors.

•
Advisor. Our primary competitors in this business segment include Thomson Financial Services, SEI Investments, Ibbotson Associates, Standard & Poor's, SunGard, and Mobius Services provided by CheckFree Investment Services. For Morningstar Managed Portfolios, our primary competitors are SEI Investments, Brinker Capital, Standard & Poor's, AssetMark, and Envestnet PMC.

•
Institutional. In the retirement advice market, we compete primarily with Financial Engines, Inc. and Ibbotson Associates. For Licensed Data and Investment Profiles & Guides, our primary competitors are Lipper, Standard & Poor's, FactSet Research Systems, and Bowne & Co. For Morningstar Direct, our primary competitors are Lipper, Zephyr Management, Markov, Strategic Insight Mutual Fund Research and Consulting, Informa Investment Solutions, and Mobius Management Systems. Our Investment Consulting business competes primarily with Ibbotson Associates and Lipper, as well as some smaller competitors in the retirement consulting business.

Our international operations compete with a variety of other companies not named above, including Brain Power, MoneyMate, ASSIRT, vanEyk Research, and IWL.

    Integrity and Quality

    Research Independence

              Our independence, integrity, and advocacy for investors' interests are the foundation of our company. We have established specific policies and procedures to help ensure that our research remains independent and objective. All Morningstar employees are required to adhere to our Employee Code of Ethics and our Securities Trading Policy. In addition, we maintain a strict line of separation between Morningstar's fund and stock analysts and the company's sales teams. Sales personnel are prohibited from setting up meetings between analysts and clients or potential clients. If a sales person wishes to contact someone on the analyst staff, he or she must channel all requests through the director of the analyst staff. Sales personnel may not contact analysts directly.

In addition, our analysts may not disclose the content of their reports to any outside parties before publication. We prohibit all Morningstar employees from owning shares in mutual-fund management companies (defined as any firm that earns at least 20% of its revenue from mutual funds). Our equity analysts may not own shares in the companies they cover or in key competitors of the companies they cover.

    Quality Controls and Procedures

              Our data is the bedrock of the products and services we've created to help investors make better investment decisions. Throughout our history, we have invested in people and technology with the objective of maintaining accurate, high-quality data. For example, the data collection process for our mutual fund database includes more than 200 business rules designed to identify and correct errors.

We also strive to continuously improve our procedures to enhance the quality and integrity of our data. In addition, we have established programs to help our employees better understand the value we place on quality and the importance of promptly addressing any question about the accuracy of our data.

    Intellectual Property and Other Proprietary Rights

              We treat our brand, product names and logos, software, technology, databases, and other products as proprietary. We try to protect this property by using trademark, copyright, patent and trade secrets laws, licensing and nondisclosure arrangements, and other security measures. For example, in the normal course of business, we only provide our intellectual property to third parties through standard licensing agreements. The purposes of these agreements are to both define the extent and duration of any third party usage rights and to provide for our continued ownership in any intellectual property furnished.

Because of the value of our brand name and logo, we have tried to register one or both of them in all of the relevant international classes under the trademark laws of most of the jurisdictions in which we do business. As we move into new markets, we are continuing to effect these registrations and, in some jurisdictions, the registration of certain product identifiers as well. To date, we have registered our name and/or logo in 14 countries and the European Union and have applied for registrations in six other countries.

We currently hold three U.S. patents, one U.K. patent, and one Canadian patent. We do not rely on our patents and do not believe patents are important to our business.

We have encountered jurisdictions in which a third party has a pre-existing trademark in certain relevant international classes. In Australia, a third party has a pre-existing trademark registration that incorporates the name "Morningstar." We have not yet proceeded with a registration of our brand name or logo in Australia and, to date, have not been actively challenged by the third party registrant. In addition, we were not able to successfully register the "Morningstar" name and logo in Germany with respect to certain products because another party holds a pre-existing registration on the name. It is possible that our continued ability to use the "Morningstar" name or logo, either on a stand-alone basis or in association with certain products or services, could be compromised in these jurisdictions because of the pre-existing registrations.

In addition to licensing and non-disclosure agreements, a number of practical considerations help to protect our intellectual property:

•
Two decades of data collection have enabled us to create one of the largest proprietary databases of historical investment information in the industry.

•
Access to this proprietary database is necessary to enable most of our products to function properly.

•
We continue to update and enhance our products so that newer versions contain more features and functions than their older counterparts.

    Government Regulation

    United States

              Our investment advisory and broker-dealer businesses are subject to extensive regulation in the United States at both the federal and state level, as well as by self-regulatory organizations. Financial services businesses are among the nation's most extensively regulated. The SEC is responsible for enforcing the federal securities laws and serves as a supervisory body for all federally registered investment advisors and broker-dealers.

Three of our subsidiaries, Morningstar Investment Services, Inc., Morningstar Associates, LLC, and mPower Advisors, LLC are registered as investment advisors with the SEC under the Investment Advisers Act of 1940 (Advisers Act). As registered investment advisors, these companies are subject to the requirements and regulations of the Advisers Act. Such requirements relate to, among other things, record-keeping and reporting requirements, disclosure requirements, and limitations on principal transactions between an advisor and advisory clients, as well as general anti-fraud prohibitions.

We provide each of our investment advisor companies with financial and operational support. However, each of them operates independently from other areas of Morningstar, using separate personnel and making independent investment decisions.

Morningstar Investment Services is a broker-dealer registered under the Securities Exchange Act of 1934 (Exchange Act) and a member of the NASD. The regulation of broker-dealers has, to a large extent, been delegated by the federal securities laws to self-regulatory organizations, including the NASD. Subject to approval by the SEC, the NASD adopts rules that govern its members. The NASD conducts periodic examinations of the operations of Morningstar Investment Services. Broker-dealers are subject to regulations that cover all aspects of the securities business, including sales practices, market making and trading among broker-dealers, use and safekeeping of clients' funds and securities, capital structure, record-keeping, and the conduct of directors, officers, and employees. Violation of applicable regulations can result in the revocation of a broker-dealer license, the imposition of censures or fines, and the suspension or expulsion of a firm, its officers, or employees. Morningstar Investment Services is subject to certain net capital requirements under the Exchange Act. The net capital requirements, which specify minimum net capital levels for registered broker-dealers, are designed to measure the financial soundness and liquidity of broker-dealers.

Additional legislation and regulations, including those relating to the activities of investment advisors and broker-dealers, changes in rules imposed by the SEC or other U.S. or foreign regulatory authorities and self regulatory organizations, or changes in the interpretation or enforcement of existing laws and rules may adversely affect our business and profitability. Our businesses may be materially affected not only by regulations applicable to it as an investment advisor or broker-dealer, but also by regulations of general application.

    Australia

              In order to provide financial information services in Australia, our Australian subsidiary, Morningstar Research Pty Limited (Morningstar Australia), must hold an Australian Financial Services License and submit to the jurisdiction of the Australian Securities and Investments Commission (ASIC). This license requires Morningstar Australia to maintain positive net asset levels and sufficient cash resources to cover three months of expenses and to comply with the audit requirements of the ASIC. The availability of this license may be adversely affected by the legal proceeding described in Note 15 of the Notes to our Consolidated Financial Statements.

    Licensing Agreements

    Agreements with Customers

              In the majority of our licensing agreements, we license our products and/or other intellectual property to our customers for a fee. We generally use our own form of standard agreements, whether in paper or electronic form, and we do not provide our products and services to customers or other users without having an agreement in place.

    Other Licensing Agreements

              We also maintain licensing agreements with each of our joint venture companies. We put these agreements in place so these companies can use our intellectual property, such as our products and trademarks, to develop and market similar products under our name. If we dissolve a subsidiary or terminate a joint venture, all licensed rights granted by us terminate. The only exception is our joint venture in Japan (Morningstar Japan). It has the right to continue to use our intellectual property for up to one year after the termination of its joint venture agreement if that termination is not caused by Morningstar Japan's breach. In all cases, we retain ownership of all information licensed and own or have the right to acquire any works that are created from that information.

As well as acting as a licensor of intellectual property, we also license certain intellectual property from third parties. In the ordinary course of our business, we incorporate and use intellectual property from a variety of third-party sources.

    Properties and Facilities

              Our headquarters are located in Chicago, Illinois, and consist of approximately 133,000 square feet of leased space. Our lease on this space expires in January 2009. We lease an additional 55,000 square feet in 18 offices located around the world. We believe that our headquarters and other offices are adequate for our immediate needs and that additional or substitute space is available if needed to accommodate growth and expansion.

    Employees

              We had approximately 1,000 employees as of December 31, 2004. Our employees are not represented by any collective bargaining organization, and we have never experienced a work stoppage.

    Legal Proceedings

              In March 2002 Mr. Graham Rich, a former managing director, chief executive officer, and beneficial shareholder of Morningstar Australia, and two companies controlled by Mr. Rich named us and several of our employees in a proceeding brought in the Equity Division of the Supreme Court of New South Wales, Australia. In the proceeding, Mr. Rich and his affiliates are pursuing monetary damages in the amount of Australian $25 million and equitable remedies, including an order setting aside our purchase of certain of Mr. Rich's shares in Morningstar Australia. Mr. Rich is also seeking leave of the court to begin a proceeding in the name of Morningstar Australia against Morningstar and its nominee directors. A hearing on this application occurred on April 4, 2005 and judgment was reserved. In February 2004, we offered to settle all claims for Australian $1.25 million, which then approximated U.S. $942,000, and we recorded a reserve of this amount for these claims in the fourth quarter of 2003. While we are vigorously contesting the claims against us, this proceeding is not yet in the documentary discovery stage and its likely outcome cannot be determined at this time. In 2003 and 2004, Morningstar Australia generated total revenue of U.S. $3.7 million and U.S. $4.5 million, respectively, and had net losses of U.S. $0.6 million and U.S. $0.1 million, respectively. For more information on this matter, see Note 15 of the Notes to our Consolidated Financial Statements.

The staff of the SEC is conducting an investigation related to incorrect total return data that we published with respect to a single mutual fund, the Rock Canyon Top Flight Fund, that overstated the fund's returns. In May 2004, we received a "Wells Notice" from the staff of the Division of Enforcement of the SEC indicating that it intended to recommend that the SEC take legal action against us alleging that we violated Section 17(a) of the Securities Act of 1933 and Section 10(b) of the Securities Exchange Act of 1934 and Rule 10(b)-5 promulgated thereunder. We have cooperated fully with the staff of the SEC in its investigation and engaged in settlement discussions with the staff regarding this matter. Such discussions have concluded, however, and we were not able to reach agreement on the terms of a settlement. We cannot predict whether such discussions will resume or the scope, timing, or outcome of the investigation, which may include the institution of administrative, civil injunctive, or criminal proceedings, the imposition of fines and penalties, and other remedies and sanctions, any of which could lead to an adverse impact on our stock price, the inability to attract or retain key employees, and the loss of customers. We also cannot predict what impact, if any, these matters may have on our business, operating results, or financial condition.

At our initiative in response to the investigation described in the paragraph above and as part of our ongoing effort to continually improve our processes, we have taken numerous steps to strengthen our quality-control procedures, including increasing our communication efforts, centralizing lines of reporting for data questions or errors, augmenting the stringent business rules we have in place, and improving our data analyst training. See "—Integrity and Quality" for additional information.

On December 13, 2004, Morningstar Associates, LLC, a wholly owned subsidiary of Morningstar, Inc., received a request in the form of a subpoena from the New York Attorney General's office, seeking information and documents from Morningstar Associates related to an investigation the New York Attorney General's office is conducting. While the subpoena is very broad, it specifically asks for information and documents about the investment consulting services Morningstar Associates offers to retirement plan providers, including fund lineup recommendations for retirement plan sponsors. We have been fully cooperating with the New York Attorney General's office. On December 16, 2004, shortly after the New York Attorney General's office issued the subpoena, the SEC notified Morningstar Associates and Morningstar Investment Services, Inc. that it had begun an examination. In February 2005, the SEC issued a request for the voluntary production of documents to Morningstar Associates. The request is similar in scope to the subpoena. Although we believe the focus of the investigations being conducted by the New York Attorney General's office and the SEC is on Morningstar Associates, it is possible that information and documents pertaining to Morningstar Investment Services may also be examined. We cannot predict the scope, timing, or outcome of the investigation or examinations which may include the institution of administrative, civil injunctive, or criminal proceedings, the imposition of fines and penalties, and other remedies and sanctions, any of which could lead to an adverse impact on our stock price, the inability to attract or retain key employees, and the loss of customers. We also cannot predict what impact, if any, these matters may have on our business, operating results, or financial condition.

In addition to these proceedings, from time to time, we are involved in legal proceedings and litigation that arise in the normal course of our business.

     Management

    Executive Officers and Directors

              The name, age, position, and a brief account of the business experience of each of our executive officers and directors are set forth below.

Name	Age	Position
Joe Mansueto	48	Chairman, Chief Executive Officer, and Director
Tim Armour	56	Managing Director
Chris Boruff	40	President, Advisor Business
Bevin Desmond	38	President, International Business
Martha Dustin Boudos	38	Chief Financial Officer and Secretary
Catherine Gillis Odelbo	42	President, Individual Business
Tao Huang	42	Chief Operating Officer
Elizabeth Kirscher	40	President, Data Services Business
Art Lutschaunig	46	President and Chief Investment Officer, Morningstar Investment Services
Don Phillips	43	Managing Director and Director
Patrick Reinkemeyer	40	President, Morningstar Associates
John Rekenthaler	44	Vice President, Research and New Product Development
David W. Williams	44	Managing Director, Design
Cheryl Francis	51	Director
Steve Kaplan	45	Director
Jack Noonan	57	Director
Paul Sturm	58	Director

    Joe Mansueto

              Joe Mansueto founded Morningstar in 1984. He has served as our chairman since our inception, and as our chief executive officer from inception to 1996 and from 2000 to the present. He holds a bachelor's degree in business administration from The University of Chicago and a master's degree in business administration from The University of Chicago Graduate School of Business.

    Tim Armour

              Tim Armour has been one of our managing directors since 2000. He is responsible for strategic relationships and business development. He joined us in 1998 as our chief operating officer and from 1999 to 2000 served as our president. He holds a bachelor's degree in business administration from Gettysburg College and a master's degree in business administration from the Columbia Business School at Columbia University.

    Chris Boruff

              Chris Boruff has been the president of our advisor business since 2000. He is responsible for overseeing strategy, development, and marketing associated with our products for financial advisors. He joined us in 1996 as product manager for Principia, and from 1997 to 1998, he served as senior product manager of advisor products. From 1999 to 2000, he served as vice president of advisor products, where he was responsible for all marketing related to financial advisors. He holds a bachelor's degree in economics and psychology from Northwestern University.

    Bevin Desmond

              Bevin Desmond has been president of our international business since 2000. She is responsible for identifying and developing new markets, managing and directing operations, and launching new products. She joined us in 1993 and was one of three employees who started our international business. From 1998 to 2000, she served as manager of all international ventures. She holds a bachelor's degree in psychology from St. Mary's College.

    Martha Dustin Boudos

              Martha Dustin Boudos has been our chief financial officer since 2001 and our secretary since April 2004. She is responsible for finance, human resources, legal, and compliance. She joined us in 1992 as a marketing manager. She also played a key role in the creation of our Web site, Morningstar.com. From 1998 to 2000, she was responsible for our retirement advice service. During 2001, she served as our vice president of human resources. She holds a bachelor's degree in political science from Wellesley College and a master's degree in business administration from the Kellogg School of Management at Northwestern University.

    Catherine Gillis Odelbo

              Catherine Gillis Odelbo has been president of our Individual segment since 2000. She joined us in 1988 as a mutual fund analyst and from 1999 to 2000 served as senior vice president of content development for the company, as well as publisher and editor of our stock and closed-end fund research. She holds a bachelor's degree in American history from The University of Chicago and a master's degree in business administration from The University of Chicago Graduate School of Business.

    Tao Huang

              Tao Huang has been our chief operating officer since 2000. He is responsible for corporate strategy, oversight of all business units, and directing our day-to-day operations. He joined us in 1990 as a software developer and from 1996 to 1998 served as chief technology officer. From 1998 to 2000, he served as senior vice president of business development and head of international operations. He holds a bachelor's degree in computer science from Hunan University in China, a master's degree in computer science from Marquette University, and a master's degree in business administration from The University of Chicago Graduate School of Business.

    Elizabeth Kirscher

              Elizabeth Kirscher has been president of our data services business since 2000. She is responsible for managing our investment databases and related products. She joined us in 1995 as a major accounts manager in our institutional sales area. From 1998 to 1999, she served as international product manager and worked on the launch of Morningstar Japan. From 1999 to 2000, she was director of sales and business development for Morningstar.com and marketed Morningstar.com data and tools to other Web sites. She holds a bachelor's degree from Vassar College and a master's degree in business administration from the Columbia Business School at Columbia University.

    Art Lutschaunig

              Art Lutschaunig has been president and chief investment officer for Morningstar Investment Services since August 2001. He is responsible for managing the investment services business, including oversight of the group's investment research and portfolio management. Before joining us in May 2001, he was an independent consultant. From 2000 to 2001, he served as president of Giving Capital, Inc. He holds a bachelor's degree in marketing from Villanova University.

    Don Phillips

              Don Phillips has been one of our managing directors since 2000. He is responsible for corporate strategy, research, and corporate communications. He joined us in 1986 as our first analyst. He served as our vice president and publisher from 1991 to 1996, as our president from 1996 to 1998, and as our chief executive officer from 1998 to 2000. He has served on our board of directors since August 1999. He also serves on the board of directors for Morningstar Japan. He holds a bachelor's degree in English from the University of Texas and a master's degree in American literature from The University of Chicago.

    Patrick Reinkemeyer

              Patrick Reinkemeyer has been president of Morningstar Associates since October 2004. He is responsible for Morningstar's investment consulting and retirement businesses. From 2001 until October 2004, Reinkemeyer served as president of Morningstar's institutional investment consulting business. He joined us in 1996. From 1996 to 1997, he directed our print and software variable annuity/life products. He holds a bachelor's degree in history from Middlebury College and a master's degree in business administration from The University of Chicago Graduate School of Business.

    John Rekenthaler

              John Rekenthaler has been vice president of new product development since October 2004. In April 2005, he took on additional responsibilities as vice president of research. From 2001 until October 2004, he served as president of Morningstar Associates and head of the company's retirement advice business. He joined us in 1988 as an assistant editor and from 1998 to 2000 he previously served as our director of research. From 1991 to 1995, he served as editor of Morningstar Mutual Funds and Morningstar FundInvestor. He holds a bachelor's degree in English from the University of Pennsylvania and a master's degree in business administration from The University of Chicago Graduate School of Business.

    David W. Williams

              David W. Williams has been one of our managing directors since 2000. He is in charge of design and its application to brand identity, products, communications, and the workplace. He joined us in 1993 and has been instrumental in establishing design as one of our recognized core capabilities. He holds a bachelor's degree in industrial design from The Ohio State University and a master's degree in fine arts from the Yale University School of Art.

    Cheryl Francis

              Cheryl Francis was elected to our board of directors in July 2002. She has been vice chairman, Corporate Leadership Center, since 2002 and an independent business and financial advisor since 2000. From 1995 to 2000, she served as executive vice president and chief financial officer of R.R. Donnelley & Sons Company, a print media company. She currently serves as a member of the board of directors of HNI Corporation and Hewitt Associates, as well as a trustee for Cornell University. She holds a bachelor's degree from Cornell University and a master's degree in business administration from The University of Chicago Graduate School of Business.

    Steve Kaplan

              Steve Kaplan served as a member of our advisory board beginning in 1998 and was elected to our board of directors in August 1999. Since 1988, he has been a professor at The University of Chicago Graduate School of Business where he currently is the Neubauer Family Professor of Entrepreneurship and Finance. He holds a bachelor's degree in applied mathematics and economics from Harvard College and a Ph.D. in business economics from Harvard University. He also serves on the board of trustees of the Columbia Acorn Funds where he serves as a member of the governance and compliance committees.

    Jack Noonan

              Jack Noonan served as a member of our advisory board beginning in 1998 and was elected to our board of directors in August 1999. Since 1992, he has served as president and chief executive officer of SPSS Inc., a software company specializing in predictive analytics, where he also currently serves on the board of directors.

    Paul Sturm

              Paul Sturm served as a member of our advisory board beginning in 1998 and was elected to our board of directors in August 1999. Since 1992, he has worked at Smart Money Magazine where he currently writes a monthly column on investing. From 1985 to 1989, he was assistant managing editor at Business Week. From 1980 until 1985, he held a similar position at Forbes. Prior to that, he worked as a business writer for a variety of publications based in New York, Washington, and London. He holds a bachelor's degree in economics from Oberlin College and a master's degree in journalism from Columbia University. He received a law degree from Georgetown University Law Center.

    Board of Directors

              Our board consists of six directors, four of whom our board has determined satisfy the independence criteria set forth in the NASDAQ Marketplace Rules. Each member is subject to election at each annual meeting of shareholders. The authorized number of directors may be changed only by resolution of the board of directors or a vote of the shareholders.

We do not intend to rely on the "controlled company" exception to the NASDAQ Marketplace Rules. Accordingly, we intend to comply with the rules generally requiring that companies listed on NASDAQ have a majority of independent directors. We also intend to maintain a compensation committee and a nominating and corporate governance committee composed entirely of independent directors. Following completion of this offering, a majority of our directors will be independent and all of the directors on our compensation and nominating and corporate governance committees will be independent.

    Committees of the Board of Directors

    Audit Committee

              We have established an audit committee made up solely of independent directors consisting of Cheryl Francis, Steve Kaplan, and Paul Sturm. Cheryl Francis serves as the chair of our audit committee. We believe that each of the members of our audit committee is financially sophisticated and able to read and understand our financial statements, and our board has determined that Cheryl Francis is an audit committee financial expert within the meaning of the Sarbanes-Oxley Act of 2002. The audit committee's duties include:

•
reviewing and recommending to the board internal accounting and financial controls and accounting principles and auditing practices to be employed in the preparation and review of our financial statements;

•
making recommendations to the board concerning the engagement of an independent registered public accounting firm to audit our annual financial statements and the scope of the audit to be undertaken by such auditors; and

•
approving in advance all audit services to be provided to us and all non-audit services to be provided to us by our independent registered public accounting firm.

    Compensation Committee

              We have established a compensation committee made up solely of independent directors consisting of Steve Kaplan, Jack Noonan, and Paul Sturm. Steve Kaplan serves as chairman of our compensation committee. The compensation committee is appointed by the board to assist in establishing annual and long-term performance goals and compensation for senior management. The compensation committee ensures that executive compensation remains competitive in order to retain and attract talent to Morningstar and is closely linked to both individual and company performance. The compensation committee's duties include:

•
reviewing at least annually the performance of senior management in meeting our goals and objectives and recommending actions to the board regarding base salaries, incentive plans, and equity-based plans for senior management;

•
overseeing the administration of our option plans and other compensation plans, approving plan amendments, overseeing compliance, and interpreting plan guidelines;

•
approving annual award grants to employees and changes in share price; and

•
providing an annual summary report on executive compensation to the board of directors.

    Nominating and Corporate Governance Committee

              We have established a nominating and corporate governance committee made up solely of independent directors consisting of Cheryl Francis, Jack Noonan, and Paul Sturm. Paul Sturm serves as chairman of our nominating and corporate governance committee. The nominating and corporate governance committee's duties include:

•
identifying individuals qualified to become board members;

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recommending director nominees for the next annual meeting of shareholders;

•
identifying director candidates to fill any vacancies on the board of directors;

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reviewing size, performance, composition, duties, responsibilities, function, structure, and operation of the board of directors;

•
making recommendations to the board of directors concerning tenure and retirement policies for independent directors and succession planning; and

•
periodically reviewing our corporate governance guidelines, including all of our policy statements relating to corporate governance.

We have adopted charters for our audit committee, compensation committee, and nominating and corporate governance committee. We will make each of these documents available on our corporate Web site at global.morningstar.com.

    Director Compensation

              Each non-employee director is entitled to receive a fee of $1,000 per board meeting and $500 per committee meeting attended, plus travel expenses in connection with attendance at meetings. As chair of the audit committee, Cheryl Francis will receive an annual retainer of $5,000 beginning in 2005. Upon election to the board, non-employee directors receive a grant of options to purchase 60,000 shares of our common stock at an initial exercise price equal to the fair market value of such stock at the date of grant. Non-employee directors are also entitled to receive an annual grant of options to purchase 12,000 shares of our common stock. Options granted to our non-employee directors vest over three years. The options granted to our non-employee directors for 2004 have an initial exercise price equal to $14.70 per share, with the exercise price increasing over the term of the options at a rate equal to the 10-year Treasury yield rate as of the date of grant. On May 2, 2005, we granted our non-employee directors options for 2005 at an initial exercise price equal to the initial public offering price, with the exercise price increasing over the term of the options at a rate equal to the 10-year Treasury yield rate as of the date of grant. Subject to the discretion of our board and our compensation committee, we intend to continue the practice of granting options with similar exercise price features to non-employee directors for the foreseeable future. See "—Executive Compensation." Directors who are also our employees do not receive any additional compensation for serving on the board of directors or attending board meetings.

    Compensation Committee Interlocks and Insider Participation

              None of our executive officers serves as a member of the board of directors or the compensation committee of any other company that has one or more executive officers serving as a member of our board of directors or compensation committee. Prior to the formation of the compensation committee in 2003, the board of directors as a whole made decisions relating to compensation of our executive officers. Our compensation committee currently consists of Steve Kaplan, Jack Noonan, and Paul Sturm. Prior to April 30, 2004, our compensation committee consisted of Steve Kaplan, Jack Noonan, and Joe Mansueto, our chief executive officer. On August 31, 1999, Joe Mansueto loaned us $6.5 million that we repaid on March 30, 2004. Additionally, a corporation wholly owned by him provided sales and other services to us between 1995 and 2003 that were discontinued effective December 31, 2003. For more information on these transactions, see "Certain Relationships and Related Party Transactions—Transactions Involving Joe Mansueto."

    Executive Compensation

              Our compensation philosophy is to pay senior management competitive base salaries and provide them the opportunity to earn meaningful incentive compensation, ranging from 50% to 130% of base compensation, through the Morningstar Incentive Plan. Equity awards that vest over time are also an important component of how we reward employees. We believe equity awards can help align the economic interests of our management with those of our shareholders. To better ensure that the benefits of these awards are tied to meaningful appreciation in shareholder value, we granted options in 2004 with an initial exercise price equal to $14.70 per share, and, on May 2, 2005, we granted options at an initial exercise price equal to the initial public offering price, in each case with the exercise price increasing over the term of the options at a rate equal to the 10-year Treasury yield rate as of the date of grant. Subject to the discretion of our board and our compensation committee, we intend to continue the practice of granting options with similar exercise price features for the foreseeable future.

Our board has adopted share ownership requirements for our senior management. Our managing directors and presidents are required to own shares of our common stock with a value equal to at least two times and one times their annual base salaries, respectively. The policy also requires that senior management retain a meaningful portion of the after-tax value they realize through equity awards, such as options, for so long as they remain employed with us. Our senior management must retain at least 80% of such value before they satisfy applicable share ownership requirements and 40% of such value after they satisfy those requirements.

    CEO Compensation

              In consideration of his status as our principal shareholder, Joe Mansueto believes that his compensation as our chief executive officer should be realized primarily through appreciation in the long-term value of our common stock. Accordingly, at his request, he does not participate in our equity or cash-based incentive programs. In addition, since resuming his role as our chief executive officer in 2000, his annual salary has been fixed at $100,000. While our compensation committee will continue to have the discretion to review and make recommendations concerning his compensation, we expect that his salary will remain at $100,000 per year for the foreseeable future.

    Compensation of Executive Officers

              The following table shows all compensation earned or received during the year ended December 31, 2004 by our chief executive officer and our five other senior executive officers (the named executive officers), the first four of whom qualify as our most highly compensated executive officers, for the year ended December 31, 2004.

	Annual			Long Term

Summary Compensation	Salary	Bonus (1)	Shares Underlying Option Awards	LTIP Payouts (2)	All Other (3)
Joe Mansueto Chairman and Chief Executive Officer	$100,000	$—	—	$—	$7,025
Tim Armour Managing Director	275,000	175,000	25,000	7,607	13,254
Martha Dustin Boudos Chief Financial Officer and Secretary	200,000	250,000	80,000	14,487	12,188
Tao Huang Chief Operating Officer	250,000	387,276	110,000	11,229	13,232
Don Phillips Managing Director	300,000	160,000	40,000	11,411	13,276
David W. Williams Managing Director, Design	160,000	165,000	55,000	10,143	11,820

(1)
This table does not include deferred cash bonus amounts that may be payable to certain of our named executive officers if we meet certain performance targets in the year ending December 31, 2005. If the performance targets are met, all of the deferred cash bonus amounts will be paid. If the performance targets are not met, none of the deferred cash bonus amounts will be paid. For a more detailed description of our Incentive Plan, see "—Morningstar Incentive Plan." These deferred cash bonus amounts are as follows: Tim Armour $25,000; Martha Dustin Boudos $50,000; Tao Huang $62,276; Don Phillips $35,000; and David W. Williams $40,000.

(2)
"LTIP Payouts" consist of deferred cash bonus amounts under our Incentive Plan that were paid to certain of our named executive officers for meeting certain performance targets for the years ended December 31, 2003 and 2004.

(3)
"All Other" includes matching contributions to our 401(k) plan for the year ended December 31, 2004 for our named executive officers in the following amounts: Joe Mansueto $7,000; Tim Armour $13,000; Martha Dustin Boudos $12,000; Tao Huang $13,000; Don Phillips $13,000; and David W. Williams $11,667; and also includes the amounts paid for basic life insurance and accidental death and dismemberment insurance on behalf of our named executive officers as follows: Joe Mansueto $25; Tim Armour $254; Martha Dustin Boudos $188; Tao Huang $232; Don Phillips $276; and David W. Williams $153.

    Option Grants

              The following table shows certain information concerning grants of common stock options to each of our named executive officers for the year ended December 31, 2004.

Option Grants in 2004	Number of Securities Underlying Options (2)	Percent of Total Options Granted to Employees	Exercise Price Per Share (3)	Expiration Date	Grant Date Value (4)
Joe Mansueto (1)	—	—%	$—	—	$—
Tim Armour	25,000	1.5	14.70	12/1/2014	234,750
Martha Dustin Boudos	80,000	4.9	14.70	12/1/2014	751,200
Tao Huang	110,000	6.8	14.70	12/1/2014	1,032,900
Don Phillips	40,000	2.5	14.70	12/1/2014	375,600
David W. Williams	55,000	3.4	14.70	12/1/2014	516,450

(1)
Joe Mansueto does not receive options under our stock option plans.

(2)
These options have a term of 10 years and vest in equal annual amounts over four years.

(3)
The initial exercise price of $14.70 will increase over the term of the options at a rate equal to the 10-year Treasury yield rate as of the date of grant.

(4)
These values were estimated using a Black-Scholes option-pricing model with the following weighted average assumptions: expected volatility: 50%; interest rate: 4.24%; dividend yield: 0%; expected life: 7 years; expected exercise price: $19.67; and fair value of common stock (per share): $17.50.

    Aggregate Option Exercises in 2004 and Year-End Option Values

              The following table shows information concerning the exercise of stock options during the year ended December 31, 2004 by our named executive officers and the value of unexercised options as of December 31, 2004.

			Number of Shares Underlying Unexercised Options		Value of Unexercised In-the-Money Options (1)

Aggregate Option Exercises	Number of Shares Acquired on Exercise	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Joe Mansueto	—	$—	—	—	$—	$—
Tim Armour	—	—	551,049	36,875	5,183,891	159,669
Martha Dustin Boudos	2,724	35,358	159,121	216,875	1,137,493	1,261,269
Tao Huang	—	—	1,244,146	282,500	7,527,837	1,129,625
Don Phillips	—	—	1,536,674	198,326	14,000,444	2,337,592
David W. Williams	—	—	128,014	71,250	885,949	266,363

(1)
We determined the value of unexercised in-the-money options as of December 31, 2004 by calculating the difference between $17.50, the fair value per share of our common stock as of December 31, 2004, and the option exercise price of each applicable in-the-money option multiplied by the number of shares underlying such option.

    Employment Agreements and Change in Control Arrangements

              We do not have any employment agreements, termination agreements, or change-in-control agreements with any of our named executive officers.

    Morningstar Incentive Plan

              We have adopted the Morningstar Incentive Plan (Incentive Plan), formerly known as the Morningstar Bonus Program, that rewards employees for meeting and exceeding annual performance goals established by the compensation committee that we expect to be based on operating income before stock-based compensation expense.

Eligibility to participate in the Incentive Plan is limited to all regular full-time and part-time employees.

Employees are eligible to receive bonuses based on meeting financial goals that are set for both specific businesses and the company as a whole. Employees who work at the corporate level (including our executive officers and managing directors) receive bonuses based solely on the overall profitability of the company.

Financial goals for the Incentive Plan are established by our compensation committee at the beginning of the year. If a business or the company misses its financial goals in a given year, the bonus is reduced and if the shortfall is substantial enough, eliminated.

The company retains a portion of each annual bonus pool for one year to encourage continued positive results in the following year. This deferred amount is payable to employees only if performance in the business or company meets the minimum financial goals set for the following year.

Bonus payouts are determined at year-end once financial results are final and audited and are paid in cash. Each individual's bonus is based upon the individual's contribution to the success of the specific business measured or the company.

In addition, temporary employees and any independent contractors are not eligible to participate in the Incentive Plan.

The compensation committee administers the Incentive Plan and has the authority to construe, interpret, and implement the Incentive Plan and prescribe, amend, and rescind rules and regulations relating to the Incentive Plan. The determination of the compensation committee on all matters relating to the Incentive Plan or any award agreement is final, binding, and conclusive.

Through the Incentive Plan (including predecessor plans), Morningstar awarded $12.6 million in incentive bonuses to 694 recipients in 2003 and $21.0 million in incentive bonuses to 836 recipients in 2004.

    Morningstar 1999 Incentive Stock Option Plan

              We maintain the Morningstar 1999 Incentive Stock Option Plan (the 1999 Option Plan). A copy of the 1999 Plan is filed as an exhibit to this registration statement of which this prospectus is a part.

In February 1999, we granted options to purchase 1,500,000 shares of our common stock at an exercise price of $2.77 per share, representing the fair market value of our common stock as determined by our board. Of these options, 1,138,560 options were fully exercisable upon grant and 361,440 become exercisable in equal annual installments over 10 years. As of December 31, 2004, options to purchase 869,174 shares were outstanding under the terms of the 1999 Option Plan, of which options to purchase 724,598 shares of common stock were exercisable. No additional options may be granted under the 1999 Option Plan. All outstanding options under the 1999 Option Plan will continue to be governed by their existing terms.

    Morningstar 1993, 2000, and 2001 Stock Option Plans

              Historically, we have maintained the Morningstar 1993 Stock Option Plan, the Morningstar 2000 Stock Option Plan, and the Morningstar 2001 Stock Option Plan (collectively, the Prior Plans), under which we have granted stock options to certain of our employees and non-employee directors. The Morningstar 2004 Stock Incentive Plan (Stock Incentive Plan) amended and restated the Prior Plans.

As of December 31, 2004, 8,460,218 shares were issuable upon exercise of outstanding options granted under the Prior Plans, of which options to purchase 7,047,979 shares of common stock were exercisable. We will not grant any additional options under any of the Prior Plans, and any shares subject to an award under any of the Prior Plans that are forfeited, canceled, settled or otherwise terminated without a distribution of shares, or withheld by us in connection with the exercise of an option or in payment of any required income tax withholding, will not be available for awards under the Stock Incentive Plan.

    Morningstar 2004 Stock Incentive Plan

              The Stock Incentive Plan provides for grants of options, stock appreciation rights, restricted stock, restricted stock units, and performance shares. All of our employees are eligible for awards under the Stock Incentive Plan. Joe Mansueto does not participate in the Stock Incentive Plan. Awards may also be made to our non-employee directors and consultants under the Stock Incentive Plan. A total of 5,628,843 shares of common stock may be granted under the Stock Incentive Plan from 2004 through 2008.

In December 2004, we granted options to purchase 1,622,539 shares of our common stock under the Stock Incentive Plan. As indicated in the 2004 column of the following table, 760,000 of these options were granted to our executive officers, all with an initial exercise price of $14.70, with the exercise price increasing over the term of the options at a rate equal to the 10-year Treasury yield rate as of the date of grant. These options will vest over four years. On May 2, 2005, we granted options to purchase 969,184 shares of our common stock under the Stock Incentive Plan. As indicated in the 2005 column of the following table, 355,000 of these options were granted to our executive officers, all with an initial exercise price equal to the initial public offering price, with the exercise price increasing over the term of the options at a rate equal to the 10-year Treasury yield rate as of the date of grant. These options will vest over four years.

	Number of Options
Executive Officer	2004	2005
Joe Mansueto	—	—
Tim Armour	25,000	25,000
Martha Dustin Boudos	80,000	40,000
Tao Huang	110,000	60,000
Don Phillips	40,000	40,000
David W. Williams	55,000	25,000
Named executive officers as a group	310,000	190,000
Executive officers as a group (13 persons)	760,000	355,000

Options to acquire an additional 130,816 shares of common stock have been approved for grant in 2005. An additional 2,906,304 underlying shares are available for issuance under our Stock Incentive Plan. Shares delivered pursuant to awards may consist of authorized but unissued common stock or authorized and issued common stock held in treasury. Any shares subject to an award under the Stock Incentive Plan that are forfeited, canceled, settled, or otherwise terminated without a distribution of shares, or withheld by us in connection with the exercise of an option or in payment of any required income tax withholding, will again be available for awards under this plan.

The compensation committee administers the Stock Incentive Plan. It has the authority to construe, interpret, and implement the Stock Incentive Plan; prescribe, amend, and rescind rules relating to the Stock Incentive Plan; and grant awards and determine who receives awards. The compensation committee may also modify, extend, or renew outstanding awards, as long as participants consent if their rights are impaired. It also has the authority to adjust the terms of any outstanding awards and the number of shares of the common stock issuable under the Stock Incentive Plan to prevent the enlargement or dilution of rights, or for any increase or decrease in the number of issued shares of our common stock (or the issuance of shares of stock other than shares of common stock) resulting from a recapitalization, stock split, reverse stock split, stock dividend, spin-off, combination, or reclassification or exchange of the shares of our common stock, merger, consolidation, rights offering, separation, reorganization, or any other change in corporate structure or event the compensation committee determines in its sole discretion affects our capitalization. The determination of the compensation committee on all matters relating to the Stock Incentive Plan or any award agreement is final, binding, and conclusive.

Except to the extent otherwise provided in the award agreement or approved by the compensation committee, no award or right granted to any person under the Stock Incentive Plan is assignable or transferable other than by will or by the laws of descent and distribution, or through a qualified domestic relations order. All awards and rights are exercisable during the life of the grantee only by the grantee or the grantee's legal representative.

The Stock Incentive Plan automatically terminates 10 years after its adoption by the board, or if earlier, when all reserved shares have been issued. Except as otherwise provided in an award agreement, the board of directors may from time to time suspend, discontinue, revise, or amend the Stock Incentive Plan provided that no amendment will materially adversely affect a grantee without that person's prior written consent.

In summary, under all of our stock option plans, options to acquire 10,951,931 shares of our common stock were outstanding as of December 31, 2004, of which 7,772,577 were exercisable at a weighted average exercise price of $9.81 per share and 3,179,354 were not exercisable and had a weighted average exercise price of $12.43 per share. On May 2, 2005, we granted options to acquire 969,184 shares of common stock at an initial exercise price equal to the initial public offering price. Options to acquire an additional 130,816 shares of common stock have been approved for grant in 2005. An additional 2,906,304 shares of common stock are available for issuance under our Stock Incentive Plan.

    401(k) Plan

              Our employees are eligible to participate in our 401(k) plan. Under our 401(k) plan, employees may elect to make annual salary reduction contributions up to the lesser of 100% of eligible compensation less applicable tax withholding or the statutorily prescribed annual limit, which was $13,000 in 2004. The 401(k) plan is intended to qualify under Section 401 of the Code, so that the contributions by our employees will be deductible by us when made and income earned on plan contributions will not be taxable to the employees until withdrawn or distributed. We match the contributions of our employees up to 7% of their salary, with 50% of the matching contributions vesting after the first year and 100% vesting after the second year.

    Deferred Compensation Agreement with Don Phillips

              In February 1999, Don Phillips held options to acquire 1,500,000 shares of our common stock at an exercise price of $0.075 per share. Under the terms of the options, which were granted to him in 1989 and scheduled to expire in 1999, he had the ability to exercise the options at an aggregate exercise price of $112,500. Rather than require him to exercise the options and potentially obligate ourselves to repurchase his shares, we entered into an arrangement with him under which the options granted to him in 1989 were permitted to expire and we granted him, under the 1999 Option Plan, new options to purchase 1,500,000 shares of our common stock at an exercise price of $2.77 per share.

To compensate Don Phillips for the $2.69 per share increase in exercise price between his expired and new options, we entered into a deferred compensation agreement dated February 15, 1999 that obligates us, subject to certain limitations, to pay him $2.69 for each share of our common stock that he acquires upon exercise of the options that we granted to him in 1999. At our election, this payment may be made in cash or shares of our common stock. If at the time he becomes entitled to a payment, the fair market value of our stock is below $2.77 per share, the amount of deferred compensation payable to him will be reduced proportionately based on the percentage that the then current fair market value of a share of our common stock represents of $2.77. As of December 31, 2004, he had exercised 630,826 of the options granted to him in 1999 for which he received total deferred compensation of $1.7 million and he continues to hold 869,174 of such options for which up to $2.3 million of deferred compensation remains payable.

    Limitation of Liability and Indemnification of Officers and Directors

              Our articles of incorporation provide that directors will be not personally liable for monetary damages to us for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or to our shareholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions, or derived an improper personal benefit from their actions as directors. Prior to the completion of this offering, we intend to obtain insurance that insures our directors and officers against specified losses. In addition, our by-laws provide that our directors, officers, and employees shall be indemnified by us to the fullest extent authorized by Illinois law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with their service for or on behalf of us.

In addition, prior to completion of this offering, we intend to enter into separate indemnification agreements with each of our directors and executive officers. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers. These indemnification agreements may require us to indemnify our directors and executive officers for related expenses, including attorneys' fees, judgments, fines, and settlement amounts incurred by a director or executive officer in an action or proceeding arising out of his or her service as one of our directors or executive officers.

     Certain Relationships and Related Party Transactions

    Transactions Involving Joe Mansueto

              On August 31, 1999 and as part of our conversion from an S Corporation to a C Corporation for federal income tax purposes, Joe Mansueto, our chairman, chief executive officer, and controlling shareholder, loaned us $6.5 million. As a principal shareholder of the company, the loan enabled him to preserve his proportionate share of the net operating loss carry forwards that we had accumulated through the date of our conversion. The loan, which accrued interest at LIBOR plus 150 basis points per year, was payable on demand or no later than July 6, 2004. We repaid the note in full on March 30, 2004.

Between 1995 and 2003, a corporation owned by Joe Mansueto provided sales and other services for us. We agreed to pay an amount equal to the total costs incurred by the corporation in providing these services, consisting solely of compensation related expenses for the corporation's employees (which did not include him), plus 5.0% of these costs. In 2002 and 2003, we recorded an expense for these services of $3.3 million and $2.9 million, respectively, of which $0.2 million and $0.1 million, respectively, represented the amount paid in excess of the corporation's actual costs. This arrangement was discontinued effective December 31, 2003, at which time all employees of the corporation were transferred to Morningstar. This arrangement was intended to reduce Morningstar's nexus in various states for state sales tax purposes, and thereby reduce our obligations for such taxes. During 2003, we participated in voluntary disclosure or similar programs to resolve prior state sales tax obligations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Sales Tax Expense."

    Transactions Involving Softbank

              On July 8, 1999, we entered into an agreement with Softbank pursuant to which Softbank acquired 7,612,500 shares of common stock for a purchase price of $91 million. Under the agreement Softbank has certain rights that will continue following this offering, including:

•
the right to appoint one member to our board of directors as long as it owns at least 3,806,250 shares of our common stock;

•
two demand registration rights, subject to our right to delay registration under certain circumstances;

•
the right, subject to the ability of an underwriter to limit the number of shares to be included in a registration, to participate in or "piggy back" on any public offering of our common stock (other than this offering or any transaction relating to securities issued under an employee benefit plan or as part of any acquisition, merger or business combination); and

•
the right to participate on a pro rata basis in any sale of shares of our common stock by Joe Mansueto, excluding any sales to other shareholders of Morningstar or his family members or other affiliates and excluding any sales not exceeding 3 million of his shares of our common stock.

We own approximately a 35% interest in Morningstar Japan, a Japanese corporation in which an affiliate of Softbank owns approximately a 50% interest. We and Morningstar Japan entered into a license agreement dated April 8, 1998 pursuant to which we license to Morningstar Japan certain of our financial information products and services, database systems, and trademarks. In June 2000, Morningstar Japan paid the company $1.8 million, representing a lump sum royalty payment for use of the licensed products and services through 2029.

In April 2000, we and Advanced Internet Visions Limited formed a joint venture, Morningstar Asia Limited, to provide financial information and services in Asia, except in Japan and Korea. Initially, we and our partner each owned approximately equal interests in the venture. Subsequently, each of us sold a 10.0% interest in the venture to Softbank and Softbank Investment International (Strategic) Limited, respectively. On October 1, 2002, we purchased the 60.1% interest in the venture that we did not then own for approximately $5.8 million in cash. See Note 6 of the Notes to our Consolidated Financial Statements.

Yoshitaka Kitao, president and chief executive officer of Softbank, was elected to our board of directors in August 1999. Mr. Kitao was appointed to the board by Softbank under the terms of the agreement pursuant to which Softbank acquired shares of our common stock. Mr. Kitao resigned from our board of directors on April 23, 2004. Softbank has not appointed a director to replace Mr. Kitao; however, Softbank retains the right to appoint one member to our board as long as it continues to own at least 3,806,250 shares of our common stock. During his service on the board, Mr. Kitao received compensation consistent with our other non-employee directors. See "Management—Director Compensation." During Mr. Kitao's tenure on our board, Bob Takeuchi, president of SOFTBANK Finance America Corporation, an affiliate of Softbank, regularly attended meetings of our board as a representative of Softbank in Mr. Kitao's absence. In consideration for his services, on September 15, 2000 we granted Mr. Takeuchi options to acquire 20,000 shares of common stock at an exercise price of $14.13 per share.

    Transactions Involving our Common Stock

              During the period from January 1, 2002 through December 31, 2004, the following executive officers exercised options to acquire shares of our common stock on the terms set forth below:

Executive Officer	# Shares Acquired		Total Exercise Price
Martha Dustin Boudos	2,724		$4,685
Don Phillips	29,153		80,753
Catherine Gillis Odelbo	40,062	(1)	34,053

(1)
Of the 40,062 options exercised, 12,862 shares were immediately sold back to Morningstar to cover the option price and taxes on the exercise.

During the period from January 1, 2002 through December 31, 2004, the following executive officer exercised his right under our 1993 Stock Option Plan to exercise his options and immediately sell the shares back to us for a purchase price equal to the then-current fair market value of the shares of our common stock as determined by our board of directors, less the aggregate exercise price of the options. The rights of option holders to require us to purchase their shares will terminate upon completion of this offering.

Executive Officer	# Options Cancelled	Total Purchase Price
Don Phillips	71,991	$199,415	(1)

(1)
Excludes $193,778 paid to Don Phillips under a deferred compensation agreement in connection with his exercise of these options. See "Management—Executive Compensation—Deferred Compensation Agreement with Don Phillips."

On April 30, 2003, two executive officers purchased shares of our common stock at a purchase price equal to the then-current fair market value of our shares as determined by our board of directors:

Executive Officer	# Shares Acquired	Total Purchase Price
Patrick Reinkemeyer	11,668	$99,995
David W. Williams	1,000	8,570

     Principal Shareholders

              The following table sets forth certain information regarding beneficial ownership of our common stock as of December 31, 2004 and as adjusted to reflect the sale of the shares of common stock offered pursuant to this prospectus by:

•
each of our directors;

•
each of our named executive officers;

•
all of our directors and executive officers as a group; and

•
each person or group of affiliated persons who we know owns beneficially more than 5.0% of our common stock.

Beneficial ownership is determined in accordance with the rules of the SEC. To compute the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or will become exercisable within 60 days after December 31, 2004 are deemed outstanding. However, the shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting and/or investment power with respect to all shares beneficially owned.

The following table is based on 38,446,614 shares of our common stock outstanding as of December 31, 2004 and outstanding immediately after this offering. As of December 31, 2004, we had 54 shareholders of record. We have granted the underwriters a 30-day option to purchase up to 1,141,875 shares of our common stock to cover over-allotments, if any. The following table assumes the underwriters do not exercise their over-allotment option.

	Shares Beneficially Owned Prior to This Offering		Shares Beneficially Owned After This Offering

Principal Shareholders	# Shares	% Shares	# Shares	% Shares
Joe Mansueto	30,000,000	78.0%	30,000,000	78.0%
Tim Armour (1)	701,049	1.8	701,049	1.8
Martha Dustin Boudos (2)	161,845	*	161,845	*
Tao Huang (3)	1,272,803	3.2	1,272,803	3.2
Don Phillips (4)	1,750,257	4.4	1,750,257	4.4
David W. Williams (5)	132,750	*	132,750	*
Cheryl Francis (6)	52,000	*	52,000	*
Steve Kaplan (7)	120,000	*	120,000	*
Jack Noonan (7)	120,000	*	120,000	*
Paul Sturm (7)	420,000	1.1	420,000	1.1
All directors and executive officers as a group (17 persons) (8)	35,891,285	82.3	35,891,285	82.3
SOFTBANK Finance Corporation (9)	7,612,500	19.8	0	—

*
Represents beneficial ownership of less than 1%.

(1)
Includes 551,049 shares of common stock issuable upon exercise of stock options exercisable within 60 days of December 31, 2004.

(2)
Includes 159,121 shares of common stock issuable upon exercise of stock options exercisable within 60 days of December 31, 2004.

(3)
Includes 1,244,146 shares of common stock issuable upon exercise of stock options exercisable within 60 days of December 31, 2004.

(4)
Includes 1,572,818 shares of common stock issuable upon exercise of stock options exercisable within 60 days of December 31, 2004.

(5)
Includes 128,014 shares of common stock issuable upon exercise of stock options exercisable within 60 days of December 31, 2004.

(6)
Includes 52,000 shares of common stock issuable upon exercise of stock options exercisable within 60 days of December 31, 2004.

(7)
Includes 120,000 shares of common stock issuable upon exercise of stock options exercisable within 60 days of December 31, 2004.

(8)
Includes 5,180,965 shares of common stock issuable upon exercise of stock options exercisable within 60 days of December 31, 2004.

(9)
Consists of 6,984,821 shares held by SOFTBANK Investment Corporation and 627,679 shares held by SOFTBANK Contents Fund, each of which is an affiliate of SOFTBANK Finance Corporation. SOFTBANK Finance Corporation is a wholly owned subsidiary of SOFTBANK Corp., which as the parent of SOFTBANK Finance Corporation could be deemed the beneficial owner of these shares. SOFTBANK Corp. disclaims beneficial ownership of these shares. SOFTBANK Finance Corporation's address is 20F Izumi Garden Tower 1-6-1 Roppongi, Minato-ku, Tokyo 106-6020 Japan.

     Selling Shareholder

              The following table sets forth certain information regarding the beneficial ownership of our common stock as of December 31, 2004 by the selling shareholder. Please see "Certain Relationships and Related Party Transactions" for a description of material relationships between us and the selling shareholder.

	Shares Beneficially Owned Prior to this Offering		Number of Shares Being Sold in this Offering	Shares Beneficially Owned after this Offering

Selling Shareholder	# Shares	% Shares	# Shares	# Shares	% Shares
SOFTBANK Finance Corporation (1)	7,612,500	19.8%	7,612,500	0	—%

(1)
Consists of 6,984,821 shares held by SOFTBANK Investment Corporation and 627,679 shares held by SOFTBANK Contents Fund, each of which is an affiliate of SOFTBANK Finance Corporation. SOFTBANK Finance Corporation is a wholly owned subsidiary of SOFTBANK Corp., which as the parent of SOFTBANK Finance Corporation could be deemed the beneficial owner of these shares. SOFTBANK Corp. disclaims beneficial ownership of these shares. SOFTBANK Finance Corporation's address is 20F Izumi Garden Tower 1-6-1 Roppongi, Minato-ku, Tokyo 106-6020 Japan.

     Description of Capital Stock

              Our authorized capital stock consists of 200 million shares of common stock, no par value per share, and 5 million shares of preferred stock, no par value per share. After completion of this offering, assuming no exercise of over-allotment option, 38,446,614 shares of our common stock and no shares of our preferred stock will be issued and outstanding. The following description of our capital stock and certain provisions of our articles of incorporation and by-laws is a summary. The description below is qualified in its entirety by the provisions of our articles of incorporation and by-laws, which have been filed as exhibits to the registration statement, which includes this prospectus.

    Common Stock

              The issued and outstanding shares of our common stock are, and the shares of our common stock being offered by us in this offering will be, upon payment for the shares, validly issued, fully paid, and nonassessable. Holders of shares of our outstanding common stock are entitled to receive dividends if our board of directors decides to declare any dividends. See "Dividend Policy." Our common stock is neither redeemable nor convertible. Upon liquidation, dissolution, or winding up of Morningstar, holders of shares of our common stock are entitled to receive, pro rata, our assets that are legally available for distribution, after payment of all debts and other liabilities. Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of shareholders. Our bylaws do not allow for cumulative voting in the election of directors.

    Preferred Stock

              Our articles of incorporation authorize the issuance of 5 million shares of preferred stock, no par value per share. Our board of directors is authorized to provide for the issuance of shares of preferred stock in one or more series, and to fix for each series voting rights, if any, designation, preferences and relative, participating, optional or other special rights and such qualifications, limitations, or restrictions as provided in a resolution or resolutions adopted by our board of directors.

The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a shareholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings, and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of our outstanding voting stock. Upon completion of this offering, there will be no shares of preferred stock outstanding, and we have no present plans to issue any shares of preferred stock.

    Options

              Options to acquire 10,951,931 shares of our common stock were outstanding as of December 31, 2004, 7,772,577 of which were exercisable at a weighted average exercise price of $9.81 per share and 3,179,354 of which were not exercisable and had a weighted average exercise price of $12.43 per share. On May 2, 2005, we granted options to acquire 969,184 shares of common stock at an initial exercise price equal to the initial public offering price. Options to acquire an additional 130,816 shares of common stock have been approved for grant in 2005. An additional 2,906,304 shares of common stock are reserved for issuance under our Stock Incentive Plan.

    Co-Sale Rights

              We have entered into shareholder agreements with Joe Mansueto, Tim Armour, and Paul Sturm and purchase agreements with Patrick Reinkemeyer and David W. Williams in connection with their purchases of shares of our common stock. Under these agreements, these shareholders are entitled to participate in any proposed sale by a shareholder or shareholders of shares representing a majority of the outstanding shares of our capital stock. If any of these shareholders elects to participate in a proposed sale, such shareholder will be required to sell in the contemplated sale, at the same price and on the same terms as the majority shareholder or shareholders propose to sell, the number of shares equal to the product of (i) such shareholder's pro rata interest in the aggregate number of shares owned by all of the shareholders and (ii) the number of shares to be sold in the contemplated sale. Patrick Reinkemeyer's and David W. Williams' rights under their respective purchase agreements automatically terminate upon the completion of this offering.

    Anti-Takeover Effects of Illinois Law and our Articles of Incorporation and Bylaws

              Illinois law and our articles of incorporation and by-laws contain several provisions that may make it more difficult for another person to acquire control of us by means of tender offer, open market purchases, proxy contest, or otherwise. Set forth below is a description of those provisions.

    Illinois Law

              Following the completion of this offering, we will be subject to Section 7.85 of the Illinois Business Corporation Act (IBCA). Section 7.85 prohibits a publicly held Illinois corporation from engaging in a business combination unless, in addition to any affirmative vote required by law or the articles of incorporation of the company, the proposed business combination:

•
receives the affirmative vote of the holders of at least 80% of the combined voting power of the then outstanding shares of all classes and series of the corporation entitled to vote generally in the election of directors voting together as a single class (the voting shares), and the affirmative vote of a majority of the voting shares held by disinterested shareholders;

•
is approved by at least two-thirds of the disinterested directors; or

•
provides for consideration offered to shareholders that meets certain fair price standards and satisfies certain procedural requirements.

Such fair price standards require that the fair market value per share of the consideration offered be equal to or greater than the higher of:

•
the highest per share price paid by the interested shareholder during the two-year period immediately prior to the first public announcement of the proposed business combination or in the transaction by which the interested shareholder became an interested shareholder; and

•
the fair market value per common share on the first trading date after the first public announcement of the proposed business combination or on the first trading date after the date of the first public announcement that the interested shareholder has become an interested shareholder.

For purposes of Section 7.85, disinterested director means any member of the board of directors of the corporation who:

•
is neither the interested shareholder nor an affiliate or associate of the interested shareholder;

•
was a member of the board of directors prior to the time that the interested shareholder became an interested shareholder or was a director of the corporation before January 1, 1997, or was recommended to succeed a disinterested director by a majority of the disinterested directors then in office; and

•
was not nominated for election as a director by the interested shareholder or any affiliate or associate of the interested shareholder.

For purposes of Section 7.85 and Section 11.75 described below, a business combination generally includes a merger, asset sale, or other transaction resulting in a financial benefit to an interested shareholder, and an interested shareholder is generally a person who, together with affiliates and associates, owns (or within the prior three years, did own) 15% of the voting shares.

We are also subject to Section 11.75 of the IBCA, which prohibits business combinations with interested shareholders for a period of three years following the date that such shareholder became an interested shareholder, unless:

•
prior to such date, the board of directors approved the transaction that resulted in the shareholder becoming an interested shareholder;

•
upon consummation of such transaction, the interested shareholder owned at least 85% of the voting shares outstanding at the time such transaction commenced (excluding shares owned by directors who are also officers, and shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or

•
on or after such date, the business combination is approved by the board of directors and authorized at a meeting of the shareholders by 66 2/3% of the outstanding voting shares not owned by the interested shareholder.

Illinois law requires the affirmative votes of at least two-thirds of the shares entitled to vote to approve or authorize any:

•
merger or consolidation of us with or into another corporation;

•
sale, lease, or other disposition of all or substantially all of our assets;

•
our dissolution; or

•
amendment of our articles of incorporation.

The two-thirds voting requirement may delay, deter, or prevent a change of control of us if the proposed change is not favored by a shareholder or group of shareholders holding more than one-third of our outstanding voting stock.

    Elimination of Liability in Certain Circumstances

              Our articles of incorporation eliminate the liability of our directors to us or our shareholders for monetary damages resulting from breaches of their fiduciary duties as directors. Directors remain liable for breaches of their duty of loyalty to us or our shareholders, as well as for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, and transactions from which a director derives improper personal benefit. Our articles of incorporation also do not absolve directors of liability under Section 8.65 of the IBCA, which makes directors personally liable for:

•
unlawful distributions to shareholders if the director did not act in good faith,

•
loss or damage to known creditors resulting from failure to give these creditors notice of the barring of known claims against the corporation after dissolution, or

•
debts incurred by a dissolved corporation in carrying on its business except as may be necessary to wind up the business.

The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence. We believe that this provision does not eliminate the liability of our directors to us or our shareholders for monetary damages under the Federal securities laws. The articles of incorporation and by-laws also provide indemnification for the benefit of our directors and officers to the fullest extent permitted by Illinois law as it may be amended from time to time, including most circumstances under which indemnification otherwise would be discretionary.

    Number of Directors; Removal; Vacancies

              Our by-laws provide that we will have no fewer than five and no more than 12 directors, as may be determined by resolution of the board of directors. Vacancies on the board of directors, or any directorship to be filled by reason of an increase in the number of directors, may be filled by the board of directors. Under Illinois law, one or more directors may be removed, with or without cause, at meetings of shareholders by the affirmative vote of the holders of a majority of the outstanding shares that are entitled to vote at an election of directors.

    Special Meetings of Shareholders

              Our by-laws provide that special meetings of our shareholders may be called only by our chairman of the board, our chief executive officer, our board of directors, or the holders of not less than a majority of all the outstanding shares entitled to vote on the matter for which the meeting is being called or the purpose or purposes stated in the meeting notice.

    Authorized But Unissued Shares

              The authorized but unissued shares of common stock and preferred stock are available for future issuance without shareholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions, and employee benefit plans. We do not, however, currently intend to raise additional capital through offerings of our common stock or preferred stock in the next 12 months. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger, or otherwise.

    Transfer Agent and Registrar

              The transfer agent and registrar for our common stock is Computershare Investor Services, LLC.

    Listing

              Our common stock has been approved for quotation on NASDAQ under the symbol "MORN."

     Shares Eligible for Future Sale

              Following this offering, we will have 38,446,614 shares of common stock outstanding based on the number of shares outstanding as of December 31, 2004. If the underwriters exercise their over-allotment option in full, we will have 39,588,489 shares of common stock outstanding. The 7,612,500 shares (or 8,754,375 shares if the underwriters exercise their over-allotment option in full) sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except that any shares purchased by our affiliates, as that term is defined in Rule 144, may generally only be sold in compliance with the limitations of Rule 144 described below.

The remaining 30,834,114 shares of common stock outstanding following this offering will be "restricted securities" as the term is defined under Rule 144. We issued and sold these restricted securities in private transactions in reliance on exemptions from registration under the Securities Act. Restricted securities may be sold in the public market only if they are registered or if they qualify for an exemption under Rule 144 or Rule 701 under the Securities Act, as summarized below.

We have agreed with WR Hambrecht + Co., on behalf of the underwriters, that we will not, without the prior written consent of WR Hambrecht + Co, issue any additional shares of common stock or securities convertible into, exercisable for or exchangeable for shares of common stock for a period of 180 days after the date of this prospectus, except that we may grant options to purchase shares of common stock under our stock incentive plans, and issue shares of common stock upon the exercise of outstanding options.

Our executive officers and directors and the holders of substantially all of our shares of common stock have agreed subject to certain exceptions that they will not, without the prior written consent of WR Hambrecht + Co, offer, sell, pledge, or otherwise dispose of any shares of our common stock or any securities convertible into or exercisable or exchangeable for, or any rights to acquire or purchase, any of our common stock, or publicly announce an intention to effect any of these transactions, for a period of 180 days after the date of this prospectus (or up to approximately 30 days longer in certain circumstances) without the prior written consent of WR Hambrecht + Co, except that nothing will prevent any of them from exercising outstanding options.

Taking into account the lock-up agreements, and assuming WR Hambrecht + Co does not release shareholders from these agreements, the following shares will be eligible for sale in the public market at the following times:

•
on the date of this prospectus, 7,647,694 shares (including the 7,612,500 shares sold in this offering) will be immediately available for sale in the public market;

•
90 days after the date of this prospectus, approximately 13,243 shares will be eligible for sale pursuant to Rule 144 and Rule 701, none of which will be subject to volume, manner of sale, and other limitations under Rule 144;

•
180 days after the date of this prospectus, approximately 30,782,953 shares will be eligible for sale, 30,707,596 of which will be subject to volume, manner of sale, and other limitations under Rule 144; and

•
the remaining 2,724 shares will be eligible for sale under Rule 144 from time to time upon the expiration of various one-year holding periods applicable to those shares.

Shares issuable upon exercise of options we granted prior to the date of this prospectus will also be available for sale in the public market pursuant to Rule 701 under the Securities Act, subject to certain Rule 144 limitations, and, in the case of some holders, to the lock-up agreements. Rule 701 permits resales of these shares beginning 90 days after the date of this prospectus by persons other than affiliates.

In general, under Rule 144, a shareholder who owns restricted shares that have been outstanding for at least one year is entitled to sell, within any three-month period, a number of these restricted shares that does not exceed the greater of:

•
1% of the then outstanding shares of common stock, or approximately 384,466 shares immediately after this offering; or

•
the average weekly trading volume in the common stock on NASDAQ during the four calendar weeks preceding the sale.

Our affiliates must comply with the restrictions and requirements of Rule 144, other than the one-year holding period requirement, to sell any shares of common stock they may own or acquire which are not restricted securities.

Under Rule 144(k), a shareholder who is not currently, and who has not been for at least three months before the sale, an affiliate of ours and who owns restricted shares that have been outstanding for at least two years may resell these restricted shares without compliance with the above requirements. The one- and two-year holding periods described above do not begin to run until the full purchase price is paid by the person acquiring the restricted shares from us or an affiliate of ours.

Through December 31, 2004, we have granted options to purchase 10,951,931 shares of common stock to specified persons pursuant to our stock incentive plans. We intend to file, after the effective date of this offering, a registration statement on Form S-8 to register the sale of approximately 14,958,235 shares of common stock upon exercises of options granted under our stock incentive plans. The registration statement on Form S-8 will become effective automatically upon filing. Shares issued under our stock incentive plans, after the filing of a registration statement on Form S-8, may be sold in the open market, subject, in the case of some holders, to the Rule 144 limitations applicable to affiliates and subject to lock-up agreements similar to those described above which we have entered into with certain of our option holders.

     Underwriting

              In accordance with the terms of the underwriting agreement among WR Hambrecht + Co, as representative of the underwriters, the selling shareholder, and us, each underwriter named below has severally agreed to purchase from the selling shareholder that number of shares of common stock set forth opposite the underwriter's name below at the public offering price less the underwriting discounts and commissions described on the cover page of this prospectus.

Underwriter	Number of Shares
WR Hambrecht + Co, LLC	7,041,072
HARRISdirect, LLC	571,428

Total	7,612,500

The underwriting agreement provides that the obligations of the underwriters are subject to conditions, including the absence of any material adverse change in our business, and the receipt of certificates, opinions, and letters from the selling shareholder, us, and our respective counsel. Subject to those conditions, the underwriters are committed to purchase all of the shares of our common stock offered by this prospectus if any of the shares are purchased.

The underwriters propose to offer the shares of our common stock directly to the public at the offering price set forth on the cover page of this prospectus, as this price is determined by the OpenIPO process described below, and to certain dealers at this price less a concession not in excess of $0.185 per share. The underwriters may allow, and dealers may reallow, a concession not to exceed $0.10 per share on sales to other dealers. Any dealers that participate in the distribution of our common stock may be deemed to be underwriters within the meaning of the Securities Act, and any discount, commission, or concession received by them and any provided by the sale of the shares by them may be deemed to be underwriting discounts and commissions under the Securities Act. After completion of the initial public offering of the shares, to the extent the underwriters are left with shares that successful bidders have failed to pay for, the underwriters may sell those shares at a different price and with different selling terms.

The following table shows the per share and total underwriting discount to be paid to the underwriters by the selling shareholder and us in connection with this offering. The underwriting discount has been determined through negotiations among the selling shareholder, us, and the underwriters, and has been calculated as a percentage of the offering price. These amounts are shown assuming both no exercise and full exercise of the over-allotment option.

	Per Share	No Exercise	Full Exercise
Public Offering Price	$18.50	$140,831,250	$161,955,938
Underwriting Discount	$0.37	$2,816,625	$3,239,119
Proceeds, before expenses, to the selling shareholder	$18.13	$138,014,625	$138,014,625
Proceeds, before expenses, to us	$18.13	$0	$20,702,194

The expenses of this offering payable by us are estimated to be approximately $2.5 million, which include, among other things, our legal fees, accounting fees, printing expenses, expenses incurred in connection with meetings with potential investors, filing fees of the Securities and Exchange Commission and the NASD, fees of our transfer agent and registrar, and the listing fees of the Nasdaq National Market. The selling shareholder's legal fees are not payable by us.

An electronic prospectus is available on the Web sites maintained by the underwriters in this offering, and may also be made available on Web sites maintained by selected dealers and selling group members participating in this offering.

    The OpenIPO Auction Process

              The distribution method being used in this offering is known as the OpenIPO auction, which differs from methods traditionally used in underwritten public offerings. In particular, as described under the captions "Determination of Public Offering Price" and "Allocation of Shares," the public offering price and the allocation of shares are determined by an auction conducted by the underwriters and other factors as described below. All qualified individual and institutional investors may place bids in an OpenIPO auction, and investors submitting valid bids have an equal opportunity to receive an allocation of shares.

The following describes how the underwriters and some selected dealers conduct the auction process and confirm bids from prospective investors:

    Prior to Effectiveness of the Registration Statement

              Before the registration statement relating to this offering becomes effective, but after a preliminary prospectus is available, the auction will open and the underwriters and participating dealers will solicit bids from prospective investors through the Internet and by telephone and facsimile. The bids specify the number of shares of our common stock the potential investor proposes to purchase and the price the potential investor is willing to pay for the shares. These bids may be above or below the range set forth on the cover page of the prospectus. The minimum size of any bid is 100 shares.

The shares offered by this prospectus may not be sold, nor may offers to buy be accepted, prior to the time that the registration statement filed with the SEC is declared effective. A bid received by the underwriters or a dealer involves no obligation or commitment of any kind prior to the closing of the auction. Bids can be modified or revoked at any time prior to the closing of the auction.

Approximately two business days prior to the registration statement being declared effective, prospective investors receive, by e-mail, telephone, or facsimile, a notice indicating the proposed effective date. Potential investors may at any time expressly request that all, or any specific, communications between them and the underwriters and participating dealers be made by specific means of communication, including e-mail, telephone, and facsimile. The underwriters and participating dealers will contact the potential investors in the manner they request.

    Effectiveness of the Registration Statement

              After the registration statement relating to this offering has been declared effective, potential investors who have submitted bids to the underwriters or a dealer are contacted by e-mail, telephone, or facsimile. Potential investors are advised that the registration statement has been declared effective and that the auction may close in as little as one hour following effectiveness. Bids will continue to be accepted in the time period after the registration statement is declared effective but before the auction closes. Bidders may also withdraw their bids in the time period following effectiveness but before the close of the auction.

    Reconfirmation of Bids

              The underwriters will require that bidders reconfirm the bids that they have submitted in the offering if any of the following events shall occur:

•
more than 15 business days have elapsed since the bidder submitted its bid in the offering;

•
there is a material change in the prospectus that requires recirculation of the prospectus by us and the underwriters; or

•
the initial public offering price is more than 20% above the high end of the price range or below the low end of the price range. In this event, the underwriters will circulate a revised prospectus with their request for reconfirmation.

If a reconfirmation of bids is required, the underwriters or participating dealer will send an electronic notice (or communicate in an alternative manner as requested by a bidder) to everyone who has submitted a bid notifying them that they must reconfirm their bids by contacting the underwriters or participating dealers with which they have their brokerage accounts. Bidders will have a minimum of four hours to reconfirm their bids. Bidders will have the ability to cancel, modify, or reconfirm their bids at any time until the auction closes. If bidders do not reconfirm their bids before the auction is closed (which will be no sooner than four hours after the request for reconfirmation is sent), we and the underwriters will disregard their bids in the auction, and they will be deemed to have been withdrawn. If appropriate, the underwriters may include the request for reconfirmation in a notice of effectiveness of the registration statement.

    Changes in the Price Range Prior to Effectiveness of the Registration Statement

              If, prior to the date on which the SEC declares our registration statement effective, there is a change in the price range or the number of shares to be sold in this offering, in each case in a manner that is not otherwise material to this offering, we will issue a press release announcing the revised price range or number of shares to be sold in this offering, as the case may be. In addition, we and the underwriters or participating dealer will:

•
provide notice on our respective Web sites of the revised price range or number of shares to be sold in this offering, as the case may be; and

•
send an electronic notice (or communicate in an alternative manner as requested by a bidder) to everyone who has submitted a bid notifying them of the revised price range or number of shares to be sold in this offering, as the case may be.

In these situations, the underwriters could accept an investor's bid after the SEC declares the registration statement effective without requiring a bidder to reconfirm. However, the underwriters may decide at any time to require potential investors to reconfirm their bids, and if they fail to do so, unconfirmed bids will be invalid.

    Closing of the Auction and Pricing

              The auction will close and a public offering price will be determined after the registration statement is declared effective at a time agreed to by the selling shareholder, us, and WR Hambrecht + Co, which we anticipate will be after the close of trading on the Nasdaq National Market on the same day on which the registration statement is declared effective. The auction may close in as little as one hour following effectiveness of the registration statement. However, the date and time at which the auction will close and a public offering price will be determined cannot currently be predicted and will be determined by the selling shareholder, us and WR Hambrecht + Co based on general market conditions during the period after the registration statement is declared effective. If we are unable to close the auction, determine a public offering price, and file a final prospectus with the SEC within 15 days after the registration statement is initially declared effective, we will be required to file with the SEC and have declared effective a post-effective amendment to the registration statement before the auction may be closed and before any bids may be accepted.

Once a potential investor submits a bid, the bid remains valid unless subsequently withdrawn by the potential investor. Potential investors are able to withdraw their bids at any time before the close of the auction by notifying the underwriters or the participating dealer through which they have submitted their bid.

Following the closing of the auction, the underwriters determine the highest price at which all of the shares offered, including shares that may be purchased by the underwriters to cover any over-allotments, may be sold to potential investors. This price, which is called the "clearing price," is determined based on the results of all valid bids at the time the auction is closed. The clearing price is not necessarily the public offering price, which is set as described in "Determination of Public Offering Price" below. The public offering price determines the allocation of shares to potential investors, with all valid bids submitted at or above the public offering price receiving a pro rata portion of the shares bid for.

You will have the ability to withdraw your bid at any time until the closing of the auction. The underwriters or a participating dealer will accept successful bids by sending notice of acceptance after the auction closes and a public offering price has been determined, and bidders who submitted successful bids will be obligated to purchase the shares allocated to them regardless of (1) whether such bidders are aware that the registration statement has been declared effective and that the auction has closed or (2) whether they are aware that the notice of acceptance of that bid has been sent. The underwriters will not cancel or reject a valid bid after the notices of acceptance have been sent.

Once the auction closes and a clearing price is set as described below, the underwriters or a participating dealer accept the bids from those bidders whose bids are at or above the public offering price but may allocate to a prospective investor fewer shares than the number included in the investor's bid, as described in "Allocation of Shares" below.

    Determination of Public Offering Price

              The public offering price for this offering is ultimately determined by negotiation between the underwriters, the selling shareholder, and us after the auction closes and does not necessarily bear any direct relationship to our assets, current earnings, or book value or to any other established criteria of value, although these factors are considered in establishing the initial public offering price. Prior to the offering, there has been no public market for our common stock. The principal factor in establishing the public offering price is the clearing price resulting from the auction, although other factors are considered as described below. The clearing price is used by the underwriters, the selling shareholder, and us as the principal benchmark, among other considerations described below, in determining the public offering price for the stock that will be sold in this offering.

The clearing price is the highest price at which all of the shares offered, including the shares that may be purchased by the underwriters to cover any over-allotments, may be sold to potential investors, based on the valid bids at the time the auction is closed. The shares subject to the underwriters' over-allotment option are used to calculate the clearing price whether or not the option is actually exercised.

Depending on the outcome of negotiations among the underwriters, the selling shareholder, and us, the public offering price may be lower, but will not be higher, than the clearing price. The bids received in the auction and the resulting clearing price are the principal factors used to determine the public offering price of the stock that will be sold in this offering. The public offering price may be lower than the clearing price depending on a number of additional factors, including general market trends or conditions, the underwriters' assessment of our management, operating results, capital structure, and business potential, and the demand and price of similar securities of comparable companies. The underwriters, the selling shareholder and we may also agree to a public offering price that is lower than the clearing price in order to facilitate a wider distribution of the stock to be sold in the offering. For example, the underwriters, the selling shareholder, and we may elect to lower the public offering price to include certain institutional or retail bidders in this offering. The underwriters, the selling shareholder, and we may also lower the public offering price to create a more stable post-offering trading price for our shares.

The public offering price always determines the allocation of shares to potential investors. Therefore, if the public offering price is below the clearing price, all valid bids that are at or above the public offering price receive a pro rata portion of the shares bid for. If sufficient bids are not received, or if we do not consider the clearing price to be adequate, or if the underwriters, the selling shareholder, and we are not able to reach agreement on the public offering price, then the underwriters and we will either postpone or cancel this offering. Alternatively, we may file with the SEC a post-effective amendment to the registration statement in order to conduct a new auction.

The following simplified example illustrates how the public offering price is determined through the auction process:

Company X offers to sell 1,500 shares in its public offering through the auction process. The underwriters, on behalf of Company X, receive five bids to purchase, all of which are kept confidential until the auction closes.

The first bid is to pay $10.00 per share for 1,000 shares. The second bid is to pay $9.00 per share for 100 shares. The third bid is to pay $8.00 per share for 900 shares. The fourth bid is to pay $7.00 per share for 400 shares. The fifth bid is to pay $6.00 per share for 800 shares.

Assuming that none of these bids are withdrawn or modified before the auction closes, and assuming that no additional bids are received, the clearing price used to determine the public offering price would be $8.00 per share, which is the highest price at which all 1,500 shares offered may be sold to potential investors who have submitted valid bids. However, the shares may be sold at a price below $8.00 per share based on negotiations between Company X and the underwriters.

If the public offering price is the same as the $8.00 per share clearing price, the underwriters would accept bids at or above $8.00 per share. Because 2,000 shares were bid for at or above the clearing price, each of the three potential investors who bid $8.00 per share or more would receive approximately 75% (1,500 divided by 2,000) of the shares for which bids were made. The two potential investors whose bids were below $8.00 per share would not receive any shares in this example.

If the public offering price is $7.00 per share, the underwriters would accept bids that were made at or above $7.00 per share. No bids made at a price of less than $7.00 per share would be accepted. The four potential investors with the highest bids would receive a pro rata portion of the 1,500 shares offered, based on the 2,400 shares they requested, or 62.5% (1,500 divided by 2,400) of the shares for which bids were made. The potential investor with the lowest bid would not receive any shares in this example.

As described in "Allocation of Shares" below, because bids that are reduced on a pro rata basis may be rounded down to round lots, a potential investor may be allocated less than the pro-rata percentage of the shares bid for. Thus, if the pro-rata percentage was 75%, the potential investor who bids for 200 shares may receive a pro rata allocation of 100 shares (50% of the shares bid for), rather than receiving a pro rata allocation of 150 shares (75% of the shares bid for).

The following table illustrates the example described above, after rounding down any bids to the nearest round lot in accordance with the allocation rules described below, and assuming that the initial public offering price is set at $8.00 per share. The table also assumes that these bids are the final bids, and that they reflect any modifications that have been made to reflect any prior changes to the offering range and to avoid the issuance of fractional shares.

	Bid Information			Auction Results

Initial Public Offering of Company X	Shares Requested	Cumulative Shares Requested	Bid Price	Shares Allocated	Approx. Allocated Requested Shares	Clearing and Initial Public Offering Price	Amount Raised
	1,000	1,000	$10.00	700	75%	$8.00	$5,600
	100	1,100	$9.00	100	75%	$8.00	$800

Clearing Price	900	2,000	$8.00	700	75%	$8.00	$5,600

	400	2,400	$7.00	0	0%	—	—
	800	3,200	$6.00	0	0%	—	—

Total				1,500			$12,000

    Allocation of Shares

              Bidders receiving a pro rata portion of the shares they bid for generally receive an allocation of shares on a round-lot basis, rounded to multiples of 100 or 1,000 shares, depending on the size of the bid. No bids are rounded to a round lot higher than the original bid size. Because bids may be rounded down to round lots in multiples of 100 or 1,000 shares, some bidders may receive allocations of shares that reflect a greater percentage decrease in their original bid than the average pro rata decrease. Thus, for example, if a bidder has confirmed a bid for 200 shares, and there is an average pro rata decrease of all bids of 30%, the bidder may receive an allocation of 100 shares (a 50% decrease from 200 shares), rather than receiving an allocation of 140 shares (a 30% decrease from 200 shares). In addition, some bidders may receive allocations of shares that reflect a lesser percentage decrease in their original bid than the average pro rata decrease. For example, if a bidder has submitted a bid for 100 shares, and there is an average pro rata decrease of all bids of 30%, the bidder may receive an allocation of all 100 shares to avoid having the bid rounded down to zero.

Generally the allocation of shares in the offering will be determined in the following manner, continuing the first example above:

•
Any bid with a price below the public offering price is allocated no shares.

•
The pro-rata percentage is determined by dividing the number of shares offered (including the overallotment option) by the total number of shares bid at or above the public offering price. In our example, if there are 2,000 shares bid for at or above the public offering price, and 1,500 shares offered in the offering, then the pro-rata percentage is 75%.

•
All of the successful bids are then multiplied by the pro-rata percentage to determine the allocations before rounding. For example, the three winning bids for 1,000 shares (Bid 1), 100 shares (Bid 2), and 900 shares (Bid 3) would initially be allocated 750 shares, 75 shares, and 675 shares, respectively, based on the pro rata percentage.

•
The bids are then rounded down to the nearest 100 share round lot, so the bids would be rounded to 700, 0, and 600 shares, respectively. This creates a stub of 200 unallocated shares.

•
The 200 stub shares are then allocated to the bids. Continuing the example above, because Bid 2 for 100 shares was rounded down to 0 shares, 100 of the stub shares would be allocated to Bid 2. If there were not sufficient stub shares to allocate at least 100 shares to Bid 2, Bid 2 would not receive any shares in the offering. After allocation of these shares, 100 unallocated stub shares would remain.

•
Because Bid 3 for 900 shares was reduced, as a result of rounding, by more total shares then Bid 1 for 1,000 shares, Bid 3 would then be allocated the remaining 100 stub shares up to the nearest 100 round lot (from 600 shares to 700 shares).

If there are not sufficient remaining stub shares to enable a bid to be rounded up to a round lot of 100 shares, the remaining unallocated stub shares would be allocated to smaller orders that are below their bid amounts. The table below illustrates the allocations in the example above.

Initial Public Offering of Company X	Initial Bid	Pro-Rata Allocation (75% of Initial Bid)	Initial Rounding	Allocation of Stub Shares	Final Allocation
Bid 1	1,000	750	700	0	700
Bid 2	100	75	0	100	100
Bid 3	900	675	600	100	700

Total	2,000	1,500	1,300	200	1,500

    Requirements for Valid Bids

              Valid bids are those that meet the requirements, including eligibility, account status and size, established by the underwriters or participating dealers. HARRISdirect does not require a potential investor to deposit any funds with it to open an account. It limits participation in the bidding process for all new issue equity offerings to account holders who have equity of at least $50,000 in one or among a combination of accounts with it. Other than the minimum account balance required for participation in new issue equity offerings, WR Hambrecht + Co and HARRISdirect will not have different requirements for valid bids in the offering. In order to open a brokerage account with WR Hambrecht + Co, a potential investor must deposit $2,000 in its account. This brokerage account will be a general account subject to WR Hambrecht + Co's customary rules, and will not be limited to this offering. Other than the $2,000 described above, prospective investors are not required to deposit any money into their accounts until after the registration statement is declared effective. No funds will be transferred to WR Hambrecht + Co, and any amounts in excess of $2,000 may be withdrawn at any time until the auction closes and the bid is accepted. The auction may close in as little as one hour after the registration statement is declared effective. Of course, any potential bidder that decides not to participate in the auction may close its account at WR Hambrecht + Co and withdraw its funds at any time. The underwriters reserve the right, in their sole discretion, to reject or reduce any bids that the underwriters deem manipulative or disruptive or not creditworthy in order to facilitate the orderly completion of the offering. For example, in previous transactions for other issuers in which the auction process was used, the underwriters have rejected or reduced bids when the underwriters, in their sole discretion, deemed the bids not creditworthy or had reason to question the bidder's intent or means to fund its bid. In the absence of other information, an underwriter or participating dealer may assess a bidder's creditworthiness based solely on the bidder's history with the underwriter or participating dealer. The underwriters have also rejected or reduced bids that they deemed, in their sole discretion, to be potentially manipulative or disruptive or because the bidder had a history of alleged securities law violations. Suitability and eligibility standards of participating dealers may also vary. As a result of these varying requirements, a bidder may have its bid rejected by the underwriters or a participating dealer while another bidder's identical bid is accepted.

    The Closing of the Auction and Allocation of Shares

              The auction will close on a date and at a time estimated and publicly disclosed in advance by the underwriters on the Web sites of WR Hambrecht + Co at www.wrhambrecht.com and www.openipo.com. The auction may close in as little as one hour following effectiveness of the registration statement. The 7,612,500 shares offered by this prospectus, or 8,754,375 shares if the underwriters' over-allotment option is exercised in full, will be purchased from the selling shareholder and us by the underwriters and sold through the underwriters and participating dealers to investors who have submitted valid bids at or higher than the public offering price.

The underwriters or a participating dealer will notify successful bidders by sending a notice of acceptance by e-mail, telephone, facsimile, or mail (according to any preference indicated by a bidder) informing bidders that the auction has closed and that their bids have been accepted. The notice will indicate the price and number of shares that have been allocated to the successful bidder. Other bidders are notified that their bids have not been accepted.

Each participating dealer has agreed with the underwriters to sell the shares it purchases from the underwriters in accordance with the auction process described above, unless the underwriters otherwise consent. The underwriters do not intend to consent to the sale of any shares in this offering outside of the auction process. The underwriters reserve the right in their sole discretion to reject or reduce any bids that they deem manipulative or disruptive in order to facilitate the orderly completion of this offering, and they reserve the right, in exceptional circumstances, to alter this method of allocation as they deem necessary to ensure a fair and orderly distribution of the shares of our common stock. For example, large orders may be reduced to ensure a public distribution, and bids may be rejected or reduced by the underwriters or participating dealers based on eligibility or creditworthiness criteria. Once the underwriters have accepted a bid and closed the auction, the allocation of shares sold in this offering will be made according to the process described in "Allocation of Shares" above, and no shares sold in this offering will be allocated on a preferential basis or outside of the allocation rules to any institutional or retail bidders. In addition, the underwriters or the participating dealers may reject or reduce a bid by a prospective investor who has engaged in practices that could have a manipulative, disruptive, or otherwise adverse effect on the offering.

Some dealers participating in the selling group may submit firm bids that reflect indications of interest from their customers that they have received at prices within the initial public offering price range. In these cases, the dealer submitting the bid is treated as the bidder for the purposes of determining the clearing price and allocation of shares.

Price and volume volatility in the market for our common stock may result from the somewhat unique nature of the proposed plan of distribution. Price and volume volatility in the market for our common stock after the completion of this offering may adversely affect the market price of our common stock.

We have granted the underwriters an option, exercisable no later than 30 days after the date of this prospectus, to purchase up to an aggregate of 1,141,875 additional shares of our common stock from us at the offering price, less the underwriting discounts and commissions set forth on the cover page of this prospectus. To the extent that the underwriters exercise this option, they will have a firm commitment to purchase the additional shares, and we will be obligated to sell the additional shares to them. The underwriters may exercise the option only to cover over-allotments made in connection with the sale of shares offered.

We have agreed not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale, or otherwise dispose of any shares of common stock, or any options or warrants to purchase common stock other than the shares of common stock or options to acquire common stock issued under our stock incentive plans, for a period of 180 days after the date of this prospectus, except with the prior written consent of WR Hambrecht + Co. Each of our directors and executive officers and additional holders of a substantial majority of our outstanding capital stock have agreed to restrictions on their ability to sell, offer, contract, or grant any option to sell, pledge, transfer, or otherwise dispose of shares of our common stock for a period of 180 days after the date of this prospectus, without the prior written consent of WR Hambrecht + Co. The persons signing the lock-up agreements will be able to transfer their shares of common stock as a bona fide gift to immediate family members or to a trust or partnership or other business entity, or as a distribution without compensation to partners, members, or shareholders of a business entity, subject to the transferees agreeing to enter into a lock-up agreement. In considering any request to release shares subject to a lock-up agreement, WR Hambrecht + Co will consider the possible impact of the release of the shares on the trading price of the stock sold in the offering.

The 180-day restricted period described in the preceding paragraph will be automatically extended if: (1) during the last 17 days of the period we issue an earnings release or announce material news or a material event; or (2) prior to the expiration of the period, we announce that we will release earnings results during the 16-day period beginning on the last day of the period, in which case the relevant restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or material event.

In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions, and purchases to cover positions created by short sales. Any short sales made by the underwriters would be made at the public offering price. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. As described above, the number of shares that may be sold pursuant to the underwriters' overallotment option is included in the calculation of the clearing price. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. "Naked" short sales are any sales in excess of such option. To the extent that the underwriters engage in any naked short sales, the naked short position would not be included in the calculation of the clearing price. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

These activities by the underwriters may stabilize, maintain, or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, the underwriters may discontinue them at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market, or otherwise.

The underwriters currently intend to act as market makers for the common stock following this offering. However, the underwriters are not obligated to do so and may discontinue any market making at any time.

The selling shareholder may be deemed to be an "underwriter" within the meaning of the Securities Act. If the selling shareholder is deemed to be an "underwriter," it will be subject to the prospectus delivery requirements of the Securities Act.

    Indemnity

              We, the selling shareholder, and the underwriters have agreed to indemnify each other against certain civil liabilities, including liabilities under the Securities Act, pursuant to the underwriting agreement. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors or officers or to persons controlling us pursuant to the terms of the underwriting agreement, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     Legal Matters

              Winston & Strawn LLP, Chicago, Illinois will pass upon the validity of the shares of common stock offered hereby for us. Sidley Austin Brown & Wood LLP, Chicago, Illinois will pass upon the validity of the shares of common stock offered hereby for the underwriters.

    Experts

              The consolidated financial statements of Morningstar, Inc. and subsidiaries as of December 31, 2003 and 2004, and for each of the three years in the period ended December 31, 2004, included in this prospectus and the related financial statement schedule included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports appearing herein and elsewhere in the registration statement, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of mPower.com, Inc. and subsidiaries as of December 31, 2001 and 2002 and for each of the two years in the period ended December 31, 2002, included in this prospectus and the related financial statement schedule included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in this registration statement (which reports express an unqualified opinion and include explanatory paragraphs relating to the company's change in its method of accounting for goodwill and intangible assets and restatement of its financial statements discussed in Note 13), and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

    Where You Can Find More Information

              We have filed with the SEC a registration statement on Form S-1 (including exhibits, schedules, and amendments) under the Securities Act with respect to the shares of common stock to be sold in this offering. This prospectus does not contain all the information set forth in the registration statement. For further information about us and the shares of common stock to be sold in this offering, you should refer to the registration statement. Statements contained in this prospectus relating to the contents of any contract, agreement, or other document are not necessarily complete. Whenever this prospectus refers to any contract, agreement, or other document, you should refer to the exhibits that are a part of the registration statement for a copy of the contract, agreement, or document.

You may read and copy all or any portion of the registration statement or any other information we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the operation of the public reference rooms. Our SEC filings, including the registration statement, are also available to you on the SEC's Web site (http://www.sec.gov).

As a result of this offering, we will become subject to the information and reporting requirements of the Exchange Act and, in accordance with those requirements, will file periodic reports, proxy statements, and other information with the SEC.

    mPower.com, Inc. and Subsidiaries

Independent Auditors' Report	F-36

Consolidated Balance Sheets as of December 31, 2001 and 2002	F-37

Consolidated Statements of Operations for the Years Ended December 31, 2001 (Restated) and 2002 (Restated)	F-38

Consolidated Statements of Stockholders' Equity and Comprehensive Income (Loss) for the Years Ended December 31, 2001 and 2002	F-39

Consolidated Statements of Cash Flows for the Years Ended December 31, 2001 and 2002	F-43

Notes to Consolidated Financial Statements	F-44

Unaudited Condensed Consolidated Statement of Operations for the Six Months Ended June 30, 2003	F-66

Notes to Unaudited Condensed Consolidated Statement of Operations	F-67

     Report of Independent Registered Public Accounting Firm

              Morningstar, Inc.
              Chicago, Illinois

We have audited the accompanying consolidated balance sheets of Morningstar, Inc. and subsidiaries (the "Company") as of December 31, 2003 and 2004, and the related consolidated statements of operations, shareholders' equity and comprehensive income (loss), and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2003 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

              DELOITTE & TOUCHE LLP
              Chicago, Illinois
              March 14, 2005

Morningstar, Inc. and Subsidiaries
Consolidated Balance Sheets

	As of December 31

(in thousands except share amounts)	2003	2004
Assets
Current assets
Cash and cash equivalents	$53,509	$59,493
Investments	22,649	35,970
Accounts receivable, less allowance of $654 and $256, respectively	22,174	33,668
Deferred tax asset, net	3,304	2,373
Other	3,116	4,250

Total current assets	104,752	135,754

Property, equipment, and capitalized software, net	17,600	17,521
Investments in unconsolidated entities	13,918	14,704
Goodwill	14,075	14,408
Intangible assets, net	1,860	1,573
Deferred tax asset, net	27,063	27,105
Other assets	997	2,296

Total assets	$180,265	$213,361

Liabilities and shareholders' equity
Current liabilities
Accounts payable and accrued liabilities	$19,360	$12,085
Accrued compensation	12,415	20,204
Income tax payable	—	3,763
Deferred revenue	55,554	63,363
Accrued stock-based compensation	12,530	15,874
Long-term debt—current portion	6,577	18
Other	3,522	3,545

Total current liabilities	109,958	118,852

Long-term debt—net of current portion	12	—
Accrued compensation	1,595	3,567
Accrued stock-based compensation	19,396	23,943
Other long-term liabilities	4,483	2,618

Total liabilities	135,444	148,980

Shareholders' equity
Common stock, no par value, 200,000,000 shares authorized, of which 38,395,480 and 38,446,614 shares were outstanding as of December 31, 2003 and 2004, respectively	4	4
Treasury stock at cost, 233,334 shares as of December 31, 2003 and 2004	(3,280)	(3,280)
Additional paid-in capital	139,161	148,144
Accumulated deficit	(90,534)	(81,725)
Accumulated other comprehensive income (loss):
Currency translation adjustment	(533)	1,340
Unrealized gains (losses) on available for sale securities	3	(102)

Total accumulated other comprehensive income (loss)	(530)	1,238

Total shareholders' equity	44,821	64,381

Total liabilities and shareholders' equity	$180,265	$213,361

See notes to consolidated financial statements.

Morningstar, Inc. and Subsidiaries
Consolidated Statements of Operations

	Year Ended December 31

(in thousands except per share amounts)	2002	2003	2004
Revenue	$109,619	$139,496	$179,658
Operating expense (1):
Cost of goods sold	39,035	43,521	54,709
Development	11,881	14,663	16,167
Sales and marketing	24,992	30,798	36,034
General and administrative	36,504	54,145	46,788
Depreciation and amortization	5,547	7,123	8,225

Total operating expense	117,959	150,250	161,923

Operating income (loss)	(8,340)	(10,754)	17,735
Non-operating income (expense):
Gain on sale of investment in unconsolidated entity	3,398	510	19
Interest income, net	1,042	279	1,211
Other income, net	23	321	575

Non-operating income, net	4,463	1,110	1,805

Income (loss) before income taxes, equity in net income of unconsolidated entities, minority interest in net loss of consolidated entities, and extraordinary gain	(3,877)	(9,644)	19,540
Income tax expense (benefit)	(311)	2,950	11,574
Equity in net income of unconsolidated entities	750	697	843
Minority interest in net loss of consolidated entities	178	—	—

Income (loss) before extraordinary gain	(2,638)	(11,897)	8,809
Extraordinary gain—acquisition	3,084	—	—

Net income (loss)	$446	$(11,897)	$8,809

Basic income (loss) per share:
Income (loss) before extraordinary gain	$(0.07)	$(0.31)	$0.23
Extraordinary gain—acquisition	0.08	—	—

Basic income (loss) per share	$0.01	$(0.31)	$0.23

Diluted income (loss) per share:
Income (loss) before extraordinary gain	$(0.17)	$(0.31)	$0.21
Extraordinary gain—acquisition	0.08	—	—

Diluted income (loss) per share	$(0.09)	$(0.31)	$0.21

Weighted average common shares outstanding:
Basic	38,345	38,382	38,418
Diluted	40,361	38,382	41,858

	Year Ended December 31

(1) Includes stock-based compensation expense (income) of:	2002	2003	2004
Cost of goods sold	$(89)	$3,091	$2,143
Development	(59)	2,090	1,020
Sales and marketing	(64)	2,107	1,184
General and administrative	7,504	21,741	12,376

Total stock-based compensation expense	$7,292	$29,029	$16,723

See notes to consolidated financial statements.

Morningstar, Inc. and Subsidiaries
Consolidated Statements of Shareholders' Equity and Comprehensive Income (Loss)
for the Years Ended December 31, 2002, 2003, and 2004

	Common Stock					Accumulated Other Comprehensive Income (Loss)
				Additional Paid-in Capital			Total Shareholders' Equity
(in thousands except share amounts)	Shares Outstanding	Par Value	Treasury Stock		Accumulated Deficit
Balance, January 1, 2002	38,284,521	$4	$(3,219)	$117,069	$(79,083)	$1,199	$35,970
Comprehensive loss:
Net income		—	—	—	446	—	446
Reclassification adjustment for realized losses included in net income		—	—	—	—	(33)	(33)
Unrealized loss on investments, net of tax of $135		—	—	—	—	(201)	(201)
Foreign currency translation adjustment		—	—	—	—	1,290	1,290

Total comprehensive income		—	—	—	446	1,056	1,502

Issuance of common stock	87,396	—	—	214	—	—	214
Repurchase of common stock	(5,502)	—	(61)	—	—	—	(61)
Stock-based compensation		—	—	10,507	—	—	10,507

Balance, December 31, 2002	38,366,415	$4	$(3,280)	$127,790	$(78,637)	$2,255	$48,132
Comprehensive income:
Net loss		—	—		(11,897)	—	(11,897)
Reclassification adjustment for realized gains included in net loss		—	—	—	—	88	88
Unrealized gain on investments, net of tax of $16		—	—	—	—	96	96
Foreign currency translation adjustment		—	—	—	—	(2,969)	(2,969)

Total comprehensive loss		—	—	—	(11,897)	(2,785)	(14,682)

Issuance of common stock	29,065	—	—	127	—	—	127
Stock-based compensation		—	—	11,244	—	—	11,244

Balance, December 31, 2003	38,395,480	$4	$(3,280)	$139,161	$(90,534)	$(530)	$44,821
Comprehensive loss:
Net income		—	—	—	8,809	—	8,809
Reclassification adjustment for realized gains included in net income		—	—	—	—	(8)	(8)
Unrealized loss on investments, net of tax of $69		—	—	—	—	(97)	(97)
Foreign currency translation adjustment		—	—	—	—	1,873	1,873

Total comprehensive income		—	—	—	8,809	1,768	10,577

Issuance of common stock	51,134	—	—	692	—	—	692
Reclassification related to the conversion of Morningstar Europe options to Morningstar, Inc. options		—	—	531	—	—	531
Stock-based compensation		—	—	7,760	—	—	7,760

Balance, December 31, 2004	38,446,614	$4	$(3,280)	$148,144	$(81,725)	$1,238	$64,381

See notes to consolidated financial statements.

Morningstar, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

	Year Ended December 31

(in thousands)	2002	2003	2004
Operating activities
Net income (loss)	$446	$(11,897)	$8,809
Adjustments to reconcile net income (loss) to net cash flows from operating activities:
Depreciation and amortization	5,547	7,123	8,225
Deferred income taxes	(455)	2,457	830
Stock-based compensation	7,292	29,029	16,723
Provision for (recovery of) bad debt	1,739	855	(55)
Gain on sale of investment in unconsolidated entity	(3,398)	(510)	(19)
Extraordinary gain on acquisition	(3,084)	—	—
Equity in net income of unconsolidated entities	(750)	(697)	(843)
Foreign exchange gain	—	—	(333)
Minority interest in net loss of consolidated entities	(178)	—	—
Gain on sale of fixed assets	—	—	(73)
Other, net	(194)	(325)	(556)
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(5,160)	(2,218)	(10,866)
Other assets	(2,001)	36	(2,358)
Accounts payable, accrued liabilities, and accrued compensation	4,894	3,696	2,489
Deferred revenue	14,592	4,435	7,038
Accrued stock-based compensation	(1,536)	(320)	(303)
Income taxes payable	—	—	3,763
Other liabilities	(1,212)	(1,959)	391

Cash provided by operating activities	16,542	29,705	32,862

Investing activities
Purchases of investments	(15,826)	(22,347)	(50,553)
Proceeds from sale of investments	14,872	20,727	37,529
Proceeds from sale of investments in unconsolidated entity	4,838	510	19
Proceeds from sale of fixed assets	—	—	73
Capital expenditures	(5,989)	(8,607)	(7,730)
Acquisitions, net of cash acquired	3,516	(10,801)	(210)
Other, net	24	37	44

Cash provided by (used for) investing activities	1,435	(20,481)	(20,828)

Financing activities
Payments of long-term debt and capital lease obligations	(2,122)	(153)	(6,561)
Payments for purchases of treasury stock	(44)	—	—
Proceeds from sale of common stock	214	127	194

Cash used for financing activities	(1,952)	(26)	(6,367)

Effect of exchange rate changes on cash and cash equivalents	345	(26)	317
Net increase in cash and cash equivalents	16,370	9,172	5,984
Cash and cash equivalents—Beginning of year	27,967	44,337	53,509

Cash and cash equivalents—End of year	$44,337	$53,509	$59,493

Supplemental disclosures of cash flow information
Cash paid for interest	$384	$293	$90
Cash paid for income taxes	$8	$802	$6,613
Supplemental information of non-cash investing and financing activities
Payable for purchases of treasury stock	$17	$—	$—
Unrealized gain (loss) on available for sale investments	$(336)	$112	$(166)
Non-cash consideration related to acquisition	$—	$—	$69

See notes to consolidated financial statements.

Morningstar, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

1.           Organization

              Our company, Morningstar, Inc. and its subsidiaries ("Morningstar," "we," "our"), is a provider of independent investment research in the United States and in major international markets. We offer an extensive line of Internet, software, and print-based products for individual investors, financial advisors, and institutional clients and provide data on investment offerings worldwide.

2.           Summary of Significant Accounting Policies

              Principles of Consolidation.  The accompanying consolidated financial statements include the accounts of Morningstar, Inc. and our wholly and majority-owned subsidiaries. The assets, liabilities, and results of operations of subsidiaries in which we have a controlling interest have been consolidated. Investments in entities in which we exercise significant influence, but do not control, are accounted for using the equity method. All significant intercompany accounts and transactions have been eliminated.

              Use of Estimates.  The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses during the reporting period. Actual results may differ from these estimates.

              Reclassifications.  Certain amounts for 2002 and 2003 have been reclassified to conform to the presentation used in 2004.

              Cash and Cash Equivalents.  Cash and cash equivalents consist of cash and money market funds with original maturities of three months or less. They are stated at cost, which approximates fair market value.

              Fair Value of Financial Instruments.  The carrying values for accounts receivable, accounts payable, and accrued liabilities reasonably approximate fair market value because of the nature of these financial instruments and the short-term maturity of these items. The carrying value of long-term debt approximates fair value as it is borrowed at prevailing interest rates.

              Investments.  Certain investments, consisting of certificates of deposit, are classified as held-to-maturity securities, based on our intent and ability to hold these securities to maturity. Held-to-maturity investments are recorded at amortized cost on the Consolidated Balance Sheets. Certain other investments, consisting primarily of equity securities, are classified as trading securities, based on our intent to hold the securities for a short period of time and generate profits on short-term differences in price, as well as the requirements of one of our wholly-owned subsidiaries, which is a registered broker/dealer. Unrealized and realized gains and losses associated with such investments are included in "Other income (expense), net" in the Consolidated Statements of Operations. Investments not classified as held-to-maturity or trading securities are classified as available-for-sale securities, and consist primarily of fixed income securities. Unrealized gains and losses are reported as other comprehensive income (loss), net of related income taxes. Both trading and available-for-sale securities are recorded at their fair value on the Consolidated Balance Sheets.

              Concentration of Credit Risk.  If receivables from our customers become delinquent, we begin a collections process. No single customer is large enough to pose a significant credit risk to our operations or financial condition. For the years ended December 31, 2002, 2003, and 2004, no single customer represented 10% or more of our consolidated revenue. Likewise, no single customer represented 10% or more of our accounts receivable as of December 31, 2003 or 2004. We maintain an allowance for losses based on our estimate of the probable losses in accounts receivable.

              Property, Equipment, Capitalized Software, and Depreciation.  Property, equipment, and capitalized software are stated at historical cost and are depreciated using the straight-line method based on the useful life of the asset which, excluding leasehold improvements, ranges from three to seven years. Leasehold improvements are amortized over the remaining lease term or their useful lives, whichever is shorter.

              Goodwill.  Goodwill is not amortized and is subject to an annual test for impairment. We performed annual impairment reviews as of December 31, 2002, 2003, and 2004. During the years ended December 31, 2002, 2003, and 2004, changes in the carrying amount of our recorded goodwill were primarily the result of business acquisitions. No impairment losses were recorded in 2002, 2003, or 2004.

              Intangible Assets.  Intangible assets consist of intellectual property and a customer list; we amortize these assets using the straight-line method over their economic useful lives, which we estimate to be seven years.

              Revenue Recognition.  We recognize revenue from subscription sales, including print publications, CD-ROM software, and other subscription sales, in equal installments over the term of the subscription, generally one year. Deferred revenue represents the unamortized portion of subscription payments billed in advance. Revenue from consulting, retirement advice, and other non-subscription products and services is recognized when the product or service is delivered or, when applicable, over the service obligation period defined by the terms of the contract.

              Advertising Costs.  We expense advertising costs as incurred. Advertising expense for the years ended December 31, 2002, 2003, and 2004 totaled $1,602,000, $2,051,000, and $2,780,000, respectively.

              Computer Software and Product Development Costs.  We capitalize certain costs in accordance with American Institute of Certified Public Accountants Statement of Position No. 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, and SFAS No. 86, Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed, and amortize these costs on a straight-line basis over the estimated economic life of the software, which is generally three years. Product development costs primarily consist of costs relating to the development of new Web-based products and certain major enhancements of existing products. Product development costs primarily consist of personnel costs.

              Stock-Based Compensation.  We measure and record compensation expense related to stock option grants in accordance with the provisions of SFAS No. 123, Accounting for Stock-Based Compensation.

              Income (Loss) per Share.  We compute and present income (loss) per share in accordance with SFAS No. 128, Earnings per Share. The difference between weighted average shares outstanding and diluted shares outstanding is due to the dilutive effect of stock options for all periods presented.

              Income Taxes.  We record deferred income taxes for the temporary differences between the carrying amount of assets and liabilities for financial statement purposes and the amounts used for income tax purposes in accordance with SFAS No. 109, Accounting for Income Taxes.

              Foreign Currency.  We translate the financial statements of foreign subsidiaries to U.S. dollars using the period-end exchange rate for assets and liabilities and an average exchange rate for each period for revenues and expenses. We use the local currency as the functional currency for all of our foreign subsidiaries. We record translation adjustments for foreign subsidiaries as a component of "Accumulated other comprehensive income (loss)" in the Consolidated Statements of Shareholders' Equity and Comprehensive Income (Loss). Exchange gains and losses arising from transactions denominated in currencies other than the functional currency, are included in "Other income (expense), net" in the Consolidated Statements of Operations.

3.           Income (Loss) Per Share

              We compute basic income (loss) per share by dividing net income (loss) by the applicable number of weighted average common shares outstanding during each year. For purposes of determining the diluted income (loss) per share, we adjust the recorded net income (loss) for the stock-based compensation expense (income) related to stock options recorded under the liability method to reflect the effect based on assumed share settlement (the equity method), if the impact of this calculation is more dilutive. Diluted income (loss) per share also includes the assumed impact, using the treasury stock method, of converting stock options with an exercise price below the average fair value of our stock.

The computation of weighted average common shares outstanding for the year ended December 31, 2003 excluded 5,163,000 incremental shares related to employee stock options. These shares were not included in the computation of the loss per share due to their anti-dilutive effect.

A reconciliation of the net income (loss) and the number of shares used in computing basic and diluted income (loss) per share is as follows:

	Year Ended December 31

(in thousands except per share amounts)	2002	2003	2004
Calculation of basic income (loss) per share
Income (loss) before extraordinary gain	$(2,638)	$(11,897)	$8,809
Extraordinary gain—acquisition	3,084	—	—

Net income (loss)	$446	$(11,897)	$8,809

Weighted average common shares outstanding	38,345	38,382	38,418
Basic income (loss) per share:
Income (loss) before extraordinary gain	$(0.07)	$(0.31)	$0.23
Extraordinary gain—acquisition	0.08	—	—

Net income (loss)	$0.01	$(0.31)	$0.23

Calculation of diluted income (loss) per share
Income (loss) before extraordinary gain	$(2,638)	$(11,897)	$8,809
Deduct stock-based compensation income under the liability method, net of tax	(2,613)	—	—
Deduct stock-based compensation expense under the equity method, net of tax	(1,411)	—	—

Income (loss) before extraordinary gain, as adjusted for computing diluted loss per share	(6,662)	(11,897)	8,809
Extraordinary gain—acquisition	3,084	—	—

Net income (loss), as adjusted for computing diluted income (loss) per share	$(3,578)	$(11,897)	$8,809

Weighted average common shares outstanding	38,345	38,382	38,418
Net effect of dilutive stock options based on the treasury stock method	2,016	—	3,440

Weighted average common shares outstanding, as adjusted for computing diluted income (loss) per share	40,361	38,382	41,858

Diluted income (loss) per share:
Income (loss) before extraordinary gain	$(0.17)	$(0.31)	$0.21
Extraordinary gain—acquisition	0.08	—	—

Net income (loss)	$(0.09)	$(0.31)	$0.21

4.           Segment and Geographical Area Information

              We organize our operations based on products sold in three segments: Individual, Advisor, and Institutional.

•
The Individual business segment focuses on products for the individual investor including our U.S.-based Web site, Morningstar.com, independent equity research, and a variety of print and Web-based publications.

•
The Advisor segment focuses on products for financial advisors. Our largest products in this segment are Morningstar Advisor Workstation, a comprehensive, Web-based investment planning system, and Principia, a CD-ROM-based investment research product. We also offer Morningstar Managed Portfolios, an asset management service, which provides portfolios of mutual funds in which advisors can invest their clients' assets. We sell our advisor-related products both directly to independent financial advisors and through enterprise licenses, which allow financial advisors associated with the licensing enterprise to use our products.

•
The Institutional segment focuses on products and services for institutional clients, including banks, brokerage firms, insurance companies, mutual fund companies, and retirement plan providers and sponsors. Our key products and services in this segment are Morningstar Direct, a set of Web-based research tools that combines advanced performance and holdings-based analysis with access to our proprietary statistics; Licensed Data, available as an electronic data feed; Morningstar Retirement Manager, a broad-based set of tools for retirement planning; and Investment Consulting, which helps clients create and maintain investment products.

We measure the operating results of these segments based on operating income (loss), including an allocation of corporate costs, depreciation expense, and amortization of purchased capitalized software. We include intersegment revenue and expenses in segment information. We sell services and products between segments at predetermined rates primarily based on cost. The recovery of intersegment cost is shown as "Intersegment revenue." Segment accounting policies are the same as those described in Note 2, except for stock-based compensation expense and capitalized internal product development costs. Stock-based compensation expense (income) is not allocated to the business segments and is a reconciling item to arrive at the consolidated financial information. We record compensation expense related to ongoing product development as an expense in the business segment operating results. The capitalization and amortization of these product development expenses are shown as a reconciling item to arrive at the consolidated financial information. We exclude stock-based compensation expense (income) and capitalization and amortization of product development costs from our operating segment results in order to provide our chief operating decision maker with a better indication of each segment's ability to generate cash flow. This information is one of the criteria used by our chief operating decision maker in determining how resources are allocated to segments. Segment disclosures include the business segment information provided to the chief operating decision maker on a recurring basis, and, therefore, we do not present balance sheet information by segment.

Segment information is as follows:

	Year Ended December 31, 2002

($000)	Individual	Advisor	Institutional	Eliminations and Corporate Items	Total
Revenue
External customers	$29,980	$40,142	$39,497	$—	$109,619
Intersegment	2,018	830	1,328	(4,176)	—

Total revenue	31,998	40,972	40,825	(4,176)	109,619
Operating expense, excluding depreciation and amortization	26,974	39,953	45,347	138	112,412
Depreciation and amortization	682	1,594	1,876	1,395	5,547

Operating income (loss)	$4,342	$(575)	$(6,398)	$(5,709)	$(8,340)

Capital expenditures	$102	$410	$656	$4,821	$5,989
U.S. revenue					$95,769
Non-U.S. revenue					$13,850
U.S. long-lived assets					$13,511
Non-U.S. long-lived assets					$1,780

	Year Ended December 31, 2003

($000)	Individual	Advisor	Institutional	Eliminations and Corporate Items	Total
Revenue
External customers	$33,259	$48,281	$57,956	$—	$139,496
Intersegment	2,147	880	1,789	(4,816)	—

Total revenue	35,406	49,161	59,745	(4,816)	139,496
Operating expense, excluding depreciation and amortization	27,127	37,964	53,276	24,760	143,127
Depreciation and amortization	888	1,676	2,309	2,250	7,123

Operating income (loss)	$7,391	$9,521	$4,160	$(31,826)	$(10,754)

Capital expenditures	$216	$274	$638	$7,479	$8,607
U.S. revenue					$119,378
Non-U.S. revenue					$20,118
U.S. long-lived assets					$15,856
Non-U.S. long-lived assets					$1,744

	Year Ended December 31, 2004

($000)	Individual	Advisor	Institutional	Eliminations and Corporate Items	Total
Revenue
External customers	$44,478	$59,326	$75,854	$—	$179,658
Intersegment	2,518	1,554	2,548	(6,620)	—

Total revenue	46,996	60,880	78,402	(6,620)	179,658
Operating expense, excluding depreciation and amortization	38,130	45,311	62,496	7,761	153,698
Depreciation and amortization	1,041	1,603	2,239	3,342	8,225

Operating income (loss)	$7,825	$13,966	$13,667	$(17,723)	$17,735

Capital expenditures	$100	$622	$722	$6,286	$7,730
U.S. revenue					$154,248
Non-U.S. revenue					$25,410
U.S. long-lived assets					$16,016
Non-U.S. long-lived assets					$1,505

5.           Investments

              We monitor the concentration, diversification, maturity, and liquidity of our investment portfolio. As of December 31, 2003 and 2004, our portfolio of cash, cash equivalents, and investments, primarily in fixed income securities, had a weighted average maturity of less than six months, and no single security had a maturity greater than 24 months. Our investments are classified as follows:

	As of December 31

($000)	2003	2004
Available for sale	$20,766	$31,950
Held to maturity	1,019	2,850
Trading securities	864	1,170

Total	$22,649	$35,970

The cost, unrealized gains (losses), and fair values related to investments classified as available for sale and held to maturity are as follows:

	As of December 31

	2003				2004

($000)	Cost	Unrealized Gain	Unrealized Loss	Fair Value	Cost	Unrealized Gain	Unrealized Loss	Fair Value
Available for sale:
Corporate bonds	$5,499	8	(14)	$5,493	$20,483	2	(102)	$20,383
Senior notes	5,000	3	(5)	4,998	—	—	—	—
Government obligations	10,262	15	(2)	10,275	11,636	1	(70)	11,567

Total	$20,761	26	(21)	$20,766	$32,119	3	(172)	$31,950

Held to maturity:
Certificate of deposit	$1,019	—	—	$1,019	$2,850	—	—	$2,850

As of December 31, 2003 and 2004, investments with unrealized losses for greater than a 12-month period were not material to the Consolidated Balance Sheets and were not deemed to be other than temporary declines in value.

The net carrying value and estimated fair value of debt and marketable equity securities classified as available for sale and held to maturity at December 31, 2003 and 2004 are shown below by contractual maturity. Expected maturities may differ from contractual maturities because the issuers of the securities may have the right to prepay obligations without prepayment penalties.

	As of December 31

	2003		2004

($000)	Cost	Fair Value	Cost	Fair Value
Available for sale:
Due in one year or less	$7,966	$7,964	$12,134	$12,076
Due after one year through three years	12,795	12,802	19,985	19,874

Total	$20,761	$20,766	$32,119	$31,950

Held to maturity:
Due in one year or less	456	456	2,850	2,850
Due after one year through three years	563	563	—	—

Total	$1,019	$1,019	$2,850	$2,850

The net unrealized gains on trading securities recorded in our Consolidated Statements of Operations were $57,000 and $71,000 in 2003 and 2004, respectively. No unrealized gains or losses were recorded in 2002.

The net realized gains (losses) recorded in our Consolidated Statements of Operations were as follows:

	Year Ended December 31

($000)	2002	2003	2004
Realized gains	$46	$95	$33
Realized losses	(79)	(7)	(2)

Realized gains (losses), net	$(33)	$88	$31

6.           Acquisitions, Goodwill, and Intangible Assets

    Morningstar Norway

              In February 2004, we purchased the remaining 51% of Morningstar Norge AS ("Morningstar Norway") that we did not previously own. The purchase price consisted of $210,000 cash and $69,000 of other consideration. Prior to this transaction, we accounted for our investment in Morningstar Norway using the equity method.

    mPower.com, Inc.

              In July 2003, we acquired 100% ownership of mPower.com, Inc. ("mPower"), an investment advisory firm that specialized in serving the large plan sponsor retirement market. The aggregate purchase price was $4,864,000. The results of mPower's operations have been included in the Consolidated Financial Statements since that date. The acquisition was strategic in nature and gave us immediate entry into the large plan sponsor market. The purchase price was less than the total fair value of the assets acquired; as a result, certain long-term assets were allocated values that were lower than their fair values at the date of acquisition. We allocated the aggregate purchase price to the acquired assets and liabilities based on estimated fair market values as of the date of acquisition.

The purchase price was allocated to the net assets acquired as follows:

($000)
Cash	$397
Other current assets	451
Property, equipment, and capitalized software	161
Deferred tax assets	4,663
Intangible assets	2,003
Liabilities	(2,811)

Purchase price	$4,864

Of the $2,003,000 of acquired intangible assets, $871,000 was assigned to a customer list and $1,132,000 was assigned to intellectual property. We amortize these intangible assets over their economic useful lives, which we estimate to be seven years.

Pro forma consolidated financial information, combining our 2002 and 2003 financial results with mPower's financial results for the years ended December 31, 2002 and 2003, are as follows:

	Year Ended December 31

(in thousands except per share amounts)	2002 (Unaudited Pro forma)	2003 (Unaudited Pro forma)
Revenue	$115,822	$142,222
Operating loss	$(30,316)	$(13,280)
Loss before extraordinary gain and cumulative effect of change in accounting principle	$(24,391)	$(14,484)
Extraordinary gain	3,084	—
Cumulative effect of change in accounting principle	(417)	—

Net loss	$(21,724)	$(14,484)

Basic loss per share	$(0.57)	$(0.38)
Diluted loss per share	$(0.64)	$(0.38)

    Morningstar Canada

              In January 2003, we purchased the remaining 50% of Morningstar Research Inc. ("Morningstar Canada") that we did not previously own for $6,334,000 in cash. Accordingly, the purchase price has been allocated to the acquired assets and liabilities based on their estimated fair values as of the date of acquisition, with the remainder allocated to goodwill.

The purchase price was allocated as follows:

($000)
Current assets	$674
Property, equipment, and capitalized software	223
Other assets	376
Goodwill	8,484
Liabilities	(3,423)

Total purchase price	$6,334

Prior to January 2003, we controlled the day-to-day operations of Morningstar Canada. As a result, the financial results for Morningstar Canada, adjusted for the minority interest, are included in the Consolidated Financial Statements for all years presented.

    Morningstar Asia

              In April 2000, we formed a joint venture, Morningstar Asia Limited ("Morningstar Asia"), to provide financial information and services in Asia, except Japan and South Korea. We agreed to contribute technology and services up to a maximum value of $6,600,000 to the operations of Morningstar Asia during the three year period following the date of formation of the joint venture. Our ownership interest and profit and loss sharing interest in Morningstar Asia were 39.9% as of January 1, 2002. In October 2002, we purchased the remaining 60.1% of Morningstar Asia for $5,776,000 in cash. Under the provisions of SFAS No. 142, if the fair value of net assets acquired exceeds the purchase price, the transaction qualifies as a bargain purchase. The purchase price is allocated first to current assets and liabilities and any excess of net asset value over the purchase price is recognized immediately as an extraordinary gain. Accordingly, as our acquired interest in the fair value of Morningstar Asia exceeded the purchase price, we recognized an extraordinary gain of $3,084,000 as a result of the transaction.

The purchase price was allocated as follows:

($000)
Other current assets	$8,908
Extraordinary gain	(3,084)
Liabilities	(48)

Total purchase price	$5,776

Beginning in October 2002, we began including the financial results of Morningstar Asia in our Consolidated Financial Statements. Prior to this transaction, we accounted for this investment using the equity method.

    Morningstar Australia/New Zealand

              In April 1999, we entered into agreements to purchase a minority ownership interest in Morningstar Research Pty Limited ("Morningstar Australia/New Zealand"), a company that provides financial information products and services in Australia and New Zealand. Throughout 2000 and 2001, we increased our ownership percentage in Morningstar Australia/New Zealand to 65.86% through additional share acquisitions. Beginning in January 2001, we included the financial results of Morningstar Australia/New Zealand, adjusted for the minority interest, in our Consolidated Financial Statements. In March 2002, pursuant to the terms of a shareholders agreement, we exercised our option to purchase all of the remaining shares of Morningstar Australia/New Zealand, thereby increasing our ownership percentage to 100%. See Note 15 to the Notes to our Consolidated Financial Statements for information on a legal proceeding that, among other things, seeks an order that certain of the transactions by which we acquired 100% ownership of Morningstar Australia/New Zealand be set aside.

In accordance with the terms of the shareholders agreement, the purchase price of the remaining shares was zero and the fair value of the net assets acquired was as follows:

($000)
Current assets	$576
Goodwill	416
Current liabilities	(992)

Purchase price	$—

    Goodwill

              The following is a summary of activity in goodwill by reporting unit:

($000)	Morningstar Australia/ New Zealand	Morningstar Canada	Morningstar Norway	Total
Balance as of January 1, 2003	$2,338	$3,657	$—	$5,995
Goodwill acquired during the year	—	8,484	—	8,484
Other, primarily currency translation adjustment	—	(404)	—	(404)

Balance as of December 31, 2003	$2,338	$11,737	$—	$14,075
Goodwill acquired during the year	—	—	248	248
Other, primarily currency translation adjustment	—	85	—	85

Balance as of December 31, 2004	$2,338	$11,822	$248	$14,408

    Intangible Assets

              Intangible assets consist of intellectual property and a customer list; we amortize these assets using the straight-line method over their economic useful lives, which we estimate to be seven years. The following is a summary of our intangible assets:

	As of December 31, 2003			As of December 31, 2004

($000)	Gross	Accumulated Amortization	Net	Gross	Accumulated Amortization	Net
Intellectual property	$1,132	$(121)	$1,011	$1,132	$(243)	$889
Customer list	871	(22)	849	871	(187)	684

Total intangible assets	$2,003	$(143)	$1,860	$2,003	$(430)	$1,573

No intangible assets or amortization expense were recorded during 2002. Total amortization expense for the years ended December 31, 2003 and 2004 was $143,000 and $287,000, respectively. Estimated aggregate amortization expense for intangible assets is approximately $287,000 for each of the years ended December 31, 2005, 2006, 2007, 2008, and 2009.

7.           Investments in Unconsolidated Entities

              Investment in Japan.  In April 1998, we entered into an agreement with Softbank to form a joint venture, Morningstar Japan K.K. ("MJKK"), which develops and markets products and services customized for the Japanese market. In June 2000, MJKK became a publicly traded company on the Osaka Stock Exchange, "Hercules Market," using the ticker number 4765. We account for our investment in MJKK using the equity method. Our investment in MJKK totaled $13,400,000 and $13,852,000 at December 31, 2003 and 2004, respectively. MJKK's market value was approximately Japanese Yen 9.6 billion (approximately U.S. $89,700,000) and Japanese Yen 10.7 billion (approximately U.S. $103,400,000) at December 31, 2003 and 2004, respectively. At December 31, 2003 and 2004, we owned approximately 35% of MJKK.

              Joint Venture in Korea.  In June 2000, we entered into a joint venture agreement with Shinheung Securities Co., Ltd. and SOFTBANK Finance Corporation and established a Korean limited liability company named Morningstar Korea Ltd ("Morningstar Korea"). Morningstar Korea develops, markets and sells analytical products and services to assist in the analysis of financial portfolios and provides financial information and services for financial products in South Korea. Our ownership interest and profit and loss sharing interest in Morningstar Korea was 40% as of December 31, 2003 and 2004. This investment totaled $518,000 and $767,000 at December 31, 2003 and 2004, respectively. We account for this investment using the equity method.

              Other Investments in Unconsolidated Entities.  As of December 31, 2004 we have other equity investments with a book value of approximately $85,000.

              Investment in Techfi Corporation.  In March 2000, we entered into a stock purchase agreement with Techfi Corporation ("Techfi"), a provider of portfolio management and accounting software, training and support to investment advisors and financial planners. On June 7, 2002, Techfi Corporation and Advent Software, Inc. entered into an Agreement and Plan of Merger, whereby all of the issued and outstanding shares of Techfi common stock and vested options were converted into the right to receive cash. Our share of the total proceeds was $4,838,000, resulting in a gain of $3,398,000 in 2002. In 2003 and 2004, $510,000 and $19,000, respectively, was released from escrow and recorded as an additional gain. The gains recorded in 2002, 2003, and 2004 are included as "Gain on sale of investment in unconsolidated entity," in the Consolidated Statements of Operations.

Condensed combined financial information, a portion of which is unaudited, for all of our investments in entities accounted for under the equity method as discussed above is as follows:

	As of December 31

($000)	2002	2003	2004
Revenue	$5,701	$4,739	$4,605
Operating income (loss)	$1,240	$(197)	$187
Net income (loss)	$662	$(282)	$173

	As of December 31

($000)	2002	2003	2004
Current assets	$29,893	$41,564	$44,059
Total assets	$38,189	$49,862	$53,072
Current liabilities	$787	$515	$910
Total liabilities	$1,028	$524	$910

8.           Property, Equipment, and Capitalized Software

              Property, equipment, and capitalized software summarized by major classifications are as follows:

	As of December 31

($000)	2003	2004
Computer equipment	$16,064	$18,505
Capitalized software	17,273	19,259
Furniture and fixtures	3,460	3,479
Leasehold improvements	6,432	8,725
Telephone equipment	1,047	1,268
Other	296	296

Property, equipment, and capitalized software, at cost	44,572	51,532
Less accumulated depreciation	(26,972)	(34,011)

Property, equipment, and capitalized software, net	$17,600	$17,521

Depreciation and leasehold amortization expense totaled $5,547,000, $6,980,000, and $7,938,000 in 2002, 2003, and 2004, respectively.

9.           Long-Term Debt

              Long-term debt consists of the following:

	As of December 31

($000)	2003	2004
Capital lease obligations	$56	$18
Note payable	6,500	—
Bank loans	33	—

Total long-term debt	6,589	18
Less current portion of long-term debt	(6,577)	(18)

Long-term debt—net of current portion	$12	$—

Future minimum lease payments under the capital lease at December 31, 2004 are as follows:

Year Ending December 31	($000)
2005	$19
Less amount representing interest	(1)

Total	$18

Assets under capital leases at December 31, 2004 consist primarily of computer equipment with a remaining net book value of $13,000.

The note payable as of December 31, 2003 represents borrowings from Joe Mansueto, our chairman, chief executive officer, and controlling shareholder. In August 1999, he loaned Morningstar $6,500,000. Interest on the loan was based on the London Interbank Offered Rate plus 150 basis points, which was 2.62% at December 31, 2003. The loan was repaid in March 2004.

Morningstar Australia/New Zealand had a bank loan of $33,000 at December 31, 2003. The bank loan carried interest at 7.15% and matured on December 31, 2004.

The weighted average interest rate on all debt outstanding at December 31, 2003 was 3.18%.

10.         Operating Leases

              Minimum future rental commitments due in each of the next five years and thereafter for all non-cancelable operating leases, consisting primarily of rent for office space, are as follows:

Year Ending December 31	($000)
2005	$2,433
2006	2,232
2007	1,992
2008	1,818
2009	992
Thereafter	371

Total	$9,838

Rent expense for 2002, 2003, and 2004 was $3,353,000, $3,521,000, and $4,155,000, respectively, including taxes, insurance, and other operating costs.

Deferred rent in the amount of $1,021,000 and $848,000 at December 31, 2003 and 2004, respectively, relates to build-out and rent abatement allowances received, which are being amortized on a straight-line basis over the remaining portion of the original term of the lease.

11.         Stock Options and Deferred Compensation

              Our 1993 Stock Option Plan (the "1993 Plan") provides for the grant of options to management and other employees to purchase shares of common stock at an exercise price equal to fair value at the date of grant. All employees were eligible to participate in the 1993 Plan, in certain cases, after two years of employment. In general, options vest ratably over a five-year period and expire 10 years after the date of grant. Under the terms of the 1993 Plan, at the option holder's election, the option may be settled in cash, subject to certain conditions, based on the difference in exercise price and the fair market value at the date of exercise, or the option may be exercised resulting in issuance of common stock to the employee. In the event an employee exercises an option and elects net cash settlement, Morningstar has the right to make payment to the employee over a period of time, currently five years. Interest accrues on any unpaid balance due to the employee at a floating rate equal to the yield on the 13-week U.S. Treasury Bill, adjusted on January 1 and July 1 of each year. We account for options granted under the 1993 Plan as a liability which is measured each period in accordance with SFAS No. 123. We record changes in the liability due to changes in the fair value per share of our common stock during the period in the Consolidated Statements of Operations.

Under our 1989 Nonqualified Stock Option Plan (the "1989 Plan"), options to purchase 1,500,000 shares of common stock at an exercise price of $0.075 per share, equal to the fair value at date of issue, were granted in 1989 to an officer of Morningstar. These options were not exercised and expired in February 1999. In February 1999, we entered into an Incentive Stock Option Agreement and a Nonqualified Stock Option Agreement under the 1999 Incentive Stock Option Plan (the "1999 Plan") with the officer. Under these agreements, options to purchase 1,500,000 shares of common stock at an exercise price of $2.77 per share, equal to the fair value at the grant date, were granted to the officer. Options granted are fully vested and expire in February 2009. On the date of grant, 1,138,560 options were fully exercisable and an additional 36,144 shares became and continue to become exercisable each year from 1999 through 2008. The officer has periodically exercised options under the 1999 Plan which have been net settled in cash, based on the difference in exercise price and the fair value of common stock at the date of exercise. As a result, we account for options granted under the 1999 Plan as a liability which is measured each period, in accordance with SFAS No. 123. Changes in the liability, due to changes in the fair value per share of our common stock during the period, are recorded in the Consolidated Statements of Operations. There were 869,174 options remaining to be exercised as of December 31, 2003, and 2004.

In February 1999, in conjunction with the expiration of options granted under the 1989 Plan, we entered into a Deferred Compensation Agreement (the "Agreement") with an officer of Morningstar. Under the terms of the Agreement, on any date that the officer exercises the right to purchase shares under the 1999 Plan, we shall pay to the officer $2.69 per share in the form of cash or, at our election, shares of common stock. If on the date of purchase the fair market value of Morningstar's stock is below $2.77 per share, the amount paid per share will be reduced based on the terms of the Agreement. Our obligation to pay deferred compensation will not be increased by any imputed interest or earnings amount. The liability related to the Agreement is included in the Consolidated Balance Sheets as follows:

	As of December 31

($000)	2003	2004
Current liabilities—other	$1,950	$2,047
Non-current—other long-term liabilities	390	293

Total	$2,340	$2,340

In March 2000, we adopted the 2000 Morningstar Stock Option Plan (the "2000 Plan"). All remaining options available for future grants under the 1993 plan were canceled. Under the 2000 Plan, all employees are eligible to participate on the first day of employment, all options expire 10 years after the date of grant and, in general, options vest ratably over a four-year period. In May 2001, we adopted the 2001 Morningstar Stock Option Plan (the "2001 Plan"), which allowed for the use of the remaining options available for grant under the 2000 Plan. The terms under the 2001 Plan are substantially consistent with the 2000 Plan. We account for options granted under the 2000 and 2001 Plans as equity instruments in accordance with the provisions of SFAS No. 123.

Prior to 2004, Morningstar Europe, a majority-owned subsidiary of Morningstar, granted approximately 1,500,000 options in the common stock of Morningstar Europe to certain of its employees. The options vested over a four-year period and none had been exercised as of December 31, 2004. We accounted for these options as equity instruments in accordance with the provisions of SFAS No. 123. In December 2004, the Board of Directors authorized the cancellation of the Morningstar Europe option plan and the exchange of all options outstanding under the Morningstar Europe option plan for options granted under the Morningstar 2004 Stock Incentive Plan (the "2004 Stock Incentive Plan"), as discussed below.

In November 2004, we adopted the 2004 Stock Incentive Plan. The 2004 Stock Incentive Plan amends and restates the 1993 Plan, the 2000 Plan, and the 2001 Plan (collectively, the "Prior Plans"). Under the 2004 Stock Incentive Plan, we will not grant any additional options under any of the Prior Plans, and any shares subject to an award under any of the Prior Plans that are forfeited, canceled, settled, or otherwise terminated without a distribution of shares, or withheld by us in connection with the exercise of options or in payment of any required income tax withholding, will not be available for awards under the 2004 Stock Incentive Plan. The 2004 Stock Incentive Plan provides for grants of options, stock appreciation rights, restricted stock, restricted stock units, and performance shares. All of our employees will be eligible for awards under the 2004 Stock Incentive Plan. Joe Mansueto, our chairman and chief executive officer, will not participate in the 2004 Stock Incentive Plan. Awards may also be made to our non-employee directors under the 2004 Stock Incentive Plan. 5,628,843 shares may be granted under the 2004 Stock Incentive Plan.

In December 2004, the board of directors authorized a grant of 1,622,539 options to purchase common stock under the 2004 Stock Incentive Plan, including 81,189 options resulting from the exchange of Morningstar Europe options for Morningstar Inc. options. The conversion was accounted for in accordance with SFAS No. 123, and resulted in no incremental stock-based compensation expense.

The options granted during 2004 have an exercise price on the date of grant of $14.70. For 1,541,350 of the options granted in 2004, the exercise price will increase over the term of the options at a rate equal to the 10-year Treasury yield rate as of the date of grant. For the remaining 81,189 options granted, the exercise price will remain $14.70 for the life of the options.

Stock-based compensation expense is as follows:

	Year Ended December 31

($000)	2002	2003	2004
Stock-based compensation expense (income) under the liability method	$(3,283)	$17,796	$8,963
Stock-based compensation expense under the equity method	10,575	11,233	7,760

Stock-based compensation expense, net	$7,292	$29,029	$16,723

For stock-based compensation expense accounted for using the liability method, we have classified the liabilities as follows:

	As of December 31

($000)	2003	2004
Current liabilities—accrued stock-based compensation	$12,530	$15,874
Non-current liabilities—accrued stock-based compensation	19,396	23,943

Total	$31,926	$39,817

We periodically grant options to purchase common stock at an exercise price that is below the fair value per share of our common stock at the date of grant. A summary of stock option activity for these option grants is as follows:

	Year Ended December 31

	2002		2003		2004

	Underlying Shares	Weighted Average Exercise Price	Underlying Shares	Weighted Average Exercise Price	Underlying Shares	Weighted Average Exercise Price
Options outstanding—beginning of period	2,278,318	$7.12	1,937,174	$6.80	1,936,624	$6.78
Granted	60,000	$8.57	14,750	$8.57	1,622,539	$14.70
Canceled	(300,000)	$10.98	(15,300)	$10.93	(1,455)	$8.57
Exercised	(101,144)	$2.77	—	$—	(25)	$8.57

Options outstanding—end of period	1,937,174	$6.80	1,936,624	$6.78	3,557,683	$10.39

Options exercisable	1,208,560	$6.11	1,487,329	$6.69	1,760,893	$7.07

A summary of stock option activity, excluding activity for options to purchase common stock at an exercise price that was below the fair value per share of our common stock at the time of grant is as follows:

	Year Ended December 31

	2002		2003		2004

	Underlying Shares	Weighted Average Exercise Price	Underlying Shares	Weighted Average Exercise Price	Underlying Shares	Weighted Average Exercise Price
Options outstanding—beginning of period	6,853,791	$10.91	6,949,790	$10.85	7,556,364	$10.62
Granted	794,827	$10.97	834,988	$8.57	—	—
Canceled	(595,967)	$13.17	(168,810)	$13.20	(80,705)	$11.69
Exercised	(102,861)	$2.23	(59,604)	$1.72	(81,411)	$5.45

Options outstanding—end of period	6,949,790	$10.85	7,556,364	$10.62	7,394,248	$10.67

Options exercisable	3,292,486	$8.76	4,648,302	$9.84	6,011,684	$10.61

Additional information for options outstanding and options exercisable as of December 31, 2003 is as follows:

	Options Outstanding As of December 31, 2003			Options Exercisable As of December 31, 2003

Range of Exercise Prices	Underlying Shares	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Underlying Shares	Weighted Average Exercise Price
$0.85 – $2.77	2,546,968	4.45	$2.46	2,338,194	$2.44
$8.57 – $14.13	6,946,020	7.11	$12.53	3,797,437	$13.17

$0.85 – $14.13	9,492,988	6.39	$9.83	6,135,631	$9.08

Additional information for options outstanding and options exercisable as of December 31, 2004 is as follows:

	Options Outstanding As of December 31, 2004			Options Exercisable As of December 31, 2004

Range of Exercise Prices	Underlying Shares	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Underlying Shares	Weighted Average Exercise Price
$1.72 – $2.77	2,493,506	3.53	$2.49	2,343,420	$2.48
$8.57 – $14.70	8,458,425	6.84	$12.95	5,429,157	$12.97

$1.72 – $14.70	10,951,931	6.09	$10.57	7,772,577	$9.81

The number of shares available for future stock option grants as of December 31, 2003 and 2004 was 2,287,365 and 4,006,304, respectively.

The weighted average fair value of the options granted in 2002, 2003, and 2004 calculated using a Black-Scholes option-pricing model is $5.40, $4.08, and $9.39 per share, respectively. We estimate the fair value of each option granted on the date of grant using a Black-Scholes option-pricing model with the following weighted average assumptions:

	2002	2003	2004
Expected life (years)	5.0	5.0	7.0
Expected volatility (%)	50%	50%	50%
Dividend yield (%)	—	—	—
Interest rate (%)	4.19%	2.89%	4.24%
Expected exercise price	$8.57-$10.95	$8.57-$14.70	$19.67
Fair value of common stock (per share)	$8.57-$10.95	$8.57-$14.70	$17.50

Substantially all of the options granted during 2004 have an initial exercise price of $14.70, which will increase over the term of the options at a rate equal to the 10-year Treasury yield rate as of the date of grant; the expected exercise price included in the option pricing model in 2004 was calculated using the estimated life of seven years and a 10-year Treasury yield rate of 4.25%.

For all options granted under the 1993 Plan and 1999 Plan accounted for under the liability method, we recorded the liability using the fair value per share of our common stock of $14.70 as of December 31, 2003 and $17.50 at December 31, 2004.

Following is a summary of options granted during the 12 months prior to December 31, 2004:

Grant Date	Number of Underlying Shares	Exercise Price	Fair Value of Common Stock Used in the Determination of Stock-based Compensation Expense
First quarter 2004	—	—	—
Second quarter 2004	—	—	—
Third quarter 2004	—	—	—
Fourth quarter 2004	1,622,539	$14.70	$17.50

12.         Related Party Transactions

              Between December 1995 and December 2003, a corporation wholly owned by Joe Mansueto, our chairman and chief executive officer, provided sales and other services for us. We agreed to pay an amount equal to the total costs incurred by the corporation in providing these services, consisting solely of compensation-related expenses for the corporation's employees (which did not include Joe Mansueto), plus 5% of such costs. For 2002 and 2003, we recorded expense for these services of $3,302,000 and $2,915,000, respectively, of which $157,000 and $139,000, respectively, represented the amount paid in excess of the corporation's actual costs. At December 31, 2003, we recorded an amount payable to such corporation of $398,000, included in "Accounts payable and accrued liabilities" in the Consolidated Balance Sheets. This arrangement was discontinued on December 31, 2003 at which time all employees of the corporation were transferred to Morningstar. As of December 31, 2004, no liabilities remained related to the arrangement.

Under the 1993 Plan, employees are able to exercise options and elect net cash settlement, based on the difference between the exercise price and the fair value of our common stock. In the event an employee exercises an option and elects net cash settlement, we have the right to make payments over a period of time, which is currently five years. Interest accrues on any unpaid balance due the employee at a floating rate equal to the yield on the 13-week U.S. Treasury Bill, adjusted on January 1 and July 1 of each year. Additionally, in years prior to 2004, certain employees, including an officer of Morningstar, sold common stock back to Morningstar. The purchase price of these shares is also being paid to employees over a five-year period.

The liabilities for stock options exercised and for common stock repurchases included in our Consolidated Balance Sheets are as follows:

	As of December 31

($000)	2003	2004
Liability for stock options exercised	$2,029	$1,048
Liability for common stock repurchases	804	394

Total	$2,833	$1,442

We have included the liabilities for stock options exercised and for common stock repurchases in our Consolidated Balance Sheets as follows:

	As of December 31

($000)	2003	2004
Current liabilities—other	$1,369	$1,290
Non-current—other long-term liabilities	1,464	152

Total	$2,833	$1,442

Interest expense incurred on all amounts due was $74,000, $36,000, and $27,000 for the years ended December 31, 2002, 2003, and 2004, respectively.

We had a note payable related to borrowings from Joe Mansueto, our chairman and chief executive officer, of $6,500,000 as of December 31, 2003, that was repaid in March 2004. (See Note 9, Long-Term Debt.)

13.         Defined Contribution Profit-Sharing Plan

              We sponsor a defined contribution cash or deferred arrangement 401(k) plan, which allows our U.S.-based employees to voluntarily contribute pre-tax dollars up to a maximum amount allowable by the U.S. Internal Revenue Service. We contribute an amount equal to the employee's contributions, up to 7% of the employee's salary. Our matching contributions were $2,478,000, $2,324,000, and $3,221,000 for the years ended December 31, 2002, 2003, and 2004, respectively.

14.         Income Taxes

              The effective income tax expense (benefit) rates are as follows:

	Year Ended December 31

($000)	2002	2003	2004
Income (loss) before income taxes, equity in net income of unconsolidated entities, minority interest in net loss of consolidated entities, and extraordinary gain	$(3,877)	$(9,644)	$19,540
Equity in net income of unconsolidated entities	750	697	843
Minority interest	178	—	—
Extraordinary gain—acquisition	3,084	—	—

Total	$135	$(8,947)	$20,383

Income tax expense (benefit)	$(311)	$2,950	$11,574
Effective income tax expense (benefit) rate	(232.9)%	33.0%	56.8%

In all periods, the tax provision reflects the impact of expense related to incentive stock options for which no tax benefit is recorded, and the fact that we are not recording a tax benefit related to losses recorded by certain of our non-U.S. operations.

The income tax expense (benefit) consists of the following:

	Year Ended December 31

($000)	2002	2003	2004
Federal—deferred	$(376)	$2,047	$1,043
Federal—current	—	353	8,652
State—deferred	(79)	410	352
State—current	144	137	2,084
Foreign—deferred	—	—	(565)
Foreign—current	—	3	8

Income tax expense (benefit)	$(311)	$2,950	$11,574

A reconciliation of our income tax expense (benefit) at the U.S. federal income tax rate of 35% to income tax expense (benefit) as recorded is as follows:

	Year Ended December 31

(in thousands except percentages)	2002		2003		2004
Income tax expense (benefit) at U.S. federal rate	$47	35.0%	$(3,132)	(35.0)%	$7,134	35.0%
State income taxes—net of federal income tax effect	(94)	(70.2)	342	3.8	1,670	8.2
Equity in losses of foreign joint ventures and subsidiaries	329	246.7	1,273	14.2	924	4.5
Stock option activity	51	38.2	4,405	49.2	2,273	11.2
Foreign tax expense (benefit)	—	—	3	—	(557)	(2.7)
Gain on sale of investment in unconsolidated entity	(571)	(427.5)	—	—	—	—
Other—net	(73)	(55.1)	59	0.8	130	0.6

Total income tax expense (benefit)	$(311)	(232.9)%	$2,950	33.0%	$11,574	56.8%

We recognize deferred income taxes for the temporary differences between the carrying amount of assets and liabilities for financial statement purposes and their tax bases. The tax effects of the temporary differences that give rise to the deferred income tax assets and liabilities are as follows:

	As of December 31

	2003		2004

($000)	Current Asset	Non-current Asset	Current Asset	Current Liability	Non-current Asset	Non-current Liability
Net operating loss carryforwards—U.S.	$—	$6,341	$—	$—	$1,676	$—
Net operating loss carryforwards—foreign, net of valuation reserve	—	—	448	—	—	—
Stock-based compensation	—	18,636	—	—	22,617	—
Deferred compensation	784	191	—	—	—	—
Property, equipment, and capitalized software	—	975	—	—	575	—
Deferred rent	—	296	—	—	331	—
Allowance for doubtful accounts	227	—	92	—	—	—
Prepaid expenses	—	—	—	(1,349)	—	—
Deferred royalty revenue	—	624	—	—	609	—
Accrued liabilities	2,277	—	3,225	—	1,457	—
Foreign exchange gains	—	—	—	—	—	(160)
Unrealized loss on available-for-sale securities	16	—	—	(43)	—	—

	$3,304	$27,063	$3,765	$(1,392)	$27,265	$(160)

During 2003 our operating results included a loss before income taxes. However, for tax purposes we recorded taxable income in the United States, primarily as a result of recording stock based compensation expense which is not deductible for tax purposes until employees exercise their options. Therefore, we were able to use approximately $14,400,000 of net operating losses ("NOLs") during 2003.

A portion of the NOLs generated by mPower in the years prior to July 1, 2003 (the date of acquisition) is available to Morningstar. On July 1, 2003, mPower had $121,430,000 of NOLs. Because of limitations on the use of the NOLs imposed by the U.S. Internal Revenue Code, our use of the NOLs is limited to approximately $200,000 per year. On the date of acquisition, we recorded a valuation allowance of $116,932,000 representing a portion of these NOLs to reflect the likelihood that the benefit of the NOLs will not be realized.

At December 31, 2003, we had U.S. NOL carryforwards of $16,184,000. During 2004, we utilized approximately $12,022,000 of these NOLs. The remaining U.S. NOL carryforwards of $4,162,000 as of December 31, 2004 will expire in 2022. In addition, we have NOL carryforwards related to our foreign operations. Due to the historical operating losses of certain of the foreign operations that generated these NOLs, we have recorded a valuation allowance against the portion of the net deferred tax assets created by these NOLs because we do not believe these NOLs will be utilized.

15.         Contingencies

    Morningstar Australia/New Zealand

              In 2001, Mr. Graham Rich, the then managing director and chief executive officer of Morningstar Australia/New Zealand, and one of two companies controlled by Mr. Rich, filed a suit in the Supreme Court of New South Wales, Australia against Morningstar and certain of its officers and nominee directors on the board of Morningstar Australia/New Zealand. Mr. Rich also was a beneficial owner of shares in Morningstar Australia/New Zealand. Mr. Rich and his company originally sought an injunction which, if granted, would have precluded Morningstar Australia/New Zealand from terminating the services of Mr. Rich and from issuing additional shares to Morningstar in exchange for the provision of further funding by Morningstar to Morningstar Australia/New Zealand. Further, Mr. Rich and his company sought an order that a provisional liquidator be appointed for Morningstar Australia/New Zealand. The court rejected this injunction application, observing that Morningstar Australia/New Zealand would be insolvent without financial backing from Morningstar. The application for the appointment of a provisional liquidator also failed.

The services of Mr. Rich were terminated in November 2001. Mr. Rich and his company have since been ordered to pay Morningstar's costs of the injunction proceedings, although such costs have not been paid to date.

Mr. Rich and the two companies noted above have additional pending claims alleging, among other things, breaches by Morningstar of contracts and statutory and general law duties, misleading, deceptive, and unconscionable conduct by Morningstar, oppression by Morningstar and its nominee directors, relief under the Industrial Relations Act of New South Wales, breaches of directors' duties by Morningstar's nominee directors, and conflict of interest. The claims seek various forms of relief including monetary damages in the amount of Australian $25 million, the setting aside of transactions which resulted in Morningstar obtaining control of Morningstar Australia/New Zealand, and an order either setting aside Morningstar's acquisition of the shares formerly beneficially owned by Mr. Rich and his companies or determining a different price for such acquisition. In the alternative, Mr. Rich and his companies seek an order that they be entitled to purchase the shares in Morningstar Australia/New Zealand at a price to be determined by the court or book value (as defined in the shareholders agreement of Morningstar Australia/New Zealand). Morningstar has denied the claims and filed counter-claims against Mr. Rich and certain of his companies, alleging breaches of statutory, general law, and contractual duties.

In July 2004, the court decided Morningstar's application for security for its potential additional costs in the litigation by ordering the two companies controlled by Mr. Rich to pay approximately Australian $925,000 to the court as security for such costs. The court stayed the proceedings by such companies until such amount is paid and indicated that it would entertain an application by Morningstar for additional security at a later time in the proceedings. The companies have not paid the security as ordered and have indicated to the court that they do not intend to pay the security, and their claims have been stayed. The court's order does not prevent Mr. Rich from pursuing his individual claims against Morningstar and its nominee directors.

Mr. Rich is also seeking leave of the court to begin a proceeding in the name of Morningstar Australia/New Zealand against Morningstar and its nominee directors. A hearing on this application is expected in April 2005.

In May 2003, the parties adverse to Morningstar offered to settle all claims for Australian $6,500,000 plus costs of Australian $500,000, which then approximated U.S. $5,275,900. That offer has expired. In February 2004, we offered to settle all claims for Australian $1,250,000, which then approximated U.S. $942,000, and, in accordance with SFAS No. 5, Accounting for Contingencies, we recorded a reserve in this amount for these claims in the fourth quarter of 2003. While we are vigorously contesting the claims against us, this proceeding is not yet in the documentary discovery stage and its likely outcome cannot be determined at this time.

    Securities and Exchange Commission "Wells Notice"

              The Securities and Exchange Commission is conducting an investigation related to incorrect total return data that we published during a short period in early 2004 with respect to a single mutual fund, the Rock Canyon Top Flight Fund. On May 24, 2004, we received a "Wells Notice" from the Division of Enforcement of the SEC indicating that it intended to recommend that the SEC take legal action against us alleging that we violated U.S. securities laws. We cannot predict the scope, timing, or outcome of the investigation, which may include the institution of administrative, civil injunctive, or criminal proceedings, the imposition of fines and penalties, and other remedies and sanctions.

    Morningstar Associates, LLC Subpoena from New York Attorney General's Office and Examinations by Securities and Exchange Commission

              In December 2004, Morningstar Associates, LLC, a wholly owned subsidiary of Morningstar, Inc., received a request in the form of a subpoena from the New York Attorney General's office, seeking information and documents from Morningstar Associates, LLC related to an investigation the New York Attorney General's office is conducting. While the subpoena is very broad, it specifically asks for information and documents about the investment consulting services Morningstar Associates, LLC offers to retirement plan providers, including fund lineup recommendations for retirement plan sponsors. Shortly after the New York Attorney General's office issued the subpoena, the Securities and Exchange Commission notified Morningstar Associates, LLC and Morningstar Investment Services, Inc., also a wholly owned subsidiary of Morningstar, Inc., that it had begun an examination. In February 2005, the Securities and Exchange Commission issued a request for the voluntary production of documents to Morningstar Associates, LLC. The request is similar in scope to the subpoena. Although we believe the focus of the investigations being conducted by the New York Attorney General's office and the Securities and Exchange Commission is on Morningstar Associates, LLC, it is possible that information and documents pertaining to Morningstar Investment Services, Inc. may also be examined. We cannot predict the scope, timing, or outcome of the investigation or examinations, which may include the institution of administrative, civil injunctive, or criminal proceedings, the imposition of fines and penalties, and other remedies and sanctions.

In addition to these proceedings we are involved in legal proceedings and litigation that have arisen in the normal course of our business. Although the outcome of a particular proceeding can never be predicted, we do not believe that the result of any of these matters will have a material adverse effect on our business, operating results, or financial condition.

16.         Subsequent Event

              In January 2005, we acquired the Variable Annuity Research and Data Service ("VARDS") unit from Finetre Corporation for $9.0 million in cash, subject to an adjustment for working capital. VARDS provides research and data on variable annuity products and is used by nearly every firm that offers variable annuities. The service is also used by many brokerage firms for research, due diligence, and suitability determination.

17.         Recently Issued Accounting Pronouncements

              In December 2004, the Financial Accounting Standards Board issued SFAS No. 123 (Revised 2004), Share-Based Payment, which requires all companies to measure compensation cost for all share-based payments (including employee stock options) at fair value. SFAS No. 123 (Revised 2004) is effective for public companies (except small business issuers as defined in SEC Regulation S-B) for interim or annual periods beginning after June 15, 2005. Management is in the process of reviewing the provisions of SFAS No. 123 (Revised 2004) as it impacts our existing practice in which we recognize stock-based compensation expense.

     Independent Auditors' Report

    To the Stockholder of mPower.com, Inc.:

We have audited the accompanying consolidated balance sheets of mPower.com, Inc. and subsidiaries as of December 31, 2001 and 2002, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss), and cash flows for the years then ended. These financial statements are the responsibility of mPower.com, Inc.'s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of mPower.com, Inc. and subsidiaries as of December 31, 2001 and 2002 and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1, effective January 1, 2002, mPower.com, Inc. changed its method of accounting for goodwill and intangible assets upon adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets.

As discussed in Note 13, the accompanying consolidated statements of operations have been restated.

    DELOITTE & TOUCHE LLP
    Chicago, Illinois
    April 1, 2004
    (January 31, 2005 as to the effects of
    the restatement discussed in Note 13)

mPower.com, Inc. and Subsidiaries
Consolidated Balance Sheets as of December 31, 2001 and 2002

	2001	2002
Assets
Current assets
Cash and cash equivalents	$7,692,120	$4,106,832
Restricted cash	3,841,050	150,000
Accounts receivable—net of allowance for doubtful accounts of $90,280 in 2001 and $54,425 in 2002	761,060	711,917
Prepaid expenses and other assets	1,049,630	1,061,060

Total current assets	13,343,860	6,029,809
Property and equipment—net	4,645,309	365,464
Intellectual property—net	6,525,233	1,197,656
Goodwill	378,166	—
Other assets	1,537,707	—

Total assets	$26,430,275	$7,592,929

Liabilities and stockholders' equity
Current liabilities
Accounts payable and accrued liabilities	$3,817,657	$1,888,633
Deferred revenue	1,322,715	2,133,586
Current portion of note payable	3,841,050	625,000

Total current liabilities	8,981,422	4,647,219
Note payable, less current portion	625,000	1,081,274

Total liabilities	9,606,422	5,728,493

Stockholders' equity
Convertible preferred stock, $.0001 par value, 10,523,283 shares authorized in 2002:
Series A, 62,824 shares authorized, issued and outstanding in 2001 (aggregate liquidation preference of $6,282,380)	1,266,386	—
Series AA, 21,224 shares authorized; 15,823 issued and outstanding in 2002	—	318,946
Series B, 28,509 shares authorized, issued and outstanding in 2001 (aggregate liquidation preference of $5,578,291)	6,128,545	—
Series BB, 28,509 shares authorized; 1,232 issued and outstanding in 2002	—	264,907
Series C, 73,697 shares authorized, issued and outstanding in 2001 (aggregate liquidation preference of $17,487,602)	17,714,054	—
Series CC, 73,697 shares authorized; 37,122 issued and outstanding in 2002	—	8,922,780
Series D, 64,516 shares authorized, issued and outstanding in 2001 (aggregate liquidation preference of $46,998,931)	41,325,587	—
Series DD, 64,516 shares authorized; 31,774 issued and outstanding in 2002	—	17,056,239
Series F & G, 341,132 shares authorized in 2001; 300,938 shares issued and outstanding in 2001 (aggregate liquidation preference of $65,917,018)	62,246,830	—
Series FF & GG, 305,337 shares authorized in 2002; 179,557 shares issued and outstanding in 2002	—	37,140,111
Series A-1, 10,000,000 shares authorized in 2002; 2,870,247 shares issued and outstanding in 2002	—	7,371,111
Common stock, $.01 par value, 1,000,000 shares authorized in 2001 and 2002, respectively; 85,645 and 363,090 shares issued and outstanding in 2001 and 2002, respectively	12,934,847	77,909,605
Notes receivable from stockholders
Accumulated other comprehensive income (loss)	(89,606)	121,723
Less treasury stock—at cost, 32,675 shares in 2001 and 2002	(3,409,066)	(3,409,066)
Accumulated deficit	(121,293,724)	(143,831,920)

Total stockholders' equity	16,823,853	1,864,436

Total liabilities and stockholders' equity	$26,430,275	$7,592,929

See notes to consolidated financial statements.

mPower.com, Inc. and Subsidiaries
Consolidated Statements of Operations for the Years Ended December 31, 2001 (restated) and 2002 (restated)

	2001 (As restated, see Note 13)	2002 (As restated, see Note 13)
Revenue
Advice fees	$2,862,373	$5,104,958
Development fees	1,323,833	849,500
Other	329,940	248,988

Total revenue	4,516,146	6,203,446

Operating expense
Personnel and consulting	23,712,454	9,011,499
Sales and marketing	3,785,658	1,899,053
Software, technology, and communication	3,069,419	3,961,642
General and administrative	2,900,237	2,286,382
Depreciation and amortization	8,116,269	4,868,969
Impairment of fixed assets and intangible assets and loss on disposal of fixed assets	2,272,187	4,862,416
Rent and other	3,054,169	1,527,027

Total operating expenses	46,910,393	28,416,988

Operating loss	(42,394,247)	(22,213,542)
Interest income—net	640,860	92,632

Loss before cumulative effect of change in accounting principle	(41,753,387)	(22,120,910)
Cumulative effect of change in accounting principle	—	(417,286)

Net loss	(41,753,387)	(22,538,196)
Accretion of mandatorily redeemable preferred stock	(2,030,886)	—

Loss attributable to common stockholders	$(43,784,273)	$(22,538,196)

See notes to consolidated financial statements.

mPower.com, Inc. and Subsidiaries
Consolidated Statements of Stockholders' Equity and Comprehensive Income (Loss) for the Years Ended December 31, 2001 and 2002

	Series A Convertible Preferred Stock		Series AA Convertible Preferred Stock		Series B Convertible Preferred Stock		Series BB Convertible Preferred Stock

	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance—January 1, 2001	62,824	$1,266,386	—	$—	—	$—	—	$—
Comprehensive loss:
Net loss		—		—		—		—
Foreign currency transaction income (loss)		—		—		—		—

Total comprehensive income (loss)		—		—		—		—

Issuance of common stock		—		—		—		—
Repurchase of common stock for notes		—		—
Exercise of stock options		—		—
Common stock options and warrants issued for services		—		—
Amendment of warrants and cancellation of note payable to stockholder		—		—
Conversion of mandatorily redeemable convertible to convertible preferred stock		—		—	28,509	6,128,545		—
Conversion of Series E to Series F & G		—		—
Issuance of preferred stock—net		—		—
Accretion of mandatorily redeemable preferred stock		—		—		—

Balance—December 31, 2001	62,824	1,266,386	—	—	28,509	6,128,545	—	—
Comprehensive loss:
Net loss		—		—		—		—
Foreign currency transaction income (loss)		—		—		—		—

Total comprehensive income (loss)		—		—		—		—

Conversion of convertible preferred stock to shadow preferred stock	(15,823)	(318,946)	15,823	318,946	(1,232)	(264,907)	1,232	264,907
Conversion of convertible preferred stock to common stock	(47,001)	(947,440)	—	—	(27,277)	(5,863,638)	—	—
Issuance of preferred stock—net

Balance—December 31, 2002	—	$—	15,823	$318,946	—	$—	1,232	$264,907

	Series C Convertible Preferred Stock		Series CC Convertible Preferred Stock		Series D Convertible Preferred Stock		Series DD Convertible Preferred Stock

	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance—January 1, 2001	—	$—	—	$—	—	$—	—	$—
Comprehensive loss:
Net loss		—		—		—		—
Foreign currency transaction income (loss)		—		—		—		—

Total comprehensive income (loss)		—		—		—		—

Issuance of common stock
Repurchase of common stock for notes
Exercise of stock options
Common stock options and warrants issued for services
Amendment of warrants and cancellation of note payable to stockholder
Conversion of mandatorily redeemable convertible to convertible preferred stock	73,697	17,714,054		—	64,516	41,325,587		—
Conversion of Series E to Series F & G
Issuance of preferred stock—net
Accretion of mandatorily redeemable preferred stock

Balance—December 31, 2001	73,697	17,714,054	—	—	64,516	41,325,587	—	—
Comprehensive loss:
Net loss		—		—		—		—
Foreign currency transaction income (loss)		—		—		—		—

Total comprehensive income (loss)		—		—		—		—

Conversion of convertible preferred stock to shadow preferred stock	(37,122)	(8,922,780)	37,122	8,922,780	(31,774)	(17,056,239)	31,774	17,056,239
Conversion of convertible preferred stock to common stock	(36,575)	(8,791,274)	—	—	(32,742)	(24,269,348)	—	—
Issuance of preferred stock—net

Balance—December 31, 2002	—	$—	37,122	$8,922,780	—	$—	31,774	$17,056,239

	Series E Convertible Preferred Stock		Series F & G Convertible Preferred Stock		Series FF & GG Convertible Preferred Stock		Series A-1 Convertible Preferred Stock

	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance—January 1, 2001	—	$—	—	$—	—	$—	—	$—
Comprehensive loss:
Net loss		—		—		—		—
Foreign currency transaction income (loss)		—		—		—		—

Total comprehensive income (loss)		—		—		—		—

Issuance of common stock		—		—		—		—
Repurchase of common stock for notes		—		—		—		—
Exercise of stock options		—		—		—		—
Common stock options and warrants issued for services		—		—		—		—
Amendment of warrants and cancellation of note payable to stockholder		—		—		—		—
Conversion of mandatorily redeemable convertible to convertible preferred stock	112,034	35,498,195		—		—		—
Conversion of Series E to Series F & G	(112,034)	(35,498,195)		35,498,195				—
Issuance of preferred stock—net			300,938	26,748,635				—
Accretion of mandatorily redeemable preferred stock		—		—		—	—	—

Balance—December 31, 2001	—	—	300,938	62,246,830	—	—	—	—
Comprehensive loss:
Net loss		—		—		—		—
Foreign currency transaction income (loss)		—		—		—		—

Total comprehensive income (loss)		—		—		—		—

Conversion of convertible preferred stock to shadow preferred stock		—	(179,557)	(37,140,111)	179,557	37,140,111		—
Conversion of convertible preferred stock to common stock		—	(121,381)	(25,106,719)	—	—		—
Issuance of preferred stock—net				—		—	2,870,247	7,371,111

Balance—December 31, 2002	—	$—	—	$—	179,557	$37,140,111	2,870,247	$7,371,111

						Accumulated other comprehensive income (loss)— cumulative translation adjustment
	Common Stock		Treasury Stock
							Accumulated deficit	Total stockholders' equity
	Shares	Amount	Shares	Amount	Notes receivable
Balance—January 1, 2001	62,412	$6,502,967	—	$—	$(4,367,205)	$—	$(77,509,451)	$(74,107,303)
Comprehensive loss:
Net loss						—	(41,753,387)	(41,753,387)
Foreign currency transaction income (loss)						(89,606)	—	(89,606)

Total comprehensive income (loss)		—		—	—	(89,606)	(41,753,387)	(41,842,993)

Issuance of common stock	21,429	2,592,261						2,592,261
Repurchase of common stock for notes			(32,675)	(3,409,066)	4,367,205	—	—	958,139
Exercise of stock options	1,804	71,427		—	—	—	—	71,427
Common stock options and warrants issued for services		268,192		—	—	—	—	268,192
Amendment of warrants and cancellation of note payable to stockholder		3,500,000		—	—	—	—	3,500,000
Conversion of mandatorily redeemable convertible to convertible preferred stock		—		—	—	—	—	100,666,381
Conversion of Series E to Series F & G		—		—	—	—	—	—
Issuance of preferred stock—net		—		—	—	—	—	26,748,635
Accretion of mandatorily redeemable preferred stock		—		—	—	—	(2,030,886)	(2,030,886)

Balance—December 31, 2001	85,645	12,934,847	(32,675)	(3,409,066)		(89,606)	(121,293,724)	16,823,853
Comprehensive loss:
Net loss		—		—	—	—	(22,538,196)	(22,538,196)
Foreign currency transaction income (loss)		—		—	—	211,329	—	211,329

Total comprehensive income (loss)		—		—	—	211,329	(22,538,196)	(22,326,867)

Conversion of convertible preferred stock to shadow preferred stock		—		—	—	—	—	—
Conversion of convertible preferred stock to common stock	277,445	64,974,758		—	—	—	—	(3,661)
Issuance of preferred stock—net		—		—	—	—	—	7,371,111

Balance—December 31, 2002	363,090	$77,909,605	(32,675)	$(3,409,066)	$—	$121,723	$(143,831,920)	$1,864,436

See notes to consolidated financial statements.

mPower.com, Inc. and Subsidiaries
Consolidated Statements of Cash Flows for the Years Ended December 31, 2001 and 2002

	2001	2002
Cash flows from operating activities
Net loss	$(41,753,387)	$(22,538,196)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	8,247,723	4,868,969
Provision for bad debts	369,686	41,794
Stock-based compensation on restricted stock repurchase	1,861,704	—
Common stock, warrants and options issued for services	268,192	—
Loss on purchase commitment	1,225,000	—
Foreign currency transaction losses	—	166,552
Impairments of intellectual property and other intangibles	—	3,339,012
Impairments of property and equipment	—	1,371,945
Loss on disposal of assets	2,272,187	151,459
Cumulative effect of change in accounting principle	—	417,286
Changes in assets and liabilities
Restricted cash	60,480	3,717,600
Accounts receivable	(140,037)	12,227
Prepaid expenses and other current assets	412,233	(30,020)
Other assets	660,623	1,371,177
Accounts payable and accrued liabilities	(3,459,170)	(1,931,444)
Deferred revenue	746,143	805,051

Net cash used in operating activities	(29,228,623)	(8,236,588)

Cash flows from investing activities
Acquisitions of property and equipment	(426,170)	(4,311)
Proceeds from sale of assets	57,207	52,903
Payments on capital lease obligations	(4,288)
Acquisitions of businesses and intellectual property—net of cash acquired	(783,022)

Net cash provided by (used in) investing activities	(1,156,273)	48,592

Cash flows from financing activities
Proceeds from issuance of preferred stock—net	21,463,457	7,367,450
Proceeds from issuance of common stock	71,427
Borrowings from notes payable		1,803,163
Repayment of notes payable	(60,480)	(4,594,927)

Net cash provided by financing activities	21,474,404	4,575,686

Decrease in cash and cash equivalents	(8,910,492)	(3,612,310)
Effect of exchange rate changes on cash	(78,043)	27,022
Cash and cash equivalents
Beginning of year	16,680,655	7,692,120

End of year	$7,692,120	$4,106,832

Other cash flow information—
Cash paid for interest	$811	$—
Noncash investing and financing activities
Issuance of common stock for acquisition	$2,678,571	$—
Issuance of preferred stock for acquisition	$3,982,391	$—
Issuance of preferred stock for reduction in purchase obligation	$1,225,000	$—
Conversion of mandatorily redeemable convertible preferred stock to convertible preferred stock	$100,666,381	$—
Amendment of warrants and cancellation of note payable to shareholder	$3,500,000	$—

See notes to consolidated financial statements.

mPower.com, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

1.           Organization and Significant Accounting Policies

              Organization. mPower.com, Inc. (the "Company") is a Delaware corporation. The Company was formed to provide customized asset allocation and retirement planning advice to employee retirement plan participants via the Internet.

              Basis of Presentation. The consolidated financial statements include the accounts of mPower.com, Inc. and its wholly-owned subsidiaries, mPower Advisors LLC, a registered investment advisor, and mPower Europe Limited ("mPower Europe"), a limited liability company incorporated in England and Wales, and located in London, England. All significant intercompany balances and transactions are eliminated in consolidation.

              Use of Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

              Currency Translation. Assets and liabilities of mPower Europe have been translated at the period-end exchange rate and income and expenses have been translated using weighted average exchange rates for the period. Translation adjustments are included as a component of accumulated other comprehensive income (loss).

              Cash Equivalents. The Company considers cash investments with a maturity of three months or less at the time of purchase to be cash equivalents. Cash equivalents include money market instruments and short term corporate obligations.

              Property and Equipment. The Company records furniture, fixtures, equipment and leasehold improvements at cost. Except for depreciation on leasehold improvements, depreciation is computed using the straight-line method over estimated useful lives of three years. Leasehold improvements are depreciated using the straight-line method over the remaining period of the lease, or the estimated useful life of the improvement, whichever is shorter.

              Intellectual Property. Intellectual property consists of a patent which is being amortized using the straight-line method over its economic useful life, which has been estimated to be five years (see Note 5).

              Goodwill and Intangible Assets. The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 142, Goodwill and Other Intangible Assets, on January 1, 2002. Under the provisions of this standard, goodwill is no longer amortized. Intangible assets with indefinite lives are not amortized. Those with finite lives are amortized over the expected period of benefit. Goodwill and intangible assets with indefinite lives are subject to an annual test for impairment. Upon adoption, the required initial benchmark evaluation was performed. Due to projected operating cash flow losses for mPower Europe, a goodwill impairment loss of $417,286 was recognized as a cumulative effect of a change in accounting principle in 2002. The fair value of that reporting unit was estimated using the expected present value of future cash flows. The discontinuation of goodwill amortization required under this standard had no material effect on the Company's results of operations in 2001 or 2002. In addition to goodwill, a customer list intangible asset is being amortized using the straight-line method over its economic useful life, which has been estimated to be three years (see Note 3), and is included in other assets.

              Revenue Recognition. The Company derives its revenue primarily from development services and direct advice services. Development services may include web site development, web site customization, performing the initial financial analyses of the various investment options of the customer retirement plans, compiling databases and fund profiles, and building a database of plan participants. Direct advice services typically include ongoing retirement planning investment advice, maintenance, and customer support. Revenue associated with development services and direct advice services are recognized when the product or service is delivered or, when applicable, over the service obligation period defined by the terms of the contract.

In 2001, one customer accounted for approximately 11% of total revenues. In 2002, one customer accounted for approximately 12% of total revenues.

              Product Development and Engineering Expenses. Product development and engineering expenses are charged to operations as incurred.

              Stock-Based Compensation. The Company accounts for its employee stock option plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees. The Company accounts for stock options and warrants issued to non-employees in accordance with the provisions of SFAS No. 123, Accounting for Stock-Based Compensation, and Emerging Issues Task Force ("EITF") Issue No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services, under the fair value based method using the Black-Scholes option pricing model.

If the Company had accounted for its employee stock option plans in accordance with the provisions of SFAS No. 123, the net loss on a pro forma basis (as compared to such items as reported) would have been as follows:

	Year Ended December 31

	2001	2002
Net loss—as reported	$(41,753,387)	$(22,538,196)
Add: Stock-based compensation expense included in reported net loss, net of tax effects	1,861,704	—
Deduct: Total stock-based compensation expense determined under fair value based method, net of tax effects	(2,029,672)	(191,358)

Pro forma net loss	$(41,921,355)	$(22,729,554)

              Income Taxes. Deferred tax liabilities are recognized for future taxable amounts, and deferred tax assets are recognized for future deductions, net of a valuation allowance to reduce net deferred tax assets to amounts that are more likely than not to be realized.

              Concentration of Credit Risk. Financial instruments that potentially subject the Company to concentration of credit risk consist of trade receivables. The Company's credit risk is mitigated by the Company's credit evaluation process and the reasonably short collection terms. No single customer is large enough to pose a significant credit risk to the Company, and no single customer accounted for more than 10% of accounts receivable at December 31, 2001 or 2002. The Company does not require collateral or other security to support accounts receivable and maintains an allowance for potential credit losses.

              Impairment of Long-Lived Assets and Long-Lived Assets To Be Disposed Of. The Company evaluates its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

              Reclassifications. Certain prior years amounts have been reclassified to conform to the current year presentation.

              Recently Issued Accounting Pronouncements. Effective January 1, 2001, the Company adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133, as amended, requires the recognition of all derivative instruments as either assets or liabilities in the statement of financial position measured at fair value. The adoption of this standard had no material effect on the Company's financial position or results of operations.

In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141, Business Combinations, which was effective for the Company on July 1, 2001. SFAS No. 141 prohibits pooling-of-interests accounting for acquisitions. The adoption of this standard had no material effect on the Company's financial position or results of operations.

In October 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which was effective for the Company on January 1, 2002. This standard supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. The adoption of this standard had no material effect on the Company's financial position or results of operations.

In November 2002, the FASB issued FASB Interpretation No. ("FIN") 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. FIN 45 requires that upon issuance of a guarantee, the guarantor must recognize a liability for the fair value of the obligation it assumes under that guarantee. The disclosure provisions of FIN 45 are effective for financial statements for fiscal years ending after December 15, 2002. The provisions for initial recognition and measurement are effective on a prospective basis for guarantees that are issued or modified after December 31, 2002. The disclosure provisions of FIN 45 have been considered in the Company's consolidated financial statements. The Company does not expect that the adoption of the remaining provisions of FIN 45 will have a material impact on its financial position or results of operations.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity, effective in June 2003. SFAS No. 150 requires an issuer to classify, as liabilities, any financial instruments that fall within the scope of this pronouncement. Adoption of SFAS No. 150 is not expected to have a material effect on the financial position or results of operations of the Company.

In January 2003, the FASB issued FIN 46, Consolidation of Variable Interest Entities. FIN 46 requires that the assets, liabilities, and results of the activity of variable interest entities be consolidated into the financial statements of the entity that has the controlling financial interest. FIN 46 also provides the framework for determining whether a variable interest entity should be consolidated based on voting interest or significant financial support provided to it.

In December 2003, the FASB issued FASB Interpretation No. 46 (Revised December 2003) ("FIN 46(R)"), Consolidation of Variable Interest Entities, to replace FIN 46 and to clarify the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements, as amended by SFAS No. 94, Consolidation of All Majority-Owned Subsidiaries, to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support. The Company will apply FIN 46(R) to any interest in an entity subject to its provisions created after December 31, 2003. The Company will also apply FIN 46(R) to all entities subject to its provisions created before December 31, 2003 beginning January 1, 2005. The adoption of FIN 46(R) is not expected to have a material impact on the Company's financial position or results of operations.

2.           mPower Europe

              In August 2000, the Company acquired 42.5% of the outstanding equity of mPower Europe. In May 2001, a restructuring of mPower Europe occurred. As part of this transaction, the Company relinquished 18.7% of its ownership interest in mPower Europe, decreasing its ownership to 23.8%. The Company's ownership interest in mPower Europe increased an additional 1.8% upon the forfeiture of mPower Europe shares by an mPower Europe senior executive upon resignation, also in May 2001.

In September 2001, the Company entered into an Agreement for the Sale and Purchase of Shares in mPower Europe with the other shareholders of mPower Europe, pursuant to which the Company acquired from such shareholders their shares of mPower Europe, representing 74.4% of the capital stock of mPower Europe on an as converted basis, by issuing 1,171 shares of Series F Preferred Stock and 17,883 shares of Series G Preferred Stock of the Company. As a result of this transaction, mPower Europe became a wholly-owned subsidiary. The total purchase price of this acquisition was $4,268,821, and was allocated to the assets and liabilities acquired based on their estimated fair values as of the date of acquisition as follows:

Cash	$3,765,873
Property and equipment	151,435
Goodwill	385,989
Liabilities	(34,476)

Total purchase price	$4,268,821

As of December 31, 2001, mPower Europe had a loan note agreement of $3,841,040 secured by restricted cash in the same amount. This note was repaid during 2002.

3.           Asset Purchases

              On May 18, 2001, the Company acquired substantially all of the assets of Rational Investors, Inc. and certain assets of The McGraw-Hill Companies Inc., through its Standard & Poor's Division ("S&P"), in exchange for 21,429 shares of the Company's common stock and up to an additional 35,714 shares of the Company's common stock to be issued over a period of four years based upon the conversion of S&P paid participants to the Company's retirement planning advice product. The total purchase price of this acquisition was $2,689,036, and was allocated to the assets and liabilities acquired based on their estimated fair values as of the date of acquisition as follows:

Receivables	$334,878
Property and equipment	37,400
Customer list	2,316,758

Total purchase price	$2,689,036

In May 2002, the Company and S&P amended the agreement to terminate S&P's right to earn additional shares of the Company's common stock (see Note 7). Accumulated amortization of the customer list intangible asset was $479,544 as of December 31, 2001. As a result of an intangible asset impairment analysis performed under SFAS No. 121 as of December 31, 2001, the Company recorded an impairment charge of $1,670,692 related to the customer list. In 2002, the Company recorded amortization expense related to the remaining customer list intangible asset of $94,487. As of December 31, 2002, the carrying value related to the customer list intangible asset was determined to be impaired, as the carrying amount exceeded the sum of the undiscounted cash flows expected to result from the use of the asset. The impairment loss of $72,035 was measured as the amount by which the carrying amount of the asset exceeded its fair value and was recorded in impairment of fixed assets and intangible assets and loss on disposal of fixed assets during the year ended December 31, 2002. As of December 31, 2001 and 2002, the carrying value of the customer list intangible asset was $166,523 and zero, respectively.

4.           Property and Equipment

              Property and equipment consist of the following:

	As of December 31

	2001	2002
Computer equipment and software	$7,581,836	$6,824,062
Office equipment and furniture	2,320,812	1,544,733
Leasehold improvements	1,325,135	1,032,880

Total	11,227,783	9,401,675
Less accumulated depreciation	(6,582,474)	(9,036,211)

Property and equipment—net	$4,645,309	$365,464

The cost of property and equipment under capital leases was $53,100 as of December 31, 2001, and accumulated depreciation associated with these assets was $50,740. No property and equipment was under capital lease as of December 31, 2002.

The Company recorded a net charge of $2,140,733 in 2001 relating to the disposal of fixed assets resulting from the consolidation of excess facilities. Property and equipment that was disposed of or removed from operations consisted primarily of furniture and fixtures, computer equipment, and leasehold improvements. The Company also recorded a charge of $1,371,945 in 2002 to write down fixed assets held for use to their fair value, as the carrying value related to these assets was determined to be impaired, since the carrying amount exceeded the sum of the undiscounted cash flows expected to result from the use of the fixed assets. The impairment loss was measured as the amount by which the carrying amount of the assets exceeded their fair value. These impairment charges are included in impairment of fixed assets and intangible assets and loss on disposal of fixed assets in 2001 and 2002.

5.           Intellectual Property

    Derivative Insights Agreement

              In February 2000, the Company entered into an agreement to purchase intellectual property consisting of patents and software from Derivative Insights LLC ("Derivative Insights Agreement"). The purchase price consisted of $5,000,000 in cash plus contingent payments of up to $5,000,000 based on a certain percentage of revenue derived from the licensing of the software. In addition, the Company issued a warrant to purchase 7,000 shares of common stock of the Company at an exercise price of $465.00 per share. The vesting terms of the warrant were 25% after one year from the date of the agreement and monthly over the next three years. The warrant expires 10 years from the date of grant. The warrant becomes immediately exercisable upon a change in control. Additionally, upon the first anniversary date of the agreement, the counterparty had the right to surrender its right to any future contingent payments in exchange for a cash payment of $10,000,000 less payments previously made and cancellation of unexercised warrants or return of the common stock obtained from exercising such warrant. Upon the second anniversary date of the agreement, the counterparty had the right to surrender its right to any future contingent payments in exchange for a cash payment of $15,000,000 less payments previously made and cancellation of unexercised warrants or return of the common stock obtained from exercising such warrant ("Second Anniversary Cash Option"). In the event of a change in control, the Second Anniversary Cash Option would become immediately exercisable by the counterparty.

In January 2001, the Company amended the Derivative Insights Agreement. Under the amended agreement, the following terms as specified in the original agreement were removed: 1) Cash payment of $2,500,000 due on the anniversary of the effective date, 2) contingent payments of up to $5,000,000 based on a certain percentage of revenue derived from the licensing of the software, 3) right to surrender such contingent payments in exchange for a cash payment, and 4) issuance of 7,000 warrants at an exercise price of $465.00 per share. In consideration for the modification of these terms, the Company made a closing payment to Derivative Insights LLC of $4,252,000 on February 28, 2001, and issued 7,000 warrants at an exercise price of $200.00 per share to the principal owner of Derivative Insights LLC. In addition, the Company recorded a $3,500,000 capital contribution related to the cancellation of the note payable. Accumulated amortization of the patent intangible asset was $3,727,267 as of December 31, 2001. In 2002, the Company recorded $2,060,600 in amortization expense related to the patent. As of December 31, 2002, the carrying value related to the patent was determined to be impaired, as the carrying amount exceeded the sum of the undiscounted cash flows expected to result from the use of the asset. The impairment loss of $3,266,977 was measured as the amount by which the carrying amount of the asset exceeded its fair value, and was recorded in impairment of fixed assets and intangible assets and loss on disposal of fixed assets during the year ended December 31, 2002. As of December 31, 2001 and 2002, the carrying value of the patent was $6,525,233 and $1,197,656, respectively. Future estimated amortization expense related to the patent is as follows: $542,335 in 2003, $542,335 in 2004, and $112,986 in 2005.

    Employment Agreement

              In February 2000, the Company entered into an employment agreement with a principal owner of Derivative Insights LLC ("Employment Agreement"). The Employment Agreement provided for the issuance of warrants to purchase 3,000 shares of common stock (the "Warrant") for $465.00. 1,000 Warrant shares will become exercisable on February 28, of each of 2005, 2006, and 2007 subject to potential acceleration due to termination or change of control. The Warrant expires in 10 years.

In January 2001, the Company amended the Employment Agreement. Under the amended employment agreement, the Company cancelled its issuance of 3,000 warrants at $465.00 per share and issued a warrant to purchase 3,000 shares of common stock at $200.00 per share, with 25% of the warrants exercisable on February 28, 2001 and the balance exercisable monthly over the next three years. The term of the warrant expires in 10 years. As of December 31, 2001 and 2002, no shares were issued related to this warrant. Of the 10,000 warrants issued, 7,000 were accounted for as a fixed award, and 3,000 were accounted as a variable award. During the years ended December 31, 2001 and 2002, no variable award compensation expense was recorded as the exercise price was below the fair market value of the Company's common stock for all periods.

6.           Income Taxes

              The primary components of the deferred tax assets are as follows:

	As of December 31

	2001	2002
Net operating loss carryforwards	$40,155,610	$47,071,034
Deferred revenue	902,591	183,781
Excess book over tax depreciation	1,417,844	4,855,130
Accrued expenses	1,317,720	208,637
Other	159,821	49,795

Total	43,953,586	52,368,377
Valuation allowance	(43,953,586)	(52,368,377)

Net deferred tax asset	$—	$—

No tax benefit has been recorded in 2001 or 2002 because of the net operating losses incurred by the Company resulting in the recording of a valuation allowance for all deferred tax assets. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax asset will not be realized. The Company established a valuation allowance for all deferred tax assets at December 31, 2001 and 2002 due to the uncertainty of realizing future tax benefits from its net operating loss carryforwards and other deferred tax assets.

As of December 31, 2002, the Company has net operating loss carryforwards of approximately $118,223,501 for federal and $64,398,293 for California franchise tax purposes, which begin to expire during fiscal years 2010 and 2003, respectively.

7.           Stockholders' Equity

    Common Stock, Convertible Preferred Stock, and Junior Preferred Stock

              In September 1995, 401K Forum was incorporated under the laws of the State of California. In March 1997, 401 K Forum, Inc. was incorporated under the laws of the State of Delaware, and in March 1997, 401K Forum (the original California corporation) was merged with and into 401K Forum, Inc. under the "401K Forum, Inc." name. In February 1999, the name of the Company was changed to Emergent Advisors, Inc. In December 1999, the name of the Company was changed to mPower.com, Inc.

In conjunction with the Company's re-incorporation in March 1997, each issued and outstanding share of the Company's 63,074 shares of common stock was converted into one share of the Company's Series A Preferred

Stock ("Series A"). Also in 1997, 35,428 shares of Series B Preferred Stock ("Series B") were issued for $5,243,216 in cash and conversion of $506,784 in notes payable including accrued interest. Additionally, 11,799 warrants for Series B were available for issuance to investors in conjunction with these transactions. Granting of the warrants was contingent upon the occurrence of certain events such as introducing new customers to the Company who as a result, enter into signed agreements with the Company.

In October 1998, the Company issued 73,150 shares of Series C Preferred Stock ("Series C") for total proceeds of $14,630,000. All warrants relating to the purchase of shares of Series B were cancelled at the time of the issuance of Series C pursuant to the execution of an Investor Incentive Program Agreement (see below). In March 1999, the Company issued 547 shares of Series C for total net proceeds of $101,000.

In December 1999, the Company issued 64,516 shares of Series D Preferred Stock ("Series D") for total net proceeds of $37,075,706.

In November 2000, the Company engaged in a bridge loan financing in the amount of $11,479,565 (the "Bridge Financing") with certain existing investors. In connection with the Bridge Financing, the Company issued convertible promissory notes which were convertible into shares of Series E Preferred Stock ("Series E").

In December 2000, the Company issued 112,034 shares of Series E for $23,116,489 in cash and conversion of $11,602,953 in promissory notes, including accrued interest, issued in connection with the Bridge Financing. Additionally, 2,821 warrants for Series E were issued to investors in conjunction with these transactions.

In May 2001, the Company issued 186,713 shares of Series F Preferred Stock ("Series F") and 94,340 shares of Series G Preferred Stock ("Series G") for total net proceeds of $20,617,618. Pursuant to the terms of the financing, new investors were required to invest 50% of their total investment in Series F and the remaining 50% of their total investment in Series G. Any existing investors in the company who participated in the financing purchased Series G only. In addition, pursuant to the terms of the financing, if a holder of Series E elected to invest in the financing in an amount equal to at least 25% of the aggregate amount invested by such holder in the Series E financing, all of the shares of Series E held by such holder, as well as any warrants exercisable for Series E held by such holder, automatically converted into Series F, or warrants exercisable for Series F. All investors in Series E invested the required 25% and therefore all Series E shares and warrants converted to Series F shares and warrants. Reuters America, Inc. ("Reuters") contributed cash and a reduction of the Company's commitment to purchase services under the Company's agreement with Reuters (see Note 11). In June 2001, the Company issued 831 shares of Series G for total net proceeds of $173,641.

In May 2001, in conjunction with the Series F and G financing, the Company authorized 30,000 shares of preferred stock to be designated as "Junior Preferred Stock." The Company adopted the 2001 Stock Option Plan which provides for the grant of 30,000 nonqualified options to certain management, key employees, and former directors of the Company. The options are exercisable for shares of a new series of Junior Preferred Stock. The options granted under the 2001 Stock Option Plan terminate on January 1, 2003 or upon the occurrence of other events

(see further discussion in Stock Option Plans section below). As of December 31, 2002, no shares of Junior Preferred Stock had been issued.

In September 2001, the Company issued 1,171 shares of Series F and 17,883 shares of Series G for the acquisition of an additional 74.4% of mPower Europe (see Note 2).

In May 2002, the Company and S&P entered into a letter agreement ("Letter Agreement"), pursuant to which the Company or a third-party purchaser would, within 10 days after execution, purchase from S&P 45,352 shares of common stock, which equaled all of the Company's common stock held by S&P at such time (including 23,923 shares of common stock that were converted upon such closing from 11,962 shares of Series F and 11,962 shares of Series G), for the full consideration of $12,245, which represented the fair value of such shares. Pursuant to this agreement, in May 2002, S&P sold its shares to Capital Z, one of the Company's current investors, and to an individual investor. Additionally, the Company and S&P agreed, as of May 2002, to amend the Purchase Agreement dated May 18, 2001 (see Note 3) to terminate S&P's right to earn shares of the Company's common stock, the number of which was calculated based upon the conversion of S&P customers to the Company's advice product.

Significant terms of the Series A, Series B, Series C, Series D, Series E, Series F, Series G (together, "Convertible Preferred Stock") and Junior Preferred Stock as of December 31, 2001 are as follows:

•
Series A, Series B, Series C, Series D, Series E, Series F, and Series G are convertible into common stock at any time after the date of issuance into a number of shares of common stock that is determined by dividing the Series A, Series B, Series C, Series D, Series E, Series F, or Series G issue price by the conversion price, (original issue price adjusted for splits, dividends, and certain other dilutive issuances) which is determined on the date the certificate is surrendered for conversion. Each share of the Convertible Preferred Stock automatically convert into common stock upon the earlier of (a) completion of a public offering with aggregate proceeds not less than $50,000,000 at not less than $418.00 per share or (b) upon the written consent of at least two-thirds of the holders of that series of Convertible Preferred Stock, voting together as a single class. Junior Preferred Stock is not convertible to common stock.

•
In the event that a holder of Series E purchased Series G in an amount equal to or greater than 25% of the aggregate purchase price paid by such holder for the shares of Series E then held, the shares of Series E automatically convert into Series F determined by dividing the aggregate Series E issue price paid by such holder by the Series F/G issue price.

•
In the event of any liquidation of the Company (which includes the acquisition of the Company by another entity), the holders of Series B, Series C, Series D, Series E, Series F, and Series G have a liquidation preference over common stock and Series A of (i) $162.30 per share, $200.00 per share, $620.00 per share, $326.00 per share, $209.00 per share, and $1,045.00 per share, respectively; plus (ii) a liquidation premium equal to 8% of the original Series B, Series C, Series D, Series E, Series F, and Series G issue price per annum compounded semi-annually for each outstanding share from the date of first issuance;

  plus (iii) all declared but unpaid dividends. After such payment, the holders of Series A have a liquidation preference of $100.00 per share plus any declared but unpaid dividends. Upon payment of all Convertible Preferred Stock liquidation preferences, any remaining proceeds will be allocated to the common stockholders. Prior to and in preference to any distribution of the assets or surplus funds to the holders of Series B, Series C, Series D, Series E, Series F, Series G, Series A, and common stock, the holders of Junior Preferred Stock shall be entitled to receive 12.75% of the aggregate consideration received by the Company multiplied by a fraction ("Share Ratio") equal to the total number of shares of Junior Preferred Stock outstanding divided by 30,000. In the event the acquiring entity is a private company and the consideration is solely in the form of shares of capital stock of such surviving or acquiring company ("Acquirer"), the holders of Junior Preferred Stock are entitled to receive 12.75% of the Acquirer shares received by the Company multiplied by the Share Ratio. In the event the consideration shall consist of a mix of cash and Acquirer shares, the holders of Junior Preferred Stock shall be entitled to receive 12.75% of the cash consideration and Acquirer shares multiplied by the Share Ratio.

•
In conjunction with the Series F and G financing, the mandatory redemption feature was removed on Series B, Series C, Series D, and Series E. Prior to May 2001, the Company was required to redeem Series C and Series D at any time after seven years and six years, respectively, from the date of first issuance following the receipt of a written request from the holders of a majority of the voting power of Series C and Series D, respectively, by paying a cash sum per share of the Series C and Series D issue price, the Series C and Series D liquidation premium plus all declared or accumulated but unpaid dividends on such shares. The Company was required to redeem the Series B on January 31, 2007 by paying cash at a per share amount equal to the original Series B issue price plus the liquidation premium plus all declared or accumulated but unpaid dividends on such shares. After receipt by the Company of a Series C redemption request or Series D redemption request, or the Series B redemption date, the Company was required to redeem the Series E following receipt of a written request from the holders of a majority of the voting power of Series E by paying a cash sum per share of the Series E issue price plus the liquidation premium plus all declared or accumulated but unpaid dividends on such shares. Series A was not redeemable. Subsequent to the Series F and G financing, Series B, Series C, Series D, Series E, Series F, and Series G are not redeemable. The Company must redeem the shares of Junior Preferred Stock outstanding upon the earlier of (i) 90 calendar days after the completion of a public offering or (ii) May 15, 2006, if no liquidation has occurred prior to such date, by paying a cash sum equal to 10% of the per share price paid by such holder of Junior Preferred Stock.

•
Series A, Series B, Series C, Series D, Series E, Series F, and Series G are entitled to dividends, when and if declared by the board of directors, in proportion to the number of shares of common stock which would be held by each such holder if all shares of such preferred stock were converted to common stock at the then-effective conversion rate. Such dividends are not cumulative. Holders of Junior Preferred Stock are not entitled to receive any dividends.

•
Holders of Convertible Preferred Stock and Junior Preferred Stock have the same voting rights as the holders of common stock and have one vote for each share of common stock into which the preferred stock could then be converted.

    Series A-1 Preferred Stock Financing and Recapitalization

              In May 2002, the Board of Directors authorized the Company to issue and sell shares of Series A-1 Preferred Stock ("Series A-1") to raise up to $15 million in the financing at a purchase price of $2.70 per share. Also in May 2002, the Company completed the first closing of the financing by issuing 2,870,247 shares of Series A-1 for total net proceeds of $7,371,111.

In connection with the financing, the Board of Directors authorized a recapitalization plan (the "Recapitalization") which involved two steps: (i) upon the first closing of the financing, all outstanding shares of existing preferred stock, including Series A, Series B, Series C, Series D, Series F, and Series G, converted into corresponding shares of Series AA, Series BB, Series CC, Series DD, Series FF, and Series GG preferred stock ("Shadow Preferred Stock") and/or common stock (the "Preferred Conversion") based on each preferred stockholder's participation in the Series A-1 financing, and (ii) upon the final closing of the financing (which shall occur no later than April 1, 2003, or upon other triggering events which may occur sooner), all outstanding shares of Shadow Preferred will be converted into shares of common stock ("Shadow Preferred Conversion"). Following the financing and the Recapitalization, Series A-1 will become the only series of Convertible Preferred Stock authorized.

Immediately after giving effect to the Shadow Preferred Conversion, each share of the Company's then outstanding shares of common stock and Series A-1 will be split and converted into 0.01 shares of common stock and Series A-1, respectively.

Holders of Series A-1 are entitled to customary rights, preferences and privileges of preferred stock. Specifically, these rights include, among others:

•
Holders of Series A-1 are entitled to receive noncumulative dividends, when as declared by the Board of Directors in preference and priority to any payment of any dividend on the Shadow Preferred Stock and common stock at the rate of 8% per annum of the Series A-1 issue price.

•
Holders of Series A-1 shall be entitled to receive $2.70 for each outstanding share of Series A-1, plus a liquidation premium equal to 8% of the Series A-1 issue price per annum compounded semi-annually from the date of the first issuance prior to and in preference to any distribution to the holders of common stock.

•
In the event that at any time subsequent to May 24, 2009, (i) holders of a majority of Series A-1 have elected to cause the Company to redeem such shares, and (ii) no public offering or liquidation has occurred, then such holders will notify the Corporation by delivery of written notice to the Company. Upon receipt of the Series A-1 redemption notice, the Company shall redeem all of the outstanding shares of Series A-1 at the original Series A-1 issue price.

•
Each share of Series A-1 shall be convertible into common stock at any time after the date of issuance into a number of shares of common stock that is determined by dividing the Series A-1 issue price by the conversion price, which is determined on the date the certificate is surrendered for conversion. Each share of the Convertible Preferred Stock automatically converts into common stock upon the earlier of (a) completion of a public offering with aggregate proceeds not less than $50,000,000 at not less than

  $750.00 per share or (b) upon the written consent of at least two-thirds of the holders of that series of Convertible Preferred Stock, voting together as a single class.

•
Holders of Series A-1 have the same voting rights as the holders of common stock and have one vote for each share of common stock into which the preferred stock could then be converted.

    Warrants

              In November 1999, the Company entered into a Strategic Alliance Agreement (the "Alliance Agreement") with a financial service provider. The Alliance Agreement provided for the granting of warrants to purchase 3,000 shares of common stock ("Initial Warrant") for $200.00 per share and up to 9,000 shares of common stock ("Performance Warrants") based on predetermined performance milestones relating to the referral of plan sponsors and their participants as set forth in the Alliance Agreement. The Initial Warrant expires at the earlier of five years or upon the consummation of an initial public offering. The Performance Warrants are exercisable at the lesser of the price per share of the most recent preferred stock offering, the fair value of the Company's common stock (if publicly traded), or $1,200.00 for grants in 2000, $1,500.00 in 2001, or $1,800.00 in 2002 as determined at the date of grant. The grants expire five years from the date of issuance. Within the first eighteen months of the Alliance Agreement, if the Alliance Agreement is terminated due to breach of contract (as defined by the Alliance Agreement), the Company has the right to repurchase any common stock issued from exercise of any warrants under the Alliance Agreement at the original exercise price. The fair value of the Initial Warrant of $131,252 issued in 1999 was recognized as sales and marketing expense. In December 2001, the Company granted Performance Warrants for 1,000 and 500 shares of common stock for $209.00 per share. The warrants expire on January 1, 2006 and February 5, 2006, respectively. The fair value of these warrants of $11,013 and $5,507 was recognized in 2001 as sales and marketing expense. No Performance Warrants were granted in 2002. As of December 31, 2002, no warrants have been exercised under the Alliance Agreement.

In April and November 1999, the Company granted an executive recruiting firm warrants to purchase 100 shares of common stock for $50.00 per share, and 486 shares of common stock for $125.00 per share, respectively, for services performed. The warrants expire five years from their respective dates of grant. The fair value of these warrants of $3,811 and $46,629 was recognized in 1999 as Software, technology, and communication expense and General and administrative expense, respectively. In April 2001, the Company issued additional warrants to purchase 21 and 13 shares of common stock for $465.00 per share. The warrants expire in five years from their respective dates of grant. The fair value of these warrants of $1,506 and $904 was recognized in 2001 as Software, technology, and communication expense and General and administrative expense, respectively. No warrants were granted in 2002. As of December 31, 2002, none of these warrants have been exercised.

In June 2000, the Company entered into a Web Site Development, Services, and Distribution Agreement (the "Development Agreement") with a financial service provider. The Development Agreement provided for the granting of warrants to purchase 1,000 shares of common stock ("Initial Warrant") for $465.00 per share and up to 1,500 shares of common stock ("Development Warrants") based on predetermined performance milestones relating to the development as set forth in the Development Agreement. The Initial Warrant and the Development Warrants expire at the earlier of five years or upon the consummation of the Company's initial public offering. The

Development Warrants are exercisable at the lesser of the fair market value of the Company's common stock as determined in good faith by the board of directors, the average closing price of the Company's common stock as quoted on NASDAQ, the closing prices quoted on any exchange on which the Company's common stock is listed (if publicly traded), or $465.00. Within the first eighteen months of the Development Agreement, if the Development Agreement is terminated due to breach of contract (as defined by the Development Agreement), the Company has the right to repurchase any common stock issued from exercise of any warrants under the agreement at the original exercise price. The fair value of the Initial Warrant of $380,392 was recognized in 2000 as a reduction of revenue. In June 2000, the Company issued a Development Warrant for 500 shares of common stock at $465.00 per share which expires on June 8, 2005. The fair value of the Development Warrant of $190,196 was recognized in 2000 as a reduction of revenue. In February 2001, the Company issued a Development Warrant for 500 shares of common stock at $125.00 which expires on February 20, 2006. The fair value of the Development Warrant of $50,184 was recognized as a reduction of revenue. No Development Warrants were issued in 2002. As of December 31, 2002, no warrants have been exercised under the Development Agreement.

In February 2000, the Company issued a warrant to Derivative Insights LLC to purchase 7,000 shares of common stock of the Company at an exercise price of $465.00 per share. In February 2000, the Company issued a warrant to a principal owner of Derivative Insights LLC to purchase 3,000 of common stock at $465.00 per shares. In January 2001, the Company cancelled the issuance of both warrants and issued a warrant to the principal owner of Derivative Insights LLC to purchase 10,000 shares of common stock at $200.00 per share, with 25% of the warrants exercisable on February 28, 2001 and the balance exercisable monthly over the next three years. The term of the warrant expires in ten years. As of December 31, 2002, none of these warrants have been exercised.

In November 2001, the Company issued to Blue Jeans Equities West, the Company's landlord, a warrant to purchase 10,000 shares of common stock at a per share exercise price of $50.00 per share. The warrant expires on October 1, 2008. The warrant was issued in connection with the First Amendment and Restatement of Office Lease dated as of October 1, 2001. The fair value of the warrant of $209,673 was recognized in 2001 as rent expense. As of December 31, 2002, none of these warrants have been exercised.

    Notes Receivable from Stockholders

              In November 1999 and March 2000, the Company issued an aggregate of 27,500 and 2,000 shares of common stock, respectively, to three senior executives of the Company. In connection with such issuance and pursuant to Restricted Stock Purchase Agreements ("RSPA"), these senior executives paid for the stock by issuing promissory notes (secured by the shares of the Company's common stock) totaling $4,367,205 to the Company. The shares were subject to repurchase at the original purchase price by the Company upon the occurrence of certain events or conditions, such employment termination. The Company's repurchase rights lapsed over four years.

In February 2001, one of the executives terminated his employment with the Company. As of the executive's termination date, 14,063 shares of the 25,000 shares of common stock purchased by the executive were fully vested. The Company fulfilled its obligation to repurchase the remaining 10,937 shares of unvested common stock in accordance with the terms of the executive's RSPA and by canceling a proportionate part of the principal and interest on the promissory note. Following this cancellation, the remaining balance on the executive's note, including accrued interest, was $1,833,169. Pursuant to a settlement agreement and release, the executive has a right to put all (and not less than all) of these vested shares of common stock to the Company in exchange for forgiveness of all principal and interest remaining on the promissory note. This put right terminates in February 2005. Additionally, the due date of the note was extended to February 2005. In connection with this executive's Settlement Agreement and Release, the Company recorded compensation expense during 2001 of $1,757,563 and recorded a reserve to notes receivable for the same amount.

In March 2001, a second executive terminated his employment with the Company. As of the executive's termination date, all 2,000 shares of common stock purchased by the executive were subject to repurchase by the Company. In connection with this repurchase, the Company cancelled the related principal and interest on the promissory note.

In July 2001, the third executive terminated his employment with the Company. As of the executive's termination date, 833 shares of the 2,500 shares of common stock purchased by the executive were fully vested. The Company exercised its obligation to repurchase the remaining 1,667 shares of unvested common stock in accordance with the terms of the executive's RSPA and by canceling a proportionate part of the principal and interest of the promissory note. Following this cancellation, the remaining balance on the executive's note, including accrued interest, was $114,957. Pursuant to a settlement agreement and release, the executive has the right to put all (and not less than all) of these vested shares of common stock to the Company in exchange for forgiveness of all principal and interest remaining on the executive's note. This put right terminates in July of 2005. Additionally, the due date of the note was extended to July 2005. In connection with this executive's settlement agreement and release, the Company recorded compensation expense during 2001 of $104,142 and recorded a reserve to notes receivable for the same amount.

    Stock Option Plans

              The Company's 1997 Stock Option Plan (the "1997 Plan") provides for the grant of up to 147,122 incentive or nonqualified options to purchase common stock to employees, directors and consultants of the Company at the fair market value of the common stock for incentive stock options (and not less than 85% of fair market value for nonqualified stock options) on the date of grant as determined by the board of directors. Options granted under the 1997 Plan have various vesting schedules pursuant to individual written agreements, but generally vest ratably over a period of four years and expire ten years from the date of grant. Some option agreements provide for accelerated vesting of options upon the effective date of an initial public offering or a change in control of the Company.

In May 2001, the Company adopted the 2001 Stock Option Plan (the "2001 Plan") which provides for the grant of 30,000 nonqualified options to certain management, key employees, and former directors of the Company. The options are exercisable for shares of Junior Preferred Stock. The options granted under the 2001 Plan terminate on the earlier of (a) January 1, 2003 provided that a change of control has not occurred as of such date; (b) December 2011; (c) the completion of a public offering; (d) one year after the underlying securities for the options received as a result of a change in control become publicly traded. Options granted to employees vest as follows: (i) in the event of the closing of a change of control that occurs prior to January 1, 2003, one-third of the shares will vest three days prior to the closing of such change of control, (ii) an additional one-third of the shares will vest on the six-month anniversary date of such change of control; and (iii) the remaining shares will vest on the twelve-month anniversary date of such change of control. The vesting may accelerate based on the employee's termination date. Options granted to former directors vest 100% in the event of the closing of a change of control that occurs prior to January 1, 2003.

In May 2002, in connection with the Series A-1 financing, the Company adopted the 2002 Stock Plan (the "2002 Plan"), effective upon the first closing. The maximum aggregate number of shares that are subject to option and sold under the 2002 Plan equals the number of shares that constitute approximately 18.205% of the total shares of capital stock of the Company outstanding on a fully diluted basis (excluding options granted under the 1997 Plan and 2001 Plan) upon the Shadow Preferred Conversion (as defined in the Company's Sixth Amended and Restated Certificate of Incorporation), of which shares constituting 0.25% of the capital stock are reserved for option grants to former directors of the Company. The 2002 Plan provides incentive or nonqualified options to employees, directors and consultants of the Company at the fair market value of the common stock for incentive stock options (and not less than 85% of fair market value for nonqualified stock options) on the date of grant as determined by the Board of Directors. The fair market value increases to 110% for both incentive and nonqualified option grants to holders who, at the time of grant, own stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any parent or subsidiary. Options granted under the 2002 Plan have various vesting schedules pursuant to individual written agreements, but generally vest ratably over a period of three to four years and expire ten years from the date of grant. Some option agreements provide for accelerated vesting of options upon the effective date of an initial public offering or a change in control of the Company.

A summary of activity under the Company's 1997, 2001, and 2002 Plans is as follows:

	Number of Option Shares	Exercise Price Range	Weighted Average Exercise Price
Outstanding at January 1, 2001	28,187	$16.00 – $620.00	$227.00
Granted	74,073	25.00 – 125.00	42.00
Exercised	(1,804)	16.00 – 465.00	40.00
Canceled	(15,661)	16.00 – 465.00	252.00

Outstanding at December 31, 2001	84,795	$16.00 – $620.00	$65.00

Granted	2,135,495	$0.01 – $25.00	$2.71
Exercised	—	—	—
Canceled	(28,206)	16.00 – 620.00	65.00

Outstanding at December 31, 2002	2,192,084	$0.01 – $620.00	$4.32

At December 31, 2002, 2,192,084 shares were outstanding and 1,771,830 shares were available for the granting of additional options under the 1997, 2001, and 2002 Plans.

The following table summarizes information about currently outstanding and exercisable stock options at December 31, 2002 under the 1997, 2001, and 2002 Plans:

	Options Outstanding			Options Exercisable

Range of Exercise Price	Outstanding at December 31, 2002	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Vested at December 31, 2002	Weighted Average Exercise Price
$16.30 – $620.00	91,111	8.35	$65.00	64,640	$122.00
$0.01	2,100,973	9.96	0.01	1,929,876	0.01

	2,192,084	9.89	$4.32	1,994,516	$3.96

    Additional Stock Plan Information

              As discussed in Note 1, the Company accounts for its stock-based awards to employees using the intrinsic value method in accordance with APB 25, Accounting for Stock Issued to Employees, and its related interpretations.

SFAS No. 123, Accounting for Stock-Based Compensation, requires the disclosure of pro forma net income (loss) had the Company adopted the fair value method since the Company's inception. Under SFAS No. 123, the fair value of stock-based awards to employees is calculated through the use of option pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company's stock option awards.

The Company's calculations for employee grants were made using the minimum value option pricing model with the following weighted average assumptions:

	Year Ended December 31

	2001	2002
Dividend yield	None	None
Volatility	None	None
Risk free interest rate	3.9%	4.6%
Expected term, in years	3.6	3.6

The weighted average minimum value per option as of the date of grant for options granted during 2001 and 2002 was $0.05 and $0.00, respectively.

8.           Lease Commitments

              Future minimum net lease payments under noncancellable operating leases (with initial or remaining lease terms in excess of one year) and future minimum capital lease payments as of December 31, 2002 are as follows:

Year Ending December 31
2003	$303,366
2004	403,849
2005	408,328
2006	136,109
2007	—
Thereafter	—

Total	$1,251,652

Total rent expense under operating leases for 2001 and 2002 was $2,625,468 and $1,209,778 respectively.

In 1999, the Company obtained a letter of credit of $2,479,598 for a security deposit on leased office space. The letter of credit is collateralized by certain assets of the Company and is included in other assets as of December 31, 2001. In October 2001, the Company and the landlord amended the original lease whereby a portion of the premises was returned to the landlord, and the base rent for the remaining portion of the premises was modified. Additionally, the security deposit that the Company was required to maintain with the landlord was reduced from $2,479,598 to $1,345,097. As part of this agreement, the Company recorded $550,469 as lease termination fees. Of this amount, $340,796 was cash and $209,673 was for the fair value of a warrant to purchase 10,000 shares of common stock.

In April 2002, the Company and the landlord further amended the lease whereby a portion of the premises was returned to the landlord as of February 1, 2002. Additionally, the landlord was allowed to draw upon the entire amount of the letter of credit being held as security deposit under the lease agreement. As a result of this amendment, the Company recorded $773,442 as lease termination fees and $571,655 as prepaid rent. The prepaid rent is to be refunded to the Company on a pro rata basis only in the event of an early termination by the landlord, termination of the lease due to destruction or eminent domain, or if the parties mutually agree to the early termination of the lease.

9.           401(k) Plan

              Effective January 1, 1997, the Company implemented a 401(k) plan (the "Plan") covering all employees who have met certain eligibility requirements. Under the Plan, employees may elect to contribute up to 20% of their eligible compensation to the Plan, subject to certain limitations. The Company immediately matches employee contributions at 50% up to the first 6% of employees' compensation. Employees are fully vested in the Company's contributions after one year of service with the Company. During 2001 and 2002, the Company made contributions to the Plan of $158,499 and $163,977, respectively.

10.         Customer Litigation

              In January 2001, a demand for arbitration was served against the Company by one of its customers. The customer claimed that the Company failed to produce software that passed "acceptance testing" pursuant to a software license executed between the customer and Company in June 2000. The customer demanded return of $2,500,000 previously paid to the Company in 2000. In May 2002, the customer and the Company entered into a Settlement Agreement and Mutual Release ("Settlement"), which required the Company to pay to the customer a total of $1,375,000, with $750,000 payable at the closing of the Settlement (June 7, 2002). The Company issued an unsecured promissory note to the customer for the remaining $625,000, which will be payable on June 7, 2003.

11.         Related Party Transactions

    Notes Receivable From Employees

              At December 31, 2000, the Company held notes receivable from several senior executives in connection with personal loans made to these individuals. These notes bear interest at the rate of 6.36% per annum and were secured by Company stock owned by employees. In 2001, the employees repaid these notes which totaled to $526,300, including accrued interest. Of the amount repaid, $483,205 was repaid by surrendering Company common stock owned by the employees, at $50.00 per share.

At December 31, 2001, the Company held notes receivable from a senior executive in connection with personal loan made to the executive. The balance of these notes, including accrued interest, was $96,837 as of December 31, 2001. These notes were issued in August 1999, September 2000 and September 2001 and bear interest at the LIBOR rate effective as of the effective date of the note. These notes are due upon the earlier of the tenth anniversary of the note, nine months following the employee's termination from the Company, nine months following the closing of the Company's initial public offering or nine months following the dissolution, liquidation, or merger with or into another corporation, or sale of substantially all of the assets of the Company. Since the senior executive terminated employment in October 2001, the notes were due in July 2002. As the balance of the notes remained unpaid at December 31, 2002, the Company has recorded an allowance for the entire balance of the notes including interest as of December 31, 2002.

The Company also holds a note from a senior executive in connection with the advance payment of his 2001 bonus. This note had a principal balance, including accrued interest, totaling $25,753 as of December 31, 2001. This note was issued in May 2001 and bears interest at 5% per annum. The note was repaid in March 2002.

In March 2001, the Company issued a note to a senior executive in the amount of $500,000, with interest at 5.41% per annum. This note was repaid in October 2001 upon the termination of the executive. The executive repaid the note by surrendering Company Common Stock at $50.00 per share, plus surrendered vested stock options to purchase 4,031 shares of common stock.

    S&P

              In May 2001, the Company entered into an agreement with S&P, an investor, to purchase certain licensed information over a three-year period ("S&P Agreement"). The license fees payable to S&P are calculated as a percentage of net revenue, defined as the total fees (excluding development or implementation fees) due to the Company for services that include, incorporate or otherwise utilize the licensed information. The minimum fee due to S&P each year is $500,000 with a maximum of $500,000 in Year 1, $1,500,000 in Year 2, and $2,500,000 in Year 3. During 2001 and 2002, the Company paid $250,000 and $64,290, respectively, in conjunction with this agreement.

In May 2002, the Company and S&P entered into an agreement to cancel the S&P Agreement. In consideration of S&P's cancellation of the S&P Agreement, the Company made a cash payment to S&P of $171,089 and issued a promissory note to S&P for $461,254 with interest at 8% per annum, payable on May 31, 2007 or upon a change of control of the Company. Interest expense incurred on this note totaled $22,181 during 2002. As of December 31, 2002, the balance of this note, including accrued interest, was $483,435.

    Reuters

              In December 2000, the Company entered into an agreement with Reuters, an investor, to purchase certain Reuters' services in the aggregate of $8,900,000 over a period of five years. As part of the Series F/G Financing, Reuters agreed to reduce the Company's purchase commitment by $1,609,000, in exchange for $1,225,000 of Reuters' $3,725,000 obligation to trigger the conversion right of its Series E into Series F. During 2001 and 2002, the Company paid $314,000 and $548,000, respectively, in conjunction with this agreement.

In May 2002, in connection with the initial closing of the Series A-1 financing, the Company and Reuters revised their existing agreement to reduce the amount of services the Company is obligated to purchase to approximately $2.9 million over a four-year period. In consideration of Reuters' agreement to enter into this agreement, the Company issued an unsecured note to Reuters in the amount of $620,020 with interest at 8% per annum, payable on May 24, 2007 or upon a change of control of the Company. Interest expense incurred on this note totaled $30,812 during 2002. As of December 31, 2002, the balance of this note, including accrued interest, was $650,832.

    Fees Paid to Related Parties

              A senior executive officer, who terminated his employment in February 2001, served as a board member of a consulting firm and of a professional employer organization to which the Company paid fees. Approximately $427,000 was paid to the consulting firm and $293,000 was paid to the professional employer organization in 2001. No payments were made to the consulting firm or to the professional employer organization in 2002.

12.         Subsequent Events

    Management Retention Plan and Employee Severance Agreements

              In January 2003, the board of directors approved a Management Retention Plan, which created a pool of 20% of the consideration which might be received in an acquisition transaction for allocation to the covered employees. Payments under the plan are senior to payment of Series A-1, are to be made in the same form of the acquisition consideration which might be received, and are to be subject to a vesting schedule. In January 2003, the board of directors also approved severance agreements for employees that provide severance equal to (i) one week's salary for each six months service or portion thereof for staff positions, or (ii) one week's salary for each six months of service or portion thereof plus one month salary for senior management positions, in the event an employee is terminated prior to, or within six months subsequent to an acquisition. Employees who receive severance under their respective employee severance agreements will be entitled to payment under the Management Retention Plan only to the extent the payment under the Management Retention Plan exceeds severance amounts paid.

    Amendment to Executive Employment Agreement

              In January 2003, the board of directors approved an amendment to a senior executive's employment agreement whereby the executive exchanged $105,000 of cash severance due under the employment agreement for 3% of the consideration which might be received in an acquisition transaction, payment of which will be senior to payment of Series A-1.

    Shadow Preferred Conversion and Reverse Stock Split

              As the final closing of the Series A-1 financing was not consummated prior to April 1, 2003, shares of the Company's Shadow Preferred were converted into shares of common stock by dividing the aggregate conversion preference ($100.00, $162.30, $200.00, $620.00, $209.00, and $1,045.00 for Series AA, Series BB, Series CC, Series DD, Series FF, and Series GG, respectively, plus 8% thereon from initial issuance through April 1, 2003, except for Series AA, compounded semiannually) by the Shadow Preferred conversion price of $28.07. Immediately after giving effect to the Shadow Preferred Conversion, each share of the Company's then outstanding shares of common stock and Series A-1 was automatically split and converted into 0.01 shares of common stock and shares of Series A-1, respectively. Accordingly, all historical financial information has been restated as if the stock split had been in effect for all periods presented. Following the Shadow Preferred Conversion and the reverse stock split, 5,475,837 shares of common stock and 2,870,247 shares Series A-1 were outstanding.

    Purchase by Morningstar Associates LLC

              In May 2003, the board of directors approved an Agreement and Plan of Reorganization (the "Merger") whereby the Company became a wholly owned subsidiary of Morningstar Associates LLC. The Merger was approved on June 13, 2003 by the requisite majority of the outstanding shares of the capital stock of the Company, and the Merger closed on June 30, 2003. Of the total acquisition consideration of $4,695,680, $1,279,520 was used to settle existing liabilities of the Company, $1,475,443 was distributed to holders of Series A-1, $383,232 was distributed to employees covered under the Management Retention Plan discussed above, and $57,485 was distributed to the executive discussed above. In addition, $1,500,000 of the total acquisition consideration was placed in escrow until December 31, 2004, to be distributed as follows: $1,155,000 to holders of Series A-1, $300,000 to employees covered under the Management Retention Plan, and $45,000 to the executive discussed above. As the amount of the total acquisition consideration received was not sufficient to allow distribution of proceeds to holders of the Company's common stock, all outstanding shares of the Company's common stock were cancelled and extinguished upon the closing date of the Merger. In addition, all outstanding warrants and options were terminated upon the closing date of the Merger. Also in connection with the Merger, the board of directors approved the dissolution of mPower Europe.

    Amendment and Termination of 401(k) Plan

              In June 2003, the board of directors approved the amendment and restatement of the Company's 401(k) Plan to comply with the Uruguay Round Agreements, the Uniformed Services and Re-employment Rights Act of 1994, the Small Business Job Protection Act of 1996, the Taxpayer Relief Act of 1997, the Internal Revenue Service Restructuring and Reform Act of 1998, and the Community Renewal Tax Relief Act of 2000. Also in June 2003, the board of directors approved the termination of the Company's 401(k) Plan in accordance with the Merger discussed above. In accordance with the provisions of the 401(k) Plan, all participants became fully vested in their accrued benefits as of the plan termination date.

13.         Restatement

              Subsequent to the issuance of the consolidated financial statements for the year ended December 31, 2002, we determined that impairment losses related to fixed assets and intangible assets and loss on disposal of fixed assets for the years ended December 31, 2001 and 2002 should be classified as operating expense. As a result, the accompanying Consolidated Statements of Operations have been restated to increase both operating expense and operating loss; and to decrease non operating expense in the amounts of $2,140,733 and $4,862,416 for the years ended December 31, 2001 and 2002, respectively. The restatement has no impact to net loss, or cash flows for any period presented.

mPower.com, Inc. and Subsidiaries
Unaudited Condensed Consolidated Statement of Operations for the Six Months Ended June 30, 2003

The following unaudited Condensed Consolidated Statement of Operations of mPower.com Inc. (mPower) for the six months ended June 30, 2003 is presented for the six month period prior to the acquisition of mPower by Morningstar Associates LLC, a wholly owned subsidiary of Morningstar Inc. The unaudited Condensed Consolidated Statement of Operations is presented for information purposes only and should be read in conjunction with the historical consolidated financial statements of mPower, including the notes thereto, which are contained elsewhere in this document.

(in thousands)	Six Months Ended June 30, 2003 (Unaudited)
Revenue	$2,726
Operating expense:
Cost of goods sold	1,493
Development	303
Sales and marketing	1,022
General and administrative	2,251
Depreciation and amortization	302

Total operating expense	5,371

Operating loss	(2,645)
Non-operating income (expense):
Interest (expense)	(14)

Loss before income taxes	(2,659)
Income tax expense	—

Net loss	$(2,659)

See accompanying notes to the unaudited condensed consolidated statement of operations.

mPower.com, Inc. and Subsidiaries
Notes to the Unaudited Condensed Consolidated Statement of Operations

1.           Basis of Presentation

              Interim Financial Information.    The unaudited Condensed Consolidated Statement of Operations for the six months ended June 30, 2003 included herein has been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information. In the opinion of management, all adjustments, including normal recurring accruals, considered necessary for a fair presentation have been included.

              Stock-Based Compensation.    The Company accounts for its employee stock option plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees. The Company accounts for stock options and warrants issued to non-employees in accordance with the provisions of SFAS No. 123, Accounting for Stock-Based Compensation, and Emerging Issues Task Force ("EITF") Issue No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services, under the fair value based method using the Black-Scholes option pricing model.

If the Company had accounted for its employee stock option plans in accordance with the provisions of SFAS No. 123, the net loss on a pro forma basis (as compared to such items as reported) would have been as follows:

($000)	Six Months Ended June 30, 2003
Net loss—as reported	$2,659
Add: Total stock-based compensation expense determined under fair value based method, net of tax effect	96

Pro forma net loss	$2,755

2.           Customer Litigation

              In January 2001, a demand for arbitration was served against the Company by one of its customers. The customer claimed that the Company failed to produce software that passed "acceptance testing" pursuant to a software license executed between the customer and Company in June 2000. The customer demanded return of $2,500,000 previously paid to the Company in 2000. In May 2002, the customer and the Company entered into a Settlement Agreement and Mutual Release ("Settlement"), which required the Company to pay to the customer a total of $1,375,000, with $750,000 payable at the closing of the Settlement (June 7, 2002). The Company issued an unsecured promissory note to the customer for the remaining $625,000, payable on June 7, 2003.

3.           Subsequent Events

    Purchase by Morningstar Associates LLC

              In May 2003, the board of directors approved an Agreement and Plan of Reorganization (the "Merger") whereby the Company became a wholly owned subsidiary of Morningstar Associates LLC. The Merger was approved on June 13, 2003 by the requisite majority of the outstanding shares of the capital stock of the Company, and the Merger closed on June 30, 2003. Of the total acquisition consideration of $4,695,680, $1,279,520 was used to settle existing liabilities of the Company, $1,475,443 was distributed to holders of Series A-1, $383,232 was distributed to employees covered under the Management Retention Plan discussed above, and $57,485 was distributed to the executive discussed above. In addition, $1,500,000 of the total acquisition consideration was placed in escrow until December 31, 2004, to be distributed as follows: $1,155,000 to holders of Series A-1, $300,000 to employees covered under the Management Retention Plan, and $45,000 to the executive discussed above.

As the amount of the total acquisition consideration received was not sufficient to allow distribution of proceeds to holders of the Company's common stock, all outstanding shares of the Company's common stock were cancelled and extinguished upon the closing date of the Merger. In addition, all outstanding warrants and options were terminated upon the closing date of the Merger. Also in connection with the Merger, the board of directors approved the dissolution of mPower Europe.

    Amendment and Termination of 401(k) Plan

              In June 2003, the board of directors approved the amendment and restatement of the Company's 401(k) Plan to comply with the Uruguay Round Agreements, the Uniformed Services and Re-employment Rights Act of 1994, the Small Business Job Protection Act of 1996, the Taxpayer Relief Act of 1997, the Internal Revenue Service Restructuring and Reform Act of 1998, and the Community Renewal Tax Relief Act of 2000. Also in June 2003, the board of directors approved the termination of the Company's 401(k) Plan in accordance with the Merger discussed above. In accordance with the provisions of the 401(k) Plan, all participants became fully vested in their accrued benefits as of the plan termination date.

     Appendix: Road Show Presentation

    The Morningstar Story

              Welcome to the road show presentation for Morningstar, Inc. This text reflects comments made by Morningstar's management team during a series of presentations prior to the company's planned initial public offering. For more information, please refer to our prospectus.

    WR Hambrecht + Co

    Note from Our Lawyers

              You should view this presentation together with the more detailed information included elsewhere in the prospectus.

An investment in Morningstar involves significant risks. There are many risk factors listed in the prospectus. You should carefully consider them before you decide to invest in Morningstar common stock.

    WR Hambrecht + Co

    Note from Our Lawyers, Continued

              The following presentation contains certain forward-looking statements relating to future events or to Morningstar's future financial performance that are subject to a number of risks, uncertainties, and assumptions, including those described in the "Risk Factors" section of our prospectus.

These risks include, but are not limited to, our accumulated deficit, the significant competition we face, potential decreases in our subscriptions or license agreements or in demand for our products, the effect of downturns in the mutual fund industry, and perceptions that our ratings, research, or recommendations are not impartial or not accurate.

In light of these risks, uncertainties, and assumptions, the forward-looking events and circumstances in the presentation may not occur and actual results could vary significantly and adversely from those anticipated or implied in the forward-looking statements.

    WR Hambrecht + Co

    The Offering

              At this point I'd like to give you some key details on the proposed initial public offering. Morningstar plans to list its shares on the Nasdaq National Market (NASDAQ) under the ticker symbol "MORN." The offering will consist of 7,612,500 shares. The filing range is $16 to $19 per share, and we expect to price the offering during the week of May 2. WR Hambrecht + Co is the sole underwriter for this offering.

    WR Hambrecht + Co

    Speaker Introductions

              I'm pleased to introduce today's speakers from Morningstar:

Joe Mansueto, chairman and chief executive officer, who founded Morningstar in 1984 and continues to head the company today;

Don Phillips, managing director, who plays an integral role in the company's strategy and investment research; and

Martha Dustin Boudos, chief financial officer, who is responsible for overseeing the finance, human resources, legal, and compliance functions at Morningstar.

    Joe Mansueto

    Morningstar Founding and Mission

              I founded Morningstar in 1984 to help individual investors make better investment decisions.

I came up with the idea while working as a stock analyst for Harris Associates in the early 1980s. As a stock analyst, I had access to timely, in-depth information about the securities I was covering. When I looked at the mutual fund industry, I saw that most individuals had little more than total return data to use in making their investment decisions. I wanted to bring the same kind of rigorous, fundamental analysis that was available on stocks to mutual fund investors.

We produced our first publication with a few people working out of my apartment and sold it directly to individual investors. Soon, financial advisors started subscribing and they became a major audience for us as well. In time, institutions came to us looking for information. Our popularity with individual investors created pull demand from advisors and institutions who were interested in working with us because our name and analytics were familiar to their clients.

While our business has expanded over time, one thing remains constant: Our focus has always been on putting investors' interests first and doing what's right for investors. Our mission is to create great products that help investors reach their financial goals. This sense of mission is exceptionally strong at Morningstar. It pervades our organization, defines us, and we believe sets us apart from other companies in our industry.

I'll now turn it over to Don Phillips to discuss Morningstar's evolution and core skills. After that, I'll return to talk about our key products and growth strategies and then Martha Dustin Boudos will discuss our financials. Finally, I'll conclude with a brief overview of what you can expect as a shareholder of Morningstar.

    Don Phillips

    Core Skills and Evolution

    Don Phillips

    Core Skill: Technology

              Thanks, Joe. Morningstar's growth has been driven by skillfully adopting new technology. Joe was able to launch Morningstar in 1984 in part because he'd been an early experimenter with the personal computer. This new resource allowed him to assemble big databases at a fraction of the prior cost. Advances in desktop publishing allowed us to combine text, data, and graphics and launch Morningstar Mutual Funds, the publication I was hired to work on as Morningstar's first analyst in 1986.

Over the years, we've continued to push our business forward by adopting new technology. With each change we've tried to ask: What does this new technology allow us to do that we couldn't do before? For example, software allows for screening capabilities not possible in print. The Internet allows for integrated portfolio tools and applications. By moving early to adopt new formats such as software and the Internet, we've been able to meet a broader range of investor needs.

Technology remains at the core of what we do. As of year-end 2004, we employed 227 programmers and technology professionals worldwide. We manage our own Web sites and build our own software applications, rather than rely on outside vendors. That allows us to control our development and better manage costs, enabling us to respond quickly to market changes and to meet customer needs efficiently.

    Don Phillips

    Core Skill: Research

              Our research is based on the principle of independence. Unlike the major bond rating services, for example, we do not charge security issuers to be rated. Our revenue instead comes from subscriptions and license agreements, reducing many of the inherent conflicts in other ratings models. Because our business model isn't based on ratings that issuers pay for, our analysts are free to speak candidly about the investments they cover.

We have a long history of innovation when it comes to research. The Morningstar Rating for mutual funds popularized the concept of risk- and cost-adjusted return. The Morningstar Style Box has changed the way investors classify and analyze funds. Newer tools like our Ownership Zones, Sector Deltas, and Market Barometer allow investors to see how different investments work together to form a portfolio and to track its progress. More recently, in our stock coverage, we have worked to popularize the concepts of economic moats and margin of safety.

Today we employ 150 research professionals and provide written analyst reports on more than 3,500 securities. We believe that our analysts' insights and willingness to stand up for the small investor position us well in a market environment where investors are looking for independent and trustworthy sources.

    Don Phillips

    Core Skill: Design

              Design has also been an essential element in our success. It's all too easy to inundate investors with tables of numbers and think that equates to education. Showing information in a graphic form makes it easier for investors to understand their holdings and how they fit together. For us, great design means taking information and arranging it in a logical way to make it clear and accessible. Our design staff also works on the visual interfaces for our software and Internet tools with the goal of making them intuitive and easy to use.

We are in the behavior modification business. Getting investors to do something counterintuitive like buying a quality investment in an out-of-favor part of the market is no easy task, but it's essential if we are to improve their results. We think great design is an important part of this process because it enables investors to more clearly understand the key characteristics of their investment portfolios. From our corporate logo, developed by the late Paul Rand, to our award-winning staff of 29 designers, we believe we have created an important asset in our ability to clearly communicate and present information.

    Don Phillips

    Morningstar Evolution

              While our mission has been constant over our 20-year history, the ways in which we serve investors have evolved. We've come a long way from a single mutual fund publication for individual investors in the United States. Today we offer a wide array of services in a variety of media, covering not just mutual funds, but also stocks, variable annuities, closed-end funds, separate accounts, exchange-traded funds, hedge funds, and 529 plans. By applying similar metrics to each of these databases, we enable investors to make comparisons between them and to evaluate portfolios that include more than one type of investment.

Twenty years ago, the challenge facing investors was simply finding a handful of good investment possibilities. Today, investors realize that picking good investments alone is not enough; the real challenge is assembling a portfolio that is suitable for their goals. Morningstar's breadth of investment coverage provides a single, integrated resource for research and portfolio construction that can help with this crucial task.

We're committed to serving investors, and we now reach many of them by working through financial advisors, institutions, or employers, as is the case with our services for 401(k) plans. By providing a consistent set of research tools for individuals, advisors, and institutions, we can create a common language for these three groups to use, helping to ensure that all parties are on the same page.

Finally, we believe that the needs we address aren't limited to investors based in the United States. We've expanded internationally and now have operations in 16 countries to help meet this global need for investment information.

    Don Phillips

    Morningstar Today

              Today Morningstar is an established, respected name in independent investment research. We serve more than 4 million individuals, 140,000 advisors, and 500 institutions, and we offer extensive data on more than 125,000 investment offerings around the world. Millions of investors regularly view our data and analytics and gain exposure to the Morningstar brand through a wide variety of sources.

Our history of innovation and our independence make us a trusted resource for investors. By integrating technology, research, and design, we have evolved from a mutual fund data provider to an influential force in the investment community. While we're proud of our accomplishments, we're more excited about our potential. We believe we have laid a foundation that will allow us to serve investors even better in the years to come.

Now I'll turn the floor back over to Joe to talk about some of Morningstar's key products and growth strategies.

    Joe Mansueto

    Key Products and Growth Strategies

    Joe Mansueto

    Business Model: Leveraging Fixed Investments

              Thank you, Don. This chart summarizes our business model and describes how we think about our business strategically. We're fortunate to be in a business that has relatively low variable costs. It costs us little to serve each additional customer. The strategic implication of that is that scale matters, and so we try to leverage our fixed investments as much as possible. The idea is to build it once and sell it many times.

At the top of the chart, in the circles, are the investment databases that we maintain. Below that in the diamonds are our core skills of research, technology, and design—the value we add to the raw data. These two components—the data and our core skills—represent what we consider our fixed investments.

We try to leverage these investments in three ways. First, by media: We publish print publications, packaged software, and Internet-based products. Second, by audience: We sell our research to individuals, financial advisors, and institutions, including banks, brokerage firms, insurance companies, mutual fund companies, and retirement plan sponsors and providers. And the third way is geographically, by selling our products around the world.

The more scale we can achieve, the more we can afford to reinvest in our core databases and core skills—the circles and diamonds—to make them even better, which enables us to attract more customers. Focusing on this virtuous circle has been key to our success over the years.

    Joe Mansueto

    Individual Segment

              I'll now describe our three business segments and some of the more significant products within each segment. First is our Individual segment, which focuses on products for individual investors. This segment had $47 million in revenue in 2004, or 26% of our total revenue. You'll see in the second column that revenue for the Individual segment increased 33% in 2004, while operating income increased nearly 6%. Our income in this segment was impacted in 2004 in part because we built up our stock analyst research staff to provide research relating to the Global Analyst Research Settlements, which I'll discuss soon.

The last column of this slide has data on our reach in this market. You'll see that we directly reach more than 3.8 million individual investors in the United States, out of a total of 84 million. Of that number, about 200,000 are paying customers for our print and Web-based products and the rest are registered users of Morningstar.com in the United States. We see an opportunity to expand our Individual business as we add more stock content and serve more stock investors. In addition, we think global markets will be a long-term opportunity as individual investors around the world seek out independent investment research.

    Joe Mansueto

    Morningstar.com

              Our flagship product for individuals is Morningstar.com, our U.S. Web site or its equivalent in a given country. We have 19 investment Web sites around the world, each in the country's native language and each with extensive information on locally domiciled funds.

In the United States, Morningstar.com provides in-depth analyst reports on 2,000 mutual funds and 1,500 stocks. Our site has won numerous awards, including "Best Mutual Fund Site" and "Best Portfolio Tracker" from Barron's and "Best of the Web" for the fund selection category from Forbes. Morningstar.com includes both a large free area and a paid Premium content area. We've priced our service affordably—$13.95 per month or $125 per year—with the goal of attracting a large number of users.

And, as you can see from the chart, our strategy is working. We've grown our Premium membership base from 14,000 in 1999 to more than 130,000 in 2004. As this number has grown, we've been able to reinvest into our research staff—including both stock and mutual fund analysts—to help attract even more users. Key to our Morningstar.com growth strategy is to expand beyond our core audience of mutual fund investors to add more stock investors. While there's an established base of mutual fund investors on our site, we believe investors who own stocks have an even greater demand for timely, independent research on their investments. In addition, many investors now own both stocks and mutual funds, leading to a need for integrated research and portfolio tools.

    Joe Mansueto

    Independent Equity Research

              Another key product in our Individual segment is our independent equity research. We've been providing equity research through Morningstar.com since we launched the site in 1997. Over the past several years, we've continued to build our stock analyst staff based on growing demand for Premium content on Morningstar.com. Our equity research employs a fundamental approach that favors companies that trade at a discount to estimated intrinsic value and have a sustainable competitive advantage—a wide economic moat.

In July 2004 we began providing equity research to five major investment banks as part of the Global Analyst Research Settlements. The terms of these settlements require 12 leading Wall Street firms to allocate approximately $450 million over a period of five years (beginning in July 2004) to provide independent research to their clients. We vied for this business and were successful in winning annual contracts with five of the 12 firms: Merrill Lynch, Goldman Sachs, JP MorganChase, SmithBarney Citigroup, and Piper Jaffray.

As a result, we increased our stock analyst staff from 31 analysts at the end of 2003 to 74 at the end of 2004, and the total number of companies under analyst coverage has increased from 500 at the end of 2003 to more than 1,500 today. We believe we have one of the largest staffs of independent equity analysts in the world.

Now that we've made the investment in our equity staff, we're excited about the opportunity to leverage that investment by attracting more stock investors to Morningstar.com, adding additional brokerage firm clients, international customers, and, over time, clients from buy-side asset management organizations.

    Joe Mansueto

    Advisor Segment

              Our Advisor segment focuses on products and services for financial advisors. This segment generated $61 million in revenue in 2004, or 34% of our total revenue. Advisor segment revenue increased 24% in 2004, and operating income increased 47%.

We have good penetration with advisors and have more than 140,000 paying clients out of a market of nearly 700,000 advisors worldwide. Our popularity with advisors is reflected in the most recent survey conducted by Tiburon Strategic Advisors in 2003. That survey ranked us as the leading provider of investment research and data, financial planning software, and asset allocation software for independent financial advisors.

We have an opportunity to expand our advisor business in the United States as we broaden the functionality of our software and tools. We're also just beginning to tap the advisor market overseas, which we believe has large potential.

    Joe Mansueto

    Morningstar Principia

              Morningstar Principia is our CD-ROM based investment research software for financial advisors. It's one of the most widely used investment research tools in the financial planning industry. Principia really drove the growth of our firm in the 1990s, and is our single largest product in terms of revenue.

Principia has eight investment database modules that can be purchased either individually or all together. The price ranges from $615 to $2,695 per year, depending on how many databases you buy and whether you want to receive updates monthly or quarterly.

As you can see in the chart, we have approximately 46,000 Principia subscriptions. It's been fairly flat over the last several years as growth has come from our Internet-based Advisor Workstation, which I'll talk about next. We chart these two products together because we see a migration from CD-ROM to the Internet in this segment. What's important to us is serving more advisors, not the medium they choose for purchasing our information.

    Joe Mansueto

    Morningstar Advisor Workstation

              Advisor Workstation is our next generation of advisor software. It's a Web-based platform that's designed to help advisors manage their entire front office: client management, asset allocation, research, and client presentations.

Advisor Workstation is available in two editions: Enterprise and Office. The Enterprise Edition is a flexible suite of modules that can be purchased individually or together. It's tailored to financial advisors who are affiliated with a larger firm—primarily larger broker-dealers. The Office edition is designed to be a comprehensive solution for independent advisors. Prices range up to $5,000 per user for the complete suite.

As you can see in the chart, Advisor Workstation has doubled its number of licenses over the past three years. It was our largest contributor to revenue growth during that period. More than 80,000 advisors now use Advisor Workstation.

    Joe Mansueto

    Institutional Segment

              Our last segment is Institutional. As the name implies, it includes the products and services we sell to institutions. This segment generated $78 million of revenue in 2004, or 44% of our total revenue. Revenue for the Institutional segment increased 31% in 2004, and operating income more than tripled.

As for market penetration, we reach more than 500 institutions out of an estimated 9,000 institutions globally. Moreover, the market size for financial and economic data is approximately $17 billion, the bulk of which is institutional. Given this sizable market, we believe we have a significant opportunity to increase both the number of institutions that we work with and the amount of business we have with each institution.

    Joe Mansueto

    Morningstar Direct

              Morningstar Direct is our flagship offering for institutions. It provides the most timely, robust access to Morningstar data and analysis. We're basically trying to put Morningstar's entire research database on the desktop of institutional investors. Because our research tools have a consistent methodology that cuts across all of our core databases, Morningstar Direct is a powerful research tool available in an easy-to-use desktop application.

We're also enhancing Morningstar Direct to include worldwide Morningstar data and analysis, allowing for cross-border performance comparisons and truly global in-depth research. Our goal is to provide comprehensive information on a large number of securities around the world in one integrated research platform.

We sell Morningstar Direct with a simple pricing plan: $15,000 for the first user, $10,000 for the second, and $7,500 for each additional user. It's one product, one price, sold globally.

We introduced Morningstar Direct in late 2001. Although this product is just in its infancy, it's growing quickly and had 775 licensed users as of year-end 2004. We believe Morningstar Direct has significant potential, and it's a large area of development spending for us. Our goal is to broaden the usage of Morningstar Direct beyond our core audience of research and marketing professionals at investment management firms. Given its higher price points, adding even several thousand clients will have a meaningful impact on our results.

    Joe Mansueto

    Morningstar Retirement Manager

              Morningstar Retirement Manager is our Web-based platform for the retirement market. It's designed to help retirement plan participants plan and invest for their retirement. We believe we have a broader reach in the retirement market than our competitors. More than 11 million plan participants have access to our retirement services through more than 68,000 plan sponsors and 29 plan providers.

We offer a wide range of services, including online advice and guidance, call center assistance, statement-based advice, and managed accounts.

Online advice solutions work well for plan participants who have an interest in managing their own retirement assets, but they don't address the needs of everyone in the plan. Many people want to delegate the investment management responsibility to a professional. The retirement industry has recently been moving toward managed account offerings to meet this need, and we were an early entrant with our service, which we now deliver through four plan providers.

The plan providers we work with have approximately $900 billion in combined retirement plan assets. Over time, there is an opportunity for us to expand our retirement business by serving more of the participants in these plans who wish to delegate their investment management responsibility to a professional.

    Joe Mansueto

    Licensed Data

              Licensed Data includes a variety of data feeds that we sell to institutions that enable them to power their own applications. Nearly all of the information in our databases comes from primary sources and is available for us to license to our clients.

So, for example, we sell our data to Microsoft, AOL, and Yahoo! for them to show on their Web sites. In addition, we sell our data to large investment firms like Fidelity, Charles Schwab, and T. Rowe Price, which they use to populate their enterprise applications.

We also license the use of our proprietary analytical tools, such as our star rating and style box, for investment companies to use in communicating with investors.

Not only is Licensed Data a significant and growing revenue source for us, but it also greatly helps extend the reach of our brand. Millions of investors regularly view our data and analytics and gain exposure to the Morningstar brand through a wide variety of sources.

    Joe Mansueto

    Growth Strategy: Build Leadership Position in Each Market Segment

              Now I'll turn to our growth strategies. Our first growth strategy is to build a leadership position in each of our market segments. We're doing that by focusing our efforts on expanding the reach of our flagship, Internet-based platforms for each of our audiences: Morningstar.com for individuals, Morningstar Advisor Workstation for advisors, Morningstar Direct for institutions, and Morningstar Retirement Manager for the retirement market.

We believe our clients want comprehensive, integrated solutions instead of having to link together disparate applications on their own. So we're concentrating our development efforts on expanding the functionality of these major platforms. Because we use the same underlying research methodologies for each database, users can combine multiple databases and perform in-depth portfolio analysis.

We believe we can achieve deeper penetration of our current audiences with each of these platforms, as well as extend their reach to new segments. With Morningstar.com, we're focusing on expanding beyond our core audience of mutual fund investors by adding more stock investors. With Advisor Workstation, we're adding functionality that will help us reach more advisors in the United States, and we're also just beginning to tap the international market. With Morningstar Direct, we're just starting to ramp up this platform and have a large market globally that we're addressing. And, finally, we see more opportunity for our Retirement Manager platform as our plan provider clients adopt managed accounts.

We have our major platforms in place. We can now focus on adding new databases and new functionality that will extend the market for these platforms and also make them more valuable to our current clients. We're concentrating our efforts on driving the growth of these platforms in the coming years.

    Joe Mansueto

    Growth Strategy: Expand Range of Products and Services

              Our next growth strategy is to expand the range of products and services we offer investors. As you can see in the Leverage diagram, we're enhancing our fixed investments by adding more investment databases and building strength in our core skills. We want to keep our efforts squarely focused on empowering investors and find even more ways to help them.

We're concentrating our efforts on three areas that relate to this strategy. First, as I mentioned earlier, we want to leverage the investment we've made in equity research. So we're targeting more stock investors with Morningstar.com. We're also marketing our stock research to brokerage firms, international investors in U.S. equities, and, eventually, buy-side analysts and portfolio managers in the United States.

Second, we want to develop our hedge fund database and analytics business. We launched our hedge fund database in March of this year. The hedge fund industry is a $1 trillion market worldwide, and investors need better information and analytics to help them make more informed investment decisions. There's no dominant research firm in this area right now. We believe over time we can achieve the leading position in this market.

Our third strategy is to selectively develop our investment management business in areas that tap into our expertise in creating portfolios of managed investment products. We're doing this in two areas. One is providing a managed account option in our Retirement Manager platform. And the other is Morningstar Managed Portfolios, a program exclusively for advisors who want to outsource the portfolio management function. Together, we had more than $1 billion in assets under management in these programs as of year-end 2004. In the United States alone, assets in mutual fund advisory programs total $235 billion (based on data from Cerulli Associates), which leaves us much room for growth.

Lastly, if we find we can extend our business more efficiently by making an acquisition, we'll consider it. Because we know how to create databases and build investment applications, an acquisition for us becomes a build-or-buy decision. We're mainly looking for acquisitions that add investment databases or research expertise and thereby further our mission of helping investors. For example, we acquired mPower to expand our reach in the retirement market in 2004, and we acquired VARDS to expand our variable annuity database in early 2005.

    Joe Mansueto

    Growth Strategy: Expand Internationally

              Another growth strategy is to expand internationally. Investors have the same need for independent, objective research no matter where they live. And, just as they are in the United States, investors worldwide are becoming more aware of research conflicts and placing a higher value on independent research and ratings. Along with this trend, approximately half of the world's investable assets are outside the United States. We believe there is a large opportunity for Morningstar internationally.

We're focusing our international expansion efforts on increasing our presence with advisors and institutions by selling Advisor Workstation and Morningstar Direct. Also, we believe the individual market overseas will present a long-term opportunity for us as that segment grows in the coming years.

By having an international presence, we're better able to secure multinational agreements. For example, we have a global agreement with Microsoft where we supply mutual fund data to MSN Web sites in 10 countries around the world.

You can see that our international business has become increasingly important to us. Revenue from our international operations made up about 14% of our total revenue in 2004.

Now I'll turn it over to Martha Dustin Boudos who will discuss Morningstar's business model and financials.

    Martha Dustin Boudos

    Business Model and Financials

              Thanks, Joe. Now I'd like to take you through some of the key areas of Morningstar's financials. We focus on three measures when looking at our business results: revenue growth, operating income, and free cash flow. We think these measures provide the best insight into how we're adding to the intrinsic value of our company. I'll also quickly review our decision to expense stock options and its effect on our financials going forward.

    Martha Dustin Boudos

    Revenue: Consistent Growth over 20 Years

              First, let's take a look at revenue growth. We've experienced consistent revenue growth during our history and had a compound annual growth rate of 23% from 2000 through 2004. Even during times when the stock market has experienced downturns, Morningstar has still achieved growth.

Virtually all of our revenue increases have been generated by internal growth. For example, the mPower acquisition added just $4.6 million, or roughly 2.5%, to our nearly $180 million of revenue in 2004.

Three main factors have contributed to our expanding revenue base over the years:

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First, we've expanded our customer segments and now serve individuals, financial advisors, and institutions.

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Next, we continue to introduce innovative new products to meet a wider array of our customers' needs.

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And, most recently, we've entered international markets to provide our products to investors around the world.

    Martha Dustin Boudos

    Recurring and Visible Revenue

              Many of our products are sold through subscriptions or license agreements, which generally come up for renewal after one to three years. Because so much of our business is driven by subscriptions and license agreements as opposed to one-time sales, we've historically generated significant recurring revenue.

To break it down in more detail, our revenue base really consists of three parts. First, we have "walk-in" revenue, or revenue for which we had agreements in place when we walked into the year. More specifically, we define this as revenue that will be recognized during the year from existing subscriptions and license agreements, absent cancellations. This walk-in revenue made up the largest percentage of our revenue base for each of the past three years.

Second, we have renewal revenue, which we define as revenue from renewal of subscriptions or license agreements. Because many of our products are sold through subscriptions or license agreements, renewal revenue is also an important component of our revenue base during the course of each year.

Finally, we have new revenue, which could come either from selling additional products to current customers or from sales to new customers. While sales that we close in a year contribute a smaller portion of that year's revenue base, they are critical to building our walk-in and renewal revenue for future years.

Because of the way our business works, our revenue tends to be relatively visible, meaning that we have a clear view of the amount of walk-in revenue at the beginning of each year. We can also estimate the amount of renewal revenue to expect during the course of the year by applying historical renewal rates to subscriptions and license agreements that will come up for renewal.

For example, we began 2004 with $96.8 million in walk-in revenue. Cancellations subsequently reduced this amount by approximately 4%, leaving us walk-in revenue of $93.3 million. During the year, we renewed contracts that brought in an additional $40.8 million for the year. That means that at the start of the year we had a fairly clear view of the source of about $134 million in revenue, which ultimately represented about 75% of our annual revenue in 2004. We also signed new contracts throughout 2004 that contributed $46 million, or approximately 25% of our revenue for the year. We started 2005 with $129.5 million of walk-in revenue. During the remainder of 2005, our sales teams will focus on securing renewals and closing new business, both of which, if we are successful, will contribute to revenue in 2005 and future years.

    Martha Dustin Boudos

    Diversified Revenue

              Our revenue base is also diversified across multiple segments, products, and, increasingly, geographies; this diversity provides greater stability for our business and minimizes our reliance on any one area. In 2004 each of our three segments contributed significantly to our total revenue: 26% for Individual, 34% for Advisor, and 44% for Institutional. Similarly, several of our products, Principia, Licensed Data, Morningstar.com, and Advisor Workstation, contributed double-digit percentages of our revenue in 2004. It's also interesting to note that our largest customer accounted for less than 3% of our revenue during 2004.

Currently we generate most of our revenue in the United States, but our international operations grew 17% from 2003 to 2004 (excluding the positive impact of currency) and contributed 14% of our revenue last year.

    Martha Dustin Boudos

    Significant Operating Leverage

              Our second key measure of financial performance, operating income, has increased over the past several years because our revenue growth rate has significantly outpaced growth in operating expense. During the past three years our revenue growth has ranged from 20% to nearly 30%, while operating expense before stock-based compensation has grown at lower rates, as you see in the chart. We've been able to achieve this because of the operating leverage inherent in our business model. As Joe mentioned, after we make the initial investment to build our investment databases and create our research and analysis, we can then leverage them across many products, audiences, and geographies. This means that the variable cost of adding a user is relatively low, allowing us to increase our revenue while keeping our costs relatively fixed.

Our expense growth rate in 2004 was higher than in previous years partly because we increased spending to build our analyst staff early in the year to provide research for the Global Analyst Research Settlements. This expense came in ahead of the revenue, which we started recognizing in the third quarter. Despite this, we still grew revenue faster than expense, but not to the same degree we would have if the timing of this revenue and expense had been more closely matched.

    Martha Dustin Boudos

    Free Cash Flow

              Now let's turn to our third key measure of performance: free cash flow. Because we've had increasing operating income and low capital expenditures, we've been able to generate healthy free cash flow in each of the past three years. Our business does not require significant ongoing capital investment. In 2004, we spent about 4% of revenue on capital expenditures. The majority of our capital expenditures is for computer equipment used to support our technology platforms, for capitalized software development, which is largely focused on product development, and for leasehold improvements, primarily at our headquarters in Chicago. Therefore, a large percentage of the operating cash flow remains available to reinvest in the business.

    Martha Dustin Boudos

    Solid Balance Sheet

              We have a strong balance sheet behind our operations. At the end of last year we had more than $95 million in cash, cash equivalents, and investments. We have virtually no debt with just $18,000 in capital leases. An important driver of our solid balance sheet is our subscription and license model, which means we generally get paid in advance of providing services to our customers. This creates a deferred revenue liability on our balance sheet and generates cash, allowing us to invest in our business while keeping debt minimal. Our liabilities consist mainly of this deferred revenue, which was $63 million at the end of the year, and stock-option related liabilities of $40 million at year-end. The second column shows the impact on our balance sheet of the change in the treatment of options accounted for under the liability method, which I'll address next.

    Martha Dustin Boudos

    Voluntary Choice to Expense Stock Options (SFAS 123)

              Our decision to voluntarily expense stock options creates the liability we just looked at on our balance sheet and the operating expense shown on our income statement. We allocate this cost across the first four expense categories on our income statement. While the Financial Accounting Standards Board (FASB) will not require companies to expense options until later this year, we chose to expense them in our financial statements now and retroactively to 1999 because we think it's the right thing for companies to do.

Because of certain provisions in our option plans, we use two different accounting methods to calculate our option expense. The first is the liability method, which is necessitated by the provision we have in some of our option plans to settle options in cash. We implemented this provision to offer some liquidity to option holders while we were a privately held company. This provision automatically terminates upon the completion of our IPO. In the meantime, we record this expense—and in some cases income—as the fair value of our stock changes. When our stock price increases, we record the difference between the exercise price and the current share price as expense for each outstanding option. This method accounted for nearly $18 million and $9 million of expense in 2003 and 2004, respectively.

Upon completion of our IPO we will no longer be required to settle any options for cash and, as a result, we'll stop using the liability method. At that time, we'll book a final adjustment on our income statement to record the difference between our most recently recorded price and the IPO price. Also, we'll move the resulting liability and the existing $40 million option-related liability to the shareholders' equity section of our balance sheet.

The second expense method we use, the equity method, is the more commonly known way to expense options. Under this method we record the expense over the vesting period of the option, which is generally four years, at the Black-Scholes value of the option on the date of grant. This method contributed $11 million and $8 million to our stock-based compensation expense in 2003 and 2004, respectively. We will continue to use this method following our IPO.

During 2005, we expect that the expense under the equity method will be approximately $6.9 million for all currently granted options. This expense may increase if we grant additional options during the year.

Going forward, we expect that all options we grant will have exercise prices that increase over the term of the options based on the 10-year Treasury yield rate.

    Martha Dustin Boudos

    Why Use the OpenIPO Auction Approach?

              Finally, I'd like to mention why we decided to pursue an auction approach for our IPO. Quite simply, the benefits of an auction resonated with us and our company philosophy. Under the auction, every investor—large and small—will have access to the same information about our company. All qualified investors will be able to submit a bid. And all bids at or above the clearing price will be treated consistently, with shares allocated on a pro-rata basis. In contrast to traditional IPOs, there are no preferential allocations under the auction format. This open, transparent process is consistent with how we intend to continue running the company once we're public, so it made sense to us to take the company public using this approach.

Now I'll turn the floor back over to Joe for a few concluding thoughts.

    Joe Mansueto

    Morningstar is a "Wide-Moat" Business

              Inspired by Warren Buffett, our stock analysts use the term "economic moat" to describe how enduring a business's competitive advantages are. We believe Morningstar is a "wide-moat" business because there are many aspects of our business that would be difficult for a competitor to replicate.

We believe the key elements of our economic moat are:

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a well-known and respected brand name. Our brand name is widely recognized and engenders a large degree of trust by investors.

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extensive, hard-to-replicate investment databases. We maintain a comprehensive set of data on more than 125,000 securities around the world, all built on common research methodologies.

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innovative, proprietary research tools. The Morningstar Rating and Style Box have become industry standards.

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expertise in research, technology, and design. We have an independent analyst staff of 150 researchers and investment analysts that would be difficult for a new entrant into our market to replicate.

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a large and loyal customer base. We reach millions of investors who value our products and who we've retained over the years.

We believe that these strengths will continue to provide us with important competitive advantages in the future.

    Joe Mansueto

    What to Expect as a Morningstar Shareholder

              I want to conclude with a description of what you can expect as Morningstar shareholder.

First, we plan to continue to manage our business to maximize long-term results. This has worked well for us over the past 20 years, and we don't see any reason to change that once we're public. We'll continue to invest significantly in development efforts that will drive our future growth.

Second, we'll strive to communicate with candor and tell you the unvarnished truth about our business. As opposed to having one-on-one meetings or conference calls, we'll answer your questions in written form on a regular basis and we'll make those answers available to all shareholders at the same time.

We also don't plan to issue financial forecasts. We don't want to create short-term incentives to "make the numbers" and possibly encourage our people to make decisions that aren't in the long-term interest of shareholders.

One of the reasons we're going public is to provide our outside investor, Softbank, an opportunity to sell its shares. Becoming a public company will also provide more liquidity for our employees and create a currency that may be helpful for acquisitions.

The members of our management team hold significant ownership stakes in Morningstar. We expect that to continue. I know it will for me. So you can be assured of a management team that has its interests aligned with those of shareholders and has strong incentives to build long-term value.

Business Model

Fixed Investments:
Databases
Stocks
Mutual Funds
Variable Annuities
Closed-End Funds
Separate Accounts
Exchange-Traded Funds
Hedge Funds
529 Plans
Core Skills
Research
Technology
Design
Leveraged by:
Media
Print
Software
Internet and Services
Audience
Individuals
Advisors
Institutions
Geography
San Francisco
Chicago
Toronto
Oslo
Stockholm
Amsterdam
Copenhagen
London
Paris
Munich
Milan
Madrid
Seoul
Tokyo
Shenzhen
Hong Kong
Sydney
Auckland

We leverage our eight core investment databases by selling a wide variety of products via multiple media to three key investor segments around the world.

Dealer Prospectus Delivery Obligation

Until May 27, 2005, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

QuickLinks

Prospectus Summary
Risk Factors
Forward-Looking Statements
Notice to Investors
Use of Proceeds
Dividend Policy
Capitalization
Dilution
Selected Historical Financial Data
Management's Discussion and Analysis of Financial Condition and Results of Operations
Business
Management
Certain Relationships and Related Party Transactions
Principal Shareholders
Selling Shareholder
Description of Capital Stock
Shares Eligible for Future Sale
Underwriting
Legal Matters
Experts
Where You Can Find More Information
Index to Financial Statements
Report of Independent Registered Public Accounting Firm
Morningstar, Inc. and Subsidiaries Consolidated Balance Sheets
Morningstar, Inc. and Subsidiaries Consolidated Statements of Operations
Morningstar, Inc. and Subsidiaries Consolidated Statements of Shareholders' Equity and Comprehensive Income (Loss) for the Years Ended December 31, 2002, 2003, and 2004
Morningstar, Inc. and Subsidiaries Consolidated Statements of Cash Flows
Morningstar, Inc. and Subsidiaries Notes to Consolidated Financial Statements
Independent Auditors' Report
mPower.com, Inc. and Subsidiaries Consolidated Balance Sheets as of December 31, 2001 and 2002
mPower.com, Inc. and Subsidiaries Consolidated Statements of Operations for the Years Ended December 31, 2001 (restated) and 2002 (restated)
  mPower.com, Inc. and Subsidiaries Consolidated Statements of Stockholders' Equity and Comprehensive Income (Loss) for the Years Ended December 31, 2001 and 2002
mPower.com, Inc. and Subsidiaries Consolidated Statements of Cash Flows for the Years Ended December 31, 2001 and 2002
mPower.com, Inc. and Subsidiaries Notes to Consolidated Financial Statements
mPower.com, Inc. and Subsidiaries Unaudited Condensed Consolidated Statement of Operations for the Six Months Ended June 30, 2003
mPower.com, Inc. and Subsidiaries Notes to the Unaudited Condensed Consolidated Statement of Operations
Appendix: Road Show Presentation